As filed with the Securities and Exchange Commission on May 22, 2017

Registration Statement No. 333-216045

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	83-0361454
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

420 E. South Temple, Suite 520
Salt Lake City, UT 84111
(801) 990-1055

(Address and telephone number of registrant’s principal executive offices)

Ryan Ashton
Chief Executive Officer
Great Basin Scientific, Inc.
420 E. South Temple, Suite 520
Salt Lake City, UT 84111
(801) 990-1055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin Friedmann, Esq. Mitchell Silberberg & Knupp LLP 11377 W. Olympic Blvd. Los Angeles, CA 90064 (310) 312-3106	Robert Charron, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 931-8704

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class A Units, each consisting of common stock, par value $0.0001 per share(2), and Series J Warrants to purchase common stock	4,380,000	507.64
Class B Units, each consisting of one pre-funded Series K Warrant to purchase common stock and Series J Warrants to purchase common stock	4,380,000	507.64
Common stock underlying the pre-funded Series K Warrants (2)	4,380,000	507.64
Common stock underlying the Series J Warrants(2)	10,950,000	1,269.11
Total	$24,090,000	$2,793.03	(3)

(1)	This amount represents the proposed maximum offering price of the securities reregistered hereunder that may be sold by the registrant. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	The registrant previously paid a registration fee of $2,014.00 with a registration statement on Form S-1, File No. 333-213144, initially filed with the Securities and Exchange Commission on August 15, 2016 and withdrawn on January 20, 2017. Pursuant to Rule 457(p) of the Securities Act, $1,159.00 of the previously paid registration fee was offset against the registration fee due for the original filing of this registration statement (the “Original Filing”). The balance of the fee paid, $855.00, is being offset against the registration fee due for this Amendment No. 1 to the Original Filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED May 22, 2017

Great Basin Scientific, Inc.

Up to 4,000,000 Units that can be comprised of either Class A Units or Class B Units

We are offering up to 4,000,000 units that can be comprised of either Class A Units (“Class A Units”) or Class B Units (“Class B Units”), together with 4,000,000 shares of common stock included in the Class A Units, 20,000,000 shares of common stock underlying the Series J Warrants and 4,000,000 shares of common stock underlying the Pre-funded Series K warrants discussed below.

Each Class A Unit consists of 1 share of our common stock, par value $0.0001 (“common stock”), and 1 Series J Warrant (the “Series J Warrants”) to purchase 2.5 shares of our common stock. The Class A Units are being offered at an assumed public offering price of $1.13 per Class A Unit, the closing price of our common stock on May 19, 2017. The Series J Warrants will be immediately exercisable at an initial exercise price per share equal to 100% of the public offering price of the Class A Units and will expire 180 days from the date of issuance.

Each Class B Unit consists of 1 pre-funded Series K Warrant to purchase 1 share of our common stock (the “Pre-funded Series K Warrants” together with the Series J Warrants, the “Offering Warrants”) and 1 Series J Warrant to purchase 2.5 shares of our common stock. Each Pre-funded Series K Warrant will be sold together with 1 Series J Warrant at the same assumed combined public offering price of $1.13 per unit less the $0.01 per share exercise price of the Pre-funded Series K Warrant included in the Class B Unit. Each Pre-funded Series K warrant will entitle the holder to acquire 1 share of our common stock at an exercise price of $0.01 per share. We are offering the Class B Units to any purchaser including those purchasers, if any, whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser 9.99%) of our issued and outstanding shares of common stock following the consummation of this offering.

The Class A Units together with the Class B Units are collectively referred to in this prospectus as the “Units”. The Units will not be issued to purchasers or certificated. Purchasers will receive only shares of common stock and the Offering Warrants. The common stock and the Offering Warrants are immediately separable, will be issued separately and may be transferred separately immediately upon issuance.

Each Pre-funded Series K Warrant will be immediately exercisable at an initial exercise price of $0.01 per share. The Pre-funded Series K Warrants will expire upon exercise.

We have made arrangements to place funds raised in this offering in an escrow account. Any investor who purchases securities in this offering will have no assurance that other purchasers will invest in this offering. We anticipate that the offering will end no later than 15 business days after the effective date of the registration statement of which this prospectus is a part, and it will not be extended. Closing of the offering is subject to customary closing conditions including but not limited to delivery of officer certificates and legal opinions and the continued accuracy of representations and warranties. See “Plan of Distribution” for a description of the conditions for closing. We may determine in our sole discretion to terminate the offering at any time prior to closing. If the offering is terminated prior to closing your funds will be promptly returned from the escrow account without any reduction and without interest.

Our common stock is quoted on the OTCQB marketplace under the symbol “GBSN.” On May 19, 2017, the closing price of our common stock on the OTCQB was $1.13 per share. There is no established trading market for the Offering Warrants and we do not expect an active trading market to develop. In addition, we do not intend to list the Offering Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Offering Warrants will be limited. On April 10, 2017, we effected a 1-for-2,000 reverse stock split of our issued and outstanding shares of common stock. All information included in this prospectus has been retroactively adjusted to account for such reverse stock split.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implications of Being an Emerging Growth Company.”

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 11 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If we were to sell 4,000,000 Class A Units at the presumed offering price, we would pay placement agent fees as follows:

	Per Class A Unit	Total
Assumed public offering price	$1.13	$4,520,000
Placement agent fees	$0.0791	$316,400
Proceeds to us before expenses	$1.0509	$4,203,600

If we were to sell 4,000,000 Class B Units at the presumed offering price, less the $0.01 per share exercise price of the Pre-funded Series K Warrants included in the Class B Units, we would pay placement agent fees as follows:

	Per Class B Unit	Total
Assumed public offering price	$1.12	$4,480,000
Placement agent fees	$0.0784	$313,600
Proceeds to us before expenses	$1.0416	$4,166,400

In addition, we will reimburse certain expenses of the placement agent in connection with this offering. See “Plan of Distribution” beginning on page 110 of this prospectus for more information regarding the compensation arrangements with the placement agent.

We have engaged Roth Capital Partners, LLC to act as our exclusive placement agent in connection with this offering (the “placement agent”). The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). The placement agent may engage one or more sub-placement agents or selected dealers to assist with this offering. The placement agent is not purchasing the securities offered by us and is not required to sell any specific number or dollar amount of securities but will assist us in this offering on a commercially reasonable “best efforts” basis. We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds from the sale of the Class A Units and Class B Units. We have also agreed to reimburse the placement agent for its reasonable out-of-pocket legal expenses up to $75,000 and other reasonable out-of-pocket expenses up to $25,000. We estimate that the total expenses of this offering, excluding the placement agent fees, will be approximately $350,000. Because there is no minimum offering amount required as a condition to closing this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. See “Plan of Distribution” beginning on page 110 of this prospectus for more information on this offering and the placement agent arrangements. All costs associated with the registration will be borne by us.

Delivery of the securities offered hereby is expected to be made on or about           , 2017, subject to the satisfaction of certain conditions.

Roth Capital Partners

The date of this prospectus is           , 2017

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell the securities offered hereby in any jurisdiction where the offer is not permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any authorized free writing prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

Our logo and some of our trademarks are used in this prospectus, which remain our sole intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

Unless the context requires otherwise references to “Great Basin Scientific,” “Great Basin”, our “Company,” “we,” “us” or “our” refer to Great Basin Scientific, Inc., a Delaware corporation, doing business as Great Basin Corporation.

Note Regarding Reverse Stock Split

On April 7, 2017, we filed a Certificate of Amendment to our Seventh Amended and Restated Certificate of Incorporation (the “Amendment”) to effectuate a 1-for-2,000 reverse stock split of our issued and outstanding shares of common stock (the “Reverse Stock Split”). On April 10, 2017, we effected the Reverse Stock Split. Upon effectiveness, every 2,000 shares of issued and outstanding common stock was converted into 1 share of common stock. Unless otherwise noted, all warrant, option, share and per share information in this prospectus gives effect for such Reverse Stock Split.

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PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the notes relating to the financial statements contained in this prospectus, before making an investment decision.

Our Company

We are a molecular diagnostic testing company focused on the development and commercialization of our patented, molecular diagnostic platform designed to test for infectious diseases, especially hospital-acquired infections. We believe that small to medium sized hospital laboratories, those under 400 beds, are in need of simpler and more affordable molecular diagnostic testing methods. We market a system that combines both affordability and ease-of-use, when compared to other commercially available molecular testing methods, which we believe will accelerate the adoption of molecular testing in small to medium sized hospitals. Our system includes an analyzer, that we provide for our customers’ use without charge in the United States, and a diagnostic cartridge, that we sell to our customers. For purposes of this prospectus, we use the term “assay(s)” to describe our existing diagnostic test product as well as our diagnostic test products under development. Our testing platform has the capability to identify up to 64 individual targets at one time. If the assay identifies one to three targets, we refer to them as low-plex tests, or tests, and if they identify four or more targets we refer to them as multi-plex panels, or panels.

We currently have five commercially available tests, as illustrated in the chart below:

FDA Cleared Test	510(k) Filed	FDA Clearance	Commercialization

C. diff	November 2011	April 2012	July 2012
Group B Strep	November 2014	April 2015	June 2015
Shiga Toxin Direct	October 2015	March 2016	August 2016
Staph ID/R Panel	August 2015	March 2016	September 2016
Bordetella pertussis (whooping cough)	January 2017	March 2017	May 2017

Our customers consist of hospitals, clinics, laboratories and other healthcare providers in the United States, the European Union and New Zealand.

Molecular diagnostic testing generally reduces test time from days to hours compared to culture methods, and typically provides much more accurate results than non-molecular rapid assays. Culture testing utilizes a sample taken from a patient, which is incubated in a culture medium; the operator waits for the microorganisms, if there are any, to grow until they are in large enough quantities to be detected. This method can take days and in some cases requires highly trained laboratory technicians to perform the tests and interpret the results. The accuracy of culture-based methods has been shown to be lower than that of molecular-based approaches. For example, in a multi-arm, multicenter clinical study using our C. diff test, we increased detection sensitivity nearly 20% as compared to the culture-based arm. Molecular testing methods, like our system, utilize technologies to multiply the DNA from a small sample until it can be detected by an automated, visual system. A key difference between our system and other molecular systems is our use of a low-cost, but highly sensitive, semiconductor chip based detection system. This allows us to utilize existing components, for example digital camera components, to provide visual evidence of the result. This provides more accurate answers, generally in hours, and can be operated by technicians with less extensive training than is required for culture testing. We believe these advantages can lead to shortened hospital stays and improved patient outcomes, resulting in reduced costs for hospitals that implement molecular testing in their labs. We believe this improvement in the time to result and the quality of those results has led to a fast-growing market for molecular diagnostic systems at hospitals. We believe our system is well positioned to meet this need and attract new customers. As of March 31, 2017, we had 256 customers worldwide (235 in the United States and 21 in the rest of the world), who use an aggregate of 470 of our analyzers.

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The first step to acquiring a customer is an evaluation. During the evaluation period, potential customers utilize our system alongside their current testing method (molecular or non-molecular) and at the end of the evaluation period determine if they are interested in switching to our system, as evidenced by the purchase of our diagnostic tests on a recurring basis, or by remaining with their current testing method. Our recent customer and evaluation history is as follows (excluding Staph ID/R and STEC diagnostic assays as they were in the beginning stages of the evaluation period):

	Total U.S. Customers	C. Diff Customers	C. Diff Penetration	Group B Strep Customers	Group B Strep Penetration
Third Quarter 2014	80	80	100%	0	NA
Fourth Quarter 2014	84	84	100%	0	NA
First Quarter 2015	101	101	100%	0	NA
Second Quarter 2015	115	115	100%	0	NA
Third Quarter 2015	143	142	99%	25	17%
Fourth Quarter 2015	186	185	99%	47	25%
First Quarter 2016	222	219	99%	61	27%
Second Quarter 2016	260	253	99%	78	30%
Third Quarter 2016	255	248	99%	78	30%
Fourth Quarter 2016	244	234	96%	74	30%
First Quarter 2017	235	222	94%	72	31%

As our STEC and Staph ID/R assays commercially launched in August 2016 and September 2016, respectively, we don’t have meaningful penetration and win rates for those assays as of the date of the prospectus.

We refer to the percentage of customers that elect to switch to our platform and purchase our diagnostic tests after receiving and evaluating our platform as our “win rate.” This is a metric that we use to determine our sales efficiency and our market acceptance. Our win rate calculation is determined without any minimum or recurring purchase threshold. Our win rates over various periods since we launched our C. diff product commercially are as follows:

	Number of Evaluations	Win Rate
1st Quarter 2016	46	80%
2nd Quarter 2016	47	87%
3rd Quarter 2016	25	76%
4th Quarter 2016	7	86%
1st Quarter 2017	9	78%
Since 1st Quarter of 2016	134	82%

We believe our platform has the ability to provide small to medium sized hospitals with an easy-to-use, affordable solution when compared to other commercially available sample-to-result molecular testing methods — one that provides accurate results in 45 to 115 minutes depending on the assay - to meet the rapidly evolving needs of providers and their patients. We formally launched the sale of our first product, C. diff test, in the United States in the third quarter of 2012. Since this launch, we have generated limited revenues of $8.4 million as of March 31, 2017, including $3.0 million for the year ended December 31, 2016 from the sale of our tests. We have generated substantial losses since inception and have an accumulated deficit of $189.5 million at March 31, 2017. Our auditor included a paragraph in its 2016 audit opinion expressing substantial doubt as to our ability to continue as a going concern due to our cash position and other concerns as disclosed in the footnotes to the audited financial statements included elsewhere in this prospectus.

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Our Products and Our Product Candidates

Our FDA Cleared Tests

We currently market the following tests, which have been cleared by the FDA:

•	Clostridium Difficile. Our C. diff diagnostic test is our first assay cleared by the FDA for commercial sale. C. diff infections are often life threatening and can create a significant financial burden for hospitals. As a hospital-acquired infection, costs associated with the care of patients with C. diff , including the diagnostic test, are not covered by insurance or Medicaid/Medicare. Hospitals, therefore, directly pay for diagnostic tests to determine if patients have C. diff and are sensitive to the cost of providing these diagnostic tests. An independent peer reviewed paper, published in the American Journal of Infection Control in 2012, highlights a significant reduction in C. diff infection rates when a hospital switched from culture to molecular testing — reducing cost and improving patient outcomes. Therefore, we believe hospitals are converting to molecular testing so that they can quickly, accurately and affordably determine if a patient has C. diff in order to begin appropriate treatment. Our C. diff test is a medical diagnostic for the detection of C. diff , a gram-positive bacteria that causes severe diarrhea and other intestinal disorders. Our test requires minimal sample preparation and can deliver results in about 90 minutes. A swab from loose stool is placed into transfer solution and a portion of this solution is placed into the cartridge. The cartridge is then placed into the analyzer and results are provided to the technician on the monitor and on paper.

•	Group B Strep. Group B Streptococcus , or Group B Strep, is a bacterium that colonizes in the warm moist areas of many humans. Although it is harmless to healthy adults, it can be transmitted to a newborn during childbirth and is the single largest cause of meningitis in newborn infants.

•	Shiga toxin producing E. coli (STEC). Our STEC test is designed to identify Shiga toxin produced by E. coli , including E. coli O157:H7, which is the most serious type of E. coli contracted from contaminated food.

•	Staphylococcus Identification and Resistance Blood Infection Panel. Our Staphylococcus Identification and Resistance Panel, or Staph ID/R panel, is a multiplex panel that is designed to identify species of Staphylococcus infections directly from positive blood cultures. Staphylococcus aureus , or SA, is a major cause of hospital and community-acquired infections and is associated with high rates of morbidity and mortality. Methicillin-resistant Staphylococcus aureus , or MRSA, is a potentially life-threatening infection that most frequently occurs in the hospital setting.

•	Bordetella Pertussis. Bordetella Pertussis, also known as whooping cough, is a highly contagious respiratory disease caused by the bacterium Bordetella pertussis. In 2012, there were over 48,000 cases reported in the United States and over 16 million worldwide.

Our Assay Under FDA Review

We have submitted the following assay to the FDA for review. As of the date of this prospectus, the following assay has not received clearance from the FDA and is not, therefore, available for commercial sale in the U.S. There is no assurance that the FDA will clear this assay for sale.

•	Stool Bacterial Pathogenic Panel. According to the Agency for Healthcare Research and Quality, there were nearly five million U.S. hospital visits in 2010 for gastrointestinal distress that suggested food-borne illness. One of the challenges faced by physicians assessing a patient with symptoms of gastrointestinal infection is determining the underlying cause. We began the clinical trial of our first Stool Bacterial Pathogenic Panel designed to identify Shigella, Salmonella, Camphylobacter, and Shiga toxin producing E. coli (STEC) in the first half of 2016 and filed a 510(k) application with the FDA in December 2016.

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Our Assays in Development

•	Candida Blood Infection Panel. Fungal bloodstream infections, primarily those caused by Candida species, are the fourth most common cause of bloodstream infection, accounting for 10 – 15% of health-care infections. Early diagnosis of invasive candidiasis is critical to initiate appropriate antifungal therapy. Delays in appropriate therapeutic choices are associated with significantly increased mortality and treatment costs. We expect to complete the pre-clinical development of our Candida Blood Infection Panel in the first half of 2017.

•	Chlamydia tracomatis/Neisseria gonorrhoeae. Our test for Chlamydia tracomatis and Neisseria gonorrhoeae (CT/NG) is designed to detect two significant sexually transmitted diseases. According to the CDC, there are over 20 million new CT infections each year in the U.S. and approximately 330,000 cases of NG. We expect to complete the pre-clinical development of our CT/NG test in the first half of 2017.

•	Staph Aureus Pre-Surgical Screen. Our staph aureus (SA) Pre-Surgical Nasal Screen Test is designed to identify the presence of SA in the nasal passages of a pre-surgical patient. SA often colonizes in the nasal passages and other warm moist areas in healthy humans. Although harmless in most circumstances, the colonization creates increased infection risk to patients undergoing surgery. If approved, hospitals will be able to use our test to identify pre-surgical patients who are SA carriers and treat those patients with topical antibiotics, which has been shown in multiple peer-reviewed studies to significantly reduce the risk of post-surgical infection.

•	Parasite Gastrointestinal Infection Panel. Our Parasite GI Panel detects the four most prevalent parasite that cause diarrhea that occur due to eating undercooked foods or contaminated water in underdeveloped countries (“travelers’ diarrhea”) as well as in the developed world. A World Health Organization report stated that these enteric protozoa cause 67.2 million illnesses worldwide. The test can be used directly on preserved stool samples and provides an improvement in testing performance, complexity, and turnaround time compared to the standard of care. The test is currently under development.

Product Markets

Based on published research we believe that fewer than half of all hospitals are currently using molecular testing for their infectious disease testing. More importantly, we believe that a far smaller fraction of all testing done in hospital labs is molecular. We believe that as molecular testing becomes more cost effective, its advantages of faster time to result and higher sensitivity relative to legacy testing methods will lead more and more hospitals to convert to molecular testing .

Our diagnostic assays are currently sold in the United States, Europe and New Zealand. Our primary focus is in the U.S. where we utilize a direct sales and support team. We utilize distributors in certain key European countries and New Zealand. If we decide to escalate our efforts to expand internationally, we expect these distributors will be augmented by marketing partners and distributors in other strategic areas.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	allowance to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	exemption from non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more;

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(ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering (our “IPO”); (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you have beneficial ownership. In addition, we have elected to opt-in to the extended transition period for new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recent Corporate Developments

Exchange of 2016 Convertible Notes

On April 7, 2017, the Company entered into exchange agreements (the “2017 Exchange Agreements”), each by and between the Company and

•	holders of senior secured convertible notes dated July 1, 2016 (the “2016 Notes”), and/or

•	holders of Series F Convertible Preferred Stock, $0.001 par value (the “Existing Preferred Stock”), and/or

•	holders of Series D and Series H Warrants to purchase, in the aggregate, approximately 1,200 shares of common stock (the “Existing Warrants”).

Pursuant to the 2017 Exchange Agreements, the Company agreed to a three-stage restructuring of the 2016 Notes, Existing Preferred Stock and Existing Warrants. On April 17, 2017, the Company further amended the 2017 Exchange Agreements pursuant to which the Company exchanged (i) $20,320,613 in aggregate principal amount of 2016 Notes for an equal aggregate principal amount of new 2017 Series A Senior Secured Convertible Notes and (ii) 4,974 shares of its Existing Preferred Stock, with an aggregate stated value of $4,974,000, for a new 2017 Series A Senior Secured Convertible Note (the “New Series A Notes”) with an aggregate principal amount equal to the stated value of the Existing Preferred Stock exchanged. The New Series A Notes have a fixed conversion price of $3.00, are not convertible until October 17, 2017 and mature on April 17, 2020. The New Series A Notes have no conversion price resets, conversion price economic adjustments, adjustment exchange or mandatory conversion provisions.

On April 17, 2017, the Company amended the 2017 Exchange Agreements to exchange an additional $15,346,613 in aggregate principal amount of 2016 Notes and 4,974 shares of its Existing Preferred Stock, with an aggregate stated value of $4,974,000, for an equal aggregate principal amount of new 2017 Series A Senior Secured Convertible Notes (the “New Series A Notes”).

The Company also exchanged $6.2 million in aggregate principal amount of Series B Notes for an equal aggregate principal amount of new 2017 Series B Senior Secured Convertible Notes (the “New Series B Notes”). $10 million in aggregate principal amount of the Series B Notes was cancelled in exchange for the return of $10 million of restricted cash to the holder thereof.  The New Series B Notes, in the original aggregate principal amount of $6.2 million, have a fixed conversion price of $3.00, which has been temporarily reduced to $1.10, as described below, and are not convertible at the option of the holder until October 17, 2017, the six month anniversary of the exchange date. The New Series B Notes have no conversion price resets or conversion price economic adjustments and they mature on April 17, 2020. The New Series B Notes may be converted into shares of our common stock at any time at the Company’s sole option, subject to the satisfaction of customary equity conditions, at a conversion price equal to the greater of (x) the Floor Price, defined as $1.00, and (y) the lower of the conversion price then in effect and 85% of the weighted average price of our common stock on the notice date (or such other date as we may agree with the applicable holder) (each, a “Mandatory Conversion”, and such price, the “Mandatory Conversion Price”).  Upon any Mandatory Conversion of Series B Notes, the applicable holder is required to release such aggregate amount of restricted cash equal to the aggregate principal of the Series B Notes converted, 100% of which may be used by the Company for general working capital and operating expenses. Pursuant to the terms of the New Series B Notes, the Company exercised the Mandatory Conversion right to convert $334,860 of principal amount into 246,600 shares of common stock at a conversion price between $1.08 and $1.44 per share. In conjunction with the Mandatory Conversions, $334,860 was released from the restricted cash accounts which became available for use by the Company to fund its ongoing operations.

On April 17, 2017 as part of the amended 2017 Exchange Agreements, all of the Existing Warrants were cancelled for no additional consideration.

On April 18 and April 21, 2017, cash in the amount of $3.0 million and $1.5 million, respectively, was released from the restricted cash accounts and returned to holders of the New Series B Notes.  Pursuant to the terms of the New Series B Notes, the principal amount of the New Series B Notes was reduced on a dollar for dollar basis for each dollar of restricted cash released to the holder.  Accordingly, the principal amount of the remaining New Series B Notes was reduced to $1.4 million.

On May 12, 2017, holders of the New Series B Notes released all restrictions on the remaining $1.4 million in cash collateral securing the Series B Notes, which became available to the Company to fund its operations and for general corporate purposes. In connection with the release, the Company temporarily reduced the conversion price of the New Series B Notes to $1.10 per share until July 14, 2017, after which the conversion price of the New Series B Notes will return to $3.00 per share. The Company also permanently waived any right to effect any Mandatory Conversion of the Series B Notes. On May 15 and May 16, 2017, pursuant to the temporary reduced conversion price of the New Series B Notes, the Company issued 40,000 shares of common stock upon conversion of $44,000 of New Series B Note principal at a conversion price of $1.10 per share.

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On May 12, 2017, pursuant to the terms of the 2017 Exchange Agreements, the Company issued 101,647 shares of common stock for the conversion of 102 shares of Existing Preferred Stock at a conversion rate of $1.06 per share.

In October 2013, the Company entered into a sale-leaseback transaction with Onset Financial, Inc. (“Onset”) pursuant to a Master Lease Agreement and Schedule 001 thereto (collectively, the “Lease Agreement”). The Lease Agreement provided for the sale of 125 molecular diagnostic analyzers by the Company to Onset for a price of $2,500,000, and a lease-back of the analyzers from Onset to the Company for monthly payments of $74,875. On March 14, 2014, the Company entered into Lease Schedule 002 pursuant to which it sold to Onset 75 molecular diagnostic analyzers for a price of $1,500,000, and leased-back the analyzers from Onset for monthly payments of $64,665. Pursuant to the terms of the Lease Agreement, upon repurchase, the ownership of the analyzers was transferred back to the Company and all letters of credit and security interests pursuant to the Master Lease Agreement were cancelled. On April 13, 2017, the Company repurchased the analyzers from Onset for an aggregate purchase price of $1.0 million in cash plus payment of current invoices in the amount of $0.2 million. The Company obtained the funds to make the payments to Onset by entering into a $1.2 million promissory note agreement with Utah Autism Foundation (the “Foundation”). David Spafford, one of our directors, and his wife, Susan Spafford, have been designated by the Foundation as “Founding Trustees” under its bylaws and have authority to control certain activities of the Foundation. The promissory note provides for 24 monthly payments of $45,000 per month with interest of 10% per annum with a balloon payment of $300,402 at the end of the 24-month period in April 2019. The Company granted a security interest in the analyzers to the Foundation until the loan is fully paid. The loan from the Foundation replaces $1.2 million in obligations to Onset that would have been payable in monthly payments of $139,540 through September 2017 and $74,875 from October 2017 through April 2018.

Reverse Stock Split

On April 7, 2017, the Company filed a Certificate of Amendment to the Company’s Seventh Amended and Restated Certificate of Incorporation (the “Amendment”) to effectuate a 1-for-2,000 reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”). On April 10, 2017, the Company effected the Reverse Stock Split. Upon effectiveness, every 2,000 shares of issued and outstanding common stock was converted into 1 share of common stock.

Restructuring and Cost Reduction Plan

On February 10, 2017, the Company announced a restructuring and cost reduction plan (the “Plan”), which is intended to refocus Company resources on accelerating revenue growth of its existing commercial products. As part of the Plan, the Company plans to reduce its overall capital needs by decreasing total annual operating costs through the streamlining of certain manufacturing and administrative processes.

In connection with the Plan, the Company completed a workforce reduction constituting approximately 26% of its workforce, resulting in the elimination of 49 employees nationwide. The Company estimates it will not incur any additional charges in connection with the Plan as the amounts to be paid to the terminated employees include actual time worked and previously accrued personal time off (“PTO”). The payout of the PTO was approximately $85,000.

Termination of Proposed 2016 Financing

We filed a registration statement in August 2016 with the intention of selling units including common stock and warrants. However on January 20, 2017, we withdrew the registration statement because (i) the price of our stock price had decreased to a level that our placement agent advised us would make it difficult to complete a public offering and (ii) we received an indication from the holders of our 2016 Notes that they would consider providing additional capital to us in exchange for a restructuring of the 2016 Notes. We believed that this proposed restructuring transaction would be less dilutive to our stockholders than the unit offering contemplated in the registration statement. However, because of a subsequent further significant decline in the price of our common stock price coupled with a reduction in trading volumes we failed to reach an agreement with the holders of our 2016 Notes, and therefore needed to find alternative financing. We then undertook steps to obtain short term financing from the holders of the 2016 Notes, increase our stock price through the Reverse Stock Split, refile the registration statement and retain the services of our placement agent.

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Our Corporate Information

We are a Delaware corporation headquartered in Salt Lake City, Utah that does business as Great Basin Corporation. We were originally incorporated as Diagnostic Micro Arrays, Inc., a Nevada corporation, on June 27, 2003, and we commenced operations in January of 2005. On April 19, 2006, we changed our name to Great Basin Scientific, Inc. On August 12, 2008, we took steps to change our corporate domicile from Nevada to Delaware by forming a Delaware corporation with the same name, Great Basin Scientific, Inc., and merging the Nevada corporation with and into the Delaware corporation. As a result of this merger, the Delaware corporation was the sole surviving entity, continuing operations as Great Basin Scientific, Inc. and doing business as Great Basin Corporation.

Our fiscal year ends December 31 of each year. Our principal executive offices are located at 420 E. South Temple, Suite 520, Salt Lake City, UT 84111. Our telephone number is (801) 990-1055. Our website address is www.gbscience.com . The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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THE OFFERING

Securities Offered:

We are offering to purchasers up to 4,000,000 Units, which may be comprised of Class A Units or Class B Units. The Class A Units will have an assumed public offering price of $1.13 per Class A Unit, the closing price of our common stock on the OTCQB on May 19, 2017. Each Class A Unit will consist of 1 share of our common stock and 1 Series J Warrant to purchase 2.5 shares of our common stock. The Series J Warrants will have an initial exercise price per share equal to 100% of the public offering price. We are also offering Class B Units. Each Class B Unit will consist of 1 pre-funded Series K Warrant to purchase 1 share of our common stock and 1 Series J Warrant, (the Pre-funded Series K Warrants together with the Series J Warrants, the “Offering Warrants”). Each Pre-funded Series K Warrant will be sold together with one Series J Warrant at the same combined public offering price of $1.13, less the $0.01 exercise price. Each Pre-funded Series K warrant will entitle the holder to acquire upon notice of exercise 1 share of our common stock at an exercise price of $0.01 per share. We are offering the Class B Units to any purchaser, including those purchasers, if any, whose purchase of Class A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser 9.99%) of our issued and outstanding shares of common stock following the consummation of this offering. See “Description of Offered Securities”.

Leak-out Provision
For 15 trading days following the closing of this offering, any investor, either alone or together with its affiliates, that purchased 200,000 shares of our common stock (including any shares of common stock acquirable upon exercise of purchased Offering Warrants) in this offering will be limited to selling no more shares of common stock acquired in this offering than their pro-rata portion of 35% of the daily trading volume of our common stock on such trading day. The volume restrictions above do not apply to any transaction in our common stock at or above $2.50 per share. See “Description of Offered Securities — Investor Leak-out Provisions.”
Common stock outstanding before this offering (1) :
1,978,584 shares of common stock as of May 19, 2017.

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Common stock to be outstanding immediately after this offering (1) :

If we were to sell only Class A Units in this offering, we would have 5,978,584 shares of common stock outstanding after the offering, or 15,978,584 shares of common stock, assuming the full exercise of the Series J Warrants and no adjustment in the number of shares of common stock issuable upon the exercise of the Series J Warrants. If we were to sell only Class B Units in this offering, we would have 1,978,584 shares of common stock outstanding after this offering, or 15,978,584 shares of common stock, assuming the full exercise of the Series J. Warrants and the Pre-funded Series K Warrants and no adjustment in the number of shares of common stock issuable upon the exercise of the Series J Warrants and the Pre-funded Series K Warrants.

Use of Proceeds:
We expect to use the net proceeds from this offering as follows:

(i) approximately $950,000 in research and development expenses,

(ii) approximately $1,200,000 in sales and marketing expenses, and

(iii) the remaining proceeds, if any, will be used for general corporate purposes, including working capital. See “Use of Proceeds” beginning on page 38 for a more complete description of the intended use of proceeds from this offering, including a breakdown of how proceeds will be utilized if less than all of the aggregate proceeds are raised.
Risk Factors:
Investing in our securities is highly speculative. See the “Risk Factors” section beginning on page 11 of this prospectus.
Trading Information:
Our common stock is quoted on the OTCQB under the symbol “GBSN.” There is no established trading market for the Offering Warrants and we do not expect an active trading market to develop. In addition, we do not intend to list the Offering Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Offering Warrants will be limited.

(1)	The number of shares of our common stock outstanding after this offering, as set forth in the table above, is based on 1,978,584 shares of our common stock outstanding as of May 19, 2017 and excludes, as of that date, the following:

•	123 shares of our common stock issuable upon the exercise of outstanding legacy warrants;

•	100 shares of our common stock issuable upon conversion of the Series E convertible preferred stock;

•	70 shares of our common stock issuable upon exercise of stock options;

•	248,664 shares of our common stock in abeyance from conversion of the Series F convertible preferred stock;

•	6,773,538 shares of our common stock issuable upon the conversion of the Series A Notes (based on the current conversion price of $3.00 per share);

•	1,221,478 shares of our common stock issuable upon the conversion of the Series B Notes (based on the current conversion price of $1.10 per share);

•	37 shares of common stock issuable upon exercise of warrants issued as consideration for subordination of former debt (“2015 Subordination Warrants”);

•	30 shares of our common stock issuable upon the exercise of the Series G warrants; and

•	2 shares of common stock issuable upon exercise of warrants issued as consideration for subordination of former debt (“2016 Subordination Warrants”).

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Unless otherwise indicated, all information in this prospectus:

•	has been adjusted to give effect to the Reverse Stock Split effected on April 10, 2017;

•	assumes no exercise of any outstanding options or warrants to purchase our common stock;

•	assumes no conversion of our outstanding shares of Series E convertible preferred stock; and

•	reflects an assumed public offering price of $1.13 per Class A Unit, which was the closing price of our common stock on the OTCQB on May 19, 2017. Additionally, all information stated assumes that only Class A Units are sold in this offering. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be exercisable under the Pre-funded Series K Warrants issued as part of the Class B Units.

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RISK FACTORS

An investment in the securities being offered in this prospectus involves a high degree of risk. Before you invest in the securities, you should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes incorporated by reference herein. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Financial Position and Need for Additional Capital

We expect that we will need substantial additional funding to expand our commercialization efforts for our assays.

Molecular diagnostic development, which includes research and development, pre-clinical and human clinical trials, is a time-consuming and expensive process that takes years to complete. We expect that our expenses will increase substantially as we move new assays through human clinical trials, seek regulatory approvals, and pursue development of additional innovations. For those diagnostic tests for which we obtain marketing approval from regulatory authorities, we expect to incur significant commercialization expenses related to regulatory compliance requirements, sales and marketing, manufacturing, and distribution. Net gain (loss) for the three-month periods ended March 31, 2017 and 2016 was approximately $21.5 million and $(33.7) million, respectively. Net loss for the years ended December 31, 2016 and 2015 was approximately $(89.1) million and $(57.9) million, respectively. As of March 31, 2017, December 31, 2016, and December 31, 2015, we had an accumulated deficit of $189.6 million, $211.1 million and $121.9 million, respectively. As discussed in Note 3 to the interim unaudited financial statements for the quarter ended March 31, 2017 and the audited financial statements for the year ended December 31, 2016, our recurring losses from operations and our need for additional sources of capital to fund our ongoing operations raise substantial doubt about our ability to continue as a going concern. We expect to continue to incur operating losses for the foreseeable future, and we anticipate these losses will increase as we continue the development and commercialization of our platform and seek regulatory approval for additional assays. Accordingly, our ability to continue as a going concern depends on our ability to obtain additional financing to fund our operations, and there can be no assurance that additional financing will be available to us or that such financing, if available, will be available on favorable terms. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

We expect that we will need additional funding to manufacture analyzers to be used by potential customers during the sales evaluation phase.

Our potential customers evaluate the performance of our products through the use of analyzers that we manufacture and provide at no cost. Our ability to grow our customer base depends upon our ability to obtain additional financing to fund the manufacturing of analyzers to deliver to such potential customers.

Our inability to raise capital on acceptable terms in the future may cause us to delay, diminish, or curtail certain operational activities as we have done during the 2nd quarter of 2017, including research and development activities, clinical trials, sales and marketing, and other operations, in order to reduce costs and sustain the business, and such inability would have a material adverse effect on our business and financial condition.

We expect capital outlays and operating expenditures to increase over the next several years as we work to expand our commercial activities, expand our development activities, conduct clinical trials, expand manufacturing operations and expand our infrastructure. We may need to raise additional capital to, among other things:

•	fund clinical trials and pre-clinical trials for our assays under development as requested or required by regulatory agencies;

•	sustain and expand the commercialization of our FDA cleared and commercialized assays and assays under development or review by the FDA;

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•	expand and automate our manufacturing capabilities and reduce our cost of sales;

•	increase our sales and marketing efforts to drive market adoption and address competitive developments;

•	finance capital expenditures and our general and administrative expenses;

•	develop new assays;

•	maintain, expand and protect our intellectual property portfolio;

•	add operational, financial and management information systems; and

•	hire additional research and development, quality control, scientific, and general and administrative personnel.

Our present and future funding requirements will depend on many factors, including but not limited to:

•	the progress and timing of our clinical trials;

•	the level of research and development investment required to maintain and improve our technology position;

•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, if any;

•	our efforts to acquire or license complementary technologies or acquire complementary businesses;

•	changes in product development plans needed to address any difficulties in commercialization or changing market conditions;

•	competing technological and market developments;

•	changes in regulatory policies or laws that may affect our operations; and

•	changes in physician acceptance or medical society recommendations that may affect commercial efforts.

We may not be able to continue to operate as a going concern.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements. Our ability to continue as a going concern is contingent upon, among other factors, our ability to complete this public offering, refinance our existing debt arrangements or obtain alternate financing. We cannot provide any assurance that we will be able to raise additional capital. If we are unable to secure additional capital or refinance our existing debt, we may be required to further curtail our business plans and initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

We have a history of highly dilutive financings and reverse stock splits which amplifies the dilutive effect of these financings on our stockholders. Any investment in our common stock will likely be highly diluted through the future conversion of our outstanding derivative securities and our likely future capital raising efforts.

In the past 13 months, the Company has effected 4 stock splits to address the Company’s need to issue shares of common stock to raise capital to fund ongoing operations. These stock splits were as follows:

Date	Reverse Split Ratio
March 31, 2016	35 to 1
September 16, 2016	80 to 1
December 28, 2016	300 to 1
April 10, 2017	2,000 to 1
Cumulative Ratio	1,680,000,000 to 1

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The multiple stock splits permitted the Company to issue a large number of shares of common stock pursuant to issued and outstanding convertible securities as well as to conduct several public offerings to raise additional capital for operations. The conversion of these derivative securities resulted in substantial dilution of stockholders over the course of the last 13 months. The following table sets forth the number of post-split shares that were issued upon conversion of these derivative securities, the post-split average conversion price, the number of pre-split shares (being the number of share equivalents prior to the four reverse stock splits, calculated by multiplying post-split shares by the cumulative ratio of 1,680,000,000 to 1) and the pre-split equivalent conversion prices.

		Post-Split	Pre-Split	Pre-Split
		Average	Equivalent	Equivalent
	Post-Split	Conversion	Shares Issued	Conversion
Security	Shares Issued	Price	(billions)	Price
Series C Warrants	24	$224.8 million	40	$133.80
2015 Convertible Notes	177	$84,000	297	$0.00
Series F Preferred Stock	584,708	$5.55	982,281	$0.00
2016 Convertible Notes	1,106,804	$4.11	1,859,431	$0.00
Series B Convertible Notes	286,600	$1.32	481,488	$0.00
Total	1,978,296	$2.7 million	3,323,537	$0.00

The large number of pre-split equivalent shares of common stock issued is due primarily to three factors: (1) the conversion price of the 2015 Notes being tied to a discount to the market price on the date of the installment payments, (2) the continued decline in the price of the Company’s shares of common stock following each of the reverse splits (3) the conversion of a large number of Series F Preferred Stock at the current post conversion price of $1.06 per $1,000 principal amount of each share of Series F Preferred Stock and (4) the conversion price of the 2016 Notes and the Series B Notes being tied to a discount to the market price on the date of conversion. Following each reverse split, the issuance of common stock pursuant to these derivative securities and other market factors resulted in a rapid decline in the market price of our common stock. This decline in market price resulted in a greater number of shares of common stock being issued to settle conversion of these derivative securities which was amplified over time by the cumulative effect of the reverse split ratios.

We filed a registration statement in August 2016 with the intention of selling units including common stock and warrants. However on January 20, 2017, we withdrew the registration statement because (i) the price of our stock price had decreased to a level that our placement agent advised us would make it difficult to complete a public offering and (ii) we received an indication from the holders of our 2016 Notes that they would consider providing additional capital to us in exchange for a restructuring of the 2016 Notes. We believed that this proposed restructuring transaction would be less dilutive to our stockholders than the unit offering contemplated in the registration statement. However, because of a subsequent further significant decline in the price of our common stock price coupled with a reduction in trading volumes we failed to reach an agreement with the holders of our 2016 Notes, and therefore needed to find alternative financing. We then undertook steps to obtain short term financing from the holders of the 2016 Notes, increase our stock price through the Reverse Stock Split, refile the registration statement and retain the services of our placement agent.

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Raising additional capital will cause dilution to our existing stockholders, and restrict our operations or require us to relinquish certain intellectual property rights.

We will seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances, licensing arrangements and grants. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our stockholders. Debt and receivables financings may be coupled with an equity component, such as warrants to purchase shares, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, or grant licenses on terms that are not favorable to us. A failure to obtain adequate funds may cause us to curtail certain operational activities, including research and development, regulatory trials, sales and marketing, and manufacturing operations, in order to reduce costs and sustain the business, and would have a material adverse effect on our business and financial condition.

The issuance of shares of our common stock pursuant to Series A Convertible Notes and the Series B Convertible Notes will result in significant dilution to our stockholders.

On April 17, 2017 the Company and the holders of the Series F Preferred convertible stock and the 2016 Notes agreed to exchange all of the remaining Series F Preferred convertible stock and the principal amount of the 2016 Notes into Series A Convertible Notes (the “Series A Notes”). The Series A Notes have an aggregate principal amount of $20.3 million and can be converted at $3.00 a shares, starting on October 17, 2017. The total amount of shares issuable upon conversion of the Series A Notes is 6.8 million shares of common stock. On May 12, 2017 the Company and the holders of the 2016 Notes agreed to release the remaining $1.36 million from the restricted cash accounts and the Company agreed to temporarily lower the conversion price of the Series B Convertible Notes (the “Series B Notes”) to $1.10 until July 14, 2017. After that date, the conversion price will be $3.00 per share. If the holders of the Series B Notes convert all of the outstanding aggregate principal amount of $1.3 million at $1.10 per share, the Company would be required to issue 1.2 million shares of common stock.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. This risk is especially relevant for us due to our dependence on positive clinical trial outcomes and regulatory approvals of our diagnostic tests. In the past, life science companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. Additionally, due to our price volatility and our high demand for cash to fund operations, we have had to conduct a number of reverse stock splits and highly dilutive financings to continue as a going concern which exposes us to additional risk of securities class action litigation. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and result in a decline in the market price of our common stock. If such lawsuits were successful we may not be able to pay awarded damages and we may be forced into bankruptcy which would likely result in the complete loss of your investment.

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Market and economic conditions may negatively impact our business, financial condition and share price.

In recent years, concerns over inflation, energy costs, geopolitical issues, the U.S. mortgage market and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults. Our general business strategy may be adversely affected by any such economic downturns, volatile business environments and unstable or unpredictable economic and market conditions. If these conditions occur, deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans. In addition, there is a risk that one or more of our current and future service providers, manufacturers, suppliers, hospitals and other medical facilities, our third party payors, and other partners could be negatively affected by these difficult economic times, which could adversely affect our ability to attain our operating goals on schedule and on budget or meet our business and financial objectives.

Our ability to use our net operating loss carryforwards is limited.

As of December 31, 2016, we had federal income tax net operating loss, or NOL, carryforwards of approximately $46.7 million and state income tax NOL carryforwards of approximately $41.6 million. These NOL carryforwards, if not previously used, will begin to expire in 2023. During 2015 we experienced a shift in our stock ownership within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and under applicable state tax laws that currently subject our NOL carryforwards to an annual limitation. Accordingly, we were required to write off $23.2 million of net operating loss carryforwards. If we experience a shift in our stock ownership and earn net taxable income in the future, the limitations on our ability to use our NOL carryforwards to reduce U.S. federal and state tax liabilities will result in increased future tax liability to us.

We have identified a material weakness in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

Management identified the following material weakness as of December 31, 2016:

•	We did not design and maintain effective controls to analyze complex and non-routine transactions or adequately review the accounting and/or disclosure for these transactions. The nature of our financing agreements increases the complexity of our accounting for potential fair value liabilities. As we enter into additional equity or debt financing transactions, which may have contractual provisions different from those of our existing financing instruments, the accounting and valuation of these financial instruments may become increasingly complicated. This additional complexity could increase the chance that we experience additional errors in the future, particularly because we have a material weakness in our internal control.

Because of the material weakness described above, management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2016, based on criteria in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

With respect to the remediation of the material weakness, we have hired additional accounting and IT personnel to help improve our segregation of duties.  We continue to engage third-party consultants to assist us with our evaluation of complex technical accounting matters, including the valuation and accounting for our complex derivative agreements. We also continue to engage consultants to advise us on making further improvements to our internal control over financial reporting. We believe that these additional resources will enable us to broaden the scope and quality of our controls relating to the oversight and review of financial statements and our application of relevant accounting policies. These remediation efforts are still in process and have not yet been completed. We cannot assure you that the steps taken will remediate such weakness, nor can we be certain of whether additional actions will be required or the costs of any such actions.

We may need to take additional measures to fully mitigate these issues, and the measures we have taken, and expect to take, to improve our internal controls may not be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that the identified material weaknesses or significant deficiencies or other material weaknesses or deficiencies will not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses or deficiencies may be identified in the future. If we are unable to correct material weaknesses or deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected, and could result in material misstatements in our financial statements in future periods. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

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Risks Related to the Convertible Note Financings

Our obligations to the holders of our 2017 Series A and Series B Notes are secured by a security interest in substantially all of our assets, so if we default on those obligations, the note holders could foreclose on our assets.

Our obligations under the 2017 Series A and Series B Notes are secured by a security interest in substantially all of our assets. As a result, if we default in our obligations under the notes, the holders of the notes, acting through their appointed agent, could foreclose on their security interests and liquidate some or all of these assets, which would harm our business, financial condition and results of operations and could require us to curtail or cease operations.

If the holders of our 2017 Series A and Series B Notes elect to convert the principal and interest due under the notes, our stockholders will experience substantial dilution in their investment.

The total remaining principal amount we owe to the holders of our 2017 Series A and Series B Notes is approximately $21.6 million. If the holders of these notes were to elect to convert all of the principal amount (and assuming no interest has accrued on the principal amount) into shares of our common stock at the Conversion Price of $3.00, we would be required to issue approximately 7.2 million shares. On May 12, 2017, in connection with the release of $1.4 million of restricted funds, we temporarily reduced the conversion price of the Series B Notes to $1.10 per share until July 14, 2017, after which the conversion price of the Series B Notes will return to $3.00 per share. If the holders of the Series B Notes were to elect to convert the principal amount of the Series B Notes into shares of our common stock prior to July 14, 2017, we would be required to issue approximately 1.2 million shares. These conversions would result in significant dilution to the investments of our existing stockholders.

The sale of a substantial amount of our common stock in the public market by the holders of our 2017 Series A and Series B Notes may adversely affect the market price of our common stock.

As of May 19, 2017 we had 1,978,584 shares of common stock issued and outstanding. Assuming the conversion of all of the remaining principal outstanding under the 2017 Series A and Series B Notes at the Conversion Price of $3 (and assuming no interest has accrued on the principal amount), we would be required to issue an additional approximately 7.2 million shares of common stock to the holders of the notes. Assuming the conversion of the 2017 Series A Notes at a price of $3.00 per share and the conversion of the 2017 Series B Notes at a conversion price of $1.10 per share, we would be required to issue approximately 8.0 million shares of our common stock to the holders of the notes. The sale of substantial amounts of shares of our common stock in the public market by the holders of the 2017 Series A and Series B Notes, or the perception that such sales might occur, could adversely affect the market price of our common stock.

The holders of our 2017 Series A and Series B Notes have certain rights upon an event of default under the notes which could harm our business, financial condition and results of operations and could require us to curtail or cease or operations.

Under our Series A and Series B Notes, the holders of the notes may require us to redeem all or any portion of the notes (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 125% of the amount being redeemed, depending on the nature of the default, and (ii) the intrinsic value of the shares of common stock then issuable upon conversion of the notes. It is unlikely that we would have the cash to redeem the notes as required. Furthermore, if we default on the payment of the notes, interest on the notes will accrue at the rate of 10% per annum. If we were unable to come to an agreement with the holders of the notes regarding payment, the holders could foreclose on their security interest, which could harm our business, financial condition and results of operations and could require use to curtail or cease our operations.

Risks Related to Owning our Common Stock and Other Securities

The price of our common stock may fluctuate substantially.

The market price of our common stock has been and may continue to be subject to wide fluctuation in response to various factors, some of which are beyond our control. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

•	sales of our common stock by our stockholders, executives, and directors;

•	conversions of the Series A and Series B Note into shares of common stock and subsequent sales of such shares by such holders;

•	volatility and limitations in trading volumes of our shares of common stock or units;

•	fluctuations in our results of operations;

•	our ability to enter new markets;

•	actual or unanticipated fluctuations in our annual and quarterly financial results;

•	our ability to obtain financings to continue and expand our commercial activities, expand our manufacturing operations, conduct and complete research and development activities including, but not limited to, our human clinical trials, and other business activities;

•	our ability to secure resources and the necessary personnel to continue and expand our commercial activities, develop additional assays, conduct clinical trials and gain approval for our additional assays on our desired schedule;

•	commencement, enrollment or results of our clinical trials of our assays or any future clinical trials we may conduct;

•	changes in the development status of our assays;

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•	any delays or adverse developments or perceived adverse developments with respect to the FDA’s review of our planned clinical trials;

•	any delay in our submission for studies or test approvals or adverse regulatory decisions, including failure to receive regulatory approval for our assays;

•	our announcements or our competitors’ announcements regarding new assays, enhancements, significant contracts, acquisitions or strategic investments;

•	unanticipated safety concerns related to our assays;

•	failures to meet external expectations or management guidance;

•	changes in our capital structure or dividend policy, including as a result of future issuances of securities and sales of large blocks of common stock by our stockholders;

•	our cash position;

•	announcements and events surrounding financing efforts, including debt and equity securities;

•	our inability to enter into new markets or develop new assays;

•	reputational issues;

•	competition from existing technologies and assays or new technologies and assays that may emerge;

•	announcements of acquisitions, partnerships, collaborations, joint ventures, new assays, capital commitments, or other events by us or our competitors;

•	changes in general economic, political and market conditions in any of the regions in which we conduct our business;

•	changes in industry conditions or perceptions;

•	changes in valuations of similar companies or groups of companies;

•	analyst research reports, recommendations and changes in recommendations, price targets and withdrawals of coverage;

•	departures and additions of key personnel;

•	disputes and legal actions related to intellectual properties, proprietary rights and contractual obligations;

•	changes in applicable laws, rules, regulations, or accounting practices and other dynamics;

•	announcements or actions taken by our principal stockholders; and

•	other events or factors, many of which may be out of our control.

In addition, if any of the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Certain of our outstanding warrants and convertible securities have anti-dilution provisions triggered by the issuance of shares of common stock and securities exercisable for shares of our common stock at prices below the then current exercise prices for such warrants, including this offering of Class A Units and Class B Units, pursuant to which the exercise price of such warrants or conversion price of such convertible securities could be adjusted downward and could make it more likely that such warrants are exercised or such convertible securities are converted and dilute our current stockholders.

The exercise price for each of the Class A Warrants, Class B Warrants, Series G Warrants, certain other warrants, 2015 Subordination Warrants and 2016 Subordination Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the then-current exercise price or conversion price, as the case may be. This includes the issuance of Class A Units and Class B Units included in this offering. The exercise price of the Series B Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the current market price. See “Description of Capital Stock - Warrants”.

If we issue shares of common stock or securities exercisable or convertible for shares of common stock that trigger these provisions, then the exercise price for these warrants will be reduced according to their provisions, in most cases, to the per share price of the triggering transaction. A reduction in the exercise price of these warrants and other securities will make it more likely that they are exercised or converted resulting in further dilution to our stockholders.

Broker-dealers may be discouraged from effecting transactions in our shares of common stock because they are considered a penny stock and are subject to the penny stock rules.

Our shares of common stock are currently considered a “penny stock.” The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The shares of common stock are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the shares of common stock. Consequently, these penny stock rules may affect the ability of broker-dealers to trade in the shares of common stock.

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Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including expanding research and development, funding clinical trials, purchasing capital equipment, hiring new personnel, commercializing our diagnostic tests, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our IPO; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

We have elected to use the extended transition periods for complying with new or revised accounting standards.

We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transaction period provided in Section 7(a)(2)(B). As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Our management is required to devote substantial time to compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private entity. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time consuming and costly. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage.

Provisions of our Seventh Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws and Delaware law could make an acquisition of our Company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove the current members of our board of directors and management.

Certain provisions of our Seventh Amended and Restated Certificate of Incorporation, as amended, or our Certificate, and our Amended and Restated Bylaws (our “Bylaws”), could discourage, delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove members of our board of directors. These provisions also could limit the price that investors might be willing to pay in the future for our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These provisions:

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•	establish a classified board of directors, such that not all members of the board of directors may be elected at one time;

•	authorize our board of directors to issue without stockholder approval up to 5,000,000 shares of preferred stock, the rights of which will be determined at the discretion of the board of directors that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting or by written consent of the stockholders if such action has been earlier approved by the board of directors;

•	establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings;

•	limit who may call stockholder meetings; and

•	require the approval of the holders of at least sixty percent of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our Certificate and at least two-thirds of the outstanding voting stock to amend certain provisions of our Bylaws.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the voting rights on our common stock, from merging or combining with us for a prescribed period of time.

Due to financial constraints, we have been unable to pay our employees on regularly scheduled payment dates. As a result, the Utah Labor Commission could impose a penalty on us in accordance with the Utah Payment of Wages Act.

We are subject to the Utah Payment of Wages Act (the “Utah Act”), which governs how and when wages are paid to our employees. Section 34-28-9 of the Utah Act gives the Labor Commission’s Division of Antidiscrimination and Labor the right to assess against an employer who fails to pay an employee in accordance with the Utah Act a penalty of 5% of the unpaid wages owing to the employee, which will be assessed daily until paid for a period not to exceed 20 days.

Due to financial constraints, we offered our employees the choice of continuing to work or taking an unpaid furlough. Thirty-five of our employees chose to take the furlough. As of May 19, 2017, we had 120 full-time and 8 part-time employees employed. Since the payroll that was due to be paid on March 20, 2017, we have been behind one to two payments on our payroll and we may not, therefore, be in compliance with the Utah Act. If the Division of Antidiscrimination and Labor concludes that we are not in compliance with the Utah Act and were to assess a penalty against us for our failure to pay the wages we owe on a timely basis, our liability could be in excess of $25,000 through May 31, 2017. We also might be subject to claims from employees due to late payment of their wages.

Risks Related to Our Business and Industry

We have not generated profits and do not expect to generate profits for the foreseeable future. We may never achieve or sustain profitability.

We began operations in January 2005. We have not earned significant revenue to-date, and do not expect to earn significant revenue in the near future. Net gain (loss) for the three-month periods ended March 31, 2017 and 2016 was approximately $21.5 million and $(33.7) million, respectively. Net (loss) for the years ended December 31, 2016 and 2015 was approximately $(89.1) million and $(57.9) million, respectively. As of March 31, 2017, December 31, 2016, and December 31, 2015, we had an accumulated deficit of $189.6 million, $211.1 million and $121.9 million. Potential investors should be aware of the difficulties, including delays, substantial risks, and expenses, many of which are beyond our control, that we may experience in the course of developing new diagnostic tests, obtaining regulatory approvals, establishing or entering new markets and organizing operations and marketing procedures. The likelihood of our success must be considered in light of these risks, expenses, complications and delays, and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. As discussed in Note 3 to ours financial statements, our recurring losses from operations and our need for additional sources of capital to fund our ongoing operations raise substantial doubt about our ability to continue as a going concern. Any investment in our Company is therefore highly speculative and could result in the loss of your entire investment.

Our near-term success is dependent upon our ability to expand our customer base.

Our current customer base is composed of hospitals and testing laboratories that use our C. diff , Group B Strep and other assays. Our success will depend, in part, upon our ability to expand our customer base and increase revenue by adding new products. Attracting new customers requires substantial time and expense. Any failure to expand our existing customer base would adversely affect our operating results. Many factors could affect the market acceptance and commercial success of our assays, including:

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•	our ability to convince our potential customers of the advantages and economic value of our analyzers and assays over competing technologies and diagnostic assays;

•	the breadth of our assay menu relative to competitors;

•	changes to policies, procedures or currently accepted best practices in clinical diagnostics;

•	the extent and success of our marketing and sales efforts;

•	our ability to manufacture analyzers for use by potential customers during the sales evaluation phase; and

•	our ability to manufacture our commercial diagnostic cartridges and meet demand in a timely fashion.

If we cannot successfully develop, maintain, commercialize, or obtain regulatory approvals for new and existing diagnostic assays, our financial results will be harmed and our ability to compete will be harmed.

Our financial performance depends in part upon our ability to successfully develop and market new assays in a rapidly changing technological and economic environment, and to maintain and successfully commercialize previously cleared assays. If we fail to successfully introduce new assays or do not maintain approval for previously FDA-cleared assays, we could lose customers and market share. We could also lose market share if our competitors introduce new assays or technologies that render our assays less competitive or obsolete. In addition, delays in the introduction of new assays due to regulatory, developmental or other obstacles could negatively impact our revenue and market share, as well as our earnings. Factors that can influence our ability to introduce new assays, the timing associated with new product approvals and commercial success of these assays include:

•	the scope of and progress made in our research and development activities;

•	our ability to successfully initiate and complete clinical trial studies;

•	timely expansion of our menu of assays;

•	the results of clinical trials needed to support any regulatory approvals of our assays;

•	our ability to obtain and maintain requisite FDA or other regulatory clearances or approvals for our assays on a timely basis;

•	demand for the new assays we introduce;

•	product offerings from our competitors; and

•	the functionality of new assays that address market requirements and customer demands.

We are subject to many laws and governmental regulations and any adverse regulatory action may materially adversely affect our financial condition and business operations.

The assays that we develop and commercialize in the future are subject to regulation by numerous government agencies, including the FDA and comparable foreign agencies. To varying degrees, each of these agencies requires us to comply with laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of our assays. In particular, FDA regulations govern activities such as product development, product testing, product labeling, product storage, premarket clearance or approval, manufacturing, advertising, promotion, product sales, reporting of certain product failures and distribution. Our assays will require 510(k) clearance from the FDA prior to marketing. Clinical trials are required to support a 510(k) submission.

We may be unable to obtain marketing clearance for our assays in development. If such approval is obtained, it may:

•	take a significant amount of time;

•	require the expenditure of substantial resources;

•	involve stringent clinical and pre-clinical testing;

•	involve modifications, repairs, or replacements of our assays; and/or

•	result in limitations on the proposed uses of our assays.

Our facilities are subject to periodic inspection by the FDA and foreign regulatory agencies and conformance to the FDA’s Quality System Regulation (the “QSR”) and current Good Manufacturing Practice requirements, as well as applicable foreign or international standards. The results of these inspections can include inspectional observations regarding potential violations of the Food, Drug and Cosmetic Act (the “FDCA”) and related laws, warning letters, restrictions on medical device sales and other forms of enforcement.

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Since 2009, the FDA has significantly increased its oversight of companies subject to its regulations, including medical device companies, by hiring new investigators and stepping up inspections of manufacturing facilities. The FDA has recently also significantly increased the number of warning letters issued to companies. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our medical devices are ineffective or pose an unreasonable health risk, the FDA could ban such medical devices, detain or seize adulterated or misbranded medical devices, order a recall, repair, replacement, or refund of such devices, refuse to grant pending pre-market approval applications or require certificates of foreign governments for exports, and/or require us to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA may also impose operating restrictions on a company-wide basis, enjoin and restrain certain violations of applicable law pertaining to medical devices and assess civil or criminal penalties against our officers, employees or us. The FDA may also recommend prosecution to the U.S. Department of Justice. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively marketing and selling our diagnostic tests.

Foreign governmental regulations have become increasingly stringent and more common, and we may become subject to more rigorous regulation by foreign governmental authorities in the future. Penalties for a company’s non-compliance with foreign governmental regulation could be severe, including revocation or suspension of a company’s business license and criminal sanctions. Any domestic or foreign governmental law or regulation imposed in the future may have a material adverse effect on us.

Our current and potential customers in the United States and elsewhere may also be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, transparency, health information privacy and security and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

The life sciences industry is highly competitive and subject to rapid technological change. If our competitors and potential competitors develop superior assays and technologies, our competitive position and results of operations would suffer.

We face intense competition from a number of companies that offer assays in our target markets, many of which have substantially greater financial resources and larger, more established marketing, sales and service operations than we do. The life sciences industry is characterized by rapid and continuous technological innovation. We may need to develop new technologies for our existing product and our assays to be competitive. One or more of our current or future competitors could render our existing products or assays under development obsolete or uneconomical by technological advances. We may also encounter other problems in the process of delivering new assays to the marketplace, such as problems related to FDA clearance or regulations, design, development or manufacturing of such assays, and as a result we may be unsuccessful in selling such assays. Our future success depends on our ability to compete effectively against current technologies, as well as to respond effectively to technological advances by developing and marketing assays that are competitive in the continually changing technological landscape.

If our assays do not perform as expected or the reliability of the technology on which our assays are based is questioned, we could experience delayed or reduced market acceptance of our assays, increased costs and damage to our reputation.

Our success depends on the market’s confidence that we can provide reliable, high-quality analyzers and diagnostic cartridges. We believe that customers in our target markets are likely to be particularly sensitive to product defects and errors. Our reputation and the public image of our assays or technologies may be impaired if our assays fail to perform as expected or our assays are perceived as difficult to use. Despite quality control testing, defects or errors could occur in our assays or technologies.

In the future, if our assays experience a material defect or error, this could result in loss or delay of revenues, delayed market acceptance, product recalls, damaged reputation, diversion of development resources, legal claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. Such defects or errors could also prompt us to amend certain warning labels or narrow the scope of the use of our assays, either of which could hinder our success in the market. Even after any underlying concerns or problems are resolved, any widespread concerns regarding our technology or any manufacturing defects or performance errors in our assays could result in lost revenue, delayed market acceptance, damaged reputation, increased service and warranty costs and claims against us.

If our international distributor relationships are not successful, our ability to market and sell our assays will be harmed and our financial performance will be adversely affected.

Outside of the United States, we depend on relationships with distributors for the marketing and sales of our assays in various geographic regions, and we have a limited ability to influence their efforts. Relying on distributors for our sales and marketing could harm our business for various reasons, including:

•	agreements with distributors may terminate prematurely due to disagreements or may result in litigation between the partners;

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•	our distributors may not devote sufficient resources to the sale of our assays;

•	our distributors may be unsuccessful in marketing our assays; and

•	we may not be able to negotiate future distributor agreements on acceptable terms.

If any of our products, or the malfunctioning of our products, causes or contributes to a death or a serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our assays could also result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Our assays may in the future be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, including a third-country authority, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. The FDA requires that certain classifications of recalls be reported to the FDA within ten working days after the recall is initiated. A government-mandated or voluntary recall by us or one of our international distributors could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our assays would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA or another third-country competent authority. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA or another third-country competent authority. If the FDA disagrees with our determinations, it could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they occur.

We are also required to follow detailed recordkeeping requirements for all Company-initiated medical device corrections and removals. In addition, in December 2012, the FDA issued a draft guidance intended to assist the FDA and industry in distinguishing medical device recalls from product enhancements. Per the guidance, if any change or group of changes to a device that addresses a violation of the FDCA, that change would generally constitute a medical device recall and require submission of a recall report to the FDA.

If we become subject to claims relating to improper handling, storage or disposal of hazardous materials, we could incur significant cost and time to comply.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials, including biological hazardous materials. We are subject to foreign, federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. We may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration, or OSHA, and the Environmental Protection Agency, or EPA, and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act in the United States. OSHA or the EPA may adopt additional regulations in the future that may affect our research and development programs. The risk of accidental contamination or injury from hazardous materials cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our workers’ compensation insurance. We may not be able to maintain insurance on acceptable terms, if at all.

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Our diagnostic cartridges have not been manufactured on a high volume scale and are subject to unforeseen scale-up risks.

Although we have developed a process to manufacture diagnostic cartridges for our current volume of sales, there can be no assurance that we can manufacture our diagnostic cartridges at a scale that is adequate for our future commercial needs. We may face significant or unforeseen difficulties in manufacturing our diagnostic cartridges, including but not limited to:

•	technical issues relating to manufacturing components of our diagnostic cartridges on a high volume commercial scale at reasonable cost, and in a reasonable time frame;

•	difficulty meeting demand or timing requirements for orders due to excessive costs or lack of capacity for part or all of an operation or process;

•	lack of skilled labor or unexpected increases in labor costs needed to produce or maintain our analyzers or perform certain required operations;

•	changes in government regulations or in quality or other requirements that lead to additional manufacturing costs or an inability to supply product in a timely manner, if at all; and

•	increases in raw material or component supply cost or an inability to obtain supplies of certain critical supplies needed to complete our manufacturing processes.

These and other difficulties may only become apparent when scaling up to the manufacturing process of our diagnostic cartridges to a more substantive commercial scale. If our diagnostic cartridges cannot be manufactured in sufficient commercial quantities or manufacturing is delayed, our future prospects could be significantly impacted and our financial prospects would be materially harmed.

We or our suppliers may experience development or manufacturing problems or delays that could limit the growth of our revenue or increase our losses.

We may encounter unforeseen situations in the manufacturing of our diagnostic cartridges that could result in delays or shortfalls in our production. Our suppliers may also face similar delays or shortfalls. In addition, our or our suppliers’ production processes may have to change to accommodate any significant future expansion of our manufacturing capacity, which may increase our or our suppliers’ manufacturing costs, delay production of our diagnostic cartridges, reduce our product gross margin and adversely impact our business. If we are unable to satisfy demand for our diagnostic cartridges by successfully manufacturing and shipping our diagnostic cartridges in a timely manner, our revenue could be impaired, market acceptance for our assays could be adversely affected and our customers might instead purchase our competitors’ assays. In addition, developing manufacturing procedures for assays under development may require developing specific production processes for those assays. Developing such processes could be time consuming and any unexpected difficulty in doing so can delay the introduction of a product.

We are dependent on single source suppliers for some of the components and materials used in our assays, and supply chain interruptions could negatively impact our operations and financial performance.

Our assays are manufactured by us and we obtain supplies from a limited number of suppliers. In some cases, critical components required to manufacture our assays may only be available from a sole supplier or limited number of suppliers, any of whom would be difficult to replace. The supply of any of our manufacturing materials may be interrupted because of poor vendor performance or other events outside our control, which may require us, among other things, to identify alternate vendors and result in lost sales and increased expenses. Even if the manufacturing materials that we source are available from other parties, the time and effort involved in validating the new supplies and obtaining any necessary regulatory approvals for substitutes could impede our ability to replace such components in a timely manner or at all.

We expect to rely on third parties to conduct studies of our assays under development that will be required by the FDA or other regulatory authorities and those third parties may not perform satisfactorily.

We do not have the ability to independently conduct the field trial studies or other studies that may be required to obtain FDA and other regulatory clearances or approvals for our assays. Accordingly, we expect to rely on third parties, such as independent testing laboratories and hospitals, to conduct such studies. Our reliance on these third parties will reduce our control over these activities. These third-party contractors may not complete activities on schedule or conduct studies in accordance with regulatory requirements or our study design. We cannot control whether they devote sufficient time, skill and resources to our studies. Our reliance on third parties that we do not control will not relieve us of any applicable requirement to prepare, and ensure compliance with, various procedures required under good clinical practices. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our studies may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for additional assays.

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Any clinical trials that we may conduct may not begin on time, or at all, may not be completed on schedule, or at all, or may be more expensive than we expect, which could prevent or delay regulatory approval of our assays or impair our financial position.

The commencement or completion of any clinical trials that we may conduct may be delayed or halted for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities suspend or place on hold a clinical trial, or do not approve a clinical trial protocol or a clinical trial;

•	the data and safety monitoring committee or applicable hospital institutional ethics review board recommends that a trial be placed on hold or suspended;

•	fewer patients meet our clinical study criteria and our enrollment rate is lower than we expected;

•	clinical trial sites decide not to participate or cease participation in a clinical trial;

•	third-party clinical investigators do not perform our clinical trials on schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	we fail regulatory inspections of our manufacturing facilities requiring us to undertake corrective action or suspend or terminate our clinical trials;

•	interim results of the clinical trial are inconclusive or negative;

•	pre-clinical or clinical data are interpreted by third parties in unanticipated ways; or

•	our trial design is inadequate to demonstrate safety and/or efficacy.

Our clinical trial costs will increase if we have material delays in those trials or if we need to perform more or larger trials than planned. Adverse events during a clinical trial could cause us to repeat a trial, terminate a trial or cancel an entire program. Should our clinical development plan be delayed, this could have a material adverse effect on our operations and financial condition.

Product liability claims could adversely impact our financial condition and our earnings and impair our reputation.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture and marketing of medical devices. Device failures, manufacturing defects, design flaws, or inadequate disclosure of product-related risks or product-related information with respect to our assays could result in an unsafe condition regarding, injury to, or death of, a patient. The occurrence of such a problem could result in product liability claims or a recall of, or safety alert relating to, one or more of our assays. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on our business and reputation and on our ability to attract and retain customers for our assays.

Healthcare policy changes, including U.S. healthcare reform legislation signed in 2010, may have a material adverse effect on us.

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010, or PPACA, were signed into law. The legislation imposes a 2.3% excise tax on medical device manufacturers. This significant tax burden on our industry could have a material, negative impact on our results of operations and our cash flows. Other elements of this legislation, such as comparative effectiveness research, an independent payment advisory board, payment system reforms, including shared savings pilots, and other provisions, could meaningfully change the way healthcare is developed and delivered, and may materially impact numerous aspects of our business.

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In addition, we expect that the new presidential administration and U.S. Congress will seek to modify, repeal, or otherwise invalidate all, or certain provisions of, the Affordable Care Act. Since taking office, President Trump has continued to support the repeal of all or portions of the Affordable Care Act. In January 2017, the House and Senate passed a budget resolution that authorizes congressional committees to draft legislation to repeal all or portions of the Affordable Care Act and permits such legislation to pass with a majority vote in the Senate. President Trump has also recently issued an executive order in which he stated that it is his administration’s policy to seek the prompt repeal of the Affordable Care Act and directed executive departments and federal agencies to waive, defer, grant exemptions from, or delay the implementation of the provisions of the Affordable Care Act to the maximum extent permitted by law. There is still uncertainty with respect to the impact President Trump’s administration and the U.S. Congress may have, if any, and any changes will likely take time to unfold, and could have an impact on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the Affordable Care Act. However, we cannot predict the ultimate content, timing or effect of any healthcare reform legislation or the impact of potential legislation on us.

Adverse changes in reimbursement policies and procedures by payors may impact our ability to market and sell our assays that are subject to reimbursement.

Healthcare costs have risen significantly over the past decade, and there have been and continue to be proposals by legislators, regulators and third-party payors to decrease costs. Third-party payors are increasingly challenging the prices charged for medical products and services and instituting cost containment measures to control or significantly influence the purchase of medical products and services. For example, the PPACA, among other things, reduced and/or limited Medicare reimbursement to certain providers. The Budget Control Act of 2011, as amended by subsequent legislation, further reduces Medicare’s payments to providers by 2 percent through fiscal year 2024. These reductions may reduce providers’ revenues or profits, which could affect their ability to purchase new technologies. Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Legislation could be adopted in the future that limits payments for our products from governmental payors. In addition, commercial payors such as insurance companies, could adopt similar policies that limit reimbursement for medical device manufacturers’ products. Therefore, we cannot be certain that those of our assays that will be subject to reimbursement will be reimbursed at a cost-effective level. We face similar risks relating to adverse changes in reimbursement procedures and policies in other countries where we market or intend to market our assays. Reimbursement and healthcare payment systems vary significantly among international markets. Our inability to obtain international reimbursement approval, or any adverse changes in the reimbursement policies of foreign payors, could negatively affect our ability to sell our assays and have a material adverse effect on our business and financial condition.

Consolidation in the healthcare industry could have an adverse effect on our revenues and results of operations.

Many healthcare industry companies, including healthcare systems, are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide goods and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for diagnostic tests. If we are forced to reduce our prices because of consolidation in the healthcare industry, our projected revenues would decrease and our earnings, financial condition, and/or cash flows would suffer.

If we or our distributors do not comply with the U.S. federal and state fraud and abuse laws, including anti-kickback laws for any products approved in the U.S., or with similar foreign laws where we market our products, we could face significant liability.

There are numerous United States federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws, false claims, and physician transparency laws. Our relationships with physicians and surgeons, hospitals and our independent distributors are subject to scrutiny under these laws. Violations of these laws are punishable by criminal and civil sanctions, including significant fines, damages and monetary penalties and in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs.

Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. The laws that may affect our ability to operate include:

•	the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving, or paying remuneration, directly or indirectly, in cash or in kind, to induce or reward the purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

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•	federal civil False Claims Act prohibits, among other things, knowingly presenting, or causing to be presented, claims for payment of government funds that are false or fraudulent or knowingly making, using or causing to be made or used a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government;

•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology and Clinical Health Act of 2009, which, among other things, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•	HIPAA also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services;

•	the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections;

•	the federal Foreign Corrupt Practices Act of 1997, which makes it illegal to offer or provide money or anything of value to officials of foreign governments, foreign political parties, or international organizations with the intent to obtain or retain business or seek a business advantage; and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians. Some states, such as California, Massachusetts, Nevada, and Vermont mandate implementation of commercial compliance programs and/or impose restrictions on device manufacturer marketing practices and tracking and reporting of gifts, compensation and other remuneration to physicians.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from federal healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. To enforce compliance with the federal laws, the U.S. Department of Justice, or DOJ, has recently increased its scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time and resource consuming and can divert management’s attention from the business. In addition, settlements with the DOJ or other law enforcement agencies have forced healthcare providers to agree to additional onerous compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could have a material adverse effect on our reputation, business and financial condition.

Many foreign countries have enacted similar laws addressing fraud and abuse in the healthcare sector. The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance requirements in multiple jurisdictions increases the possibility that we may run afoul of one or more of the requirements.

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The implementation of the reporting and disclosure obligations of the Physician Payments Sunshine Act/Open Payments provisions of the Health Care Reform Law could adversely affect our business upon commercialization of our product in the U.S.

The federal Physician Payments Sunshine Act, being implemented as the Open Payments Program, requires device manufacturers to engage in extensive tracking of payments and other transfers of value made to physicians and teaching hospitals, as well as physician ownership and investment interests, and public reporting of such data to the Centers for Medicare and Medicaid Services annually. Although we have and expect to continue to have substantially compliant programs and controls in place to comply with the Physician Payments Sunshine Act requirements and similar state and foreign laws, our compliance with the Physician Payments Sunshine Act and similar state and foreign transparency laws imposes additional costs on us. Additionally, failure to comply with the Physician Payment Sunshine Act or similar state or foreign laws may subject us to monetary penalties.

Our ability to compete depends on our ability to attract and retain talented employees.

Our future success depends on our ability to identify, attract, train, integrate and retain highly qualified technical, development, sales and marketing, managerial and administrative personnel. Competition for highly skilled individuals is extremely intense and we face difficulty identifying and hiring qualified personnel in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for hiring experienced employees have greater resources than we have. If we fail to identify, attract, train, integrate and retain highly qualified and motivated personnel, our reputation could suffer and our business, financial condition and results of operations could be adversely affected.

Our future success also depends on the continued service and performance of our senior management team. The replacement of members of our senior management team likely would involve significant time and costs, and the loss of any these individuals may delay or prevent the achievement of our business objectives.

Changes in tax laws or exposure to additional income tax liabilities could have a material impact on our financial condition and results of operations.

We are subject to income taxes as well as non-income based taxes in both the United States and various foreign jurisdictions. Changes in existing tax laws, treaties, regulations or policies or the interpretation or enforcement thereof, or the enactment or adoption of new tax laws, treaties, regulations or policies could materially impact our effective tax rate.

If we do not achieve, sustain or successfully manage our anticipated growth, our business and prospects will be harmed.

If we are unable to obtain or sustain adequate revenue growth, our financial results could suffer. Furthermore, significant growth will place strains on our management and our operational and financial systems and processes and our operating costs may escalate even faster than planned. If we cannot effectively manage our expanding operations and our costs, we may not be able to grow effectively or we may grow at a slower pace. Additionally, if we do not successfully forecast the timing of regulatory authorization for our additional tests, marketing and subsequent demand for our diagnostic tests or manage our anticipated expenses accordingly, our operating results will be harmed.

Other companies or institutions have commercial assays or may develop and market novel or improved methods for infectious disease diagnostics, which may make our diagnostic platform less competitive or obsolete.

The market for diagnostics is large and established, and our competitors may possess significantly greater financial resources and have larger development and commercialization capabilities than we do. We may be unable to compete effectively against these competitors either because their diagnostic platforms are superior or because they may have more expertise, experience, financial resources or stronger business relationships.

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Demand for our assays depends in part on the operating budgets and hospital-acquired infection rates of our customers, a reduction in which could limit demand for our assays and adversely affect our business.

In the near term, we expect that our revenue will be derived primarily from sales of our C. diff and Group B Strep assays to hospitals. The demand for our assays will depend in part upon the prevalence of C. diff and Group B Strep at the hospitals of these customers and impacted by other factors beyond our control, such as:

•	global macroeconomic conditions;

•	total bed days;

•	changes in the regulatory environment;

•	differences in budgetary cycles;

•	market-driven pressures to consolidate operations and reduce costs; and

•	market acceptance of new technologies.

Our operating results may fluctuate due to reductions and delays in expenditures by our customers. Any decrease in our customers’ budgets or expenditures, or in the size, scope or frequency of operating expenditures, could materially and adversely affect our business, operating results and financial condition.

New technologies, techniques or assays could emerge that might offer better combinations of price and performance than our current C. diff, Group B Strep, Staph ID/R and e. coli assays or future assays and analyzers.

It is critical to our success that we anticipate changes in technology and customer requirements and to successfully introduce, on a timely and cost-effective basis, new, enhanced and competitive technologies that meet the needs of current and prospective customers. If we do not successfully innovate and introduce new technology into our product lines or manage the transitions to new product offerings, our revenues, results of operations and business will be adversely impacted. Competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. We anticipate that we will face increased competition in the future as existing companies and competitors develop new or improved diagnostic tests and as new companies enter the market with new technologies.

Due to our fixed overhead costs and the depreciation of our analyzers at customer sites included in cost of sales and the costs associated with our current hand-build cartridge manufacturing process we have in the past experienced substantial negative gross margins. We will need to increase our sales volumes significantly and automate our cartridge manufacturing process in order to achieve profitability.

We had negative gross margins of 138.3%, 154.5%, 164.5% and 124.7% during three months period ended March 31, 2017, March 31, 2016 and the years ended December 31, 2016 and 2015, respectively. The components of our cost of sales include cost of materials, supplies, labor for manufacturing, equipment and facility expenses associated with manufacturing. Facility expenses include allocated overhead comprised of rent, equipment depreciation and utilities. Due to our fixed overhead costs we will continue to experience negative gross margins unless and until we are able to significantly increase our sales volume. In addition, we currently hand-build our diagnostic cartridges. We are working to automate portions of our manufacturing and assembly process, which we believe will reduce our cartridge manufacturing costs. However, there is no assurance that we will be successful in automating our manufacturing process, and our failure to do so will materially limit our ability to reduce our cost of sales in the future.

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.

We depend on information systems to manufacture products, process orders, manage inventory, process shipments to customers and respond to customer inquiries. If we were to experience a prolonged disruption in the information technology systems that involve our interactions with customers and suppliers, it could result in the loss of sales and customers, which could adversely affect our business.

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Risks Related to Intellectual Property

The extent to which we can protect our business and technologies through intellectual property rights that we own, acquire or license is uncertain.

We employ a variety of proprietary and patented technologies and methods in connection with the assays that we sell or are developing. We license some of these technologies from third parties. We cannot provide any assurance that the intellectual property rights that we own or license provide effective protection from competitive threats or that we would prevail in any litigation in which our intellectual property rights are challenged. In addition, we may not be successful in obtaining new proprietary or patented technologies or methods in the future, whether through acquiring ownership or through licenses from third parties.

Our currently pending or future patent applications may not result in issued patents, and we cannot predict how long it may take for a patent to issue on any of our pending patent applications, assuming a patent does issue.

Other parties may challenge patents issued or exclusively licensed to us, or courts or administrative agencies may hold our patents or the patents we license on an exclusive basis to be invalid or unenforceable. We may not be successful in defending challenges made against our patents and other intellectual property rights. Any third-party challenge to any of our patents could result in the unenforceability or invalidity of some or all of the claims of such patents and could be time consuming and expensive.

The extent to which the patent rights of life sciences companies effectively protect their diagnostic tests and technologies is often highly uncertain and involves complex legal and factual questions for which important legal principles remain unresolved.

No consistent policy regarding the proper scope of allowable claims of patents held by life sciences companies has emerged to date in the United States. Various courts, including the U.S. Supreme Court, have rendered decisions that impact the scope of patentability of certain inventions or discoveries relating to diagnostic tests or genomic diagnostic testing. These decisions generally stand for the proposition that inventions that recite laws of nature are not themselves patentable unless they have sufficient additional features that provide practical assurance that the processes are genuine inventive applications of those laws rather than patent drafting efforts designed to monopolize a law of nature itself. What constitutes a “sufficient” additional feature for this purpose is uncertain. Although we do not generally rely on gene sequence patents, this evolving case law in the United States may adversely impact our ability to obtain new patents and may facilitate third-party challenges to our existing owned and exclusively licensed patents.

We cannot predict the breadth of claims that may be allowed or enforced in patents we own or in those to which we have exclusive license rights. For example:

•	the inventor(s) named in one or more of our patents or patent applications might not have been the first to have made the relevant invention;

•	the inventor (or his assignee) might not have been the first to file a patent application for the claimed invention;

•	others may independently develop similar or alternative diagnostic tests and technologies or may successfully replicate our product and technologies;

•	it is possible that the patents we own or in which have exclusive license rights may not provide us with any competitive advantages or may be challenged by third parties and found to be invalid or unenforceable;

•	any patents we obtain or exclusively license may expire before, or within a limited time period after, the assays and services relating to such patents are commercialized;

•	we may not develop or acquire additional proprietary assays and technologies that are patentable; and

•	others may acquire patents that could be asserted against us in a manner that could have an adverse effect on our business.

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Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property rights.

On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The U.S. Patent and Trademark Office, or USPTO, recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, including the first-to-file provisions in particular, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned and licensed patent applications and the enforcement or defense of issued patents that we own or license, all of which could have a material adverse effect on our business and financial condition.

Patent applications in the United States and many foreign jurisdictions are not published until at least eighteen months after filing and it is possible for a patent application filed in the United States to be maintained in secrecy until a patent issues on the application. In addition, publications in the scientific literature often lag behind actual discoveries. We therefore cannot be certain that others have not filed patent applications that cover inventions that are the subject of pending applications that we own or exclusively license or that we were the first to invent the technology (if filed prior to the Leahy-Smith Act) or first to file (if filed after the Leahy-Smith Act). Our competitors may have filed, and may in the future file, patent applications covering technology that is similar to or the same as our technology. Any such patent application may have priority over patent applications that we own and, if a patent issues on such patent application, we could be required to obtain a license to such patent in order to carry on our business. If another party has filed a U.S. patent application covering an invention that is similar to, or the same as, an invention that we own, we may have to participate in an interference or other proceeding in the USPTO or a court to determine priority of invention in the United States, for applications and patents made prior to the enactment of the Leahy-Smith Act. For applications and patents made following the enactment of the Leahy-Smith Act, we may have to participate in a derivation proceeding to resolve disputes relating to inventorship. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in our inability to obtain or retain any U.S. patent rights with respect to such invention.

In addition, the laws of foreign jurisdictions may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. Moreover, the USPTO might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or names a common inventor. As a result, the issuance, scope, validity, term, enforceability and commercial value of our patent rights are highly uncertain.

The patent prosecution process is expensive and time-consuming, is highly uncertain and involves complex legal and factual questions. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our proprietary technology and product candidates. We seek to protect our proprietary position by filing in the United States and in certain foreign jurisdictions patent applications related to our novel technologies and product candidates that are important to our business.

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The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. In addition, we may not pursue or obtain patent protection in all major markets. Moreover, in some circumstances, we may not have the right to control the preparation, filing or prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. In some circumstances, our licensors may have the right to enforce the licensed patents without our involvement or consent, or to decide not to enforce or to allow us to enforce the licensed patents. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. If any of our licensors fail to maintain such patents, or lose rights to those patents, the rights that we have licensed may be reduced or eliminated and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be adversely affected.

Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. In particular, during prosecution of any patent application, the issuance of any patents based on the application may depend upon our ability to generate additional nonclinical or clinical data that support the patentability of our proposed claims. We may not be able to generate sufficient additional data on a timely basis, or at all. Moreover, changes in either the patent laws or interpretation of the patent laws in the United States or other countries may diminish the value of our patents or narrow the scope of our patent protection.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings or other patent office proceedings or litigation, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission or proceeding could reduce the scope of, or invalidate, our patent rights; allow third parties to commercialize our technology or products and compete directly with us, without payment to us; or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our owned and licensed patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent prosecution process and following the issuance of a patent. There are situations in which noncompliance with these requirements can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case if our patent were in force.

Our intellectual property rights may not be sufficient to protect our competitive position and to prevent others from manufacturing, using or selling competing assays.

The scope of our owned and exclusively licensed intellectual property rights may not be sufficient to prevent others from manufacturing, using or selling competing assays. Competitors could purchase our product and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies and thereby avoid infringing our intellectual property rights. If our intellectual property is not sufficient to effectively prevent our competitors from developing and selling similar diagnostic tests, our competitive position and our business could be adversely affected.

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Our platform depends on certain technologies that are licensed to us. We do not control these technologies and any loss of our rights to them could prevent us from manufacturing our assays.

We rely on licenses to various proprietary technologies that are material to our business, including the development of certain future assays. We have entered into non-exclusive licenses with Biohelix Corp., or Biohelix, a subsidiary of Quidel Corporation and a license with Integrated DNA Technologies, Inc. that has certain exclusive and non-exclusive fields. Our rights to use these technologies will be subject to the continuation of and our compliance with the terms of those licenses.

We may become involved in disputes relating to our intellectual property rights, and may need to resort to litigation in order to defend and enforce our intellectual property rights.

Extensive litigation regarding patents and other intellectual property rights has been common in the medical diagnostic testing industry. Litigation may be necessary to assert infringement claims, protect trade secrets or know-how and determine the enforceability, scope and validity of certain proprietary rights. Litigation may even be necessary to resolve disputes of inventorship or ownership of proprietary rights. The defense and prosecution of intellectual property lawsuits, USPTO interference or derivation proceedings and related legal and administrative proceedings (e.g ., a re-examination) in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time consuming to pursue, and their outcome is uncertain.

Even if we prevail in such a proceeding in which we assert our intellectual property rights against third parties, the remedy we obtain may not be commercially meaningful or adequately compensate us for any damages we may have suffered. If we do not prevail in such a proceeding, our patents could potentially be declared to be invalid, unenforceable or narrowed in scope, or we could otherwise lose valuable intellectual property rights. Similar proceedings involving the intellectual property we exclusively license could also have an impact on our business. Further, if any of our other owned or exclusively licensed patents are declared invalid, unenforceable or narrowed in scope, our competitive position could be adversely affected.

We could face claims that our activities or the manufacture, use or sale of our assays infringe the intellectual property rights of others, which could cause us to pay damages or licensing fees and limit our ability to sell some or all of our assays and services.

Our research, development and commercialization activities may infringe or be claimed to infringe patents or other intellectual property rights owned by other parties of which we may be unaware because the relevant patent applications may have been filed but not yet published. Certain of our competitors and other companies have substantial patent portfolios, and may attempt to use patent litigation as a means to obtain a competitive advantage or to extract licensing revenue. In addition to patent infringement claims, we may also be subject to other claims relating to the violation of intellectual property rights, such as claims that we have misappropriated trade secrets or infringed third party trademarks. The risks of being involved in such litigation may also increase as we gain greater visibility as a public company and as we gain commercial acceptance of our diagnostic tests and move into new markets and applications for our assays.

Regardless of merit or outcome, our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of our technical and management personnel. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our share price to decline. An adverse determination, or any actions we take or agreements we enter into in order to resolve or avoid disputes, may subject us to the loss of our proprietary position or to significant liabilities, or require us to seek licenses that may include substantial cost and ongoing royalties. Licenses may not be available from third parties, or may not be obtainable on satisfactory terms. An adverse determination or a failure to obtain necessary licenses may restrict or prevent us from manufacturing and selling our diagnostic tests and offering our services. These outcomes could materially harm our business, financial condition and results of operations.

We may not be able to adequately protect our intellectual property outside of the United States.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to medical devices, diagnostic testing and biotechnology, which could make it difficult for us to stop the infringement of our patents and for licensors, if they were to seek to do so, to stop infringement of patents that are licensed to us. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Additionally, prosecuting and maintaining intellectual property (particularly patent) rights are very costly endeavors, and for these and other reasons we may not pursue or obtain patent protection in all major markets. We do not know whether legal and government fees will increase substantially and therefore are unable to predict whether cost may factor into our global intellectual property strategy.

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In addition to the risks associated with patent rights, the laws in some foreign jurisdictions may not provide protection for our trade secrets and other intellectual property. If our trade secrets or other intellectual property are misappropriated in foreign jurisdictions, we may be without adequate remedies to address these issues. Additionally, we also rely on confidentiality and assignment of invention agreements to protect our intellectual property in foreign jurisdictions. These agreements may provide for contractual remedies in the event of misappropriation, but we do not know to what extent, if any, these agreements, and any remedies for their breach, will be enforced by a foreign court. If our intellectual property is misappropriated or infringed upon and an adequate remedy is not available, our future prospects will likely diminish. The sale of diagnostic tests that infringe our intellectual property rights, particularly if such diagnostic tests are offered at a lower cost, could negatively impact our ability to achieve commercial success and may materially and adversely harm our business.

Our failure to secure trademark registrations could adversely affect our business and our ability to market our assays and product candidates.

Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our business and our ability to market our diagnostic tests and product candidates.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information, or the misappropriation of the intellectual property we regard as our own.

We rely on trade secrets to protect our proprietary know how and technological advances, particularly where we do not believe patent protection is appropriate or obtainable. Nevertheless, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, third party contractors, third party collaborators and other advisors to protect our trade secrets and other proprietary information. These agreements generally require that the other party to the agreement keep confidential and not disclose to third parties all confidential information developed by us or made known to the other party by us during the course of the other party’s relationship with us. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to seek to pursue a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. Further, courts outside the United States may be less willing to protect trade secrets. In addition, others may independently discover our trade secrets and proprietary information and therefore be free to use such trade secrets and proprietary information. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. In addition, our trade secrets and proprietary information may be misappropriated as a result of breaches of our electronic or physical security systems in which case we may have no legal recourse. Failure to obtain, or maintain, trade secret protection could enable competitors to use our proprietary information to develop assays that compete with our assays or cause additional, material adverse effects upon our competitive business position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in our industry, we employ individuals who were previously employed at other companies in our industry or in related industries, including our competitors or potential competitors. We may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Additional Risks Related to this Offering

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

Investors purchasing securities in this offering will incur immediate and substantial dilution in net tangible book value per share. Assuming a public offering price of $1.13 per Class A Unit and $1.13 (including and assuming the exercise of the Pre-funded Series K Warrants underlying the Class B Units) per Class B Unit, purchasers of Class A Units and Class B Units will effectively incur dilution of $6.59 per share in the net tangible book value of their purchased shares. To the extent that any of the Offering Warrants are ultimately exercised, you will sustain further dilution. In addition, in the past, we issued options, warrants and other convertible securities to acquire shares of common stock and may need to do so in the future to support our operations. To the extent options and/or warrants are ultimately exercised, you will sustain future dilution. See “Dilution” on page 36 of this prospectus for a discussion of the dilution you may incur in connection with this offering.

There is no public market for the Offering Warrants.

There is no established trading market for the Offering Warrants and we do not expect active trading market to develop. In addition, we do not intend to list the Offering Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the Offering Warrants will be limited.

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Purchasers of our Offering Warrants will not have rights of common stock stockholders until such Offering Warrants are exercised.

The Offering Warrants being offered do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time.

We will have broad discretion over the use of the net proceeds of this offering.

We currently intend to allocate the net proceeds received from this offering as described under “Use of Proceeds” on page 38 of this prospectus. However, management will have broad discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently from that described under “Use of Proceeds” if management believes it would be in our best interests to do so. Accordingly, although such allocations are based on the current expectation of our management, there may be circumstances where, for business reasons, a reallocation of funds may be necessary, as may be determined at our discretion. Our stockholders may not agree with the manner in which management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could have a material adverse effect on our business.

The subscription agreement for this offering contains a leak-out provision that will prevent purchasers of securities in this offering from selling shares of our common stock for a limited period and may result in a loss of investment.

For 15 trading days following the closing of this offering, any investor, either alone or together with its affiliates, that purchased 200,000 shares of our common stock (including any shares of common stock acquirable upon exercise of purchased Pre-Funded Series F Warrants) in this offering will be limited to selling no more shares of our common stock acquired in this offering than their pro-rata portion of 35% of the daily trading volume of the common stock on such trading day.

The volume restrictions do not apply to any transaction in our common stock at or above $2.50 per share. The volume restrictions can be waived in full at any time by the mutual agreement of the Company and the placement agent.

If our stock price decreases following this offering during the leak-out period, any purchaser in this offering will be able to sell only limited quantities of shares of our common stock and therefore may be unable to prevent a loss on investment if our stock price continues to decline.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

•	our expectation that for the foreseeable future, substantially all of our revenue will be derived from sales of our commercialized diagnostic tests;

•	our ability to expand our sales and marketing capabilities to increase demand for commercialized diagnostic tests and any other diagnostic tests we may develop and gain approval for;

•	our ability to develop additional revenue opportunities, including new diagnostic tests;

•	the timing of regulatory submissions;

•	our ability to maintain regulatory approval of our commercialized diagnostic tests and to obtain and maintain regulatory approval for any other diagnostic test we may develop;

•	approvals for clinical trials may be delayed or withheld by regulatory agencies;

•	pre-clinical and clinical studies may not be successful or confirm earlier results or may not meet expectations, regulatory requirements or performance thresholds for commercial success;

•	risks relating to the timing and costs of clinical trials and other expenses;

•	management and employee operations and execution risks;

•	loss of key personnel;

•	competition in the markets we serve;

•	our ability to manufacture our commercialized tests and other diagnostic tests we may develop at sufficient volumes to meet customer needs;

•	our ability to reduce the cost to manufacture our commercialized tests and other diagnostic tests we may develop;

•	risks related to market acceptance of diagnostic tests;

•	intellectual property risks;

•	assumptions regarding the size of the available market, benefits of our diagnostic tests, product pricing and timing of product launches;

•	our ability to fund our working capital requirements;

•	risks associated with the uncertainty of future financial results;

•	risks associated with the Reverse Stock Split;

•	risks related to our outstanding Series A and Series B Notes;

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•	risks associated with raising additional capital when needed and at reasonable terms; and

•	risks associated with our reliance on third party suppliers and other organizations that provide goods and services to us.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward looking statements. You should read this prospectus with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

We qualify all of our forward looking statements by these cautionary statements.

DILUTION

Dilution is the amount by which the purchase price paid by the purchasers for the securities offered in this offering will exceed the as-adjusted net tangible book value (deficit) per share of our common stock after the offering.

The net tangible book deficit of our common stock as of March 31, 2017 was approximately $29.9 million, or approximately $(39.14) per share (based on 763,612 shares outstanding on March 31, 2017). Net tangible book deficit per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of common stock outstanding.

After giving effect to the assumed sale by us of 4,000,000 Class A Units in this offering at an assumed public offering price of $1.13 per Class A Unit, and after deducting the estimated placement agent fees and estimated offering expenses payable by us, and attributing no value to the Series J Warrants, our pro forma as-adjusted net tangible book deficit as of March 31, 2017 would have been approximately $26.0 million, or approximately $(5.46) per share of common stock. This represents a decrease in our pro forma as adjusted net tangible book deficit to existing stockholders of approximately $33.68 per share and an immediate dilution of $6.59 per share to new investors purchasing Class A Units in this offering.

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The following table illustrates this per share dilution:

Assumed public offering price per share	$1.13
Net tangible book value (deficit) per share as of March 31, 2017	$(39.14)
Pro forma net tangible book value (deficit) per share as of March 31, 2017	$(5.46)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors	$33.68
Dilution per share to investors in this offering	$(6.59)

The Class A Units offered in this offering also include Series J Warrants, each of which will be exercisable into 2.5 shares of common stock based on an assumed exercise price of $1.13, which is 100% of the closing price of $1.13 on May 19, 2017. In the tables below, we illustrate this dilution based on (i) the offering of an aggregate of 4,000,000 Class A Units at a public offering price of $1.13 per Class A Unit, and (ii) the issuance of 10,000,000 shares of common stock upon exercise of all Series J Warrants at an assumed exercise price of $1.13 per share based on 100% of the closing bid price of the common stock on May 19, 2017.

Assumed public offering price per share	$1.13
Net tangible book value (deficit) per share as of March 31, 2017	$(39.14)
Pro forma net tangible book value (deficit) per share as of March 31, 2017	$(1.00)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors	$38.14
Dilution per share to investors in this offering	$(2.13)

If we were only to sell Class B Units in this offering, the table below illustrates this dilution based on (i) the offering of an aggregate of 4,000,000 Class B Units at a public offering price of $1.13 per unit less the $0.01 per share exercise price of the Pre-funded Series K Warrant included in the Class B Unit, (ii) the issuance of 10,000,000 shares of common stock upon exercise of all Series J Warrants at an assumed exercise price of $1.13 per share based on 100% of the closing bid price of the common stock on May 19, 2017, (iii) the issuance of 4,000,000 shares of common stock upon the exercise of all Pre-funded Series K Warrants at an assumed exercise price of $0.01, and (iv) deducting the estimated placement agent fees and estimated offering expenses payable by us.

Assumed public offering price per share	$1.13
Net tangible book value (deficit) per share as of March 31, 2017	$(39.14)
Pro forma net tangible book value (deficit) per share as of March 31, 2017	$(1.00)
Increase in pro forma net tangible book value (deficit) per share attributable to new investors	$38.14
Dilution per share to investors in this offering	$(2.13)

The number of shares of our outstanding common stock reflected in the discussion and table above is based on 763,612 shares of common stock outstanding as of March 31, 2017 and excludes, as of that date:

•	130 shares of our common stock issuable upon the exercise of outstanding legacy warrants;
•	100 shares of our common stock issuable upon conversion of the Series E convertible preferred stock;
•	70 shares of our common stock issuable upon exercise of stock options;
•	1,193 shares of our common stock issuable upon the exercise of the Series D warrants;
•	37 shares of common stock issuable upon exercise of warrants issued as consideration for subordination of former debt (“2015 Subordination Warrants”);
•	30 shares of our common stock issuable upon the exercise of the Series G warrants.
•	16,936,627 shares of our common stock issuable upon the conversion of the 2016 convertible notes (based on the conversion price of $1.90 per share;
•	4,308,824 shares of our common stock issuable upon the conversion of Series F convertible preferred stock;
•	7 shares of our common stock issuable upon the exercise of the Series H warrants; and
•	2 shares of common stock issuable upon exercise of warrants issued as consideration for subordination of existing debt to the 2016 Notes (“2016 Subordination Warrants”).

This discussion does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants, including the Offering Warrants, having a per share exercise price less than the public offering price per unit in this offering. To the extent that the above issued options and warrants were exercised, the pro forma net tangible book value (deficit) per share of our common stock after giving effect to this offering would be $(0.41) per share, and the dilution in net tangible book deficit per share to investors in this offering would be $(1.54) per share.

If we raise additional capital in the future, we may in the future sell substantial additional amounts of common stock or securities convertible into or exercisable for common stock. We may also choose to raise additional capital due to market conditions or other strategic considerations even if we believe we have sufficient funds for our current or future operating plans. The issuance of these securities could result in further dilution to our stockholders.

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USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $3,500,000, assuming the sale of up to 4,000,000 Units at an assumed public offering price of $1.13 per Unit (less, in the case of Class B Units, the $0.01 per share exercise price of the Pre-funded Series K Warrants) after deducting estimated placement agent fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the Offering Warrants. We will receive additional proceeds from any cash exercise of the Offering Warrants. We cannot provide any assurance as to the amount or timing of receipt of any additional proceeds from exercise of the Offering Warrants.

We expect the net proceeds from this offering will allow us to fund our operations for up to 2 months following the closing of this offering, including the continued expansion of sales of our five currently approved tests, continuation of the regulatory process seeking approval for one of our tests currently under review by the FDA and continuation of the development of three new tests. We intend to use the net proceeds from this offering as reflected in the following use of proceeds tables. The use of proceeds table assumes that we raise 10%, 50% or 100% of the securities offered in this offering:

	10%	50%	100%
Research and Development	$0	$0.5	$0.9
Sales and Marketing	0	0.6	1.2
General Corporate Purposes	0.4	0.7	1.4
Total	$0.4	$1.8	$3.5

Even if we sell all of the securities subject to this offering, we will still need to obtain additional financing in the future in order to fully fund our business through to profitability . We may elect to seek such additional financing through public or private equity or debt offerings, senior debt or other sources, including collaborative or other arrangements with corporate partners or through refinancing our existing debt arrangements. There can be no assurance we will be able to obtain additional financing and/or restructure our existing debt arrangements or that such additional financing or restructuring will be on terms that are favorable to us. Although we currently anticipate that we will use the net proceeds of this offering as described above, there may be circumstances where a reallocation of funds may be necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, the success of our regulatory filings, whether or not we enter into strategic collaborations or partnerships and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

The costs and timing of regulatory approval, particularly conducting clinical studies, are highly uncertain, are subject to substantial risks and can often change. Accordingly, we may change the allocation of use of these proceeds as a result of contingencies such as the progress and results of our clinical studies, regulatory requests and other development activities, the establishment of collaborations, our manufacturing requirements and regulatory or competitive developments.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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MARKET PRICE HISTORY

Market Information

Our common stock is currently quoted on the OTCQB under the symbol “GBSN.”

The following table contains the intraday high and low sale prices per share of our common stock from October 9, 2014, the time of our initial public offering, to October 11, 2016, when our common stock was suspended from trading on the NASDAQ Capital Market and began to be quoted on the OTCQB. Prior to the date of our initial public offering, there was no public market for our common stock.

The below quotations on or after October 11, 2016, are the high and low bid prices for such periods indicated as reported by the OTC Markets Group Inc., which reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

	2015 (in billions)
	High	Low
First Quarter	$425.4	$149.2
Second Quarter	$614.9	$254.0
Third Quarter	$322.6	$4.5
Fourth Quarter	$27.0	$1.6

	2016
	High	Low
First Quarter	$1,596 million	$176.4 million
Second Quarter	$376.8 million	$76.8 million
Third Quarter	$84.5 million	$1.3 million
Fourth Quarter (through October 10, 2016)	$1.4 million	$34,200
Fourth Quarter (October 11 through December 31, 2016)	$46,800	$2,180

	2017
	High	Low
First Quarter	$3,600	$1.40
Second Quarter (through May 19, 2017)	$18.00	$0.75

As of May 19, 2017, there were approximately 473 stockholders of record for our common stock. A substantially greater number of stockholders may be “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

As of May 19, 2017, the closing price of our common stock on OTCQB was $1.13.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on any of our capital stock. We are currently prohibited from paying any dividends pursuant to the terms in the 2017 Series A and Series B Notes. We intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends in the foreseeable future. Future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. Except for historical information contained herein, the following discussion and analysis contains forward-looking statements which are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. We discuss such risks, uncertainties and other factors throughout this prospectus and specifically under the section titled “Risk Factors”.

Overview of Our Business

We are a molecular diagnostic testing company. We are focused on improving patient care through the development and commercialization of our patented, low-cost, molecular diagnostic platform for testing for infectious diseases, especially hospital-acquired infections. We believe our platform has the ability to transform molecular testing for infectious diseases at small to medium-sized hospitals by providing an affordable solution that meets the rapidly evolving needs of patients and providers.

We believe there is a fast-growing market for molecular diagnostic systems being purchased by hospital microbiology labs to replace culture and other legacy testing formats. We believe our platform is well positioned to meet this need. Our platform capable of providing results in 45 to 115 minutes, depending on the test. Molecular testing generally reduces test time from days to hours, and provides more accurate results, which we believe leads to shortened hospital stays and improved patient outcomes, all of which leads to reduced cost for hospitals that implement molecular testing in their labs.

Our platform is an automated molecular diagnostic system, consisting of an analyzer and associated assay cartridge. Our platform utilizes a sample-to-result format, which means that once a patient specimen is received, it undergoes limited processing before it is placed in the analyzer where the assay is run without further technician intervention. This reduces assay complexity, and eliminates the need for highly trained and expensive molecular technicians to run the tests. Our platform is designed to enable simple, rapid, and cost-effective analysis of multiple pathogens from a single clinical sample which will allow small to medium-sized community hospitals that traditionally could not afford more expensive or complex molecular diagnostic testing platforms to modernize their laboratory testing and provide better patient care at an affordable cost.

In 2012, we launched our first FDA-cleared test for C. diff, a bacteria that causes life-threatening gastrointestinal distress in hospital patients. In addition to our C. diff assay, we have four additional FDA-cleared tests: our Group B Strep assay which we launched in 2015, our Shiga toxin producing E. coli (“STEC”) and Staph ID/R (“SIDR”) assays which we launched in 2016, and a test for Bordetella pertussis (whooping cough) which we launched in May 2017. Additionally, we have completed clinical trials and submitted a 510(k) application to the FDA for another assay—Stool Bacterial Pathogens Panel (“SBPP”) in December of 2016, for which we expect a decision in 2017. Even though the SBPP product has not yet been cleared by the FDA, beginning in February 2017 we began selling this assay to customers who agreed to pay us discounted evaluation pricing to help us validate this assay ahead of FDA clearance. We also have three other assays in various stages of product development: (i) a test for Chlamydia-Gonorrhea, (ii) a pre-surgical nasal screen for Staphylococcus aureus, and (iii) a panel for Candida blood infections.

We currently sell our diagnostic test cartridges in the United States through a direct sales force, and use distributors in the European Union and New Zealand. As of March 31, 2017, we had 256 customers worldwide (235 in the United States and 21 in the rest of the world), who use an aggregate of 470 of our analyzers. Our easy to use platform allows small to medium-sized hospitals that we believe could not previously afford more expensive or complex molecular diagnostic systems to modernize their laboratory testing and provide better patient care at an affordable cost.

Since inception, we have incurred net losses from operations each year, and expect to continue to incur losses for the foreseeable future. Our net loss attributable to operations for the fiscal year ending December 31, 2016 was approximately $34.1 million and for the three months ended March 31, 2017 our net loss from operations was $6.4 million. For the fiscal year ending December 31, 2016 our net loss was approximately $89.1 million while for the three months ended March 31, 2017 we had net income, due to the change in value of our fair value liabilities, in the amount of $21.5 million. As of March 31, 2017, we had an accumulated deficit of $189.5 million.

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Financial Operations Overview

Revenue

We derive our revenue from the sale of single use assays sold through our dedicated sales force in the United States, and in the European Union and New Zealand through a network of distributors. Revenue is recognized when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products has occurred; (3) the selling price of the product is fixed or determinable; and (4) collectability of that price is reasonably assured. Change in title to the product and recognition of revenue from sales of the assays occurs at the time of shipment.

We believe our revenue from the sale of our assays will increase as we expand our sales and marketing efforts, and as we introduce new assays into the market. We expect that our revenue will continue to be primarily attributable to sales of our assays in the United States.

Our material increases in revenues since the inception of our business have been attributable to increases in the volume of goods being sold as a result of increases in the number of customers. As of March 31, 2017, we have five commercial products, our C. diff assay, Group B Strep assay, Staph ID/R panel, Shiga Toxin Direct Test, and Bordetella pertussis diagnostic assay. The average price of each assay has not materially changed since the assay’s commercial release.

Cost of Sales

The components of our cost of sales include cost of materials, supplies, labor for manufacturing and support personnel, equipment, and facility expenses associated with manufacturing. We also depreciate the cost of each analyzer that is at a customer site on a straight line basis, and include that cost in cost of sales. Effective January 1, 2017, we changed our estimate of the analyzers’ useful lives from five to seven years. We perform all of our manufacturing activities at our facility located in Salt Lake City, Utah. Facility expenses include allocated overhead comprised of rent, other equipment depreciation, and utilities. We expect our cost of sales in absolute dollars to increase, as the number of diagnostic cartridges we manufacture increases. However, we also expect that as assay volumes increase we will realize manufacturing efficiencies, which would result in a decrease in our cost of sales as a percentage of revenue. We also license certain technologies for our C. diff assay, which are described elsewhere in this prospectus. Pursuant to the terms of these license agreements, we pay royalty fees in the aggregate equal to 14% of our worldwide “Net Sales” of those products that use these technologies (as defined and adjusted pursuant to the terms of the applicable license agreements).

Research and Development

All research and development costs, including those funded by third parties, are expensed as incurred. Research and development costs consist of engineering, product development, clinical trials, test-part manufacturing, testing, developing and validating the manufacturing process, manufacturing, facility, and regulatory-related costs. Research and development costs also include employee cash compensation, employee and non-employee stock-based compensation, supplies and materials, consultant services, and travel related to research activities.

In 2015 and 2016 we incurred additional research and development costs as we continued to develop new assays, and as we advanced the development of our product candidates, including our Group B Strep, Staph ID/R, and Shiga toxin producing e. coli assays. In particular, we conducted clinical trials for our Staph ID/R, Shiga toxin producing e. coli, food borne pathogen, and Bordetella pertussis (whopping cough) product candidates, which increased our research and development expenses. Additionally, we have three other assays in various stages of product development: (i) a panel for Candida blood infections, (ii) a test for Chlamydia-Gonorrhea, and (iii) a pre-surgical nasal screen for Staphylococcus aureus. We plan to continue the development of these products and conduct clinical trials in 2017 and 2018.

Sales and Marketing

Sales and marketing expenses primarily consist of salaries, benefits, and other related costs, including stock-based compensation, for personnel employed in sales, marketing, and training. In addition, our sales and marketing expenses include commissions and bonuses paid to our sales representatives, generally based on the number of new customers obtained and other objectives attained.

We expect our sales and marketing expenses to increase proportionately as we introduce new assays, such as our food borne pathogen panel, if cleared by the FDA, and will seek to enhance, if necessary, our commercial infrastructure and marketing efforts. Additionally, we expect commissions to continue to increase in absolute terms over time, but to decline as a percentage of revenue.

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General and Administrative Expenses

General and administrative expenses primarily consist of salaries, benefits, and other related costs, including stock-based compensation, for certain members of our executive team and other personnel employed in finance, legal, compliance, administrative, information technology, customer service, executive, and human resource departments. General and administrative expenses include allocated facility expenses, related travel expenses, and professional fees for accounting and legal services.

We expect our general and administrative expenses will increase due to costs associated with our public and private funding efforts as we continue to raise capital for our business needs. Our expenses related to compliance with the rules and regulations of the Securities and Exchange Commission, as well as investor relations activities and other administrative and professional services, will continue to increase as we grow our business.

Interest Income

Interest income and other income primarily consist of interest earned on our cash.

Interest Expense

Interest expense consists of interest on capital leases, notes payable, letters of credit, as well as the amortization of debt discounts. In certain debt transactions that have components required to be measured at fair value, the excess of the fair value over the proceeds received is recorded as an interest expense.

Gain (Loss) on Exchange and Issuance of Warrants

The exchange and issuance of warrants during 2016 resulted in a gain on the exchange of Series E Warrants, partially offset by a loss on the issuance of our Series G Warrants. During 2015, we also exchanged our Series C Warrants for a convertible note payable and our Series D Warrants. This was considered an extinguishment of a liability, and resulted in a net loss comprising the difference between the fair value of the warrants extinguished and the fair value of the consideration provided.

Gain or Loss on Extinguishment of Debt

The Company’s senior secured convertible note issued in 2015 contained a conversion feature whereby installment payments could be made if the Company issued shares of common stock to the noteholders. Because this feature was separate from the note itself, when such conversions occurred they were deemed extinguishments of debt for accounting purposes. During 2016, the Company issued shares of common stock in various installments to pay down the note. In November 2016, the noteholders agreed to extinguish the remaining balance of the 2015 note in exchange for a new class of Series F Convertible Preferred Stock. A total loss on the extinguishment of debt was recorded to account for all these transactions. The loss amounts were equal to the fair market values of the common and preferred shares issued, offset by the principal amounts of the notes either paid down or extinguished, the related remaining debt discount associated with the principal amounts, the related derivative liability amounts also reduced, and the fair value of an embedded conversion feature inherent in the preferred shares.

During the first three months of 2017, we continued to make installment payments on the notes, and the noteholders agreed to redemptions of the 2016 Notes with a corresponding amount of restricted cash returned. Accordingly, a significant portion of the principal amount of the 2016 Notes and the derivative liability associated with them was extinguished. A gain on the extinguishment of debt was recorded to account for these transactions. The gain amount was equal to the fair market values of the common shares issued and the principal amounts of the 2016 Notes either paid down or extinguished, partially offset by the related remaining debt discount associated with the extinguished principal amounts, the related derivative liability amounts also reduced, and the accrued underwriting fees eliminated.

Change in Fair Value Liabilities

We have issued certain common stock warrants that contain a price adjustment clause which states that in the event the Company issues common stock for a price less than the exercise price of warrants, the exercise price will be reduced to the issuance price of the common stock. We have also issued convertible notes payable that contain a conversion feature that could result in modification of the conversion price to issue a variable amount of additional common shares. We have determined that the warrants are accounted for as a derivative liability, and the conversion feature of the convertible notes is an embedded derivative. These derivatives are recorded at fair value measured at the transaction date and again at each reporting period. In addition, we issued shares of Series F Preferred Stock that are required to be recorded as a liability on the balance sheet as the Series F Preferred Stock predominantly represents an unconditional obligation to issue a variable number of common shares for a fixed amount. The shares of Series F Preferred Stock are recorded at fair value at the transaction date and again at each reporting period. Any difference in fair value of these instruments between the transaction date and future reporting periods must be recognized in earnings for the period.

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Results of Operations

Comparison of the Three Months Ended March 31, 2017 and 2016

Revenue

	Three Months Ended March 31,		Increase
	2017	2016	$	%
C. diff	$638,767	$671,742	$(32,975)	-5%
Group B Strep	108,680	59,680	49,000	82%
STEC	23,180	—	23,180	—
SIDR	52,900	—	52,900	—
SBPP	7,250	—	7,250	—
	$830,777	$731,422	$99,355	14%

Revenue increased 14% for the three months ended March 31, 2017, as compared to the three months ended March 31, 2016. We had revenue derived from the sale of STEC and SIDR assays inasmuch as the products were commercially launched in August and September of 2016. In anticipation of it being cleared by the FDA, in February 2017 we also began shipping discounted “investigational use only” versions of our new SBPP assay. The 82% increase in Group B Strep tests was the result of the addition of new customers, particularly two large reference labs, as well as continued purchases by our existing customers. The 5% decline in C. diff sales was primarily attributable to reduced C. diff rates experienced by patients at our customer sites, along with our decision to terminate certain small accounts we determined were unlikely to become profitable even with our expanded test menu. The number of U.S. customers increased to 235 by March 31, 2017, as compared to 222 at the end of March 31, 2016. The number of analyzers placed with customers decreased to 470 at March 31, 2017, as compared to 493 at the end of March of the prior year. Through mid-2016, the Company was intensely focused on building its customer base and placing additional analyzers in the field. Currently, however, the Company anticipates that in the future, it will sell higher quantities of existing assays, as well as new assays to a more profitable, select customer group now that additional products have come to market.

Cost of Sales

	Three Months ended March 31,
	2017		2016		Increase
		% of		% of
	Expense	revenue	Expense	revenue	$	%
Materials and direct labor	$611,814	74%	$589,155	81%	$22,659	4%
Indirect labor, overhead, and royalties	1,134,927	137%	956,779	131%	178,148	19%
Analyzer depreciation	233,335	28%	315,811	43%	(82,476)	-26%
	$1,980,076	238%	$1,861,745	255%	$118,331	6%

Beginning in mid-2016, the overall cost of direct and indirect labor increased as a percentage of revenue due to the hiring of production workers for additional daily shifts, in anticipation of eventually doubling the number of assays produced. Similarly, overhead increased as a percentage of revenue, also due to anticipated demand for the new assays. Compared to the first quarter of 2016, the cumulative effect of these activities later in 2016 and into 2017 resulted in an overall increase in labor and overhead costs as a percentage of revenue during the three months ended March 31, 2017. This comparative increase was offset by cost savings in materials attributable to bringing in-house the production of key components beginning in 2017.

Also during the first quarter of 2017, we determined that the actual life of analyzers used at customer sites was longer than the estimated life used for depreciation purposes. As a result, effective January 1, 2017, we changed our estimate of the useful life of our analyzers to better reflect the estimated period during which these assets will remain in service. The estimated useful life of the analyzers previously was five years, which we increased to seven years. The effect of this change with respect to analyzer depreciation included in cost of sales was that depreciation expense for the quarter ended March 31, 2017 was reduced by $155,200.

We brought to market both the STEC and Staph ID/R assays in a relatively short period of time during the second half of 2016. Sales of these new products only began in August and September of 2016, respectively, and to-date their more favorable impact on total revenue and gross margin remains minimal. Accordingly, we don’t expect to see additional revenue and gross margin potential from these new assays until later in 2017.

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Operating Expenses

	Three Months Ended
	March 31,		Increase
	2017	2016	$	%
Research and development	$2,048,100	$2,297,983	$(249,883)	-11%
Selling and marketing	1,391,978	1,478,778	(86,800)	-6%
General and administrative	1,857,729	2,208,657	(350,928)	-16%
	$5,297,807	$5,985,418	$(687,611)	-11%

Research and Development

Research and development expenses decreased 11% during the quarter ended March 31, 2017 as compared to the prior year, primarily because last year we were applying significant resources into the internal development of new products. Accordingly, during 2017 as compared to 2016, we spent $473,003 less for testing cartridges, $141,262 less in outside consultants, and $81,266 less in recruiting fees associated with the hiring of additional software developers and scientists. These decreases were partially offset by increases of $195,351 in compensation expense related to the additional personnel, $249,485 in clinical trial expenses related to new products which will be introduced later in 2017, and $812 in all other research and development expense.

Selling and Marketing

Selling and marketing expenses decreased by 6% in the quarter ended March 31, 2017 as compared to the quarter ended March 31, 2016, due primarily to $39,517 in lower travel costs, $28,766 in lower promotional assay costs, and $8,875 in lower trade show expenses. All other selling and marketing expenses decreased by $9,642.

General and Administrative

The 16% decline in general and administrative expenses for the quarter ended March 31, 2017 compared to the quarter ended March 31, 2016 resulted primarily from $218,936 in lower filing and professional fees, $168,150 in lower franchise and property taxes, $102,217 in reduced write offs of uncollectible customer accounts, and $90,385 in lower employee and H/R-related expenses. These decreases were partially offset by $102,340 in higher legal fees, $89,116 in higher rents associated with additional space in the Salt Lake City offices, and $46,103 in higher accounting, regulatory, human resource and IT personnel costs than we had during the quarter ended March 31, 2016. All other general and administrative expenses decreased by $8,799.

Interest Expense

Interest expense for the quarter ended March 31, 2017 increased by a total of $5.3 million, from $6.3 million to $11.6 million, as compared to the quarter ended March 31, 2016. The change was due mainly to the differences in the amount of debt discount amortization for the 2015 convertible notes during 2016 ($6.1 million), as compared to the higher amount of debt discount amortization for the 2016 convertible notes during 2017 ($11.4 million). Other interest expense for 2017 decreased by $12,092 as compared to 2016.

Gain on Extinguishment of Debt

The Company’s 2016 Notes contained a conversion feature whereby installment payments could be made by the Company issuing shares of common stock to the noteholders. Because this feature was separate from the note itself, when such conversions occurred they were deemed extinguishments of debt for accounting purposes. During the first three months of 2017, we made approximately $3.9 million of installment payments by issuing 762,672 shares of common stock to the noteholders. Also during the first quarter of 2017, the Company and the noteholders agreed to $38.9 million in redemptions of the 2016 Note and a corresponding amount of restricted cash was returned to the noteholders. Accordingly, a significant portion of the 2016 Notes’ principal amount and derivative liability was extinguished. A total gain on the extinguishment of debt in the amount of $602,555 was recorded to account for these transactions. The gain amount was equal to the fair market values of the common shares issued and the principal amounts of the 2016 Notes either paid down or extinguished, partially offset by the related remaining debt discount associated with the extinguished principal amounts, the related derivative liability amounts also reduced, and the accrued underwriting fees eliminated.

Change in Fair Value Liabilities

The change in fair value of the derivative liability resulted in a net gain in earnings of $38.9 million for the three months ended March 31, 2017, as compared to a net loss in earnings of $20.2 million for the three months ended March 31, 2016. During the first quarter of 2017, we had a $4.1 million decrease in the fair value of our common stock purchase warrants, due to the decrease in the value of our common stock during the period. We also had a $40.3 million decrease in the fair value of the embedded conversion feature of our 2016 Notes attributable to the decrease in the value of our common stock during the period. These decreases in fair values were partially offset by a $5.5 million increase in the fair value of Series F Preferred Stock accounted for as a liability. The increase in the fair value of our Series F Preferred stock was the result of a reset in the fixed conversion price during the quarter as a result of certain conversions of the 2016 Notes and such fixed conversion rate was significantly lower than the value of the stock at the measurement date of period end.

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During the three months ended March 31, 2016 we had an increase in the fair value of our Series E Warrants and embedded conversion feature on convertible notes in the amount of $25.4 million which was partially offset by the reduction in the fair value of our Series D Warrants and other derivative securities in the amount of $5.2 million.

Comparison of the Years Ended December 31, 2016 and 2015

The following table sets forth our results of operations for the years ended December 31, 2016 and December 31, 2015:

	Years Ended December 31,
	2016	2015
Revenue	$3,048,126	$2,142,040
Cost of sales	8,061,382	4,813,415
Gross loss	(5,013,256)	(2,671,375)
Operating Expenses
Research and development	13,406,370	8,485,668
Selling and marketing	6,859,323	5,007,320
General and administrative	8,801,997	6,241,433
Total operating expenses	29,067,690	19,734,421
Loss from operations	(34,080,946)	(22,405,796)
Interest expense	(167,466,170)	(11,757,445)
Interest income	7,399	18,193
Gain (loss) on extinguishment of warrants	3,374,752	(4,038,063)
Loss on extinguishment of debt	(24,172,736)	—
Change in fair value liabilities	133,191,183	(19,714,808)
Provision for income taxes	(1,750)	(1,250)
Net loss	$(89,148,268)	$(57,899,169)

Revenue

	Years Ended December 31,		Increase
	2016	2015	$	%
C. diff	$2,584,376	$2,075,240	$509,136	25%
Group B Strep	410,770	66,800	343,970	515%
STEC	24,730	—	24,730	—
SIDR	28,250	—	28,250	—
	$3,048,126	$2,142,040	$906,086	42%

Revenue increased 42% for the year ended December 31, 2016, as compared to the year ended December 31, 2015. Revenue derived from the sale of STEC and SIDR assays began since the products were commercially launched in August and September of 2016. The 42% increase in total sales was attributable to the number of U.S. customers increasing to 244 by December 31, 2016, as compared to 186 at the end of December 31, 2015. In addition, the number of analyzers placed with customers rose to 498 at December 31, 2016, as compared to 428 at the end of December of the prior year. During 2016, the Company was intensely focused on building its customer base and placing additional analyzers in the field.

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Cost of Sales

	Years ended December 31,
	2016		2015		Increase
		% of		% of
	Expense	revenue	Expense	revenue	$	%
Materials and direct labor	$2,859,370	94%	$1,721,563	80%	$1,137,807	66%
Indirect labor, overhead, and royalties	3,766,259	123%	2,170,544	101%	1,595,715	74%
Analyzer depreciation	1,435,753	47%	921,308	43%	514,445	56%
	$8,061,382	264%	$4,813,415	225%	$3,247,967	67%

The overall cost of direct labor increased as a percentage of revenue due to the hiring of production workers during 2016 for additional daily shifts in anticipation of doubling the number of products produced. We brought to market both the STEC and Staph ID/R assays in a relatively short period of time during the second half of 2016. Sales of these new products began in August and September of 2016, respectively, and their impact on total revenue and gross margins for the year ended December 31, 2016 was minimal. Similar to direct labor costs, indirect labor and overhead increased as a percentage of revenue due to anticipated demand for the new assays, along with underutilization of capacity in our analyzer manufacturing group. During periods when analyzers are being manufactured, the group’s labor and overhead costs are allocated to the cost of the analyzers produced and expensed eventually through depreciation. Otherwise, the group’s costs are expensed directly to cost of sales during the period incurred. Depreciation of analyzers also increased since the number of analyzers placed in the field grew from 428 at December 31, 2015, to 498 at December 31, 2016.

The overall cost of direct labor increased as a percentage of revenue due to the hiring of production workers during 2016 for additional daily shifts in anticipation of doubling the number of products produced. We brought to market both the STEC and Staph ID/R assays in a relatively short period of time during the second half of 2016. Sales of these new products only began in August and September of 2016, respectively, and their impact on 2016’s total revenue and gross margins was minimal. Accordingly, we don’t expect to see additional revenue and gross margin potential until 2017. Similar to direct labor costs, indirect labor and overhead increased as a percentage of revenue due to anticipated demand for the new assays, along with underutilization of capacity in our analyzer manufacturing group. During periods when analyzers are being manufactured, the group’s labor and overhead costs are allocated to the cost of the analyzers produced and expensed eventually through depreciation. Otherwise, the group’s costs are expensed directly to cost of sales during the period incurred. Depreciation of analyzers also increased since the number of analyzers placed in the field grew from 428 at December 31, 2015, to 498 at December 31, 2016.

Operating Expenses

	Years ended
	December 31,		Increase
	2016	2015	$	%
Research and development	$13,406,370	$8,485,668	$4,920,702	58%
Selling and marketing	6,859,323	5,007,320	1,852,003	37%
General and administrative	8,801,997	6,241,433	2,560,564	41%
	$29,067,690	$19,734,421	$9,333,269	47%

Research and Development

Research and development expenses increased 58% during the year ended December 31, 2016, as compared to the prior year, due to an increase of $1.1 million for hiring new developers, scientists, and recruiting costs, an increase of $3.3 million for additional costs for clinical trials, experimental assays, and outside consultants, all related to the development of new products, and a net increase of all other research and development expenses aggregating to $489,392.

Selling and Marketing

The 2016 increase in sales and marketing expenses as compared to 2015 was due primarily to $1.5 million in higher salaries, travel, and promotional assay costs resulting from an increase in sales and marketing personnel and their increased efforts to add customers and sell additional existing and newly-developed assays. These higher expenses included increased commissions related to the increase in new customers, and were also the result of efforts to place additional analyzers in the field. All other expenses increased $360,630.

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General and Administrative

The increase in general and administrative expenses for 2016 compared to 2015 resulted from an increase of $811,131 related to the hiring of additional accounting, regulatory, human resource, and IT personnel, as well as $335,225 in increased rent expense, all to accommodate growth experienced during 2016 and growth anticipated in the future. In addition, there was $1.5 million in increased legal and consulting fees incurred during 2016 because of increased financing and financial restructuring activities. There was also $82,139 in additional corporate registration and property tax expenses, a decrease of $612,376 in share-based compensation, and $425,027 in all other general and administrative expenses.

Interest Expense

Interest expense for the year ended December 31, 2016 increased by $155.7 million, from $11.8 million to $167.5 million, as compared to the year ended December 31, 2015.

The difference was due mainly to the $107.8 million increase in the loss on the issuance of the 2016 convertible note as compared to the loss on the 2015 convertible note issued at the end of the previous year, and $47.3 million in debt discount amortization on both convertible notes during 2016 which we didn’t have during 2015. Other interest expense increased $651,107.

Net Gain (Loss) on Exchange and Issuance of Warrants

The exchange and issuance of warrants during the year ended December 31, 2016 resulted in a net gain of $3.4 million, which comprised a gain on the exchange of Series E Warrants in the amount of $4.1 million, partially offset by a loss on the issuance of our Series G Warrants in the amount of $0.7 million.

The loss on extinguishment of warrants in the amount of $4.0 million for the year ended December 31, 2015 was due to the extinguishment of 1.05 million Series C Warrants for $2.1 million in convertible notes payable and associated Series D Warrants. The fair value of the convertible notes and warrants issued as consideration in the exchange was $6.4 million, which was offset by $2.3 million, the fair value of the Series C Warrants.

Loss on Extinguishment of Debt

The Company’s senior secured convertible note issued in 2015 contained a conversion feature whereby installment payments could be made if the Company issued shares of common stock to the noteholders. Because this feature was separate from the note itself, when such conversions occurred they were deemed extinguishments of debt for accounting purposes. During 2016, the Company issued shares of common stock in various installments to pay down the notes. In November 2016, the noteholders agreed to extinguish the remaining balance of the 2015 notes in exchange for a new class of Series F Convertible Preferred Stock. A total loss on the extinguishment of debt in the amount of $24.2 million was recorded to account for all these transactions. The loss amounts were equal to the fair market values of the common and preferred shares issued, offset by the principal amounts of the notes either paid down or extinguished, the related remaining debt discount associated with the principal amounts, the related derivative liability amounts also reduced, and the fair value of an embedded conversion feature inherent in the preferred shares.

Change in Fair Value Liabilities

The change in fair value of the derivative liability resulted in a net gain in earnings of $133.2 million for the year ended December 31, 2016, as compared to a net loss in earnings of $19.7 million for the year ended December 31, 2015. During 2016, we had a decrease in the fair value of our conversion feature and warrants associated with the 2015 and 2016 Notes in the amount of $125.9 million and a net decrease in the fair value of all other fair value liabilities in the amount of $21.8 million. These decreases were the result of the decrease in the value of our common stock during the year.

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Liquidity and Capital Resources

We have funded our operations to date primarily with net proceeds from our IPO, our follow-on public offerings, cash exercises of warrants, sales of our preferred stock, issuances of convertible notes, and revenues from operations. At March 31, 2017, we had unrestricted cash of $25,616 and restricted cash of $17.0 million. The restricted cash is related to 2016 Notes we entered into in July of 2016.

•	In January and February of 2017, the holders of 2016 Notes were issued 762,672 shares of common stock pursuant to the terms of the elective conversion provisions of the note agreement, which reduced the principal amount of the notes by $3.9 million.
•	In January and February of 2017, the noteholders voluntarily removed restrictions on $2.4 million of restricted funds. Also in February 2017, the Company and the noteholders agreed to reduce the convertible notes by $38.9 million in exchange for the return of $38.9 million of restricted funds.
•	In March and April 2017, the noteholders voluntarily removed restrictions on an additional $1.9 million of restricted funds.
•	In April 2017, the noteholders, Series F Preferred stockholders, and related warrant holders agreed to restructure their arrangements. The new terms include fixing conversion prices at set amounts and restricting the time frame in which conversions can be made. Also included were further reductions in loan amounts, along with additional returns to noteholders of restricted cash totaling $14.5 million.
•	In April 2017, pursuant to the terms of the New Series B Notes, the Company exercised its Mandatory Conversion right to convert $0.3 million of principal amount of the New Series B Notes. In conjunction with the conversions, $0.3 million was released from the restricted cash accounts which became available for use by the Company to fund its ongoing operations.
•	In May 2017, the holders of the Series B Notes voluntarily removed restrictions on the remaining $1.4 million of restricted funds, which became available for use by the Company to fund its ongoing operations.

We have limited liquidity, and have not yet established a stabilized source of revenue sufficient to cover operating costs based on our current estimated burn rate. In order to finance the continued growth in product sales, to invest in further product development, and to otherwise satisfy obligations as they mature, we will need to seek additional financing through the issuance of common stock, preferred stock, and convertible or non-convertible debt financing. Any additional equity financing, if available to us, may not be available on favorable terms, will most likely be dilutive to our current stockholders, and debt financing, if available, may involve restrictive covenants. If we are unable to access additional funds when needed, we will not be able to continue the development of our molecular diagnostic platform or our diagnostic tests, or we could be required to delay, scale back or eliminate some or all of our development programs and other operations. Any of these events could have an adverse impact on our business, financial condition and prospects. We may be unable to continue to operate without the threat of liquidation for the foreseeable future unless we raise additional capital.

In February 2017 we filed a registration statement with the Securities and Exchange Commission, of which this prospectus is a part, for an offering of equity securities, however, we can provide no assurance that the offering will be successful or on terms favorable to the Company or our stockholders. In the event we complete this offering, along with additional funds withdrawn from our restricted cash accounts, we believe we will have sufficient cash to fund our planned operations through a portion of the third quarter of 2017. We also anticipate we will need to seek additional financing in the third quarter of 2017 to continue funding our operations for the remainder of 2017.

Summary Statement of Cash Flows for the Three Months Ended March 31, 2017 and 2016

The following table summarizes our cash flows for the periods indicated:

	Three Months Ended March 31,
	2017	2016
Cash used in operating activities	$(4,049,404)	$(8,150,080)
Cash used in investing activities	(67,870)	(624,501)
Cash provided by financing activities	3,128,635	6,294,013
Net increase (decrease) in cash	$(988,639)	$(2,480,568)

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Cash Flows from Operating Activities

Cash used in operating activities for the quarter ended March 31, 2017 was $4.0 million. Added back to net income of $21.5 million was $538,804 in depreciation and amortization expenses, $11.4 million in debt discount amortization, and $41,603 in other net non-cash items. Offsetting these non-cash increases was $38.9 million for the change in the fair value liabilities, and a $602,555 non-cash gain in the extinguishment of liabilities. The change in operating assets and liabilities resulted in a net provision of cash of $2.0 million, primarily due to a rise in accounts payable and accrued liabilities attributable to deferring vendor and other cash payments, in addition to reducing inventory levels and increasing collection of customer receivables. As of March 31, 2017, 88% of accounts receivable was less than 60 days old.

Cash used in operating activities for the quarter ended March 31, 2016 was $8.1 million. The net loss of $33.7 million was offset by other non-cash items of $6.1 million for the convertible note debt discount amortization, $20.2 million for the increase in the fair value of our derivative liability, $563,322 for the increase in depreciation and amortization and $123,318 increase in all other non-cash items. The change in operating assets and liabilities further used cash by another $1,510,944 due to a $899,776 decrease in accounts payable, a $1.0 million increase in prepaid and other assets as we ordered material for our analyzer manufacturing, a $23,417 increase in accounts receivable and $22,870 increase in inventory partially offset by a $441,817 increase in accrued liabilities.

Cash Flows from Investing Activities

Cash used in investing activities was $67,870 for the first quarter of 2017, and is due to $4,017 for the cost of construction of our analyzer equipment and $63,853 of capital expenditures for the acquisition of property and equipment.

Cash used in investing activities was $624,501 for the first quarter of 2016 and was related to the costs associated with the construction of analyzers and other equipment in the amount of $408,271 and the acquisition of capital equipment in the amount of $216,230.

Cash Flows from Financing Activities

Cash provided by financing activities for the three months ended March 31, 2017 was $3.1 million, comprised of $3.5 million in the release of restricted cash, offset by $371,365 in payments of capital lease obligations.

Cash provided by financing activities for the three months ended March 31, 2016 of $6.3 million was primarily from the net proceeds in the amount of $5.6 million from the sale of units in our follow-on offering along with proceeds of $1.1 million from the exercise of underwriter purchase options partially offset by $314,879 for the cash settlement of the exercise of Series C Warrants and $302,799 in payments made on capital leases and notes payable.

Satisfaction of our cash obligations for the next 12 months and our ability to continue as a going concern

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. At March 31, 2017, we had unrestricted and restricted cash amounts of $25,616 and $17.0 million, respectively. Subsequent to March 31, 2017, $14.5 million of the restricted cash was returned to the note holders as redemptions on the outstanding notes and $2.5 million had the restrictions voluntarily removed and those funds were authorized to be released from the restricted accounts to the Company. There are no longer any funds in the restricted cash. We have incurred substantial losses from operations and negative operating cash flows which raise substantial doubt about our ability to continue as a going concern. We sustained a net loss from operations for the three months ended March 31, 2017 of $6.4 million, and a net loss from operations for the year ended December 31, 2016 of $34.1 million. While, as a result in the change in value of our fair value liabilities, we had net income of $21.5 million for the quarter ended March 31, 2017, we sustained a net loss for the year ended December 31, 2016 of $89.1 million. We have an accumulated deficit of $189.5 million as of March 31, 2017. During the quarter ended March 31, 2017, cash used for operations was $4.0 million. Whether and when we can attain profitability and positive cash flows from operations is uncertain.

We intend to continue to develop our products and expand our customer base, but we do not have sufficient realized revenues or operating cash flows in order to finance these activities internally. As a result, we have obtained and intend to continue to obtain financing in order to fund our working capital and development needs. In February 2016, we obtained financing by completing a follow-on offering for net proceeds of $5.0 million, and in June 2016, we completed another follow-on offering for net proceeds of $5.3 million. In July 2016, we signed and issued convertible notes for net proceeds of $68 million, of which a net $5.4 million was immediately available and the remaining proceeds were placed in the Company’s restricted accounts. By the end of 2016 we withdrew from restricted accounts all of the remaining $13.8 million related to our December 2015 convertible notes and $2.6 million related to our 2016 Notes. Through early May 2017, after returning $53.4 million in restricted cash to the noteholders to redeem the 2016 Notes, we withdrew all of the remaining $6.0 million from the restricted accounts related to our 2016 Notes.

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To continue operations over the next twelve months we will need to obtain additional financing. In February 2017, we filed a registration statement with the Securities and Exchange Commission for an offering of equity securities, however, we can provide no assurance that any such offering will be successful or on terms favorable to the Company or our stockholders. In the event we complete such offering, along with additional funds to be withdrawn from our restricted cash accounts, if we can meet the conditions for the release of the restricted cash or if we are able to negotiate the release of funds if we fail to meet the conditions, we believe we will have sufficient cash to fund our planned operations through a portion of the third quarter of 2017. We also anticipate we will need to seek additional financing in the third quarter of 2017 to continue funding our operations for the remainder of 2017.

Since inception, we have been able to meet our short-term funding needs through private placements of convertible preferred securities, an initial public offering (“IPO”), follow-on public offerings, issuances of convertible debt, and the sale and leaseback of analyzers used to report test results. We will continue to seek funding through the issuance of additional equity securities, debt financing, the sale and leaseback of assets, or a combination of these items. Any proceeds received from these items could provide the needed funds for continued operations and development programs. We can provide no assurance that we will be able to obtain the additional financing that we need to alleviate doubt about our ability to continue as a going concern. If we are able to obtain sufficient proceeds from additional financing, we cannot be certain that this additional financing will be available on acceptable terms. To the extent we raise additional funds by issuing equity securities, our stockholders will likely experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to obtain additional financings, the impact on our operations will be material and adverse.

Summary Statement of Cash Flows for the Years Ended December 31, 2016 and 2015

The following table summarizes our cash flows for the periods indicated:

	Years Ended December 31,
	2016	2015
Cash used in operating activities	$(31,654,390)	$(20,669,754)
Cash used in investing activities	(4,372,880)	(4,792,987)
Cash provided by financing activities	32,253,766	28,232,677
Net increase (decrease) in cash	$(3,773,504)	$2,769,936

Cash Flows from Operating Activities

Cash used in operating activities for the year ended December 31, 2016 was $31.7 million. The net loss of $89.1 million was offset by non-cash items of $46.5 million for the convertible note debt discount amortization, $119.2 million for the loss on the issuance of convertible note, $24.2 million for the loss on the extinguishment of debt, $2.6 million for the increase in depreciation and amortization, and $148,762 in all other non-cash items. These non-cash increases were partially offset by a $133.2 million change in the fair value of the derivative liability, and $3.4 million for a non-cash net gain on the exchange and issuance of warrants. The change in operating assets and liabilities resulted in a net provision of cash of $1.4 million, primarily due to a rise in accounts payable and accrued liabilities attributable to the launch of new products and sales increases, partially offset by related decreases in accounts receivable, inventory, and vendor prepayments.

Cash used in operating activities for 2015 was $20.7 million. The net loss of $57.9 million was partially offset by non-cash items of $19.7 million for change in fair value of derivative liability, $10.6 million in interest from issuance of the convertible note, $4.0 million in a loss on extinguishment of warrants, $1.6 million for depreciation and amortization, $612,006 of warrant issuance costs, and $232,174 in other non-cash items. The change in operating assets and liabilities offset the cash used in operating activities by $426,096, primarily due to an increase of $602,056 in accounts payable, and an increase of $700,790 in accrued liabilities partially offset by a $676,048 increase in inventory and a $200,702 increase in accounts receivables and prepaid and other assets.

Cash Flows from Investing Activities

Cash used in investing activities was $4.4 million for 2016 and is due to $3.3 million for the cost of the construction of our analyzer equipment and $1.1 million of capital expenditures for acquisition of property and equipment.

Cash used in investing activities was $4.8 million for 2015 and is due to $3.2 million for the cost of the construction of our analyzer equipment, and $1.6 million of capital expenditures for acquisition of property and equipment.

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Cash Flows from Financing Activities

Cash provided by financing activities for 2016 of $32.3 million was from the proceeds of $10.6 million from the issuance of units in follow-on offerings, proceeds of $21.8 million from the issuance of convertible notes payable and associated releases of restricted cash, and proceeds of $1.4 million from exercise of warrants. These amounts were offset by $1.3 million in payments of capital lease obligations, $314,879 paid to settle warrant exercises, and $5,693 in payments on notes payable.

Cash provided by financing activities for 2015 of $28.2 million was from the proceeds of $21.9 million from the issuance of units in a follow-on offering, proceeds of $4.1 million from the issuance of convertible notes payable, proceeds of $3.2 million from exercise of warrants and $250,000 in other financing activities, offset by $947,423 in payments of capital lease obligations, and $299,994 in payments on notes payable.

Critical Accounting Policies and Estimates

The preparation of the financial statements requires us to make assumptions, estimates and judgments that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. On an ongoing basis, we evaluate our judgments, including those related to inventories, receivables, recoverability of long-lived assets, and the fair value of our preferred and common stock and related instruments. We use historical experience and other assumptions as the basis for our judgments and making these estimates. Because future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Any changes in those estimates will be reflected in our financial statements as they occur. While our significant accounting policies are more fully described in the footnotes to our financial statements included elsewhere in this Form S-1, we believe that the following accounting policies and estimates are most critical to a full understanding and evaluation of our reported financial results. The critical accounting policies addressed below reflect our most significant judgments and estimates used in the preparation of our financial statements.

As an emerging growth company, we have elected to opt-in to the extended transition period for new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Revenue Recognition

We derive our revenue from the sale of single use assays sold through our dedicated sales force in the United States, and through a network of distributors in the European Union and New Zealand. Revenue is recognized when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products has occurred; (3) the selling price of the product is fixed or determinable; and (4) collectability of that price is reasonably assured. Change in title to the product and recognition of revenue from sales of assays occurs at the time of shipment.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are generated from the sale of assays to end users in the United States and to a network of distributors outside the United States. These accounts receivable are recorded at the invoiced amount, net of allowances for doubtful amounts. We routinely review outstanding accounts receivable balances for estimated uncollectible accounts and establish or adjust the allowances for doubtful accounts receivable using the specific identification method and record a reserve for amounts not expected to be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. We do not have customer acceptance provisions, but we provide our customers a limited right of return for defective assays.

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Inventories

Inventories are stated at the lower of cost or market with cost determined according to the average cost method. Manufactured inventory consists of raw material, direct labor and manufacturing overhead cost components. We review the components of our inventory on a regular basis for excess and obsolete inventory, and make appropriate adjustments when necessary. We have made adjustments to, and it is reasonably possible that we may be required to make further adjustments to, the carrying value of inventory in future periods.

Long-Lived Assets

Long-lived tangible assets, including property and equipment, and definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. We regularly evaluate whether events or circumstances have occurred that indicate possible impairment and rely on a number of factors, including expected future operating results, business plans, economic projections, and anticipated future cash flows. We use an estimate of the future undiscounted net cash flows and comparisons to like-kind assets, as appropriate, of the related asset over the remaining life in measuring whether the assets are recoverable. Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and estimated fair value. Fair value is determined through various valuation techniques, including cost-based, market and income approaches as considered necessary. We amortize intangible assets on a straight-line basis over their estimated useful lives.

Our long-lived assets include our analyzers used by hospitals in the United States to run the assays they buy from us. There are no contractual terms with respect to the usage of our analyzers by our customers. Hospitals are under no contractual commitment to use our analyzers. We maintain ownership of these analyzers and, when requested, we can remove the analyzers from the customer’s site. We do not currently charge for the use of our analyzers and there are no minimum purchase commitments of our assays. As our analyzer is used numerous times over several years, often by many different customers, analyzers are capitalized as property and equipment once they have been placed in service. Once placed in service, analyzers are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method based on average estimated useful lives. The estimated useful life of our analyzers is determined based on a variety of factors including in reference to associated product life cycles. During the quarter ended March 31, 2017, we changed the estimate of the useful life of our analyzers from five to seven years, as a result of determining that the actual life of analyzers used internally and at customer sites was longer than five years. As analyzers are integral to the performance of our diagnostic tests, depreciation of analyzers located at customer sites is recognized as a cost of sales.

Analyzers used outside the United States are sold to the customer and the sale is accounted for as a sale of fixed assets. Since inception, the Company has not focused nor placed significant emphasis on developing international markets for the Company’s product. The Company has never had an international sales force and has never manufactured analyzers specifically for international markets. On occasion, small, international sales opportunities have come along through international distributors. The analyzers that were sold to them were part of the fixed asset pool of analyzers the Company has, and many of these specific analyzers had been previously placed at customer locations within the United States. Sale of the fixed asset analyzers in these limited international opportunities have not been based on established product price listings as no such listing exists or has been publicly marketed to customers; instead, the final sales price has been a negotiated amount based on the sale of a functioning fixed asset analyzer, whether or not that analyzer was previously used at another customer site. Similar to other fixed asset sales, there were no stated or implied warranties or other continuing service requirements made with the sale of these assets. For these limited situations, management has elected to sell the fixed asset analyzers as opposed to placing them with international customers (thereby not retaining title over the analyzers) as it would be impractical for us to retain ownership due to, among other reasons, the Company lacking the necessary personnel needed to service international customers, the need to comply with the additional laws and regulations of countries outside the United States to which the Company is not currently subject, and the added costs to recover, reconfigure, ship and redeploy fixed asset analyzers that have been used internationally. During the three months ended March 31, 2017, and the years ended December 31, 2016 and 2015, respectively, there were no analyzers sold to international distributors.

Fair Value Instruments

The Company accounts for derivative instruments under the provisions of Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging. ASC 815 requires the Company to record derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings. As a result of certain terms, conditions and features included in our convertible notes and certain common stock purchase warrants granted by the Company, those securities are required to be accounted for as derivatives at estimated fair value, with changes in fair value recognized in earnings.

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The Company accounts for other fair value liability instruments under the provisions of ASC 480, Distinguishing Liabilities from Equity. ASC 480 requires the Company to record certain liabilities at their fair value. Changes in the fair value of these liabilities are recognized in earnings. As a result of certain terms, conditions and features included in the Series F Preferred Stock issued by the Company, it is required to be accounted for as a liability at estimated fair value, with changes in fair value recognized in earnings.

Income Taxes

We are required to determine the aggregate amount of income tax expense or loss based upon tax statutes in jurisdictions in which we conduct business. In making these estimates, we adjust our results determined in accordance with generally accepted accounting principles, for items that are treated differently by the applicable taxing authorities. Deferred tax assets and liabilities resulting from these differences are reflected on our balance sheet for temporary differences in loss and credit carryforwards that will reverse in subsequent years. We also establish a valuation allowance against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. Valuation allowances are based, in part, on predictions that management must make as to our results in future periods. The outcome of events could differ over time which would require that we make changes in our valuation allowance.

The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not of being sustained if the position were to be challenged by a taxing authority. We examined the tax positions taken in tax returns and determined that there are no uncertain tax positions. As a result, we recorded no uncertain tax liabilities in our balance sheet.

Stock Based Compensation

We measure and recognize compensation expense for stock options granted to our employees and directors based on the estimated fair value of the award on the grant date. Since our IPO, our board of directors determines the fair value of each share of underlying common stock based on the closing price of our common stock on the date of grant. We use the Black-Scholes valuation model to estimate the fair value of stock option awards. The fair value is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award on a straight-line basis.

Emerging Growth Company Status

As an emerging growth company under the JOBS Act, we have elected to opt in to the extended transition period for complying with new or revised standards pursuant to Section 107(b) of the Act. We are also exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires a public company's auditor to attest to, and report on, management's assessment of its internal controls.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

BUSINESS

References herein to “we,” “us” or “our” refer to Great Basin Scientific, Inc., doing business as “Great Basin Corporation” unless the context specifically requires otherwise.

Overview of Our Business

We are a molecular diagnostic testing company. We are focused on improving patient care through the development and commercialization of our patented, low-cost, molecular diagnostic platform for testing for infectious diseases, especially hospital-acquired infections. We believe our platform has the ability to transform molecular testing for infectious diseases at small to medium sized hospitals by providing an affordable solution that meets the rapidly evolving needs of patients and providers.

We believe there is a fast-growing market for molecular diagnostic systems being purchased by hospital microbiology labs to replace culture and other legacy testing formats. We believe our platform is well positioned to meet this need. Our platform provides results in 45 to 115 minutes depending on the test. Molecular testing generally reduces test time from days to hours, and provides more accurate results, which we believe leads to shortened hospital stays and improved patient outcomes, all of which leads to reduced cost for hospitals that implement molecular testing in their labs.

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Our platform is an automated molecular diagnostic system, consisting of an analyzer and associated assay cartridge. Our platform utilizes a sample-to-result format, which means that once a patient specimen is received, it undergoes limited processing before it is placed in the analyzer where the assay is run without further technician intervention. This reduces assay complexity and eliminates the need for highly trained and expensive molecular technicians to run the tests. Our platform is designed to enable simple, rapid and cost-effective analysis of multiple pathogens from a single clinical sample, which will allow small to medium sized community hospitals that traditionally could not afford more expensive or complex molecular diagnostic testing platforms to modernize their laboratory testing and provide better patient care at an affordable cost.

In July 2012, we launched our first FDA-cleared test for C. diff, a bacteria that causes life-threatening gastrointestinal distress in hospital patients. We currently sell our diagnostic test cartridge in the United States through a direct sales force and we use distributors in the European Union and New Zealand. As of March 31, 2017, we had 256 customers worldwide (235 in the United States and 21 in the rest of the world), who use an aggregate of 470 of our analyzers.

In addition to our C. diff assay, we have commercialized four additional tests, Group B Strep assay for which we received FDA clearance in April 2015 which launched commercially in June 2015, Shiga toxin producing E. coli, or STEC, for which we received FDA clearance in March 2016 and which launched commercially in August 2016, Staph ID/R for which we received FDA clearance in March of 2016 and which launched commercially in September 2016, and a test for Bordetella pertussis (whooping cough) for which we received FDA clearance in March 2017 and which launched commercially in May 2017. Additionally, in December 2016 we completed clinical trials and submitted a 510(k) application to the FDA for another assay, Stool Bacterial Pathogens Panel (“SBPP”), for which we expect a decision in 2017. We also have three other assays in various stages of product development: (i) a test for Chlamydia-Gonorrhea, (ii) a pre-surgical nasal screen for Staphylococcus aureus, and (iii) a panel for Candida blood infections.

Since inception, we have incurred net losses from operations each year, and expect to continue to incur losses for the foreseeable future. Our net loss attributable to operations for the fiscal year ending December 31, 2016 was approximately $34.1 million and for the three months ended March 31, 2017 our net loss from operations was $6.4 million . For the fiscal year ending December 31, 2016 our net loss was approximately $89.1 million while for the three months ended March 31, 2017 we had net income, due to the change in value of our fair value liabilities, in the amount of $21.5 million. As of March 31, 2017, we had an accumulated deficit of $189.5 million.

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Our Strategy

Our goal is to become the leading provider of sample-to-result, multiplex and low-plex molecular diagnostic testing for infectious diseases by leveraging the strengths of our affordable diagnostic testing platform. We intend to expand the use of our platform by targeting small to medium sized hospitals in the United States with fewer than 400 beds. We believe that our low-cost platform will be attractive to these hospitals in particular, which may not otherwise have sufficient resources to justify the purchase of a molecular diagnostic sample-to-result solution. To achieve this objective, we intend to do the following:

•	Leverage our Low-Cost Platform to Quickly Penetrate the Small and Medium Sized Hospital Market. We provide our customers with our analyzer at no cost and sell them the disposable, single-use diagnostic cartridges. This allows us to avoid the long sales cycle inherent in selling capital equipment and expand into hospitals that previously could not afford to implement a molecular diagnostic platform.

•	Accelerate the Growth of our U.S. Customer Base and Utilization of our Test Menu. We intend to expand our sales effort to target small to medium hospitals in the United States. We anticipate that increasing our number of customers and the utilization of our test menu at each site will drive sales of our diagnostic cartridges. We expect these sales will generate most of our revenue for the foreseeable future.

•	Expand our Menu of Molecular Diagnostic Assays. We intend to expand our assay menu to include additional assays for our platform that we believe will satisfy growing medical needs and present attractive commercial opportunities. For example, in 2015 we began selling our test for Group B Strep, and in 2016 we began selling tests for Staph ID/R and Shiga toxin producing E. coli. In May 2017, we began selling our Bordetella pertussis test, and we expect clearance for our SBPP test in 2017. We also have three other assays in various stages of product development: Pre-surgical screening, Candida, and CT/NG.

•	Reduce our Cost of Sales through Automation and Volume Purchasing. We manufacture our proprietary diagnostic cartridges and analyzers at our manufacturing facility in Salt Lake City, Utah. We currently hand-build our diagnostic cartridges and purchase materials at higher per unit cost due to low purchase volumes. We believe that investment in automation of portions of the manufacturing and assembly process and volume purchase pricing will significantly improve our gross margins and enhance our ability to provide a low-cost solution to customers.

The Great Basin Platform

Our platform, which employs a combination of proprietary and patented technology, consists of a bench top analyzer with a touch screen (or, in early models, a laptop computer) into which our self-contained, single-use diagnostic cartridges are inserted. We believe that our platform is user friendly and intuitive and provides the hospital with the ability to perform molecular diagnostic assays in an efficient and cost-effective manner.

The Analyzer	The Diagnostic Cartridge	The User Placing the Diagnostic Cartridge into the Analyzer

Once a patient specimen is received in the lab, a technician will typically perform no more than three to five steps of sample preparation before placing the sample in our disposable diagnostic cartridge and inserting it in the analyzer where the assay is run without further technician intervention. Our four FDA-cleared assays were rated by Clinical Laboratory Improvement Amendments of 1988, or CLIA, as moderately complex, which typically eliminates the need for highly-trained and expensive molecular technicians to run the assays, bringing additional cost benefit to our customers. We expect our future assays to be rated moderately complex or meet CLIA waiver criteria, which is reserved for assays that are simple and are judged by the FDA to present a low risk for erroneous results.

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Our platform provides accurate results in 45 to 115 minutes depending on the assays. The speed of our assays allows for early diagnosis and treatment, which we believe can lead to better patient outcomes and reduced cost to the hospital.

We believe that our platform and related assays offer small-to-medium sized hospitals the following benefits:

•	Ease of Use. Our platform is a sample-to-result system. Sample preparation can be completed in three to five steps that typically take no more than five minutes. Once the diagnostic cartridge is placed in the analyzer, the technician does not need to monitor the assay and can complete other unrelated tasks. The assay is complete in 45 to 115 minutes depending on the assay.

•	Cost Savings. We believe that our pricing strategy makes it possible for many small-to-medium sized hospitals that have cost constraints to adopt molecular testing. We provide the customer the use of our analyzer for no upfront charge, while we retain ownership. We then sell our assays to the hospital at a cost that we believe is similar to or less expensive than other molecular diagnostic solutions. This reduces the up-front cost for the customer, minimizes customer approval processes and accelerates adoption of our platform.

•	Versatile Platform with the Capability to Deliver a Broad Assay Menu. We believe our platform has broad potential application across a number of areas in molecular diagnostic testing for infectious disease, including the detection of pathogens from whole blood samples. The same analyzer can be utilized for all of our planned future assays.

•	Low-cost Low-plex tests. We believe our platform, including our low-cost chip detection and our single-use diagnostic cartridge, has a cost structure that will allow us to compete effectively in the market for low-plex tests with 1-3 answers like C. diff or Pre-surgical and MRSA screening. We expect our low-plex tests like C. diff to drive system placements as hospitals convert from traditional testing methods.

•	Ability to Multiplex . Our platform has the technical ability to analyze up to 64 distinct targets in a single diagnostic panel, including controls. We refer to any test of more than four targets as a multi-plex panel. We believe that this capability will allow hospitals to test for multiple possible causes of an individual patient’s symptoms in a one-step detection process. This capability will reduce the time required for a laboratory to perform a diagnostic analysis that involves testing for multiple infectious disease pathogens. Without our platform, similar testing would require the hospital to run multiple, separate molecular or non-molecular diagnostic assays.

Our Molecular Testing Process

In our molecular testing process, a clinician places a clinical specimen — processed or unprocessed — into the diagnostic cartridge (such as stool or blood), caps the cartridge and then places the diagnostic cartridge into the analyzer. The assay routine is initiated in the analyzer and starts a simple automated process. Within the instrument, mechanical valves are present to control the flow of fluid through the cartridge and to pierce the blister packs containing the required buffers, solutions and reagents to perform the selected assay. Low cost, reliable heaters are present for assay processing. Imaging occurs with a compact digital camera placed over a window in the cartridge above the chip. Proprietary software interprets the image and provides a clinical result to the laboratory.

The disposable diagnostic cartridge contains — in blister packs or freeze dried pellets — all of the reagents required to run the applicable assay. The three steps of a molecular assay (sample preparation, amplification, and detection) are performed in chambers present on the cartridge. All waste is collected in a chamber that is part of the diagnostic cartridge, significantly reducing the risk of lab contamination. After the assay is completed and the result is obtained, the diagnostic cartridge is disposed of with the hospital’s other medical waste.

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To simplify processing within the analyzer, fluids are moved within the diagnostic cartridge through relatively large channels by exploiting pressure differences. Proprietary features have been designed into the diagnostic cartridge to allow for bubble-free fluid movement and sensor design permits accurate and precise volumetric delivery.

Our Assay Menu

We have received FDA clearance for five assays, C. diff , Group B Strep, Staph ID/R, E. coli, and Bordetella pertussis. We also have CE marks for those assays. We began marketing the C. diff test in Europe in the first quarter of 2012 and in the United States in the fourth quarter of 2012. We received clearance from the FDA in April 2015 for our second diagnostic test for Group B Strep and launched this test commercially in June of 2015. We received clearance from the FDA in March of 2016 for STEC and launched this test commercially in August of 2016. We received FDA clearance for our Staph ID/R trial in March of 2016 and launched this test commercially in September of 2016. We received FDA clearance for our Bordetella pertussis test in March 2017 and launched this test commercially in May 2017. We have another assay that has been submitted to the FDA for review, a test for a food borne pathogen panel. Additionally, we have three other assays in various stages of product development: (i) a pre-surgical nasal screen for Staphylococcus aureus, or SA, (ii) a panel for candida blood infections and, (iii) a test for CT/NG.

Our Commercial Tests:

C. diff Test

C. diff infections are often life-threatening and can create a significant financial burden for hospitals. As a hospital-acquired infection, costs associated with the care of patients with C. diff are not covered by insurance or Medicaid/Medicare. An independent peer reviewed paper, published in the American Journal of Infection Control in 2012, highlights a significant reduction in C. diff infection rates when a hospital switched from culture to molecular testing — reducing cost and improving patient outcomes.

Our C. diff test is a rapid medical diagnostic test for the detection of C. diff , a gram-positive bacteria that causes severe diarrhea and other intestinal disorders. The test detects the presence of the C. diff toxin B gene, or tcdB gene, in the pathogenicity locus, or PaLOC region of C. diff , present in all known toxigenic strains, to diagnose the toxin in a patient’s stool. The test requires minimal sample preparation and can deliver results in 90 minutes. A swab from loose stool is placed into transfer solution and a portion of this solution is placed into the diagnostic cartridge. The diagnostic cartridge is then placed into the analyzer.

Group B Strep Test

Group B streptococcus, or Group B Strep, is a bacterium that colonizes in the warm moist areas of many humans. Harmless to healthy adults, it can be transmitted to a newborn during childbirth and is the single largest cause of meningitis in newborn infants. For this reason nearly every pregnant woman in the United States is tested for Group B Strep in the late third trimester. Historically this test was done by culture, but based on the recent introduction and sales of other Group B Strep molecular diagnostic tests, we believe labs are switching to molecular testing.

Our Group B Strep test is designed to detect Group B Strep from an anal/vaginal swab taken from a pregnant woman. Hospitals can use our test to identify Group B Strep colonization in pregnant women, who can then be treated with antibiotics to reduce the risk of transmission to the baby, reducing the risk of development of sepsis in the newborn. We received clearance from the FDA in April 2015 for our Group B Strep test and launched it commercially in June 2015.

Shiga Toxin Direct (STEC) Test

Escherichia coli ( E. coli ) bacteria normally live in the intestines of healthy people and animals. Most varieties of E. coli are harmless or cause relatively brief diarrhea, but a few strains, such as E. coli O157:H7, can cause severe abdominal cramps, bloody diarrhea and vomiting.

Our STEC Test is designed to be a rapid test that identifies Shiga toxin produced by E. coli , including E. coli O157 specifically which is the most serious type of E. coli contracted from contaminated food. We received FDA clearance for our STEC test in March 2016. We launched the product commercially in August of 2016.

Staphylococcus Identification and Resistance Blood Infection Panel

Staphylococcus aureus is a major cause of hospital and community-acquired infections and is associated with high rates of morbidity and mortality. Methicillin-resistant Staphylococcus aureus , or MRSA, is a potentially life-threatening infection that most frequently occurs in the hospital setting. Rapid diagnosis of Staph blood infections has been shown, in a report published in Clinical Practice in 2010, to save up to approximately $7,000 per patient and shorten the length of hospital stays by 6.2 days.

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Our Staph ID/R panel is designed to be a multiplex panel to (i) identify species of Staphylococcus infections based on the detection of highly discriminatory and specific DNA sequences within a bacterial replication gene, (ii) detect the mecA gene, which confers drug resistance, directly from positive blood cultures and (iii) provide information on the antibiotic resistance profile of the bacteria. This test is designed to produce a result in less than one hour.

We received FDA clearance for our Staph ID/R panel in March 2016. We launched the product commercially in September of 2016.

Bordetella Pertussis Test

Bordetella Pertussis, also known as whooping cough, is a highly contagious respiratory disease caused by the bacterium Bordetella pertussis. In 2012, there were over 48,000 cases reported in the United States and over 16 million worldwide. We started the clinical trial in the second quarter of 2016 and filed a 510(k) application with the FDA in January of 2017. We received FDA clearance for our Bordetella Pertussis test in March 2017 and launched the product commercially in May 2017.

Our Assay under FDA Review

Stool Bacterial Pathogenic Panel

According to the Agency for Healthcare Research and Quality, there were nearly five million U.S. hospital visits in 2010 for gastrointestinal distress that suggested food-borne illness. In 2010, inpatient costs attributable to patients suffering from gastrointestinal infections cost the healthcare system nearly $1.8 billion. One of the challenges faced by physicians assessing a patient with symptoms of gastrointestinal infection is determining the underlying cause.

We expect that our Stool Bacterial Pathogenic panel will detect the main causes of food poisoning. If approved, we believe that hospitals will be able to use our panel to identify the causative pathogen of food poisoning and provide appropriate treatment quickly, improving patient outcomes. Additionally, the results may be used to aid public health agencies to track causes of food poisoning outbreaks. We started the clinical trial in the second quarter of 2016 and filed a 510(k) application with the FDA in December of 2016. Our Stool Bacterial Pathogenic panel is not cleared by the FDA or available for commercial sale.

Our Assays in Development

Candida Blood Infections Panel

According to the United States Center for Disease Control there are 46,000 Candida blood infections annually in the U.S. Candida infections, although rare, have mortality rates as high as 40% if not diagnosed quickly. Our candida panel is a multiplex panel that will be designed to identify five species of Candida directly from positive blood cultures. We expect to complete product development in the first half of 2017. Our Candida Blood Infections Panel is not cleared by the FDA or available for commercial sale.

Chlamydia-Gonorrhea (CT/NG) Test

Our test for Chlamydia tracomatis and Neisseria gonorrhoeae (CT/NG) is designed to detect two significant sexually transmitted diseases. According to the CDC, there are over 20 million new CT infections each year in the U.S. and approximately 330,000 cases of NG. We expect to complete the pre-clinical development of our CT/NG test in the first half of 2017. Our CT/NG test is not cleared by the FDA or available for commercial sale.

Parasite Gastrointestinal Infection Panel

Our Parasite GI Panel detects the four most prevalent parasite that cause diarrhea that occur due to eating undercooked foods or contaminated water in underdeveloped countries (“travelers diarrhea”) as well as in the developed world.  A World Health Organization report stated that these enteric protozoa cause 67.2 million illnesses worldwide. The test can be used directly on preserved stool samples and provides an improvement in testing performance, complexity, and turnaround time compared to the standard of care.  The test is currently under development. Our Parasite GI Panel is not cleared by the FDA or available for commercial sale.

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Staphyloccocus aureus Pre-Surgical Nasal Screen

Staphyloccocus aureus (SA) often colonizes the nasal passages and other warm moist areas in healthy humans. Harmless in most circumstances, the colonization represents real risk to patients undergoing surgery. In fact studies have shown the relative risk of post-surgical infection is up to eight and a half times greater in carriers of SA than in non-carriers.

We expect that our SA nasal screening test will be a rapid test for the presence of SA in the nasal passages of a pre-surgical patient. If approved, we believe that hospitals will be able to use our test to identify pre-surgical patients who are SA carriers and treat those patients with topical antibiotics, which has been shown in multiple peer-reviewed studies to significantly reduce the risk of post-surgical infection. Our SA pre-surgical nasal screen test is not cleared by the FDA or available for commercial sale.

Our Technology

Our proprietary and patented technology is based on detection of DNA targets on a coated silicon chip with results visible to the naked eye. DNA naturally forms a double-stranded structure, with each strand binding with high affinity and selectivity to a complementary strand. Our technology can detect DNA target strands of interest by attaching complementary strands of DNA to the chip surface, called capture probes, using our proprietary technology and processes. The capture probe can thereby immobilize the DNA target of interest. In order for the DNA target to be detected, it is labeled with biotin, a small molecule which can be used to create a signal in the diagnostic test. Biotin, immobilized onto the chip surface via DNA target hybridization to the DNA probe, will bind to a molecule which recognizes biotin and is conjugated to a signal generating enzyme, horseradish peroxidase, or HRP. Immobilized HRP can be reacted with a complex mixture to create a large colored product which deposits on the chip surface. This deposit causes the color of the chip surface to change. This color change is readily apparent to the naked eye as a dot in the vicinity of the DNA probe. In order to create tests with appropriate sensitivity for the given clinical indication, we can either amplify the quantity of DNA targets of interest or amplify the biotin-based signal. Each of these amplification approaches also serve to label DNA target(s) of interest with biotin.

Our Technology: Detection of On-chip Helicase Dependent Amplification (HDA) Reactions

Within the cartridge three distinct processes occur: sample processing, amplification, and detection. During sample processing, the specimen is treated to remove clinical matrices such as blood or feces that may interfere with assay results and is treated to break open cells to release potential DNA targets. Next, the sample is subjected to target amplification to create billions of copies of target DNA to improve assay sensitivity and to label each target with biotin. Finally, detection is triggered by hybridization of the biotin-labeled target DNA with capture probes on the chip surface. The chip is currently configured to hold as many as 64 probes, including controls, each of which can be configured to detect a different target DNA, enabling highly multiplexed testing. If signal amplification is used, a proprietary polymer is added to the detection reaction, which converts each target DNA associated biotin into 80 additional biotins to improve detection sensitivity. All waste generated from the assay is stored in a self-contained waste chamber which significantly reduces contamination risk.

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Target Amplification.   Helicase-dependent amplification, or HDA, is a process that utilizes an enzyme, helicase, to unwind double-stranded DNA to create two single strands through isothermal, or single temperature, amplification. Once this DNA is single-stranded, complementary DNA primers, which are short pieces of DNA that are complementary to the DNA target, can hybridize. Through the action of an enzyme, DNA polymerase, the DNA primers grow, or extend, to create a complementary strand of the DNA target, creating double-stranded DNA again. This process can be repeated and the degree of copying, or amplification, is exponential, so that billions of copies can be created. HDA is a method already commercially available for detection of DNA targets, however, it is a mistake-prone process. DNA primers can incorrectly hybridize to non-target DNA at lower temperatures and be copied, creating so-called primer artifacts, which leads to tests that are slow and poorly sensitive.

Our patented target amplification approach, termed blocked primer-mediated, helicase-dependent amplification, or bpHDA, utilizes blocked primers to enhance test speed and sensitivity. Blocked primers are DNA primers that contain a block at lower temperatures, where most incorrect hybridization events occur, preventing extension of the DNA primers or copying of the DNA target. As the temperature is raised, incorrect hybridization events are not stable and fall apart, but hybridization of DNA primers to complementary DNA targets is still very strong and an enzyme, RNase H, becomes active which can remove the block in blocked primers hybridized to DNA targets only. As a result, the accuracy of the process is dramatically improved, leading to faster and more sensitive tests. In order to label the DNA target for detection, each DNA primer has a biotin molecule attached to one end.

Our platform is also capable of performing polymerase chain reaction, or PCR, which is a widely used method of DNA amplification. Our Group B Strep test is our first commercial test to utilize PCR.

Signal Amplification.   Our patented signal amplification approach, which we refer to as AMPED, utilizes a bridging molecule to connect the biotin label on each DNA target to a polymer containing 80 biotins, thereby amplifying the signal up to 80 times in our diagnostic tests. The AMPED polymer works in the presence of blood, mucus, and feces typically present in clinical samples, thereby simplifying sample processing. The AMPED signal amplification process takes approximately 20 to 30 minutes and is a more rapid approach for detection of DNA targets than target DNA amplification, which typically takes 45 to 120 minutes. The patented AMPED polymer is highly water soluble and stable and displays low non-specific binding properties, which are critical requirements for highly specific signal amplification approaches.

Based on papers published in peer-reviewed journals, we believe our AMPED detector to be among the most sensitive in the industry with a proven limit of detection of 20,000 DNA molecules. We believe this limit of detection will be more than adequate for us to develop assays focused on the nascent “direct from whole blood” market which we believe has the potential to be exceptionally disruptive by eliminating the need for culturing blood prior to testing. Currently patients suspected of having a blood infection (sepsis) have their blood drawn. That sample is then cultured for a day before testing, but published studies consistently show that treatment within 12 hours of symptoms has significant clinical benefit. Direct from whole blood testing has the potential to eliminate the need for culture, speeding diagnosis to under 12 hours, thus potentially improving patient morbidity and mortality.

Diagnostic Cartridges.  Our patent-pending diagnostic cartridges are self-contained devices specifically configured for a given diagnostic assay. The diagnostic cartridge is injection molded and includes features such as reaction chambers, a waste chamber, and channels to direct the movement of fluids. The diagnostic cartridge also contains a coated silicon detection chip consisting of an array of up to 64 DNA probes, including controls. Integrated into the diagnostic cartridge are lance devices for the reagent blister packs and stirring devices. Reaction chambers and fluid channels are covered with a clear thermoplastic to form liquid-tight features. All of the reagents necessary to perform the assay are stored within blister packs affixed to the cartridge, other than the target amplification reagents, which are stored as a freeze-dried pellet. The diagnostic cartridge utilizes patent-pending methods for controlling the flow of fluid and managing air to prevent bubbles. The diagnostic cartridge also contains bar coded information related to the test, including the cartridge lot number and expiration date.

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Analyzer.   The analyzer is an on-demand system controlled by an external touch screen or laptop. Each analyzer contains a module into which individual diagnostic cartridges are placed. Once a diagnostic cartridge has been loaded with a clinical specimen, the cartridge is inserted into the analyzer. The cartridge is then advanced onto a platform allowing access from above and below. The analyzer has three main sub-platforms to execute the diagnostic test: reagent flow control, thermal control, and the optical imaging platforms. To control reagent flow and delivery, valve actuators, which control fluid movements, and lance actuators, which lance blister packs, are located below the cartridge. Motors for mixing reactions and stepper motors, which serve to flatten blister packs and drive fluid into reagent channels, are located above the cartridge. Optical sensors located adjacent to the fluidic paths in the cartridge are used to determine fluidic movements. Compression valves are used to isolate regions of the cartridge for individual steps of the diagnostic assay. Multiple resistive heaters with thermocouple feedback are used to control temperature for each of the steps of the process. Once the test is complete a digital camera captures the resulting visible features. Processing and filtering techniques and multiple custom algorithms are used to determine test results, which are displayed on the touch screen or printed automatically.

The touch screen controls each analyzer, provides power and analyzes and stores data. Technicians can load patient identification numbers and reagent lot codes by using the included bar code scanner or the touch screen.

Advantages of Our Technology

Low Cost Design.   Our technology was designed to use injection molded parts and filled blister packs can be produced in high volumes at relatively low cost. Production of the coated silicon chip uses existing semi-conductor processes and capital equipment. Our isothermal target amplification uses a relatively inexpensive heater which does not need to actively manage heat with coolers and fans. A low cost digital camera captures the visible results. Our proprietary DNA probe chemistry enables us to produce assays at relatively low cost.

Easy to Perform On-demand Testing.   Our technology uses a sample-to-result approach. The customer loads a liquid clinical specimen into the diagnostic cartridge, closes it, inserts it into the analyzer and enters patient information to initiate each assay. The results are automatically generated with no user interpretation or intervention required. Hands-on time is less than 10 minutes for our C. diff test and we expect hands-on time to be generally less than 5 minutes for assays under development. Additionally, on-demand testing allows the technician to test samples as they come into the laboratory. Finally, the presence of comprehensive built-in controls means that the technician is not required to test external control samples to assure the quality of assay results. This allows laboratories to be more efficient with limited resources.

High Performance Assay Results.   Our technology is capable of highly specific and sensitive detection of nucleic acids. For target DNA from multiple pathogen types, we can routinely detect fewer than three organisms using our bpHDA target amplification approach and have detected the identity of as few as 100 organisms using our AMPED signal amplification approach. Because the speed of bpHDA is only limited by the speed of the enzymes, we have demonstrated the ability to detect target DNA in less than 20 minutes of amplification time.

High Content Panels .  Each of the 64 capture probes in our cartridge act independently to produce highly specific and sensitive detection for a given DNA target. The chip is optimized so that changes as small as a single base in DNA target sequence can be readily detected, allowing for detection of clinically meaningful mutations in DNA target samples. Our bpHDA technology is highly specific, allowing for simultaneous amplification of multiple DNA targets. The AMPED approach can be used to directly detect clinical specimens, thereby eliminating typical limitations of multiplexing. We expect the combination of highly multiplexed amplification and detection will allow for information-rich, multi-target panel results that allow clinicians to both rule-out and rule-in causes of disease. We believe this approach will lower testing costs and speed up the time to appropriate patient treatment, improving patient outcomes.

Ease of Development of New Assays.   Early diagnostic test prototypes can be developed using our standard 96 well plates capable of processing 96 samples in a single experiment, rather than processing individual samples in the analyzer. We believe that this capability allows us to more easily develop and optimize new assays before transferring the design to the instrumented platform. Additionally, well-established software tools enable us to design and develop DNA probes and primers. The flexibility of the cartridge design allows for utilization of an efficient, low-cost approach for sample processing.

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License Agreements

BioHelix.   We hold non-exclusive licenses to key technologies from BioHelix related to isothermal amplification of nucleic acid targets, utilizing helicase-dependent amplification, or HDA. The term of this license agreement extends until the expiration of all the patents associated with the licensed patent rights, or until such time as we elect to terminate with 30 days’ notice. This license is limited to the fields of human diagnostic testing utilizing our solid chip surface detection and contains diligence and U.S. preference provisions. To date, these technologies have resulted in three issued U.S. patents, one issued European patent and one pending international patent family. In addition, these technologies may include related technologies that BioHelix may develop in the future. The BioHelix technologies are the basis of our nucleic acid amplification approach. In May of 2013, Quidel Corporation, a competitor of ours, purchased BioHelix. We pay a royalty fee for the licensing of this technology based on a percentage of our “Net Sales” of assays using these technologies (as defined in the license agreement).

IDT.   In August 2010, we entered into a license agreement with Integrated DNA Technologies, or IDT, related to the use of blocked primers in combination with HDA. The term of this license agreement extends until the expiration of all the patents associated with the licensed patent rights, or until such time as we elect to terminate with 90 days’ notice. The license is exclusive to the fields of amplification utilizing HDA and detection of diagnostic targets in human in-vitro diagnostic testing, but is non-exclusive to all oncology and human papilloma virus targets or markers. These technologies have resulted in four pending U.S. patent applications and one issued European patent. We pay a royalty fee for the license of this technology based on a percentage of our “Net Sales” of products using these technologies (as defined in the license agreement).

Pursuant to the terms of these license agreements, we pay royalty fees in the aggregate equal to 14% of our worldwide “Net Sales” of those products that use these technologies (as defined and adjusted pursuant to the terms of the applicable license agreements). Our C. diff product is our only commercial product that uses these technologies. Our products under review by the FDA and all of our products under development do not use these technologies and will not be subject to royalty fees.

Market Opportunity

We believe the global market for molecular diagnostic testing is approximately $5.0 billion per year and will experience a growth rate of approximately 12% per year over the course of the next several years based on research published by outside market research firms. We believe our proprietary sample-to-result platform is best suited to address a subset of this market, including hospital-acquired infections and other infectious diseases.

•	C. diff. According to the Agency for Healthcare Research and Quality, there are 347,000 cases of C. diff annually in the United States;

•	Group B Strep. According to the CDC, there were 4.0 million live births in the United States in 2012 and nearly every pregnant woman in the United States is tested for Group B Strep in the late third trimester;

•	Staphylococcus Identification and Resistance Panel. According to a market survey, there are 4.2 million positive blood cultures each year in the United States;

•	Shiga Toxin Producing E. coli. According to the Agency for Healthcare Research and Quality, there were nearly five million U.S. Hospital visits in 2010 for gastrointestinal distress that suggested food-borne illness and each of these patients could potentially be tested for STEC;

•	Staph Aureus Pre-Surgical Screening. According to the CDC, there were 51.4 million in-patient and outpatient surgeries in the United States in 2010. These surgeries represent the primary market for our SA Pre-Surgical Nasal Screen test, as every surgical patient could potentially be tested; and

•	Stool Bacterial Pathogenic Panel. According to the Agency for Healthcare Research and Quality, there were nearly five million U.S. hospital visits in 2010 for gastrointestinal distress that suggested food-borne illness and each of these patients could potentially be tested for food borne pathogens.

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We anticipate that the market for the molecular diagnostic assays on which we are focused will increase significantly over the next several years. We believe that many factors are driving growth of this market, particularly the accelerating adoption of molecular testing inside the hospital micro-biology lab. Based on published research we believe that fewer than half of all hospitals are currently using molecular testing for their infectious disease testing. More importantly, we believe that a far smaller fraction of all testing done in hospital labs is molecular. We believe that as molecular testing becomes more cost effective, its advantages of faster time to result and higher sensitivity relative to legacy testing methods will lead more and more hospitals to convert to molecular testing .

Our diagnostic tests are currently sold in the United States, Europe and New Zealand. We currently utilize a direct sales and support team in the United States and in certain key European countries and New Zealand utilize distributors, which we expect will be augmented by marketing partners and distributors in other strategic areas as we expand internationally.

According to the US Center for Disease Control, in 2011 there were approximately 5,700 hospitals in the United States, approximately 4,900 of which are under 400 beds and which we refer to as small to medium sized hospitals. According to outside research, fewer than half of those smaller hospitals have made the switch to molecular methods for diagnosing infectious disease. Based on our competitors’ public statements and published independent reports, we believe that 20% of small-to-medium sized hospitals have a sample to result molecular system. We believe these hospitals are excellent candidates for our molecular diagnostic systems. We believe that our platform will enable these hospitals — many of which could not previously afford more expensive or complex molecular diagnostic testing platforms — to modernize their laboratory testing and provide better patient care at an affordable cost.

The first step to acquiring a customer is an evaluation. During the evaluation period, potential customers utilize our platform alongside their current testing method (molecular or non-molecular) and at the end of the evaluation period determine if they are interested in switching to our platform, as evidenced by the purchase of our assays on a recurring basis, or by remaining with their current testing method. Our recent customer and evaluation history is as follows excluding Staph ID/R and STEC diagnostic assays as they were in the beginning stages of the evaluation period):

	Total U.S. Customers	C. Diff Customers	C. Diff Penetration	Group B Strep Customers	Group B Strep Penetration
Third Quarter 2014	80	80	100%	0	NA
Fourth Quarter 2014	84	84	100%	0	NA
First Quarter 2015	101	101	100%	0	NA
Second Quarter 2015	115	115	100%	0	NA
Third Quarter 2015	143	142	99%	25	17%
Fourth Quarter 2015	186	185	99%	47	25%
First Quarter 2016	222	219	99%	61	27%
Second Quarter 2016	260	253	99%	78	30%
Third Quarter 2016	255	248	99%	78	30%
Fourth Quarter 2016	244	234	96%	74	30%
First Quarter 2017	235	222	94%	72	31%

Research and Development

As of December 31, 2016 we had 50 employees focused on research and development. On February 10, 2017, we implemented a reduction in force and reduced our R&D staff to 38 employees. Our research and development expenditures were approximately $4.6 million, $8.5 million and $13.4 million for the years ended December 31, 2014, December 31, 2015 and December 31, 2016, respectively. The increase in research and development expenses from 2015 to 2016 was primarily due to our focus on growing our diagnostic assay pipeline. In the future we expect to continue to allocate resources to developing and obtaining regulatory approval for assays under development and expect to continue developing additional assays and conducting clinical trials. We will also allocate research and development resources to improve our product reliability and enhance our diagnostic cartridge manufacturing process.

In addition to the five assays that have received FDA approval, we have another assay submitted for FDA approval and three assays in late stage development. Our product offerings will include low-plex tests, multi-plex panels and direct from whole blood tests or panels.

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Manufacturing

We manufacture our proprietary diagnostic cartridges and analyzers in Salt Lake City, Utah. We currently hand-build our diagnostic cartridges and purchase materials at higher per unit cost due to lower purchase volumes. We believe that investment in automation of portions of our manufacturing and assembly process and volume purchase pricing will significantly improve our gross margins and enhance our ability to provide a low cost solution to customers. We perform reagent formulation, diagnostic cartridge manufacturing and packaging of final components and diagnostic cartridges in accordance with applicable guidelines for medical device manufacturing. We currently lease approximately 33,000 square feet of manufacturing space, which we believe will be adequate to meet our manufacturing needs for the foreseeable future. The lease expired in April 2017 and we are currently on a month to month extension until a new lease agreement is reached. We also rely on third party suppliers, including sole source suppliers in certain instances, for certain reagents used in our products and much of the disposable component molding for our test cartridges.

We have implemented a quality management platform designed to comply with FDA regulations and ISO standards governing diagnostic medical device products. These regulations carefully control the design, manufacture, testing and release of diagnostic testing products, as well as raw material receipt and control. We also have controlled methods for the consistent manufacturing of our proprietary diagnostic cartridge, and analyzers at our facility.

Headquarters

We have signed a lease for approximately 35,540 square feet of office space in various suites located at 420 E. South Temple, Salt Lake City, UT 84111 for use as our executive offices and labs. Base rent payments due under the lease are expected to be approximately $3,454,611 in the aggregate over the term of the lease of 65 months that began on December 1, 2015. We believe that our facilities are adequate for our current needs.

Sales and Marketing

Our current sales and marketing strategy is to both expand our footprint of installed hospitals and stand-alone laboratory sites in addition to increasing the number and volume of diagnostic assays utilized at our existing installed base of customers. Our assays are sold in the United States through a four person direct sales force and a technical specialist service organization of five, which is supported by a centralized team of marketing, customer support, and technical support personnel.

Our sales representatives typically have experience in molecular diagnostic testing and a network of hospital contacts within their respective territories. We utilize our representatives’ knowledge along with market research databases and relationships with Group Purchasing Organizations (GPOs), Integrated Delivery Networks (IDNs) and other strategic partnerships to target and qualify prospects. We execute a variety of surveys and strategies to determine the buying criteria of the different customer segments we serve, and adapt our offering and strategies to best serve our target audience. To support our expanding molecular assay menu and the anticipated growth in our customer base, we continue to make investments in a variety of market outreach programs, campaigns and technologies.

In the United States, our sales process nearly always includes a customer evaluation period during which a site receives training on our platform and on the specific assay(s) they are evaluating. As part of the evaluation process, the evaluating site runs validations against their current method to assess accuracy, overall cost and workflow of the Great Basin platform. Upon successful validation and upon purchase of product, the evaluating entity becomes a customer.

The analyzer is provided to the customers for their use with our assay but we retain ownership and control of the analyzer; we refer to our relationship with our customers as a vending machine model (or modified razor/razor blade). The customer buys our proprietary diagnostic cartridge from us and utilizes one disposable test cartridge each time an assay is run. Our revenue from U.S. customers is derived solely from the sales of assays.

We refer to the percentage of customers that elect to switch to our platform and purchase our diagnostic tests after receiving and evaluating our platform as our “win rate”. This is a metric that we use to determine our sales efficiency and our market acceptance. Our win rate calculation is determined without any minimum or recurring purchase threshold. Our win rates over various periods since the beginning of 2016 are as follows:

	Number of Evaluations	Win Rate
1st Quarter 2016	46	80%
2nd Quarter 2016	47	87%
3rd Quarter 2016	25	76%
4th Quarter 2016	7	86%
1st Quarter 2017	9	78%
Since Commercial Launch	134	82%

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We offer our C. diff test and our platform for sale in the European Union and New Zealand through a network of distributors. Unlike the U.S. market, we sell the platform and assay to the distributor, who then sells them directly to the customer.

Customers

For the three months ended March 31, 2017, and year ended on December 31, 2016, we did not have any customer that represented more than 5% of our total revenue. For the year ended December 31, 2015 one customer, Vista Clinical Lab, represented 7.4% of our total revenue.

We define customers in terms of the number of customer sites actively reporting results using our platform. As of March 31, 2017, we had 256 customers worldwide (235 in the United States and 21 in the rest of the world), who use an aggregate of 470 analyzers.

Our U.S. customers represented approximately 99% of our total revenue for the three months ended March 31, 2017 and year ended December 31, 2016, and approximately 98% of our total revenue for the year ended December 31, 2015. We do not enter into sales agreements with our U.S. customers and sell our products using purchase orders. We enter into distribution agreements with distribution partners for sales outside the U.S.

Competition

We primarily compete with other molecular diagnostic testing manufacturers, such as Cepheid, Meridian Bioscience, Inc., Luminex (which recently acquired Nanosphere, Inc.), Qiagen NV, Roche Diagnostics, Quidel Corporation, bioMerieux (which recently acquired Biofire Diagnostics, Inc.), T2 Biosystems, Becton, Dickinson and Company, GenMark Diagnostics, Inc., Hologic and others. We believe that we compete primarily on the basis of our platform’s speed, accuracy, ease of use and relatively low cost. We believe that the approval of additional assays will make our solution more attractive to our customers and prospective customers.

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Many of our competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales and distribution organizations than we do. Many of our competitors also offer broader product lines and have greater brand recognition than we do. Moreover, our existing and new competitors may make rapid technological developments that may result in our technologies and products becoming obsolete before we recover the expenses incurred to develop them or before they generate significant revenue.

Intellectual Property, Proprietary Technology

We integrate capabilities in platform design, development, production and DNA amplification technologies, along with design, development and manufacture of primers, probes, dyes, quenchers and other individual reagent components. We have and are continuing to develop our own proprietary intellectual property along with licensing specific third-party technologies.

We have an issued patent covering bpHDA, which is used in our C. diff test. bpHDA, or Blocked Primer Helicase Dependent Amplification, is our patented technology creating “target-dependent hot start” functionality in HDA amplification reactions. bpHDA utilizes a blocked primer technology such that amplification is not activated until the target analyte of interest is bound to the blocked primer at an elevated temperature used for HDA amplification, wherein the block is removed by a highly specific enzyme, allowing for amplification to proceed. We believe this approach significantly improves assay speed and limits of sensitivity such that single cells present in clinical specimens may be amplified to detectable levels in as few as 17 minutes. Multiplex product development is also simplified, allowing for more complex assays in a single reaction with up to four unique primer sets demonstrated to work since December 31, 2014.

(BP)-HDA: Great Basin Proprietary Hot Start Amplification Technology

We have three issued patents for our amplification method in the presence of the coated silicon chip, a method which we intend to use in each of our assays. We also have an issued patent for the AMPED signal amplification method, which we intend to utilize in assays currently under development. The issued patents described above were issued in the United States and each expires in 2028. Our issued patents are pending in Europe and Canada as well. All current maintenance fees payable regarding these issued patents have been paid.

We have two issued patents for a technology, termed suppressor, that can eliminate detection of pathogens or nucleic acids that contaminate reagents leading to false positive test results. This technology is used in our Staph ID/R Blood Culture Panel. The patents are issued in the U.S. and each expires in 2034. We have several further applications pending in the US and internationally.

Our competitive success will be affected in part by our continued ability to obtain and maintain patent protection for our inventions, technologies and discoveries, including intellectual property that includes technologies that we license. We have patents covering technologies of our own and have licensed technologies from others. Our pending patent applications may lack priority over applications submitted by third parties or may not result in the issuance of patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented.

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In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements, licenses and other contractual provisions and technical measures to maintain and develop our competitive position with respect to intellectual property. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. For example, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries, as many countries do not offer the same level of legal protection for intellectual property as the United States. Furthermore, for a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside of the United States. Our trade secrets could become known through other unforeseen means. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology. Our competitors may also develop similar products without infringing on any of our intellectual property rights or design around our proprietary technologies. Furthermore, any efforts to enforce our proprietary rights could result in disputes and legal proceedings that could be costly and divert attention from our business. We could also be subject to third-party claims that we require additional licenses for our products, and such claims could interfere with our business. If our products infringe the intellectual property rights of others, we could face costly litigation, which could cause us to pay substantial damages and limit our ability to sell some or all of our products. Even if our products were determined not to infringe the intellectual property rights of others, we could incur substantial costs in defending any such claims.

We hold non-exclusive licenses to key technologies from BioHelix related to isothermal amplification of nucleic acid targets, utilizing helicase-dependent amplification, or HDA. This license is limited to the fields of human diagnostic testing utilizing our solid chip surface detection and contains diligence and U.S. preference provisions. To date, these technologies have resulted in three issued U.S. patents, one issued European patent and one pending international patent family. Additionally, these technologies may include related technologies that BioHelix may develop in the future. The BioHelix technologies are the basis of our DNA amplification approach. In August 2010, we entered into a license agreement with Integrated DNA Technologies, or IDT, related to the use of blocked primers. The license is exclusive to the fields of amplification utilizing HDA and detection of diagnostic targets in human in-vitro diagnostics, but is non-exclusive to all oncology and human papilloma virus targets or markers. These technologies have resulted in three pending U.S. patent applications and one issued European patent.

Government Regulation

The design, development, manufacture, testing and sale of our molecular diagnostic assays are subject to regulation by numerous governmental authorities, principally the FDA, and corresponding state and foreign regulatory agencies.

Regulation by the FDA

In the United States, the FDCA, FDA regulations and other federal and state statutes and regulations govern, among other things, medical device design and development, pre-clinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. The FDA regulates the design, manufacturing, servicing, sale and distribution of medical devices, including molecular diagnostic test kits and instrumentation platforms. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

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Unless an exemption applies, each medical device we wish to distribute commercially in the United States will require marketing authorization from the FDA prior to distribution. The two primary types of FDA marketing authorization required applicable to a device are premarket notification, also called 510(k) clearance, and premarket approval, also called PMA. The type of marketing authorization required is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes (Class I, II or III) based on the degree of risk the FDA determines to be associated with a device and the level of regulatory control deemed necessary to ensure the device’s safety and effectiveness. Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I. Class I devices are deemed to pose the least risk and are subject only to general controls applicable to all devices, such as requirements for device labeling and adherence to the FDA’s current Good Manufacturing Practices and Quality Platform Requirements, as reflected in its QSR. Class II devices are intermediate risk devices that are subject to general controls and may also be subject to special controls such as performance standards, product-specific guidance documents, special labeling requirements, patient registries or post-market surveillance. Class III devices are high risk devices for which insufficient information exists to assure safety and effectiveness solely through general or special controls. Class III devices include life-sustaining, life-supporting or implantable devices, devices of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury.

Most Class I devices and some Class II devices are exempted by regulation from FDA’s premarket review requirement and can be commercialized without prior authorization from the FDA. Some Class I devices that have not been so exempted and most Class II devices are eligible for marketing through the 510(k) clearance process. By contrast, devices placed in Class III generally require PMA or 510(k) de novo clearance prior to commercial marketing.

Our Stool Bacterial Pathogen Panel and Group B Strep Test are both Class I devices and are eligible for marketing through the 510(k) clearance process. Our C. Diff test and Staphylococcus Identification and Resistance Panel are Class II devices and also are eligible for marketing through the 510(k) clearance process. Our two assays currently under FDA review have been submitted as Class II devices with a 501(k) application.

510(k) Clearance

To obtain 510(k) clearance for a medical device, an applicant must submit a premarket notification to the FDA demonstrating that the device is “substantially equivalent” to a device legally marketed in the United States that is not subject to PMA, commonly known as the “predicate device.” A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (i) the same technological characteristics or (ii) different technological characteristics and the information submitted demonstrates that the device is as safe and effective as a legally marketed device and does not raise different questions of safety or effectiveness. Demonstration of substantial equivalence may require clinical data. Although completion of the 510(k) review process is targeted for 90 days, these reviews typically take longer (e.g., up to 12 months or more) due to stoppage of the FDA review clock to address requests for additional information. Payment of a user fee is required for the FDA to initiate review of a 510(k) submission.

After a device has received 510(k) clearance for a specific intended use, any change or modification that significantly affects its safety or effectiveness, such as a significant change in the design, materials, method of manufacture or intended use, may require a new 510(k) clearance or PMA. The determination as to whether or not a modification could significantly affect the device’s safety or effectiveness is initially left to the manufacturer using available FDA guidance; however, the FDA may review this determination to evaluate the regulatory status of the modified product at any time and may require the manufacturer to cease marketing and recall the modified device until 510(k) clearance or PMA is obtained. The manufacturer may also be subject to significant regulatory fines or penalties.

Before submitting a medical device for 510(k) clearance, a series of studies (e.g., method comparison, precision, reproducibility, interference and stability studies) must be conducted to characterize the performance of the test.

In addition, clinical studies may be required to validate these performance characteristics in a clinical setting as well as to ensure that the intended users can perform the test successfully.

Although clinical investigations of most devices are subject to the investigational device exemption, or IDE, requirements, clinical investigations of molecular diagnostic tests, including our assays and assays under development, are generally exempt from the IDE requirements. Thus, clinical investigations by intended users for intended uses of our assays generally do not require the FDA’s prior approval, provided the clinical evaluation testing is non-invasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject and is not used as a diagnostic procedure without confirmation by another medically established test or procedure. In addition, products must be appropriately labeled per FDA regulations to reflect the intended use of the product (e.g., for research use only or for investigational use only) and distribution controls must be established to assure that such products are distributed for those specified purposes.

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PMA Applications

PMA applications must be supported by valid scientific evidence, which typically requires extensive performance data, including technical, pre-clinical, clinical and stability data, to demonstrate the safety and effectiveness of the device. A PMA application must also include a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and the proposed labeling. Payment of a user fee is required for FDA to initiate review of a PMA application.

During the PMA application review period, the FDA may request additional information or clarification of information provided in the application. In addition, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures.

Although FDA review of an initial PMA application is required by statute to take between six to ten months, these reviews typically take longer (e.g., up to 2 years) due to stoppage of the FDA review clock to address requests for additional information. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	if it is not demonstrated that there is reasonable assurance that the device is safe or effective under the conditions of use prescribed, recommended or suggested in the proposed labeling;

•	if the data from pre-clinical studies and clinical trials may be insufficient to support approval; and

•	if the manufacturing process, methods, controls or facilities used for the manufacture, processing, packing or installation of the device do not meet applicable requirements.

If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which may contain conditions that must be met in order to secure final approval of the PMA application. If the FDA’s evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the application or issue a “not approvable” letter. A “not approvable” letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the application approvable. The FDA may also determine that additional studies (pre-clinical and/or clinical studies) are necessary, in which case the PMA may be delayed for several months or years while these studies are conducted and the subsequent amendment to the PMA application is submitted. Once granted, approval of the PMA application may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards are not maintained or problems are identified following initial marketing.

Post-approval modifications to the manufacturing process, labeling, device specifications, materials or design of a Class III device may require approval of a PMA supplement. PMA supplements require submission of technical data to support implementation of the proposed change to the Class III device. Payment of a user fee is required for FDA to initiate review of a PMA supplement.

Regulation after FDA Clearance or Approval

Any devices we manufacture or distribute pursuant to clearance or approval by the FDA are subject to comprehensive and continuing regulation by the FDA and certain state agencies. We are required to adhere to applicable regulations setting forth detailed GMP requirements, as set forth in the QSR, which includes testing, control and documentation requirements. Non-compliance with these standards can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, refusal of the government to grant 510(k) clearance or PMA of devices, withdrawal of marketing approvals and criminal prosecutions. We have designed and implemented quality platform processes within our manufacturing facilities in order to comply with FDA’s GMP requirements.

Because we are a medical device manufacturer, we must also comply with the FDA’s medical device reporting requirements whenever there is evidence that reasonably suggests that one of our products may have caused or contributed to a death or serious injury. We must also report any incident in which our product has malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur.

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Labeling, advertising, and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Medical devices approved or cleared by the FDA may not be promoted for unapproved or uncleared uses, otherwise known as “off-label” promotion. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution. We have implemented quality platform processes and advertising/promotional policies designed to comply with these requirements.

Our facilities are also subject to periodic inspection by the FDA and foreign regulatory agencies for, among other things, conformance to the FDA’s QSR and current Good Manufacturing Practice requirements, as well as applicable foreign or international standards. The results of these inspections can include inspectional observations, which are recorded on FDA Form 483, regarding potential violations of the FDCA and related laws, warning letters, or other forms of enforcement. On February 27, 2013, the FDA issued a Form 483 after inspecting our manufacturing facility in Salt Lake City, Utah. The Form 483 included 17 observations of non-compliance with FDA’s requirements. These observations included the material finding of the FDA’s inspection which were noted in the Form 483 were that we did not have appropriate environmental testing to ensure that our contamination controls were adequate and our design history file was not complete. The FDA’s observations listed on a Form 483 do not constitute a final determination that we were in violation of any law or regulation and in response to the Form 483 we took corrective actions to address all 17 observations, including revising manufacturing and quality procedures, training personnel, and reconfiguring our existing manufacturing facilities, and informed the FDA that all observations had been resolved in a final update letter on February 7, 2014. We received a letter from the FDA, dated July 22, 2014, informing us that the inspection is closed. We do not anticipate the FDA to take further action or provide further notice with regard to this matter.

International Regulations

International sales of medical devices are subject to foreign governmental regulations, which vary substantially from country to country. The time required to obtain certification or approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ.

The European Union, or EU, which consists of 25 member countries, has adopted numerous directives and has promulgated voluntary standards regulating the design, manufacture, labeling, clinical trials and adverse event reporting for medical devices. Devices that comply with the requirements of relevant directives will be entitled to bear CE conformity marking, and, accordingly, can be commercially distributed throughout the member states of the European Union and other countries that comply with or mirror these directives. The method for assessing conformity varies depending upon the type and class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a notified body, which is an independent and neutral institution appointed by a country to conduct the conformity assessment. This third-party assessment may consist of an audit of the manufacturer’s quality system and specific testing of the manufacturer’s device. Such an assessment in one country within the EU is required for a manufacturer to commercially distribute the product throughout the EU. In addition, compliance with voluntary harmonizing standards ISO 9001 and ISO 13845 issued by the International Organization for Standards establishes the presumption of conformity with the essential requirements for a CE marking. In order to maintain CE Mark certification, we are subject to both announced and unannounced inspections by the notified body. Significant changes to the device or manufacturer’s quality system are also subject to approval by the notified body. Reporting of certain adverse events and product recalls to the national health authorities is required for compliance with the directive. Member states may also require registration of devices and translation of labeling into national languages.

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Environmental Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Some of these laws require us to obtain licenses or permits to conduct our operations. We have numerous policies and quality platform procedures in place to ensure compliance with these laws and to minimize the risk of occupational exposure to hazardous materials. We do not expect the operations of our products to produce significant quantities of hazardous or toxic waste or radiation that would require the use of extraordinary disposal practices. Although the costs to comply with these applicable laws and regulations have not been material, we cannot predict the impact on our business of new or amended laws or regulations or any changes in the way existing and future laws and regulations are interpreted or enforced, nor can we ensure we will be able to obtain or maintain any required licenses or permits.

Export Regulations

Medical devices that are legally marketed in the United States may be exported anywhere in the world without prior FDA notification or approval. Devices that have not been approved or cleared in the United States must follow the export provisions of the FDCA. Depending on which section of the FDCA we may export under, we may need to request an export permit letter or export certificate, or we may need to submit a simple notification. Export certificates may be requested by foreign customers or foreign governments to provide proof of the products’ status as regulated by the FDA. The export certificate is prepared by FDA and contains information about a product’s regulatory or marketing status in the United States.

Clinical Laboratory Improvement Amendments of 1988 (“CLIA”)

The use of our assays is also affected by CLIA, and related federal and state regulations, which provide for regulation of laboratory testing. Any customers using our assays for clinical use in the United States will be regulated under CLIA, which establishes quality standards for all laboratory testing to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. In particular, these regulations mandate that clinical laboratories must be certified by the federal government or a federally approved accreditation agency, or must be located in a state that has been deemed exempt from CLIA requirements because the state has in effect laws that provide for requirements equal to or more stringent than CLIA requirements. Moreover, these laboratories must meet quality assurance, quality control and personnel standards, and they must undergo proficiency testing and inspections. The CLIA standards applicable to clinical laboratories are based on the complexity of the method of testing performed by the laboratory, which range from “waived” to “moderate complexity” to “high complexity.” We expect our future assays to all be rated moderately complex or meet the CLIA waiver criteria for tests that are simple and are judged by the FDA to process a low risk for erroneous results.

Foreign Government Regulation

Although it is not a current focus we intend to market our products in European and other select international markets in the future. The regulatory pre-market requirements for molecular devices vary from country to country. Some countries impose product standards, packaging requirements, labeling requirements and import restrictions on devices. Each country has its own tariff regulations, duties and tax requirements. Failure to comply with applicable foreign regulatory requirements may subject us to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. For products sold in the European Economic Area, we have self-declared a Declaration of Conformity under the relevant sections of the applicable European Community standards and other normative documents.

Fraud and Abuse Regulations

We are subject to numerous federal and state healthcare anti-fraud laws, including the federal anti-kickback statute and False Claims Act that are intended to reduce waste, fraud and abuse in the healthcare industry. These laws are broad and subject to evolving interpretations. They prohibit many arrangements and practices that are lawful in industries other than healthcare, including certain payments for consulting and other personal services, some discounting arrangements, the provision of gifts and business courtesies, the furnishing of free supplies and services, and waivers of payments. In addition, many states have enacted or are considering laws that limit arrangements between medical device manufacturers and physicians and other healthcare providers and require significant public disclosure concerning permitted arrangements. These laws are vigorously enforced against medical device manufacturers and have resulted in manufacturers paying significant fines and penalties and being subject to stringent corrective action plans and reporting obligations.

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We must — and do — operate our business within the requirements of these laws and, if we are ever accused of violating them, we could be forced to expend significant resources on investigation, remediation and monetary penalties.

Employees

On February 10, 2017, we implemented a workforce reduction plan. In connection with the plan, we completed a workforce reduction of approximately 26% of our workforce, resulting in the furlough of 49 employees nationwide. As of May 19, 2017, we had 120 full-time employees located in Salt Lake City, Utah and other locations throughout the United States. We also contract for hire with two outside consultants and contractors.

Legal Proceedings

On April 5, 2016 and May 31, 2016, we received notices from the Utah Labor Commission, Occupational Safety and Health Division (ULC) and/or the Occupational Safety and Health Administration (OSHA) that former employee Christina Steele filed a claim alleging retaliation in violation of the Utah Occupational Safety and Health Act as well as the Corporate and Criminal Fraud Accountability Act of 2002, the Sarbanes-Oxley Act and the Occupational Safety and Health Act, among other claims relating to her employment. Ms. Steele alleges that Great Basin retaliated against her by terminating her employment after she allegedly acted as a whistleblower by allegedly raising concerns with management. Ms. Steele seeks lost wages, future wages, consequential losses, emotional distress damages, interest, fees and costs. The OSHA charge remains under investigation.

On June 15, 2016, Ms. Steele also filed a complaint against us in the United States District Court for the District of Utah alleging retaliation in violation of the False Claims Act based on similar alleged facts. Ms. Steele seeks back pay, special damages, consequential damages, compensatory damages, interest, fees and costs. On August 15, 2016, we filed a motion to dismiss Ms. Steele’s claims. On November 21, 2016, the United States District Court for the District of Utah granted the Company's motion to dismiss and dismissed Ms. Steele's claims with prejudice. Judgement was entered in our favor on November 28, 2016. Ms. Steele has appealed the court’s order to the United States Court of Appeals for the 10th Circuit. The court has not yet set a briefing schedule. The Company asserts that the claims are without merit and that the employee resigned and was not terminated.

We are not currently a party to any other material pending legal proceeding or regulatory or government investigations. We may become involved in litigation from time to time relating to claims arising in the ordinary course of our business. We do not believe that the ultimate resolution of the investigation by the ULC or OSHA, the claim filed in the United States District Court or other claims in the ordinary course of business would have a material effect on our business, results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on our business, results of operations, financial condition and cash flows.

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MANAGEMENT

Executive Officers and Directors

Set forth below is a list of the names, ages as of May 19, 2017 and positions, and a brief account of the business experience of the individuals who serve as our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Ryan Ashton	57	President, Chief Executive Officer and Director
Robert Jenison	51	Chief Technology Officer and Senior Vice President of Research
Jeffrey Rona	48	Chief Financial Officer
David Spafford	56	Director and Executive Chairman
Kirk Calhoun	73	Director
Ronald Labrum	61	Director
Sam Chawla	42	Director

Ryan Ashton — President, Chief Executive Officer and Director .  Mr. Ashton joined us in January 2005 and has served as our President, Chief Executive Officer and a Director since then. Prior to joining us, from 2001 to 2005 he served as the CEO of Printelligent Corporation. From 1999 to 2001 he served as the Vice President of Sales and Marketing at Inari Inc., a venture-funded technology start-up. Prior to that, Mr. Ashton was hired, in 1989, as a marketing manager of Megahertz Corporation, a manufacturer of communications products for mobile computing, by 1991 he was responsible for all sales and marketing for Megahertz Corporation. By the time his tenure with Megahertz Corporation ended when it was sold to U.S. Robotics in 1995, he was serving as Senior Vice President, Sales and Marketing.

We believe that Mr. Ashton possesses attributes that qualify him to serve as a member of our board of directors, including his depth of operating, strategic, transactional and senior management experience, in addition to his intimate knowledge of our Company, as he has been the CEO since 2005, overseeing the development of the technology and the commercialization of our first product.

Robert Jenison — Chief Technology Officer and Senior Vice President of Research .  Mr. Jenison has served as Chief Technology Officer since 2006. From 1999 – 2006, Mr. Jenison was Associate Director, R&D of Thermo BioStar where he was responsible for establishing a molecular diagnostic testing business. From 1992 – 1999, Mr. Jenison was a Senior Research Associate at Nexstar Pharmaceuticals responsible for aptamer development. From 1990 – 1992, Mr. Jenison was a Scientist at ISIS Pharmaceuticals. From 1989 – 1990, Mr. Jenison was a Research Associate at Research Institute, Scripps Clinic. Mr. Jenison received a B.A.Sc. in Chemistry and Biochemistry from the University of California, San Diego.

Jeffrey A. Rona — Chief Financial Officer .  Mr. Rona has served as the Chief Financial Officer since our IPO in 2014. Prior to that he was a financial consultant to Great Basin since 2013 and has served as the Managing Director of Rona Capital, LLC, a life sciences-focused transactional advisory consultancy, since 2011. From 2006 to 2011, Mr. Rona was the Chief Business Officer of GlobeImmune a private life sciences company. Prior to that, from 2003 to 2006, Mr. Rona was the Chief Financial Officer for AlgoRx Pharmaceuticals, a private life sciences company that was merged into a public traded company, Corgentech Inc. Mr. Rona was in the Investment Banking Department at UBS Warburg, a global securities and investment banking firm, from 2000 to 2002. From 1998 to 2000, Mr. Rona served as the Director of Finance and Corporate Development at Antigenics Inc., a life sciences company that went public in 2000, and Mr. Rona was responsible for managing the IPO process. In 1998, Mr. Rona was employed by Carr & Company, a private equity firm. From 1990 – 1997, Mr. Rona was with Coopers and Lybrand and its wholly owned subsidiary Coopers & Lybrand Securities, serving in a variety of capacities. Mr. Rona received a B.S. in Accounting from Case Western Reserve University in 1990. Mr. Rona is a trustee of the PKD Foundation (Polysystic Kidney Disease), a not-for-profit foundation.

David Spafford — Director and Executive Chairman ..  Mr. Spafford is a founding investor of Great Basin and has served as Chairman of our board of directors since its inception. Mr. Spafford was a co-founder, director and senior executive officer of Megahertz Corporation. Megahertz Corporation completed an initial public offering in 1993 and was acquired by U.S. Robotics in 1995 in a transaction valued at approximately $450 million. Since 1994 Mr. Spafford has focused on angel investing and philanthropic work.

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We believe Mr. Spafford possesses specific attributes that qualify him to serve as a member of our board of directors and as our Executive Chairman, including the depth of his sales and marketing and operating experience and his intimate knowledge of our business as a founder, investor and member of the board of directors since our inception.

Kirk Calhoun — Director .  Mr. Calhoun became a director at our annual meeting of stockholders on May 27, 2015. Mr. Calhoun is a Certified Public Accountant (non-practicing) with a background in auditing and accounting. Mr. Calhoun joined Ernst & Young LLP, a public accounting firm, in 1965 and served as a partner of the firm from 1975 until his retirement in 2002. Mr. Calhoun currently serves on the board and audit committee of Ryerson Holding Corporation (NYSE: RYI) and NanHealth, Inc ((OTC: NH). Mr. Calhoun has served previously on the boards and audit committees of six public companies in the pharmaceutical industry up until the dates of their respective sales, including Abraxis Bioscience, Inc., Myogen, Inc., Aspreva Pharmaceuticals Company, Replidyne, Inc. and Adams Respiratory Therapeutics, Inc. Mr. Calhoun also currently serves on the boards of three private companies, including NeuroSigma, Inc., a developer of products that treat major neurological and neuropsychiatric disorders such as post traumatic stress disorder (PTSD), epilepsy and depression. Mr. Calhoun received a B.S. in Accounting from the University of Southern California.

We believe that Mr. Calhoun brings to the board of directors experience and skills in finance, management and corporate governance, developed over his career in public accounting and through his service as an audit committee financial expert on various public company boards and his service as a director of other life sciences companies.

Sam Chawla — Director .  Mr. Chawla became a director upon the completion of our initial public offering in 2014. Mr. Chawla is a Portfolio Manager of Perceptive Advisors LLC, an investment fund focused on the healthcare sector. Mr. Chawla leads Perceptive’s Credit Opportunities Fund. Prior to joining Perceptive Advisors in 2013, Mr. Chawla was a Managing Director at UBS Securities LLC in the Global Healthcare Group, where he led origination and execution of financing and advisory assignments for healthcare companies, with a focus on the diagnostics sector. Mr. Chawla’s investment banking experience centered on strategic advisory, including M&A buy-side and sell-side assignments, and financial advisory, including equity and debt capital raises, for both public and private healthcare companies. Prior to joining UBS in September 2010, Mr. Chawla was a Director (from January 2009 to September 2010) and a Vice President (from July 2007 to January 2009) in the Healthcare Investment Banking Group of Credit Suisse LLC, which he originally joined as an investment banker in 2002. Mr. Chawla also worked at Bloomberg L.P. and Pelican Life Sciences. Mr. Chawla received an M.B.A. from Georgetown University and a B.A. in Economics from Johns Hopkins University. Mr. Chawla is also a director of VBI Vaccines, Inc. (NASDAQ:VBVI).

Mr. Chawla brings to the board of directors significant investment banking, mergers and acquisitions, financing and advisory expertise focusing on the healthcare sector, particularly in the diagnostic laboratory industry. Mr. Chawla’s experience and knowledge in these areas are important to the board of directors’ ability to help guide us in evaluating optimal short and long term strategic plans as well as providing insight and guidance in pursing growth through strategic opportunities.

Ronald Labrum — Director .  Mr. Labrum became a director of the board of directors upon the completion of our initial public offering in 2014. Since 2012, Mr. Labrum has served as an operating partner of Linden Capital Partners, a private equity group focused on leveraged investments in middle market healthcare and life science companies. From 2007 until 2012, Mr. Labrum served as the Chief Executive Officer of Fenwal, Inc., a provider of products and technologies that support and improve blood collection, processing and transfusion medicine. From 2004 to 2006, Mr. Labrum served as the Chief Executive Officer of Cardinal Health, Inc.’s Healthcare Supply Chain Services, which includes medical products distribution, pharmaceutical distribution, nuclear pharmacy services and the specialty distribution businesses of Cardinal Health, Inc. During 2004, Mr. Labrum served as Chairman and Chief Executive Officer of Integrated Provider Solutions and Cardinal Health — International, both divisions of Cardinal Health, Inc. Prior to 2004, Mr. Labrum served as executive vice president of Cardinal Health, Inc. and Group President of the Medical Products and Services segment.

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Mr. Labrum joined Cardinal Health in 1999 with the acquisition of Allegiance Healthcare Corporation, originally American Hospital Supply Corp., where he was president of Allegiance Manufacturing and Distribution. Mr. Labrum is also a director of Aptalis Pharma Inc. and Procure Treatment Centers, Inc., which are both privately held companies, and Wright Medical Group, Inc. (NASDAQ:WMGI).

Mr. Labrum possesses attributes that qualify him to serve as a member of our board of directors including his significant management and operating experience within the healthcare sector and specifically within the diagnostic sector.

Other Key Personnel

Set forth below is a brief account of the business experience of certain other of our key personnel as of the date of this prospectus.

Wesley C. Lindsey — Vice President of Product Development .  Mr. Lindsey has been Vice President of Product Development since 2013, prior to that he was our Director of Product Development from 2010 to 2013. From 2008 to 2010, he was an Associate Director, Assay Development, Infectious Disease for Nanosphere, Inc. Prior to entering this role, Mr. Lindsey was a scientist at Somalogic, Inc. He has also held positions at BioStar, Visible Genetics and R.C.McEntire & Co. He holds a Ph.D. in Genetics and Molecular Biology from Emory University, an M.B.A. from Georgia State University and a B.S. in Biology from Furman University.

Sandra Nielsen — Vice President of Marketing and Customer Support .  Ms. Nielsen has served as the Vice President of Marketing and Customer Support since 2010. Ms. Nielsen served as the Vice President of Marketing since she joined us in 2010. From 2005 to 2010, Ms. Nielsen served as senior director of marketing for the Data Solutions business unit (formerly Edustructures) of Pearson PLC. From 2004 to 2005, Ms. Nielsen served as the senior director of marketing for Omniture. Previously, she held director-level marketing positions at iBahn (an Internet Service provider serving the Hospitality industry) and Viewpoint Digital (a digital content creation company).

Laurence Rea — Vice President, Engineering ..  Mr. Rea has served in multiple operating and engineering roles since he joined us in 2008. From 2007 through 2008 Mr. Rea was site manager for Inverness/BioStar where he was responsible for the management of the business unit. From 2006 to 2007 Mr. Rea was VP of Operations for Thermo BioStar and managed the engineering, manufacturing and supply chain for the IVD business unit. From 2000 – 2006, Mr. Rea was Director of Engineering and Thin Film Deposition at Thermo BioStar where he was responsible for creation of thin film deposition surface coatings and manufacturing process for BioStar core products and new molecular diagnostics development. Prior to joining Thermo BioStar, Mr. Rea was a senior engineer with Quantum Corp. responsible for development and commercialization of advanced thin film technologies for hard disk products. Mr. Rea received a B.S. in Physics from the University of Colorado, Boulder.

Other Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in a legal proceeding that requires disclosure pursuant to Item 401(f) of Regulation S-K promulgated under the Securities Act of 1933.

Board Composition and Election of Directors

Our board of directors currently consists of five directors. Certain members of our board of directors were elected pursuant to the provisions of a voting agreement with certain holders of our preferred stock. The voting agreement terminated upon the closing of our IPO. Pursuant to our Certificate, as long as Hitachi Chemical Co., Ltd. (“Hitachi”) owns at least 5% of the issued and outstanding shares of our capital stock, Hitachi is entitled to elect one Class III director. Except for the rights of Hitachi and the rights of holders of preferred stock, if any, none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.

In accordance with our Certificate our board of directors is divided into three classes.

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•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2018;

•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2019; and

•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2017.

Class I consists of Mr. Spafford and Mr. Calhoun, Class II consists of Mr. Labrum and Mr. Chawla, and Class III consists of Mr. Ashton. In the event Hitachi elects a director, such director shall be a Class III director. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation or removal. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. The number of directors to constitute the whole board of directors shall consist of not fewer than three and not more than twelve directors, as fixed from time to time by resolution adopted by a majority of the entire board of directors. The section of our Bylaws relating to the size of our board of directors may not be altered, amended or repealed except by the board of directors or by the affirmative vote of holders of at least two-thirds of our outstanding voting stock. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management.

Director Independence

Our determination of the independence of our directors is made using the definition of “independent” contained in the listing standards of the NASDAQ Stock Market. The board of directors has determined that Mr. Calhoun, Mr. Labrum and Mr. Chawla are independent directors within the meaning of such rules.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a written charter that has been approved by our board of directors.

Our board of directors has determined that the members of the audit committee, the compensation committee and the nominating and corporate governance committee are independent directors under the NASDAQ Stock Market listing standard, including, in the case of all of the members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In making such determination, the board of directors considered the relationships that each director has with our Company and all other facts and circumstances that the board of directors deemed relevant in determining director independence, including the beneficial ownership of our capital stock by each director.

Audit Committee .  Our audit committee is comprised of Mr. Calhoun (Chair), Mr. Chawla and Mr. Labrum. Our board of directors has determined that Mr. Calhoun and Mr. Labrum are audit committee financial experts, as defined by the rules of the Securities and Exchange Commission.

Our audit committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of our financial statements;

•	review the proposed scope and results of the audit;

•	review and pre-approve audit and non-audit fees and services;

•	review accounting and financial controls with the independent auditors and our financial and accounting staff;

•	review and approve transactions between us and our directors, officers and affiliates;

•	recognize and prevent prohibited non-audit services;

•	establish procedures for complaints received by us regarding accounting matters;

•	oversee internal audit functions, if any;

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•	prepare the report of the audit committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement;

•	retain and obtain the advice and assistance of independent outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities; and

•	review and discuss with the independent auditors any other matters required to be discussed by PCAOB Auditing Standard No. 16 Communications with Audit Committees.

Compensation Committee .  Our compensation committee is comprised of Mr. Chawla (chair), Mr. Labrum, and Mr. Calhoun. None of the members of our compensation committee at any time has been one of our officers or employees.

Our compensation committee is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

•	administer our stock incentive plans; and

•	to review and make recommendations to our board of directors regarding employment agreements and any severance arrangements or plans for our president and chief executive officer and other executive officers.

Nominating and Governance Committee .  Our Nominating and Governance Committee is comprised of Mr. Labrum (Chair), Mr. Calhoun, and Mr. Chawla.

Our nominating and governance committee is authorized to:

•	determine the qualifications, qualities, skills, and other expertise required to be a director;

•	develop and recommend to our board of directors for its approval, criteria to be considered in selecting nominees for director;

•	consider any nominations of director candidates validly made by stockholders; and

•	identify and nominate members of the board of directors.

There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

Our board of directors has adopted a written Code of Business Conduct and Ethics applicable to our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.gbscience.com . We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal years ended December 31, 2015 and December 31, 2016 to our chief executive officer and our other executive officers. We collectively refer to these officers as our “named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Ryan Ashton	2016	425,000	(1)	—	—	16,153	(4)	441,153
President, Chief Executive Officer and Director	2015	425,000	(1)	255,000	—	14,654	(5)	694,654
Robert Jenison	2016	250,000	(2)	—	—	23,210	(6)	273,210
Chief Technology Officer	2015	250,000	(2)	75,000	—	21,072	(7)	346,072
Jeffrey Rona	2016	325,000	(3)	—	—	23,210	(8)	348,210
Chief Financial Officer	2015	325,000	(3)	97,500	—	21,072	(9)	443,572

(1)	Consists of base salary of $425,000.

(2)	Consists of base salary of $250,000.

(3)	Consists of base salary of $325,000.

(4)	Consists of medical insurance payments of $14,552, dental insurance payments of $1,442 and vision insurance payments of $160.

(5)	Consists of medical insurance payments of $13,417 and dental insurance payments of $1,237.

(6)	Medical insurance payments of $21,513, dental insurance payments of $1,442 and vision insurance payments of $255.

(7)	Consists of medical insurance payments of $19,835 and dental insurance payments of $1,237.

(8)	Consists of medical insurance payments of $21,513, dental insurance payments of $1,442 and vision insurance payments of $255.

(9)	Consists of medical insurance payments of $19,835 and dental insurance payments of $1,237.

Narrative to Summary Compensation Table

Our board of directors periodically reviews and, when appropriate, adjusts the compensation of management. Our management is eligible to participate in any other compensation or benefit plans, as approved by the board of directors, made available to our other employees, including without limitation, stock option plans, health insurance plans, and 401(k) plans. Discretionary cash bonuses are not based upon set targets or criteria, but are awarded at the Board’s complete discretion based on the Board review of the Company’s performance at the end of the year including, but not limited to, a review of the achievement of development and marketing goals, revenues and stock performance. In 2015, the Board granted discretionary cash bonuses to the executive officers and the executive chairman. The bonuses were based on the Board’s assessment of the Company’s achievements during the preceding fiscal year. The Board, without Mr. Ashton or Mr. Spafford, voted and agreed upon the amount and timing of the cash bonuses.

The Board did not issue any equity compensation in 2015 or 2016. The option pool did not contain a material number of shares available for issue, therefore, the Board decided not to issue any equity compensation.

Employment, Change in Control and Severance Disclosure

We have entered into employment agreements with Ryan Ashton, Jeffrey Rona and Robert Jenison. These employment agreements provide for at-will employment and set forth each officer’s initial base salary, initial equity grant amount and eligibility for employee benefits. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of these employment agreements are described below. Other than the employment agreements described below, we have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

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Ryan Ashton

We have entered into an employment agreement with Mr. Ashton to be our Chief Executive Officer and a member of our board of directors. The employment agreement provides for “at-will” employment and sets forth his initial annual base salary of $425,000 and his eligibility to participate in our employee benefit plans and programs, as in effect from time to time. Mr. Ashton would also be entitled to severance in the event of a termination without cause or a constructive termination within one year of a change of control in an amount equal to two times Mr. Ashton’s annual base salary at the time of such termination, which amount would be paid in a lump sum within 60 days of such termination. In addition, upon such termination we would also pay to Mr. Ashton an amount equal to 100% of his target employee bonus in equal monthly installments over the six-month period following such termination.

Jeffrey Rona

We have entered into an employment agreement with Mr. Rona to be our Chief Financial Officer. The employment agreement provides for “at-will” employment and sets forth his initial annual base salary of $325,000 and his eligibility to participate in our employee benefit plans and programs, as in effect from time to time. Mr. Rona would also be entitled to severance in the event of a termination without cause or a constructive termination within one year of a change of control in an amount equal to one half of Mr. Rona’s annual base salary at the time of such termination if Mr. Rona were terminated prior to completing six months of service to us or a full year’s base salary if Mr. Rona were terminated after providing at least six months of service to us, which amount would be paid in a lump sum within 60 days of such termination. In addition, upon such termination we would also pay to Mr. Rona an amount equal to 50% of his target employee bonus in equal monthly installments over the six-month period following such termination.

Robert Jenison

We have entered into an employment agreement Mr. Jenison to be our Chief Technology Officer and Senior Vice President of Research. The employment agreement provides for “at-will” employment and sets forth his initial annual base salary of $250,000 and his eligibility to participate in our employee benefit plans and programs, as in effect from time to time. Mr. Jenison would also be entitled to severance in the event of a termination without cause or a constructive termination within one year of a change of control in an amount equal to Mr. Jenison’s annual base salary at the time of such termination, which amount would be paid in a lump sum within 60 days of such termination. In addition, upon such termination we would also pay to Mr. Jenison an amount equal to 50% of his target employee bonus in equal monthly installments over the six-month period following such termination.

Outstanding Equity Awards as of December 31, 2016

The following table sets forth information concerning the options held by each named executive officer as of December 31, 2016:

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($ Millions) (1)	Option Expiration Date
Ryan Ashton	1	—	—	$176.4	2/14/2020	(2)
	1	1	—	$100.8	4/11/2024	(3)
Jeffrey Rona	1	1	—	$352.8	10/5/2014	(4)
Robert Jenison	1	—	—	$176.4	7/22/2017	(5)
	1	—	—	$176.4	11/7/2017	(6)
	1	—	—	$176.4	2/14/2020	(7)
	1	—	—	$176.4	7/26/2016	(8)
	1	1	—	$100.8	4/11/2014	(9)

(1)	The option exercise prices in this table reflect the option exercise prices per share as of December 31, 2016.

(2)	This award vested ¼ of the total underlying shares on February 15, 2011 and 1/48 of the total underlying shares at the end of each month for the remaining 36 months commencing with the first month following the first anniversary of the grant date.

(3)	This award vests ¼ of the total underlying shares on April 14, 2015, and 1/48 of the total underlying shares at the end of each month for the remaining 36 months commencing with the first month following the first anniversary of the grant date.

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(4)	This award vested ¼ of the total underlying shares on the day it was issued, and 1/48 of the total underlying shares at the end of each month for the remaining 36 months commencing with the first month following the grant date.

(5)	This award vested ¼ of the total underlying shares on each of January 26, 2008, 2009, 2010 and 2011.

(6)	This award vested ¼ of the total underlying shares on each of November 7, 2008, 2009, 2010 and 2011.

(7)	This award vested ¼ of the total underlying shares on February 15, 2011 and 1/48 of the total underlying shares at the end of each month for the remaining 36 months commencing with the first month following the first anniversary of the grant date.

(8)	This award vested ¼ of the total underlying shares on each of July 26, 2007, 2008, 2009 and 2010.

(9)	This award vests ¼ of the total underlying shares on April 14, 2015, and 1/48 of the total underlying shares at the end of each month for the remaining 36 months commencing with the first month following the first anniversary of the grant date.

Employee Benefit Plans

The Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan

In connection with our IPO, we adopted our Omnibus Plan, which was approved by our board of directors and stockholders. Our stockholders also approved an amendment to our Omnibus Plan on June 2, 2015. The compensation committee of our board of directors (also referred to herein as the “committee”) has the authority to administer the Omnibus Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Omnibus Plan. Subject to the provisions of the Omnibus Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the Omnibus Plan and establish rules and regulations for the administration of the Omnibus Plan. In addition, the Omnibus Plan provides that our board of directors may generally exercise the powers of the committee at any time. Any employee, officer, non-employee directors, consultant, independent contractor or advisor providing services to us or any of our affiliate or any such person to whom an offer of employment or engagement with us or any of our affiliates is extended, who is selected by the committee, is eligible to receive awards under the Omnibus Plan.

The aggregate number of shares of common stock that may be issued under all stock-based awards made under the Omnibus Plan adjusts automatically on the first day of each fiscal quarter to an amount equal to the greater of (i) 15% of the number of shares of common stock outstanding on the last day of the immediately preceding fiscal quarter or (ii) 1 share, provided that this amount cannot exceed 1 share. Any shares of our common stock subject to any award that is terminated or forfeited without delivery of any shares will be available for future awards under the Omnibus Plan. The shares of common stock issuable under the Omnibus Plan may be drawn from shares of authorized but unissued common stock or from shares of common stock that we acquire. No eligible person may be granted any stock options, stock appreciation rights or performance awards denominated in shares of our common stock, for more than 120 shares of our common stock in the aggregate in any calendar year. Currently, the plan does not allow for any additional shares of common stock to be issued pursuant to stock-based awards.

If the committee or our board of directors determines that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities or other event identified by the committee as affecting shares of our common stock such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Plan, then the committee or the board of directors shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares of common stock (or other securities or other property) that thereafter may be made the subject of awards, (ii) the number and type of shares of common stock (or other securities or other property) subject to outstanding awards, (iii) the purchase price or exercise price with respect to any award and (iv) the share limitations contained in the Omnibus Plan.

Under the Omnibus Plan, the committee is permitted and authorized to make the following grants to all eligible persons:

•	Stock Options . The committee may grant stock options to any person eligible under the Omnibus Plan, including options intended to qualify as incentive stock options, as defined in Section 422 of the Code. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the committee. The exercise price of an option may not be less than 100% of the fair market value of our common stock on the date of grant, or in the case of incentive stock options, 110% of the fair market value of our common stock with respect to holders of more than 10% of our common stock. The fair market value of our common stock will be the closing sale price as quoted on the principal trading market on the date of grant. The Omnibus Plan permits payment of the exercise price to be made by cash, shares of our common stock, other securities, other awards or other property. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.

•	Stock Appreciation Rights . The holder of a stock appreciation right (a “SAR”) is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR, as determined by the committee, paid solely in shares of common stock. SARs vest and become exercisable in accordance with a vesting schedule established by the committee.

•	Restricted Stock and Restricted Stock Units . The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the committee (including, for example, restrictions on transferability or on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The restrictions, if any, may lapse or be waived separately or collectively, in installments or otherwise, as the committee may determine. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our common stock at some future date determined by the committee.

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•	Performance Awards . Performance awards give participants the right to receive payments in cash, stock or property based solely upon the achievement of certain performance goals during a specified performance period. Subject to the terms of the Omnibus Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award is determined by the committee. No eligible person may be granted performance awards in excess of shares of our common stock (subject to adjustment in the event of a stock split or similar event) in the aggregate in any taxable year.

•	Dividend Equivalents . The committee may grant dividend equivalents under which the participant is entitled to receive payments (in cash, shares of common stock, other securities, other awards or other property as determined in the discretion of the committee) equivalent to the amount of cash dividends paid by us to holders of shares of common stock with respect to a number of shares of common stock determined by the committee.

•	Other Stock Awards . The committee may grant such other awards that are denominated or payable in, valued in whole or in part by reference to, shares of our common stock, subject to terms and conditions determined by the committee and the Omnibus Plan limitations.

The term of awards will not be longer than ten years, or in the case of incentive stock options, longer than five years with respect to holders of more than 10% of our common stock. The committee may permit accelerated vesting of an award upon the occurrence of certain events, including a change in control, regardless of whether the award is assumed, substituted or otherwise continued in effect by the successor corporation. The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Awards under the Omnibus Plan may be subject to performance goals, including revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital, revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation. The goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria.

Unless earlier discontinued or terminated by the board of directors, the Omnibus Plan will expire on the tenth anniversary of the Omnibus Plan’s effective date. No awards may be made after that date. However, unless otherwise expressly provided in the Omnibus Plan or an applicable award agreement, any award granted under the Omnibus Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date. Our board of directors may amend, suspend or terminate the Omnibus Plan at any time, provided that our board of directors will get stockholder approval when necessary to not violate the rules of The NASDAQ Capital Market, to increase the number of shares of common stock authorized under the Omnibus Plan, to reprice options or SARs, to permit the grant of options or SARs with an exercise price less than the fair market value of the common stock, to prevent the grant of options or SARs that would qualify under Section 162(m) of the Code or increase the maximum term permitted for options and SARs as specified in the Omnibus Plan. The committee may not amend an outstanding award in a manner that adversely affects the holder of the award without the holder’s consent.

The Great Basin Scientific, Inc. 2014 Stock Option Plan

The Great Basin Scientific, Inc. 2014 Stock Option Plan, which we refer to as the 2014 Stock Option Plan, was adopted by our board of directors on April 18, 2014 and approved by our stockholders on April 21, 2014 and became effective on April 18, 2014. The compensation committee of our board of directors has authority to administer the 2014 Stock Option Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2014 Stock Option Plan. Subject to the provisions of the 2014 Stock Option Plan, the compensation committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The compensation committee has authority to interpret the 2014 Stock Option Plan and establish rules and regulations for the administration of the 2014 Stock Option Plan. In addition, our board of directors may generally exercise the powers of the compensation committee at any time. Any employee, officer, consultant, independent contractor or director providing services to us or any of our affiliates, who is selected by the compensation committee, is eligible to receive awards under the 2014 Stock Option Plan.

Any shares of common stock that are used by a participant as full or partial payment to us of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award, shall again be available for granting awards (other than incentive stock options) under the 2014 Stock Option Plan. Additionally, shares of our common stock subject to any award that are terminated or forfeited without delivery of any shares will be available for future awards under the 2014 Stock Option Plan. The shares of common stock issuable under the 2014 Stock Option Plan may be drawn from shares of authorized but unissued common stock or from shares of common stock that we acquire. No eligible person may be granted any award or awards under the 2014 Stock Option Plan, the value of which award or awards is based solely on an increase in the value of shares of common stock after the date of grant of such award or awards, and which is intended to represent “qualified performance based compensation” with the meaning of Section 162(m) of Code, for more than shares of our common stock (subject to adjustment in the event of a stock split or similar corporate event), in the aggregate in any taxable year.

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If the compensation committee determines that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities or other event identified by the compensation committee as affecting shares of our common stock such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2014 Stock Option Plan, then the compensation committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares of common stock (or other securities or other property) that thereafter may be made the subject of awards, (ii) the number and type of shares of common stock (or other securities or other property) subject to outstanding awards, (iii) the purchase price or exercise price with respect to any award and (iv) the share limitations contained in the 2014 Stock Option Plan.

Under our 2014 Stock Option Plan, the compensation committee is permitted and authorized to make the following grants to all eligible persons:

•	Stock Options . The compensation committee may grant stock options to officers and other employees intended to qualify as incentive stock options, as defined in Section 422 of the Code, and may also grant options to employees, consultants, independent contractors and directors that do not qualify as incentive stock options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the compensation committee. The exercise price of an option may not be less than 100% of the fair market value of our common stock on the date of grant, or in the case of incentive stock options, 110% of the fair market value of our common stock with respect to holders of more than 10% of our common stock. The fair market value of our common stock will be the closing sale price as quoted on principal trading market on the date of grant. The 2014 Stock Option Plan permits payment of the exercise price to be made by cash, shares of our common stock, other securities, other awards or other property. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. No employee may be granted stock options to the extent the aggregate fair market value (determined as of the time each option is granted) of the common stock with respect to which any such options are exercisable would exceed $100,000.

•	Stock Appreciation Rights . The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the compensation committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR, as determined by the compensation committee, paid solely in shares of common stock. SARs vest and become exercisable in accordance with a vesting schedule established by the compensation committee.

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The term of awards will not be longer than ten years, or in the case of incentive stock options, longer than five years with respect to holders of more than 10% of our common stock. The compensation committee may permit accelerated vesting of an award upon the occurrence of certain events, including a change in control, regardless of whether the award is assumed, substituted or otherwise continued in effect by the successor corporation. The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Awards under the 2014 Stock Option Plan may be subject to performance goals, including revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital, revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation. The goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria.

Unless earlier discontinued or terminated by the board of directors, the 2014 Stock Option Plan will expire on April 17, 2024. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2014 Stock Option Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date. Our board of directors may amend, suspend or terminate the 2014 Stock Option Plan at any time to allow the grant of incentive stock options, to increase the number of shares of common stock authorized under the 2014 Stock Option Plan, to grant or reprice options or SARs with an exercise price less than the fair market value of the common stock, or to prevent the grant of options or SARs that would qualify under Section 162(m) of the Code. The compensation committee may not amend an outstanding award in a manner that adversely affects the holder of the award without the holder’s consent.

We do not intend to make any future stock options grants under the 2014 Stock Option Plan, as all future grants will be made pursuant to the Omnibus Plan.

The Great Basin Inc. 2006 Stock Option Plan and Tender Offer

On August 7, 2014, we launched a tender offer to eligible employees to exchange all of the stock options held by such employees under the Great Basin Scientific, Inc. 2006 Stock Option Plan, or the 2006 Stock Option Plan, for new options under the 2014 Stock Option Plan. Following the expiration of the tender offer on September 5, 2014, we accepted for exchange eligible options to purchase an aggregate of up to 10 shares of our common stock. In accordance with the terms and conditions of the tender offer, on September 9, 2014, we granted new options exercisable into 10 shares of our common stock with an exercise price of $352.8 billion per share in exchange for the cancellation of such tendered options. After the tender offer, options to purchase up to 1 share of our common stock remained outstanding under the 2006 Stock Option Plan, which have since been forfeited.

All of the named executive officers holding stock options under the 2006 Stock Option Plan participated in the tender offer. The objective of the tender offer was to provide employees who elected to participate with new options, the terms of which preserve the original incentive effect of our equity incentive programs in light of market and industry wide economic conditions, and resolve uncertainty concerning documentation and approval of the options. The terms of the 2006 Stock Option Plan are substantially similar to the 2014 Stock Option Plan.

We do not intend to make any future stock options grants under the 2006 Stock Option Plan, as all future grants will be made pursuant to the Omnibus Plan.

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Director Compensation

Members of our board of directors who are our employees do not receive any fees for their service on our board of directors or for their service as a chair or committee member. Ryan Ashton is our only employee director. Our non-employee directors earned the following compensation for their service during our fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
David Spafford	250,000	—	—	22,074	(1)	15,000	(2)	287,074
Ronald Labrum	50,000	—	—	—		—		50,000
Sam Chawla	53,000	—	—	—		—		53,000
Kirk Calhoun	53,000	—	—	—		—		53,000

(1)	Consists of medical insurance payments of $21,513 and dental insurance payments of $561.

(2)	Consists of a club dues payment of $15,000.

The following are the compensatory arrangements for our non-employee directors:

Director Position	Annual Payment
Executive Chairman Retainer	$180,000
Director Retainer paid to all directors	$35,000
Lead Director Supplement	$35,000
Audit Committee Chair	$10,000
Audit Committee Member	$5,000
Compensation Committee Chair	$10,000
Compensation Committee Member	$5,000
Nominating and Corporate Governance Committee Chair	$5,000
Nominating and Corporate Governance Committee Member	$3,000

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of May 19, 2017, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 1,978,584 shares of common stock outstanding as of May 19, 2017.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Great Basin Scientific, Inc., 420 E. South Temple, Suite 520, Salt Lake City, UT 84111.

Name of Beneficial Owner	Number of Common Share Equivalents Beneficially Owned	Percent
Named Executive Officers and Directors:
Ryan Ashton (1)	2	*
David Spafford (2)	53	*
Robert Jenison (3)	1	*
Jeffrey Rona (4)	3	*
Sam Chawla (5)	4	*
Ron Labrum (6)	4	*
Kirk Calhoun (7)	1	*
All Executive Officers and Directors as a Group (7 Persons)	68	*

*	Represents less than 1% of the outstanding shares of common stock

(1)	Represents 1 share of common stock and options and warrants to purchase 1 share of common stock that are currently exercisable or exercisable within 60 days after May 19, 2017.

(2)	Represents (i) 1 share of common stock, warrants to purchase 1 share of common stock, warrants for 1 share of common stock owned by Mr. Spafford and options to purchase 1 share of common stock that are currently exercisable or exercisable within 60 days after May 19, 2017; (ii) shares owned by Spring Forth Investments LLC, an entity controlled by Mr. Spafford, which owns 21,360 shares of Series E Convertible Preferred Stock, convertible into 1 share of common stock, 86 Class A warrants to purchase 1 share of common stock and 86 Class B warrants to purchase 1 share of common stock and 35,565 Series D warrants convertible into 19 shares of common stock; (iii) 1 share of common stock owned by DSM Ventures, an entity controlled by Mr. Spafford; (iv) 1 share of common stock, Class A warrants to purchase 1 share of common stock and Class B warrants to purchase 1 share of common stock and warrants to purchase 1 share of common stock owned by DRS, LLC, an entity controlled by Mr. Spafford; (v) shares owned by Craig F. McCullough, Trustee, SBS Charitable Remainder Trust U/A/D November 27, 1995, a trust affiliated with Mr. Spafford, which owns 1 share of common stock, warrants to purchase 1 share of common stock; (vi) shares owned by Craig F. McCullough, Trustee, DRS Charitable Remainder Trust U/A/D May 5, 1993, a trust affiliated with Mr. Spafford, which owns 1 share of common stock, warrants to purchase 1 share of common stock; (vii) shares owned by Bourne Spafford Charitable Trust U/A/D May 15, 1995, a trust affiliated with Mr. Spafford, which owns 1 share of common stock and the Utah Autism Foundation, a non-for-profit entity, for which Mr. Spafford is a Trustee, owns 35,564 Series D warrants convertible into 18 shares of common stock.

(3)	Represents options to purchase 1 share of common stock that are currently exercisable or exercisable within 60 days after May 19, 2017.

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(4)	Represents warrants to purchase 1 share of common stock, Class A Warrants to purchase 1 share of common stock, Class B Warrants to purchase 1 share of common stock and options to purchase 1 share of common stock exercisable within 60 days after May 19, 2017.

(5)	Represents options to purchase 1 share of common stock that are currently exercisable or exercisable within 60 days after May 19, 2017, and 1 share of common stock, Class A warrants to purchase 1 share of common stock and Class B warrants to purchase 1 share of common stock held by Mr. Chawla’s wife Stephanie Chawla.

(6)	Represents options to purchase 1 share of common stock that are currently exercisable or exercisable within 60 days after May 19, 2017, 1 share of common stock, Class A Warrants to purchase 1 share of common stock and Class B Warrants to purchase 1 share of common stock.

(7)	Represents options to purchase 1 share of common stock that are exercisable or exercisable within 60 days after May 19, 2017.

Five Percent Stockholders:

Owner	Title of Class	Address of Beneficial Owner	Amount and nature of beneficial ownership (Common Stock)	Percent of Class (Common Stock)
Hudson Bay Master Fund Ltd. (1)	common stock	777 Third Avenue, 30th Floor New York, NY 10017 Attn: George Antonopoulos	219,598	9.99%
CVI Investments, Inc. (2)	common stock	101 California Street, Suite 3250 San Francisco, CA 94111 Attention: Martin Kobinger	219,598	9.99%
Empery Asset Management L.P. (3)	common stock	1 Rockefeller Plaza, Suite 1205 New York, NY 10020 AttnL Ryan M. Lane	219,598	9.99%
Sabby Healthcare Master Fund, Ltd. (4)	common stock	10 Mountainview Road, Suite 205 Upper Saddle River, NJ 07458 Attention: Rob Grundstein	219,598	9.99%
Alto Opportunity Master Fund Ltd. (5)	common stock	1180 Avenue of Americas, Suite 1940 New York, NY 10036 Attention: Robin Shah	107,077	5.13%
Brio Capital	common stock	100 Merrick Rd Suite 401W Rockville Centre, NY 11570 Attention: Jeremy Norman	109,711	5.25%

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(1)	Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. Amount beneficially owned includes 219,598 shares of common stock issuable upon conversion of the Series A and Series B Notes within 60 days of May 19, 2017, both of which are subject to beneficial ownership limitations on conversion of 9.99% of the total issued and outstanding immediately following conversion including any common stock beneficially owned.

(2)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of HeightsCapital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA member. Amount beneficially owned includes 219,598 shares of common stock issuable upon conversion of the Series A and Series B Notes within 60 days of May 19, 2017, both of which are subject to beneficial ownership limitations on conversion of 9.99% of the total issued and outstanding immediately following conversion including any common stock beneficially owned.

(3)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), Empery Tax Efficient, LP (“ETE”) and Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by these funds and may be deemed the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by these funds. These funds, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. Amount beneficially owned includes 219,598 shares of common stock issuable upon conversion of the Series A and Series B Notes within 60 days of May 19, 2017, both of which are subject to beneficial ownership limitations on conversion of 9.99% of the total issued and outstanding immediately following conversion including any common stock beneficially owned.

(4)	Sabby Management, LLC serves as the investment manager of Sabby Healthcare Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities, except to the extent of its pecuniary interest therein. Amount beneficially owned includes 219,598 shares of common stock issuable upon conversion of the Series A and Series B Notes within 60 days of May 19, 2017, both of which are subject to beneficial ownership limitations on conversion of 9.99% of the total issued and outstanding immediately following conversion including any common stock beneficially owned.

(5)	Tenor Capital Management Company, L.P., the investment manager to Alto Opportunity Master Fund, SPC, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC and may be deemed to be the beneficial owner of these shares. Robin Shah, in his capacity as partner of Tenor Capital Management Company, L.P., may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC Amount beneficially owned includes 107,077 shares of common stock issuable upon conversion of the Series A Note within 60 days of May 19, 2017.

(6)	Brio Capital Management, L.L.C., the investment manager to Brio Capital Master Fund Ltd., has discretionary authority to vote and dispose of the shares held by Brio Capital Master Fund Ltd. and may be deemed to be the beneficial owner of these shares. Shaye Hirsch, in his capacity as Managing Member of Brio Capital Management L.L.C. may also be deemed to have investment discretion and voting power over the shares held by Brio Capital Master Fund Ltd. Amount beneficially owned includes 109,711 shares of common stock issuable upon conversion of the Series A Note within 60 days of May 19, 2017. which is subject to beneficial ownership limitations on conversion of 9.99% of the total issued and outstanding immediately following conversion including any common stock beneficially owned.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2014, we were a participant in certain transactions and relationships with related persons as more fully described below.

In February 2015, we entered into a loan agreement for $250,000 with Spring Forth Investments, LLC, an entity controlled by Mr. Spafford. The loan bears interest at a rate of 12% per year and has a maturity date of the earlier of (i) 90 days from the date of the loan agreement or (ii) five days after the closing of a registered public offering of our securities. In April 2015, we paid off the note along with accrued interest of $4,192 and a termination fee of $12,500.

In July 2014, we entered into a loan agreement for $500,000 with Spring Forth Investments, LLC a company owned by Mr. David Spafford, a director. The original maturity date for the note was July 18, 2015, which was extended to July 18, 2016 by us giving notice and paying an extension fee of $10,000. The note was again extended by us to July 18, 2017. The note pays interest at an annual rate of 20% and is paid monthly. The Company prepaid the last three months of interest for a total of $25,000 at the time of issuance of the note. As of May 19, 2017 the principal balance of $500,000 remains outstanding and we have paid $216,666 in interest. As additional consideration for the note, the Company issued 4,000,000 Series D preferred stock units (which were separable into 4,000,000 shares of Series D preferred stock, 20,000 Class A warrants to purchase 1 share of common stock and 20,000 Class B warrants to purchase 1 share of common stock) at a value of $100,000 or $0.025 per unit. The 4,000,000 shares of Series D Preferred Stock were converted into 1 share of Common Stock. The Series D preferred stock units were accounted as a debt discount which has been fully amortized.

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On March 10, 2014, we issued a convertible promissory note with an 8% interest rate and warrants to purchase 6 shares of common stock to DRS, LLC, an entity controlled by David Spafford, one of our directors. The consideration paid by DRS, LLC for the note and warrants was $100,000. The maturity date for the promissory note was March 10, 2015, or upon a qualified equity financing of at least $5 million. This financing was for general working capital purposes. The principal balance of this note, along with accrued interest of $3,112 converted to 20,622 Series D Units at $5.00 per unit in July 2014.

On February 26, 2014, we issued a convertible promissory note with an 8% interest rate and warrants to purchase 12 shares of common stock to Ryan Ashton, our Chief Executive Officer. The consideration paid by Mr. Ashton for the note and warrants was $200,000. The maturity date for the promissory note was February 26, 2015, or upon or a qualified equity financing of at least $5 million. This financing was for general working capital purposes. The principal balance of this note, along with accrued interest of $6,751 converted to 41,350 Series D Units at $5.00 per unit in July 2014.

During 2013, we issued promissory notes to SSA Ventures, LLC and SBS Charitable Remainder Trust U/A/D November 27, 1995 (entities controlled by Mr. Aldous) reflecting obligations of $571,000 and $2,000,000 respectively. In 2014, the principal balance of these notes, along with accrued interest of $21,901 and $67,068 respectively, converted to shares of Series C Preferred Stock at $4.92 per share.

During 2013, we issued a promissory note to Bourne Spafford Charitable Trust U/A/D May 15, 1995 (controlled by Mr. Spafford) reflecting an obligation of $200,000. This note had an 8% interest rate. In 2014, the principal and $7,540 of accrued interest converted into shares of Series C Preferred Stock at $4.92 per share.

During 2013, we issued a promissory note to Krispen Family Holdings, LC, a greater than 5% stockholder, reflecting an obligation of $571,000. This note had an 8% interest rate. In 2014, the principal and $24,154 of accrued interest converted into shares of Series C Preferred Stock at $4.92 per share.

During 2012 we issued convertible promissory notes to Spring Forth Investments LLC and the Bourne Spafford Charitable Trust U/A/D May 15, 1995 (entities controlled by Mr. Spafford) in the aggregate amount of $2,880,000. Each of these notes had an 8% interest rate. The principal and $52,655 of accrued interest converted into shares of Series B Preferred Stock at $32.00 per share. In connection with our IPO in 2014, these shares of Series B Preferred Stock converted into shares of our common stock.

During 2012 and 2013, we issued convertible notes to Krispen Family Holdings, LC in the aggregate amount of $2,880,000. Each of these notes had an 8% interest rate. The principal and $36,331 of accrued interest converted into shares of Series B Preferred Stock at $32.00 per share. In connection with our IPO in 2014, these shares of Series B Preferred Stock converted into shares of our common stock.

During 2012 and 2013, we issued convertible notes to SSA Ventures, LLC in the aggregate amount of $2,880,000. Each of these notes had an 8% interest rate. The principal and $39,700 of accrued interest converted into shares of Series B Preferred Stock at $32.00 per share. In connection with our IPO in 2014, these shares of Series B Preferred Stock converted into shares of our common stock.

On December 30, 2015, in conjunction with the execution by Spring Forth Investments, LLC and Utah Autism Foundation of subordination agreements related to our financing of convertible notes and Series D warrants, we issued to Spring Forth Investments, LLC and Utah Autism Foundation 2015 Subordination Warrants to purchase 2 shares of common stock on the same general terms and conditions of the Series D warrants. Pursuant to the terms of the 2015 Subordination Warrants, the warrants were subject to a one time reset on December 31, 2016 to 0.05% of our fully diluted shares of common stock on that date. As of May 19, 2017, following such adjustment, the 2015 Subordination warrants were exercisable to acquire 37 shares of common stock.

On July 1, 2016, in conjunction with the execution by Spring Forth Investments, LLC and Utah Autism Foundation of subordination agreements related to our financing of convertible notes and related Series H warrants, we issued to Spring Forth Investments, LLC and Utah Autism Foundation warrants to purchase 2 shares of common stock on the same general terms and conditions of the Series H warrants.

On May 4, 2017, we issued a promissory note with an effective date of April 13, 2017 in the amount of $1,200,000 to Utah Autism Foundation. The promissory note provides for 24 monthly payments of $45,000 per month with interest of 10% per annum with a balloon payment of $300,402 at the end of the 24-month period in April 2019. $1 million of the proceeds from the loan was used to purchase leased analyzers from Onset Financial, Inc. The Company granted a security interest in the analyzers to Utah Autism Foundation until the loan is fully paid.

Master Lease Agreement with Onset and Related Warrants and Letters of Credit

We entered into a Master Lease Agreement with Onset Financial, Inc. to provide for the sale-leaseback of molecular diagnostic analyzers. We completed two lease schedules under the lease agreement: Lease Schedule 001 dated October 16, 2013, amended December 10, 2013, for the sale of 125 molecular diagnostic analyzers for a purchase price of $2,500,000, which were leased back to us for 36 monthly payments of $74,875 and Lease Schedule 002 dated March 14, 2014, amended March 18, 2014, for the sale of 75 molecular diagnostic analyzers for a purchase price of $1,500,000, which were leased back to us for 24 monthly payments of $64,665.

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Our obligations pursuant to the sale-leaseback agreement were secured by letters of credit obtained by Spring Forth Investments, LLC, an entity controlled by David Spafford, and Utah Autism Foundation, an entity for which Mr. Spafford serves on the Board of Trustees and as a Founder Trustee, in an aggregate amount of $3,000,000. These letters of credit were issued by a bank for the benefit of the lessor. Pursuant to three reimbursement agreements we entered into with those entities in connection with the letters of credit, we agreed to pay each of them 10% interest per annum on the total amount of the letter of credit. As of May 18, 2017, we had paid $664,500 in interest on the letters of credit. Under the reimbursement agreements, we are also obligated to reimburse those third parties for any draws made under the letters of credit. As of May 18, 2017, no draws on either letter of credit had taken place. Our obligations under the reimbursement agreements were secured by a security interest in all of our assets pursuant to security agreements effective the dates of the respective lease schedule.

Ryan Ashton, our chief executive officer, and David Spafford, one of our directors, each personally guaranteed our obligations under the sale-lease agreement. These guarantees covered “the full amount of liability for any amounts due” from us to Onset under the lease agreement. On November 25, 2013, we issued Mr. Ashton a warrant to purchase 1 share of common stock and Mr. Spafford a warrant to purchase 1 share of common stock, each in compensation for their personal guarantees of our obligations under the lease agreement, with an exercise price of $201.6 billion per share.

As noted above, we purchased the analyzers from Onset in May 2017 with the proceeds from a loan provided to us from Utah Autism Foundation.

The foregoing constitutes a summary of the material terms of the lease documents and is qualified in its entirety by the full text of the lease documents, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Voting Agreement

On February 16, 2010 we entered into voting agreements under which certain holders of our preferred stock, including entities affiliated with certain of our directors, have agreed to vote in a certain way on certain matters, including with respect to the election of directors. In connection with the issuance of Series D Preferred Stock, the voting agreements were amended and restated on April 21, 2014 and July 30, 2014. Pursuant to the July 2014 amendment and restatement, (i) the parties agreed to vote their shares to set the size of the board of directors at five directors, (ii) the holders of common stock, voting as a separate class, elect one director to our board of directors (initially Ryan Ashton), and (iii) for as long as Hitachi owns 5% of the issued and outstanding shares of our capital stock, Hitachi will be entitled to elect one director. Upon the closing of our IPO, the voting provisions relating to the election of our directors contained in the voting agreement terminated; however, pursuant to the terms of the Series D Stock Purchase Agreement and our Certificate, Hitachi will continue to be entitled to elect one director.

Investor Rights Agreement

On February 16, 2010, we entered into an investor rights agreement with the holders of our outstanding Series A Preferred Stock, including entities affiliated with certain of our directors. On November 26, 2013, the investor rights agreement was amended in connection with the issuance of Series C Preferred Stock and Series C-1 Preferred Stock. On April 21, 2014, the investor rights agreement was amended in connection with the issuance of Series D Preferred Stock and on July 30, 2014 the investor rights agreement was further amended in connection with the issuance of additional shares of Series D Preferred Stock. In connection with our IPO, shares of Series A, Series C, Series C-1 and Series D Preferred Stock were converted into shares of our common stock at a ratio of 100.8 billion to 1.

For a description of these registration rights, see the section titled “Description of Capital Stock — Registration Rights.”

Transactions with Certain Security Holders

On February 19, 2016, the Company entered into subscription agreements with certain investors (the “February Investors”) relating to the sale and issuance by the Company of up to (i) 39,200,000 Units (the “February Units”), at a price of $0.16 per February Unit, each of which consisted of the Company’s common stock and Series E Warrants (the “Series E Warrants”). (the “February 2016 Offering”). The Company received gross proceeds from the February 2016 Offering of approximately $6.3 million and net proceeds, after deducting agent’s fees and offering expenses, of approximately $5.9 million. In relation to the February 2016 Offering, two of the Investors were Hudson Bay Master Fund Ltd. (“Hudson Bay”) and Empery Asset Management LP (through Empery Tax Efficient, LP, Empery Tax Efficient II, LP and Empery Asset Master Fund, Ltd.) (“Empery”). Both Hudson Bay and Empery participated on the same terms as other February Investors in the February 2016 Offering. In connection with the offering, Hudson Bay purchased 6.25 million February Units for gross proceeds to the Company of $1 million and Empery (though its three entities) purchased an aggregate of 9.375 million February Units for gross proceeds to the Company of $1.5 million. Both Hudson Bay and Empery were beneficial owners of 9.99% of our issued and outstanding common stock on the date of the transaction due to their ownership of 2015 Notes purchased on December 30, 2015.

On April 4, 2016, the Company entered into certain warrant exchange agreements each by and between us and a holder of our outstanding Series E Warrants, pursuant to which we and each such holder agreed to exchange outstanding Series E Warrants for shares of common stock. All of the issued and outstanding Series E Warrants were exchanged for shares of common stock. As holders of Series E Warrants, both Hudson Bay and Empery participated in the exchange. Hudson Bay exchanged 6,250,000 Series E Warrants for 1 share of common stock and Empery exchanged 9,375,000 Series E Warrants for 1 share of common stock. Both Hudson Bay and Empery were beneficial owners of 9.99% of our issued and outstanding common stock on the date of the transaction due to their ownership of 2015 Notes purchased on December 30, 2015 and the Series E Warrants purchased in the February 2016 Offering.

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On May 26, 2016, the Company entered into subscription agreements with certain investors (the “May Investors”) relating to the sale and issuance by the Company of up to 3,160,000 Units (the “May 2016 Units”), at a price of $1.90 per May 2016 Unit, each of which consisted of the Company’s common stock and Series G Warrants (the “Series G Warrants”). The Company received gross proceeds from the offering of the May 2016 Units of approximately $6 million and net proceeds, after deducting agent’s fees and offering expenses, of approximately $5.6 million. In relation to the May 2016 Offering, two of the Investors were Hudson Bay and Empery (through Empery Tax Efficient, LP, Empery Tax Efficient II, LP and Empery Asset Master Limited). Both Hudson Bay and Empery participated on the same terms as other May Investors in the May 2016 Offering. In connection with the offering, Hudson Bay purchased 395,000 May 2016 Units for gross proceeds to the Company of approximately $0.75 million and Empery (though its three entities) purchased an aggregate of 523,315 May 2016 Units for gross proceeds to the Company of approximately $0.99 million. Both Hudson Bay and Empery were beneficial owners of 9.99% of our issued and outstanding common stock on the date of the transaction due to their ownership of 2015 Notes purchased on December 30, 2015.

On June 29, 2016, the Company entered into a securities purchase agreement (the “2016 SPA”) with certain investors named on the Schedule of Buyers attached to the 2016 SPA (each a “Buyer”) pursuant to which the Company issued, on July 1, 2016, $75 million in principal face amount of 2016 Notes and related Series H Warrants. Each of the Buyers was, on the date of the transaction, and currently is, the beneficial owner of more than 5% of our common stock The Buyers purchased the 2016 Notes and related Series H Warrants through payment of cash at a discount by paying $906.67 for each $1,000 in principal face amount of the 2016 Notes and related Series H Warrants. The Company received total gross proceeds of $68 million from the issuance of the 2016 Notes and related Series H Warrants. The largest amount of debt owed under the 2016 Notes to the Buyers was approximately $75.0 million. No interest was paid as the 2016 Notes did not bear interest. See “Description of Certain Indebtedness — 2016 Convertible Note Financing” for more details regarding the 2016 Note terms and conditions. Since January 2017, we issued 1,393,172 shares to the 2016 Note holders upon conversion of an amortization amount of principal of $4,541,878. In addition, we redeemed, through the return of restricted cash, $38.9 million of the principal. Since the exchange of the 2016 Notes for the Series A and Series B Notes, we have converted $378,860 of Series B Note principal into 286,600 shares of our common stock and we have redeemed an additional $14.5 million of the Series B Notes.

On November 3, 2016, the Company exchanged all of the remaining 2015 Notes outstanding, approximately $8.4 million in aggregate principal amount thereof, for 8,436 shares of a new class of Series F Convertible Preferred Stock, par value $0.001 per share (the “Series F Preferred”), pursuant to a certificate of designations, preferences and rights of the Series F Preferred Stock. Each of the Series F Preferred shareholders was a beneficial owner of more than 5% of our issued and outstanding common stock on the date of the transaction. From the date of exchange through December 31, 2016, the Series F Preferred shareholders converted $2,576,000 in Series F Preferred value for 216 shares of common stock. In 2017, the Series F Preferred shareholders converted $886,000 of Series F Preferred value into 833,884 shares of common stock. The remaining shares of Series F Preferred, having an aggregate value of $5.0 million, were exchanged for $5.0 million of our Series A Notes.

See the section of this prospectus titled “Recent Corporate Developments for information about the exchange of the 2016 Notes and Series F Preferred Stock for our Series A and Series B Notes.

Other Relationships

Sandra Nielsen, who became the domestic partner of Ryan Ashton in 2012, is employed by us as our Senior Vice President of Sales, Marketing and Human Resources. In 2014, Ms. Nielsen received a salary of $205,000 and a stock option grant for 1 share of stock. In 2015, Ms. Nielsen received a salary of $205,000, commissions of $201,576 and a bonus of $61,500. In 2016, Ms. Nielsen received a salary of $216,667 and commissions of $148,439.

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Indemnification Provisions

On February 27, 2017 we entered into indemnification agreements with each of our directors and officers. These indemnification agreements, and our Certificate and Bylaws, require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Audit Committee is responsible for reviewing any potential conflict of interest situations, on an ongoing basis, any future proposed transaction, or series of transactions, with related persons, and either approve or disapprove each reviewed transaction or series of related transactions with related persons.

We have adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and the related person has a direct or indirect material interest.

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If a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, the transaction will be reviewed by the chair of our Audit Committee, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, the Audit Committee, or its chair, considers all information that the Audit Committee, or its chair, believes to be relevant and important to a review of the transaction. The Audit Committee or its chair, as the case may be, approves only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the Audit Committee or the chair. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

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DESCRIPTION OF CERTAIN INDEBTEDNESS

Promissory Notes

On July 18, 2014, we issued a promissory note with 20% interest and 4,000,000 Series D Units to David Spafford. The consideration paid by Mr. Spafford for the note and Series D Units was $500,000. The original maturity date on the note was July 18, 2015, but was extended to July 18, 2016 at our option by paying $10,000 to Mr. Spafford as compensation for the extension. Another extension was signed extending the due date to July 18, 2017. This financing was for general working capital purposes.

In May 2017, we issued a promissory Note in the amount of $1,200,000 to the Utah Autism Foundation (the “Foundation”). The promissory note provides for 24 monthly payments of $45,000 per month with interest of 10% per annum with a balloon payment of $300,402 at the end of the 24-month period in April 2019. The Company granted a security interest in the analyzers to the Foundation until the loan is fully paid.

Description of Series A Notes and Series B Notes (the “2017 Notes”)

Ranking and Security Interest

The 2017 Notes are senior secured obligations of the Company, secured through a pledge and security agreement (the “Security Agreement”) with the lead investor, in its capacity as collateral agent for all holders of the 2017 Notes. The Security Agreement creates a first priority security interest in all of our personal property of every kind and description, tangible or intangible, whether currently owned and existing or created or acquired in the future, including in this collateral any and all cash released from the control accounts described above. We agreed to certain conditions on our maintenance and use of the collateral, including but not limited to the location of equipment and inventory, the condition of equipment, the payment of taxes and prevention of liens or encumbrances, the maintenance of insurance, the protection of intellectual property rights, and limitations on transfers and sales.

Upon the occurrence of an “Event of Default” under this Security Agreement, the collateral agent will have certain rights including taking control of the collateral and, in certain circumstances, selling the collateral to cover obligations owed to the holders of the convertible notes pursuant to its terms.

Maturity Date

Unless earlier converted or redeemed, the 2017 Notes mature on April 17, 2020 (“Maturity Date”), subject to the right of the investors to extend the date (i) if an event of default under the 2017 Notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the 2017 Notes and (ii) after the consummation of a fundamental transaction if certain events occur.

Interest

The 2017 Notes do not bear interest unless an event of default has occurred and is continuing, in which case the 2017 Notes bear interest at the rate of 10% per annum.

If a holder elects to convert or redeem all or any portion of a 2017 Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. If we elect to redeem all or any portion of a 2017 Note prior to the Maturity Date, all accrued and unpaid interest on the amount being redeemed will also be payable.

Holder Optional Conversion

All amounts due under the Series A Notes are convertible at any time after October 17, 2017, in whole or in part, at the option of the holders into shares of our common stock at a fixed conversion price equal to $3.00 per share. All amounts due under the Series B Notes were convertible from April 12, 2017 through May 11, 2017 at a fixed conversion price of $3.00, from May 12, 2017 through July 14, 2017 at a fixed conversion price of $1.10, and at a fixed conversion price of $3.00 after July 14, 2017. The conversion price is subject to adjustment for stock splits, combinations or similar events.

No Conversion Price Adjustments

The 2017 Notes are not subject to any conversion price adjustments other than standard adjustments for stock splits, combinations or similar events.

Company Optional Redemption

The Company may, at any time at its option, with 2 trading day notice to the holder of a 2017 Note, redeem all or any portion of the 2017 Note (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 100% of the amount being redeemed, depending on the nature of the default, and (ii) the intrinsic value of the shares of common stock then issuable upon conversion of the 2017 Notes.

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Events of Default

The 2017 Notes contain standard and customary events of default including but not limited: (i) failure to make payments when due under the 2017 Notes; and (ii) the bankruptcy or insolvency of the Company.

If an event of default occurs, each holder may require us to redeem all or any portion of the 2017 Notes (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 125% of the amount being redeemed, depending on the nature of the default, and (ii) the intrinsic value of the shares of Common Stock then issuable upon conversion of the 2017 Notes.

Fundamental Transactions

The 2017 Notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the 2017 Notes under a written agreement.

In the event of transactions involving a change of control, the holder of a 2017 Note will have the right to require us to redeem all or any portion of the Note it holds (including all accrued and unpaid thereon) at a price equal to the greater 125% of the amount of the 2017 Note being redeemed and the intrinsic value of the shares of common stock then issuable upon conversion of the Senior being redeemed.

Limitations on Conversion and Issuance

A 2017 Note may not be converted and shares of common stock may not be issued under the 2017 Notes if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own in excess of 4.99% of our outstanding shares of common stock (the “Note Blocker”). At each holder’s option, the Note Blocker may be raised or lowered to any other percentage not in excess of 9.99%, except that any raise will only be effective upon 61-days’ prior notice to us.

Trading Covenants

$4.00 Minimum Sale Price Covenant

During the period commencing on April 17, 2017 through and including the earlier of (x) October 17, 2017 and (y) the 60th calendar day after the consummation of a subsequent financing pursuant to our Registration Statement on Form S-1, the holder of a Series B Note may not sell, directly or indirectly, any shares of common stock (subject to certain exceptions) except at a price per share greater than $4.00 and subject to the Leak-out Covenant below:

Leak-out Covenant

During the period commencing on April 17, 2017 and ending with close of trading on October 17, 2017, (such period, the “Restricted Period”), and subject to the $4.00 Minimum Sale Price Covenant described above, no holder of the Series B Notes may sell, directly or indirectly, shares of our common stock (subject to certain exceptions) on any trading day during the Restricted Period (any such date, a “Date of Determination”), in an amount that exceeds the greatest of (x) 35% of the such holder’s pro rata share of the trading volume of common stock for the applicable Date of Determination, (y) such holder’s pro rata share of $200,000 of gross sale proceeds received by the holder and (z) such other amount as determined by the Company pursuant to a written notice to the holders.

On May 12, 2017, each holder of a Series B Note, agreed that during the period commencing on May 12, 2017 and ending with close of trading on the earlier of (i) July 2, 2017 and (ii) the first trading day after May 12, 2017 on which at least an aggregate $4 million of the trading volume of our common stock is reported by Bloomberg, L.P. during the period commencing on May 12, 2017 and ending on such trading day (such period, the “Current Restricted Period”), neither the holder or its trading affiliates would sell, directly or indirectly, shares of our common stock on any trading day during the Current Restricted Period (any such date, a “Date of Determination”), in an amount that exceeds the holder’s pro rata share (based on holdings of Series B Notes as of May 12, 2017) of 35% of the trading volume of common stock as reported by Bloomberg, L.P for the applicable Date of Determination.

Additional Note Covenants

We made certain negative covenants in the 2017 Notes, pursuant to which we agreed not to:

(a) incur or guarantee, assume or suffer to exist any indebtedness, other than permitted indebtedness;

(b) allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets of the Company other than permitted liens;

(c) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents all or any portion of any indebtedness other than the 2017 Notes if an event of default shall have occurred;

(d) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents all or any portion of any indebtedness (other than the 2017 Notes), prior to the scheduled maturity date of such indebtedness;

(e) redeem or repurchase its equity interest or declare or pay any cash dividend or distribution;

(f) make, any change in the nature of the Company’s business;

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(g) encumber or allow any liens on, any of the Company’s intellectual property other than permitted liens; or

(h) enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except in the ordinary course of business.

We made certain affirmative covenants in the 2017 Notes, pursuant to which we agreed to:

(a) maintain and preserve the Company’s existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where failure to do so would not result in a material adverse effect;

(b) maintain and preserve all of the Company’s properties which are reasonably necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder;

(c) maintain insurance with responsible and reputable insurance companies or associations with respect to the Company’s properties) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; and

(d) maintain and preserve all of the Company’s intellectual property rights which are reasonably necessary in the proper conduct of the Company’s business.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.0001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. The following is a summary of the rights of our common and preferred stock and some of the provisions of our Certificate, our Bylaws, our outstanding warrants, and the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our Certificate, our Bylaws, and the warrants, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

Common Stock

As of May 19, 2017, there were 1,978,584 shares of common stock issued and outstanding held by 473 stockholders of record. As of May 19, 2017, there were outstanding options to purchase 70 shares of common stock, warrants to purchase 192 shares of common stock and convertible debt that would convert into 8.0 million shares of common stock based on exercise prices and conversion rates for such securities on May 19, 2017.

Voting Rights .  Holders of our common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of the holders of common stock. The affirmative vote of the holders of sixty percent of the voting power of all of the shares of the stock outstanding entitled to vote thereon, voting as a single class, is required to alter, amend or repeal certain provisions of our Certificate providing for undesignated preferred stock, the election and removal of directors, our classified board of directors, calling special meetings of stockholders, and director liability and indemnification.

Dividends .  Subject to certain preferences applicable to outstanding preferred stock, each share of common stock is entitled to receive dividends as may be declared by our board of directors from time to time out of funds legally available therefor.

Liquidation .  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment in full of all of our creditors and payment of the liquidation preference of any outstanding preferred stock.

Rights and Preferences .  Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the number, rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock.

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The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. We have no current plan to issue any shares of preferred stock.

Series E Convertible Preferred Stock

In connection with our February 2015 public offering, we issued as part of the Units shares of Series E Convertible Preferred Stock pursuant to a Certificate of Designation approved by our board of directors. As of May 19, 2017, we had 74,380 shares of Series E Convertible Preferred Stock issued and outstanding convertible into 100 shares of common stock.. The Series E Convertible Preferred Stock will not be convertible by the holder of such preferred stock to the extent (and only to the extent) that the holder or any of its Affiliates would beneficially own in excess of 4.99% of our common stock. For purposes of the limitation described in this paragraph, beneficial ownership and all determinations and calculations are determined in accordance with Section 13(d) of the Exchange Act and the rule and regulations promulgated thereunder.

Pursuant to the Certificate of Designation, if we enter into a “Fundamental Transaction”, each share of Series E Convertible Preferred Stock shall be automatically converted into four shares of our common stock, subject to the 4.99% of beneficial ownership limitation discussed in the previous paragraph. A “Fundamental Transaction” includes, but is not limited to, (1) a consolidation, merger, stock purchase or other business combination in which our stockholders immediately prior to such consolidation or merger hold less than 50% of the outstanding voting stock after such consolidation or merger (not including any shares of our voting stock held by the person or entity making or party to, or associated or affiliated with the person or entity making or party to, such stock purchase or other business combination), (2) sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our properties or assets, or (3) allowing any person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of our outstanding voting stock (not including any shares of our voting stock held by the person or entity making or party to, or associated or affiliated with the person or entity making or party to, such purchase, tender or exchange offer), or (4) any person or group becoming a beneficial owner of 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock.

The Series E Convertible Preferred Stock has no voting rights, except that the holders of shares of at least a majority of the Series E Convertible Preferred Stock will be able to effect or validate any amendment, alteration or repeal of any of the provisions of the Certificate of Designation that materially and adversely affects the powers, preferences or special rights of the Series E Convertible Preferred Stock, whether by merger or consolidation or otherwise; provided , however , that in the event of an amendment to terms of the Series E Convertible Preferred Stock, including by merger or consolidation, so long as the Series E Convertible Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series E Convertible Preferred Stock is converted into preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights, taken as a whole, not materially less favorable to the holders of the Series E Convertible Preferred Stock than the powers, preferences or special rights of the Series E Convertible Preferred Stock, taken as a whole, the occurrence of such event will not be deemed to materially and adversely affect such powers, preferences or special rights of the Series E Convertible Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of such events. An amendment to the terms of the Series E Convertible Preferred Stock only requires the vote of the holders of Series E Convertible Preferred Stock.

With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series E Preferred Stock shall rank equal to our common stock. No sinking fund has been established for the retirement or redemption of the Series E Convertible Preferred Stock. As such, the Series E Convertible Preferred Stock is not subject to any restriction on the repurchase or redemption of shares by us due to an arrearage in the payment of dividends or sinking fund installments.

The Series E Convertible Preferred Stock also has no liquidation rights or preemption rights, and there are no special classifications of our board of directors related to the Series E Convertible Preferred Stock.

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Delaware Anti-Takeover Law and Charter and Bylaws Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. In addition, provisions of our Certificate and Bylaws may make it more difficult to acquire control of us. These provisions could deprive stockholders of the opportunity to realize a premium on the shares of common stock owned by them and may adversely affect the prevailing market price of our common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors;

•	discourage transactions that may involve an actual or threatened change in control of us;

•	discourage tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any

•	proposed business combination or offer; and

•	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our stockholders.

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Classified board of directors; Removal and Filling Vacancies ..  Our Certificate and Bylaws provide for our board of directors to be divided into three classes of directors serving staggered, three-year terms. The classification of our board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board of directors. Subject to the rights of Hitachi Chemical Co., Ltd. and the rights of the holders of any outstanding series of preferred stock, our Certificate authorizes only the board of directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on our board of directors by enlarging the board of directors and filling the new directorships with its own nominees. Our Certificate also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of a majority of the outstanding shares of voting stock.

Special Stockholder Meetings .  Our Bylaws provide that special meetings of the stockholders for any purpose or purposes, unless required by law, shall be called by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board of directors and management.

Amendment of Provisions in the Certificate of Incorporation ..  Our Certificate requires the affirmative vote of the holders of sixty percent of the voting power of all of the shares of the stock outstanding entitled to vote thereon, voting as a single class, shall be to alter, amend or repeal Article V, Article VI, Article VIII, or Article IX of our Certificate or the provisions of Article IV of our Certificate providing for undesignated Preferred Stock. These provisions of our Certificate relate to the election and removal of directors, our classified board of directors, special meetings of stockholders, and director liability and indemnification.

These voting requirements and provisions will make it more difficult for minority stockholders to make changes in our Certificate that could be designed to facilitate the exercise of control over us.

Amendment of Provisions in our Bylaws .  Our Bylaws include provisions that:

•	specify that special meetings of the stockholders for any purpose or purposes, unless otherwise required by law, may be called at any time only by the chairman of the board of directors, the chief executive officer or by a majority of the board of directors;

•	require that the business to be transacted at any annual or special meeting of stockholders shall be limited to business that is properly brought before the meeting;

•	allow actions to be taken by written consent of the stockholders without a meeting only if such actions have been earlier approved by the board of directors;

•	specify procedures related to nominations of directors;

•	specify that the number of directors to constitute the whole board of directors shall be fixed from time to time by resolution adopted by a majority of the entire board of directors; and

•	specify that directors may be may be removed at any time by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors, but only for cause.

Each of these bylaw provisions may not be altered, amended or repealed except by the board of directors or by the affirmative vote of holders of at least two-thirds of our outstanding voting stock.

These voting requirements and provisions make it more difficult for minority stockholders to make changes to our Bylaws that could be designed to facilitate the exercise of control over us.

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Rights of First Refusal

Under the 2015 Securities Purchase Agreement, the Company has agreed that until the later of (x) December 31, 2017 and (y) the date no 2015 Notes are outstanding, the Company shall not, (i) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for common stock or common stock equivalents unless the Company shall have first offered to issue and sell to or exchange with the buyers of the 2015 Notes at least 35% of the securities offered in such offering, allocated among such buyers based on such buyer’s pro rata portion of the aggregate principal amount of 2015 Notes purchased for cash under the 2015 Securities Purchase Agreement.

Under the 2016 Securities Purchase Agreement, the Company has agreed that until the later of (x) July 1, 2019 and (y) the date no 2016 Notes are outstanding, the Company shall not, (i) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for common stock or common stock equivalents unless the Company shall have first offered to issue and sell to or exchange with the buyers of the 2016 Notes at least 35% of the securities offered in such offering, allocated among such buyers based on such buyer’s pro rata portion of the aggregate principal amount of 2016 Notes purchased under the 2016 Securities Purchase Agreement.

Stock Options

As of May 19, 2017, options to purchase an aggregate of 51 shares of common stock were outstanding under the 2006 Stock Option Plan and 2014 Stock Option Plan. Options to purchase an aggregate of 19 shares of common stock were outstanding under the Omnibus Plan and no additional shares of common stock were available for future grants the Omnibus Plan.

On August 7, 2014, we launched a tender offer to eligible employees to exchange all of the stock options held by such employees under the 2006 Stock Option Plan for new options under the 2014 Stock Option Plan. Following the expiration of the tender offer on September 5, 2014, we accepted for exchange eligible options to purchase 10 shares of our common stock. In accordance with the terms and conditions of the tender offer, on September 9, 2014, we granted new options exercisable into 10 shares of our common stock in exchange for the cancellation of such tendered options. All of the named executive officers holding options issued under the 2006 Stock Option Plan participated in the tender offer. The objective of the tender offer was to provide employees who elected to participate with new options, the terms of which preserve the original incentive effect of our equity incentive programs in light of market and industry wide economic conditions.

Warrants

As of May 19, 2017, we had outstanding 9,929,045 warrants to purchase 192 shares of common stock comprised of (i) 277,778 common warrants to purchase 12 shares of common stock, (ii) 1,532,598 warrants to purchase 48 shares of common stock that were issued as “Class A Warrants”, (iii) 1,310,956 warrants to purchase 29 shares of common stock that were issued as “Class B Warrants”, (iv) 1,074,082 warrants to purchase 34 shares of common stock that were issued as Series B Warrants upon exercise of Series A Warrants, (v) 71,131 warrants to purchase 37 shares of our common stock that were issued as “2015 Subordination Warrants”, (vi) 3,075,000 warrants to purchase 30 shares of our common stock that were issued as “Series G Warrants”, (vii) 1,687,500 warrants to purchase 2 shares of our common stock that were issued as “2016 Subordination Warrants”. Each Class A, Class B, 2015 Subordination, Series G, and 2016 Subordination warrants represent the right to purchase one share of our common stock at an exercise price of $1.06 per share. Each Series B Warrant represents the right to purchase one share of our common stock at an exercise price of $531.2 million per share. The exercise price for each of the Class A Warrants, Class B Warrants, 2015 Subordination Warrants, Series G Warrant, and 2016 Subordination Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the then-current exercise price. The exercise price of the Series B Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the current market price.

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Class A and Class B Warrants

The Class A Warrants and Class B Warrants are subject to the terms of a Unit Purchase Agreement, a Class A Warrant and a Class B Warrant, as applicable. The following is a brief summary of the terms applicable to the Class A Warrants and Class B Warrants, although this summary is subject in all respects to the provisions contained in the form of the Unit Purchase Agreement, Class A Warrant, and Class B Warrants attached exhibits hereto.

Exercisability .  The Class A Warrants and Class B Warrants are exercisable for one share of our common stock at a ratio of 1 to 100.8 billion. The Class A and Class B Warrants are exercisable at any time on or after the original date of issuance until the seventh anniversary of the initial closing wherein the warrants were issued. Each Class A Warrant and Class B Warrant is exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The number of shares of common stock that may be acquired by any holder upon any exercise of a Class A Warrant or Class B Warrant will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act does not exceed 4.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). We refer to this as the beneficial ownership limitation. The holder may elect to increase this beneficial ownership limitation to any other percentage, provided that any such increase will not be effective until 61 days after such written notice is delivered.

Cashless Exercise .  If at any time during the warrant exercisability period our common stock begins trading on a national securities exchange and an effective registration statement has not been filed to cover the resale of the shares underlying the Class A Warrants and the Class B Warrants, the Class A Warrants and Class B Warrants may be exercised by means of a “cashless exercise” in which a warrant holder will be entitled to surrender a portion of the shares of common stock subject to the warrant in lieu of cash for the exercise price.

Exercise Price .  The exercise price of the Class A Warrants is $1.06 per share. The exercise price of the Class B Warrants is $1.06 per share. The exercise price for each of the Class A Warrants and the Class B Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the then-current exercise price The respective exercise prices of the Class A Warrants and Class B Warrants are further subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability.   Subject to applicable securities laws, the Class A Warrants and Class B Warrants may be transferred at the option of the holders upon surrender of the Class A Warrants and Class B Warrants to us together with the appropriate instruments of transfer.

Listing .  There is no established public trading market for the Class A Warrants or Class B Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Class A Warrants or Class B Warrants on any national securities exchange.

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Fundamental Transactions .  If, while any Class A Warrants or Class B Warrants are outstanding, we consummate any fundamental transaction, as described in the Class A Warrants and Class B Warrants and generally including any consolidation or merger into another corporation, or the sale, lease or conveyance to another corporation or entity of all or substantially all of our assets, the holder of any outstanding warrants will receive upon exercise of the Class A Warrants or Class B Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise of such warrants would have been entitled upon the fundamental transaction. Furthermore, we cannot enter into a fundamental transaction unless the successor entity assumes in writing all of our obligations to the holders of the Class A Warrants and Class B Warrants.

Rights as Stockholder .  Except as otherwise provided in the Class A Warrants or Class B Warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments .  Any term of the Warrants may be amended or waived with our written consent and the written consent of the majority holders of the Warrants.

Series B Warrants

The following is a brief summary of the terms applicable to the Series B Warrants, although this summary is subject in all respects to the provisions contained in the form of the Series B Warrant, which is attached as an exhibit hereto.

Exercisability .  The Series B Warrants are exercisable for one share of common stock at a ratio of 1 to 100.8 billion. The Series B Warrants are exercisable at any time on or after the original date of issuance until the sixth anniversary of the date of issuance. Each Series B Warrant is exercisable, at the option of each holder, in whole or in part, by delivering to the warrant agent, or, in the case of a cashless exercise, to us, a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). The number of shares of common stock that may be acquired by any holder upon any exercise of a Series B Warrant will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act does not exceed 4.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). We refer to this as the beneficial ownership limitation. The holder may elect to increase this beneficial ownership limitation to any other percentage, provided that any such increase will not be effective until 61 days after such written notice is delivered.

Cashless Exercise .  If at any time during the warrant exercisability period our common stock begins trading on a national securities exchange and an effective registration statement has not been filed to cover the resale of the shares underlying the Series B Warrants, the Series B Warrants, as the case may be, may be exercised by means of a “cashless exercise” in which a warrant holder will be entitled to surrender a portion of the shares of common stock subject to the warrant in lieu of cash for the exercise price.

Exercise Price.   The exercise price of the Series B Warrants is $531.2 million per share. The exercise price for each of the Series B Warrants is subject to adjustment in the event we issue common stock or securities convertible into common stock at a price lower than the then-current market price. The exercise price for each of the Series B Warrants is further subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability .  Subject to applicable securities laws, the Series B Warrants may be transferred at the option of the holders upon surrender of the Series B Warrants to us or the warrant agent together with the appropriate instruments of transfer.

Listing .  There is no established public trading market for the Series B Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B Warrants on any national securities exchange.

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Fundamental Transactions .  If, while any Series B Warrants are outstanding, we consummate any fundamental transaction, as described in the Series B Warrants, generally including any consolidation or merger into another corporation, or the sale, lease or conveyance to another corporation or entity of all or substantially all of our assets, the holder of any outstanding warrants will receive upon exercise of the Series B Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise of such warrants would have been entitled upon the fundamental transaction. Furthermore, we cannot enter into a fundamental transaction unless the successor entity assumes in writing all of our obligations to the holders of the Series B Warrants.

Rights as Stockholder .  Except as otherwise provided in the Series B Warrants, or by virtue of a holder’s ownership of shares of our common stock, the holders of the Series B Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments .  Any term of the Series B Warrants may be amended or waived with our written consent and the written consent of the majority holders of the Series B Warrants.

2015 Subordination Warrants

The 2015 Subordination Warrants were issued to Spring Forth Investments LLC and Utah Autism Foundation in relation to their agreement to enter into subordination agreements with the collateral agent in the 2015 Convertible Note Financing whereby each agreed to subordinate their debt to the 2015 Notes issued in the 2015 Convertible Note Financing. The 2015 Subordination Warrants have the same general terms and conditions of the Series D Warrants.

The 2015 Subordination Warrants were originally exercisable for 2 shares of common stock. On December 31, 2016, the number of shares of common stock issuable upon exercise of the 2015 Subordination Warrants was adjusted to 37 shares, representing 0.5% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company. Each 2015 Subordination Warrant is exercisable by the holder beginning six months after the date of issuance and continuing for a period five years thereafter. Each 2015 Subordination Warrant is exercisable for one share of stock at a price of $1.06 per share.

The exercise price of the 2015 Subordination Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the 2015 Subordination Warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the 2015 Subordination Warrants. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions.

Series G Warrants

The Series G Warrants were originally issued in connection with the June 2016 Unit offering. The Series G Warrants are exercisable for 30 shares of common stock.

Exercise Price and Duration.  The Series G Warrants are exercisable into one share of common stock at a ratio of 1 to 48.0 million at an exercise price of $1.06 per share, subject to adjustment as described below, and will expire five years after the date they are issued.

Anti-Dilution Protection.  The exercise price of the Series G Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the Series G Warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the Series G Warrants, subject to a floor of $0.10 per share of common stock. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions. Notwithstanding the foregoing, “dilutive issuances” shall include the 2015 Notes and any shares of common stock issued pursuant to the 2015 Notes.

Cashless Exercise.  If, at the time a holder exercises its Series G Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the Series G Warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series G Warrant.

Fundamental Transactions .  If, at any time while the Series G Warrants are outstanding, (A) the Company, directly or indirectly, in one or more related transactions, (i) consolidates or merges with or into (whether or not the Company is the surviving corporation) another person, or (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company to any other person, or (iii) makes, or allows any other person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the person(s) making or party to, or affiliated with any of the persons making or party to, such purchase, tender or exchange offer); or (iv) consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person whereby such other person acquires more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the person(s) making or party to, or affiliated with any of the persons making or party to, such stock purchase agreement or other business combination), or (v) reorganizes, recapitalizes or reclassifies its common stock, (B) the Company, directly or indirectly, through one or more related transactions, allows any person or group to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power represented by issued and outstanding common stock, or (C) the Company, directly or indirectly, through one or more related transactions, issues or enters into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition, in which case this definition shall be construed and implemented in a manner to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction (each, a “Fundamental Transaction”), then each holder shall have the right thereafter to receive, upon exercise of a Series G Warrant, the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if the holder had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of common stock then issuable upon exercise of the Series G Warrant. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Series G Warrant.

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Notwithstanding the preceding paragraph, in the event of any Fundamental Transaction, the holders of the Series G Warrants will be entitled to receive, in lieu of our shares and at the holders’ option, cash in an amount equal to the Black Scholes Value (as defined in the form of Series G Warrant) of the remaining unexercised portion of the Series G Warrant on the date of the transaction.

Transferability .  The Series G Warrants may be transferred at the option of the Series G Warrant holder upon surrender of the Series G Warrants with the appropriate instruments of transfer.

Exercisability .  The Series G Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% (or at the election of the holder, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage of our common stock outstanding immediately after the exercise not in excess of 9.99%, upon notice to us, provided that, in the case of an increase, such increase shall not be effective for 61 following the written notice to us.

Waivers and Amendments .  Subject to certain exceptions, the terms of a Series G Warrant may be amended or waived only with the written consent of the holder.

2016 Subordination Warrants

The 2016 Subordination Warrants were issued to Spring Forth Investments LLC and Utah Autism Foundation in relation to their agreement to enter into subordination agreements with the collateral agent in the 2016 Convertible Note Financing whereby each agreed to subordinate their debt to the 2016 Notes issued in the 2016 Convertible Note Financing. The 2016 Subordination Warrants have the same general terms and conditions of the Series H Warrants.

The 2016 Subordination Warrants are exercisable for 2 shares of common stock. Each 2016 Subordination Warrant is exercisable by the holder beginning six months after the date of issuance and continuing for a period five years thereafter. The2016 Subordination Warrants are exercisable into one share of common stock at a ratio of 1 to 48.0 million at an exercise price of $1.06 per share subject to adjustments as described below.

The exercise price of the 2016 Subordination Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the 2016 Subordination Warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the 2016 Subordination Warrants. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved equity incentive plans or in certain strategic transactions.

Registration Rights under Investor Rights Agreement

Certain holders of shares of our common stock, including certain holders of five percent of our capital stock and entities affiliated with certain of our directors are entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of the investor rights agreement and are described in additional detail below. The investor rights agreement was originally entered into on February 16, 2010 and was amended and restated on November 26, 2013 in connection with our Series C and Series C-1 preferred stock financing. As of January 6, 2016, no holders are entitled to rights with respect to the registration of their shares of common stock under the Securities Act pursuant to the investor rights agreement. The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to such registration statement.

The demand, piggyback and Form S-3 registration rights described below will expire on October 8, 2017, or, with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three month period.

Demand Registration Rights

The holders of the registrable securities will be entitled to certain demand registration rights. At any time on or after February 16, 2015 until the expiration of the investor rights agreement, the holders of at least a majority of the registrable securities then outstanding, may make a written request that we register all or a portion of their shares, subject to certain specified exceptions. Such request for registration must cover securities the aggregate offering price of which, before payment of underwriting discounts and commissions, would exceed $5,000,000.

Piggyback Registration Rights

If we propose to register for offer and sale any of our securities under the Securities Act in another offering, either for our own account or for the account of other security holders, the holders of these shares may be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, including a registration statement on Form S-3 as discussed below, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8 or related to stock issued upon conversion of debt securities, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriter may impose on the number of shares included in the registration, to include their shares in the registration.

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Form S-3 Registration Rights

The holders of the registrable securities will be entitled to certain Form S-3 registration rights. Any holder of these shares can make a request that we register for offer and sale their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to certain specified exceptions. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, before payment of the underwriting discounts and commissions, equals or exceeds $1,000,000. We will not be required to effect more than two registrations on Form S-3 within any 12 month period.

Convertible Note Financing Registration Rights

In connection with the 2015 convertible note financing, we entered into a registration rights agreement. Under the terms of the registration rights agreement, we agreed to register for resale by the buyers, under the Securities Act, the shares of common stock issuable upon conversion of the convertible notes and exercise of the Series D Warrants.

We agreed to file such registration statement within 45 calendar days of the closing of the convertible note financing and bring such registration statement effective by the earlier of (x) (i) in the event that the registration statement is not subject to a review by the SEC, 75 calendar days after the closing or (ii) in the event that the registration statement is subject to a review by the SEC, 90 calendar days after the closing and (y) the fifth business day after the date we are notified by the SEC that such registration statement will not be reviewed or will not be subject to further review. Subsequently, we entered into an amendment agreement to the registration rights agreement pursuant to which the filing deadlines were extended to February 29, 2016 for the filing of the registration statement, March 30, 2016 to bring the registration statement effective if it is not subject to SEC review and April 14, 2016 to bring the registration statement effective if it is subject to SEC review.

On May 11, 2016, we and certain of the buyers holding enough of the convertible notes and Series D Warrants to constitute the required holders under Section 10 of the registration rights agreement entered into Amendment Agreement No. 3 to the Registration Rights Agreement (the “Third Amendment Agreement”). In the Third Amendment Agreement we and the buyers agreed to extend the deadline for bringing the initial registration statement effective registering our shares of common stock issuable upon conversion of the convertible notes and exercise of the Series D Warrants to the date which is the earlier of May 31, 2016 and the fifth business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such initial registration statement will not be subject to further review.

Under the Third Amendment Agreement, the buyers also waived (i) any breach of the registration rights agreement prior to May 11, 2016 under Section 2(a) of the registration rights agreement for our failure to have the initial registration statement brought effective by the initial effectiveness deadline, prior to the date of Third Amendment Agreement and (ii) the buyer’s rights to Registration Delay Payments (as defined under the registration rights agreement) prior to the date of the Third Amendment Agreement for our failure to have the initial registration statement brought effective by the initial effectiveness deadline.

On June 29, 2016, the Company and certain buyers holding enough of the 2015 Notes and Series D Warrants to constitute the required holders under Section 10 of the registration rights agreement entered into between the Company and the holders of the 2015 Notes and Series D Warrants entered into waiver agreements to waive: (i) any breach prior to and including June 29, 2016 under Section 2(a) of the registration rights agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline, (ii) any right to Registration Delay Payments (as defined under the registration rights agreement) prior to and including June 29, 2016 for failure to meet its obligations under Section 2(a), and (iii) compliance with the registration requirements of Section 2(a) from and including June 29, 2016, through August 31, 2016.

On November 2, 2016, the Company and certain of the 2015 Note Buyers holding enough of the Notes and Warrants to constitute the Required Holders under Section 10 of the Registration Rights Agreement entered into Amendment Agreement No. 4 to the Registration Rights Agreement (the “Fourth Amendment Agreement”). In the Fourth Amendment Agreement, the Company and the 2015 Note Buyers agreed to extend the deadline for bringing the initial registration statement effective registering our shares of common stock issuable upon conversion of the Notes and exercise of the Warrants to the date which is the earlier of March 1, 2017 and the fifth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such initial registration statement will not be subject to further review. Under the Fourth Amendment Agreement, the 2015 Note Buyers also waived (i) any breach of the Registration Rights Agreement prior to November 2, 2016 under Section 2(a) of the Registration Rights Agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline, prior to the date of Fourth Amendment Agreement and (ii) the holder’s right to Registration Delay Payments (as defined under the Registration Rights Agreement) prior to the date of the Fourth Amendment Agreement for the Company’s failure to have the initial registration statement brought effective by the initial effectiveness deadline.

If we fail to make our filing deadlines or fail to maintain the registration statement for the required periods of time, we will be required pay to each holder an amount in cash equal to 1.0% of the aggregate principal amount outstanding of the convertible notes as of the applicable date of determination, whether or not included in such registration statement, on each of the following dates: (i) the day of a registration failure, (ii) the day of a filing failure; (iii) the day of an effectiveness failure; (iv) the initial day of a maintenance failure; and (v) on the thirtieth day after the date of a registration, filing, effectiveness, or maintenance failure and every thirtieth day thereafter until such failure is cured (in each case, prorated for periods of less than thirty days).

We agreed to keep any registration statements required by the registration rights agreement effective until the earlier of (i) the date as of which the investors may sell all of the registered shares of common stock covered by such registration statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act or (ii) the date on which the investors shall have sold all of the registered shares of common stock covered by such registration statement.

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DESCRIPTION OF OFFERED SECURITIES

We are offering (i) Class A Units consisting of 1 share of our common stock and 1 Series J Warrant and (ii) Class B Units consisting of 1 pre-funded Series K Warrant and 1 Series J Warrant.

The units will not be issued or certificated. The shares of common stock, Series J Warrants and Pre-funded Series K Warrants that we are issuing are immediately separable and will be issued separately. The shares of common stock issuable from time to time upon exercise of the Series J Warrants and Pre-funded Series K Warrants, if any, are also being offered pursuant to this prospectus.

Description of common stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the heading “Description of Capital Stock” above.

Description of Series J Warrants

The following is a brief summary of certain terms and conditions provisions of the Series J Warrants offered by this prospectus and is subject in all respects to the provisions contained in the Series J Warrant, a form of which is attached to the registration statement of which this prospectus is a part. As of the date of this prospectus there are no Series J Warrants outstanding. You should review a copy of the Series J Warrant, attached as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Series J Warrant offered by this prospectus.

Form.  The Series J Warrants will be issued as individual warrant agreements to the investors substantially in the form attached as an exhibit to the registration statement of which this prospectus forms a part.

Amount of Series J Warrant Shares.  Each purchaser of Units will receive 1 Series J Warrant exercisable into 2.5 shares of common stock for each unit purchased.

Exercisability.  The Series J Warrants will be exercisable at any time after their issuance up to 180 days after issuance. The Series J Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Series J Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. No fractional shares of common stock will be issued in connection with the exercise of a Series J Warrant, but rather the number of shares of common stock to be issued shall be rounded up to the nearest whole number.

Registration of Series J Warrant Shares.  The issuance of shares of common stock upon exercise of the Series J Warrants is registered on the registration statement of which this prospectus is a part. If a registration statement under the Securities Act covering the exercise of the Series J Warrants is not available in the future, then the holder may exercise the Series J Warrants using “cashless exercise” and we expect that the Series J Warrants will be exercisable on a cashless basis.

Limitations on Exercise and Issuance.  A holder may not exercise a Series J Warrant and we may not issue shares of common stock under the Series J Warrants if, after giving effect to the exercise or issuance the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of our common stock. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to us.

Exercise Price .  The initial exercise price per share of common stock purchasable upon exercise of the Series J Warrants is $1.13 per share of common stock. The exercise price of the Series J Warrants is subject to adjustments for stock splits or similar events.

Transferability.   Subject to applicable laws, the Series J Warrants may be offered for sale, sold, transferred or assigned without our consent. However, there is no established public trading market for the Series J Warrants and we do not expect one to develop.

Fundamental Transactions.  The Series J Warrants prohibit us from entering into transactions constituting a “fundamental transaction” (as defined in the Series J Warrants) unless the successor entity assumes all of our obligations under the Series J Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series J Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all our assets, certain tender offers and other transactions that result in a change of control. Notwithstanding the preceding paragraph, in the event of any Fundamental Transaction, the holders of the Series J Warrants will be entitled to receive, in lieu of our shares and at the holders’ option, cash in an amount equal to the Black Scholes Value (as defined in the form of Series J Warrant) of the remaining unexercised portion of the Series J Warrant on the date of the transaction.

Rights as a Stockholder.  Except as otherwise provided in the Series J Warrants or by virtue of such holder’s ownership of shares of common stock, the holder of a Series J Warrant does not have the rights or privileges of a holder of common stock, including any voting rights, until the holder exercises the Series J Warrant.

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Waivers and Amendments.  Subject to certain exceptions, the terms of a Series J Warrant may be amended or waived only with the written consent of the holder.

Market and Exchange Listing.  The Series J Warrants are a new issue of securities and currently there is no market for the securities. We do not intend to list or qualify for quotation the Series J Warrants on any securities exchange or market.

Pre-funded Series K Warrants

The following summary of certain terms and provisions of the Pre-funded Series K Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of, the Pre-funded Series K Warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Series F Warrant for a complete description of the terms and conditions of the Pre-funded Series K Warrants.

We are offering to investors the opportunity to purchase Class B Units, which differ from the Class A Units in that they contain Pre-funded Series K Warrants rather than shares of common stock. The per unit public offering price of the Class B Units containing the Pre-funded Series K Warrants is equal to the per unit public offering price of the Class A Units minus $0.01. The term “pre-funded” refers to the fact that the purchase price of the Class B Units in this offering includes almost the entire exercise price that will be paid under the Pre-funded Series K Warrants. The purpose of the Pre-funded Series K Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of holder prior to issuance of any Pre-funded Series K Warrants, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-funded Series K Warrants in lieu of the shares contained in the Class A Units, which would result in the ownership of more than 4.99% or 9.99%, as applicable, of our common stock, and receive the ability to exercise their option to purchase the shares underlying the Pre-funded Series K Warrants at a nominal price at a later date. Pre-funded Series K Warrants that expire unexercised will have no further value and the holder of such warrant will lose the pre-funded amount.

Duration and Exercise Price.  Each Pre-funded Series K Warrant offered hereby will entitle the holders thereof to purchase 1 share of our common stock at a nominal exercise price of $0.01 per share, commencing immediately on the date of issuance and expiring when exercised. The Pre-funded Series K Warrants will be issued separately from the common stock included in the Class A Units and the Series J Warrants included in the Class B Units, and may be transferred separately immediately thereafter.

Certain Adjustments.  The exercise price of the Pre-funded Series K Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

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Redemption.  If, at the time a holder exercises its Pre-funded Series K Warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of, the shares underlying the Pre-funded Series K Warrants to the holder, then in lieu of exercising the Pre-funded Series K Warrant, the holder may elect instead to redeem the Pre-funded Series K Warrants by providing notice to us of such election. In the case of a redemption, we will pay the holder of the Pre-funded Series K Warrant a cash redemption price equal to the number of shares of common stock deliverable upon the portion of the Pre-funded Series K Warrant being exercised multiplied by the excess (if any) of the volume weighted average price per share of our shares of common stock, as reported by Bloomberg L.P., on the date we received the exercise notice pursuant to which the redemption request applies and the per share exercise price of the Pre-funded Series K Warrant as of that same date.

Fundamental Transactions.  If, at any time while the Pre-funded Series K Warrants are outstanding, (A) the Company, directly or indirectly, in one or more related transactions, enters into a Fundamental Transaction (as defined above), then each holder shall have the right thereafter to receive, upon exercise of a Pre-funded Series K Warrants, the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if the holder had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of common stock then issuable upon exercise of the Pre-funded Series K Warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Pre-funded Series K Warrants. Notwithstanding the preceding paragraph, in the event of any Fundamental Transaction, the holders of the Pre-funded Series K Warrants will be entitled to receive, in lieu of our shares and at the holders’ option, cash in an amount equal to the Black Scholes Value (as defined in the form of Pre-funded Series K Warrant) of the remaining unexercised portion of the Pre-funded Series K Warrant on the date of the transaction.

Transferability.  The Pre-funded Series K Warrants may be transferred at the option of the Pre-funded Series K Warrants holder upon surrender of the Pre-funded Series K Warrants with the appropriate instruments of transfer.

Exchange Listing.  We do not plan on making an application to list the Pre-funded Series K Warrants on any national securities exchange or other nationally recognized trading system.

Exercisability.  The Pre-funded Series K Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage of our common stock outstanding immediately after the exercise not in excess of 9.99%, upon, in the case of an increase, not less than 61 days’ prior written notice to us.

Waivers and Amendments.  Subject to certain exceptions, the terms of a Pre-funded Series K Warrant may be amended or waived only with the written consent of the holder.

Investor Leak-out Provisions

From the date of the subscription agreement until 15 Trading Days following the closing of the offering, any investor, either alone or together with its affiliates, that purchased 200,000 shares of our common stock (including any shares of common stock acquirable upon exercise of purchased Pre-Funded Series K Warrants) in this offering will be limited to selling no more than their pro-rata portion of 35% of the daily trading volume of the common stock on such Trading Day. Each investors pro-rata portion will be calculated as the quotient of (A) the number of shares of our common stock purchased by the investor and its affiliates (including any shares of common stock acquirable upon exercise of purchased Pre-Funded Series K Warrants) divided by (B) the aggregate number of shares of our common stock sold by us pursuant to this offering (including any shares of common stock acquirable upon exercise of all issued Pre-Funded Series K Warrants).

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The volume restrictions do not apply to any transaction in our common stock at or above $2.50 per share.

For purposes of this limitation, “Trading Day” means any day on which our common stock is traded on the OTCQB, or, if the OTCQB is not the principal trading market for the common stock, then on the principal securities exchange or securities market on which the common stock is then traded; provided that “Trading Day” shall not include any day on which the common stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the common stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

Transfer Agent, Registrar, Warrant Agent and Preferred Stock Agent

American Stock Transfer & Trust Company is (i) the transfer agent and registrar for our common stock and our Series E Convertible Preferred Stock and (ii) the warrant agent for our Series A, Series B, Series C, Series D, Series G and Series H Warrants.

Stock Market Listing

Our common stock is quoted on the OTCQB under the symbol “GBSN.”

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PLAN OF DISTRIBUTION

Roth Capital Partners, LLC, which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering. We have entered into a placement agent agreement, dated            , 2017 with the placement agent. The placement agent is not purchasing or selling any of the Units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the Units but has agreed to use its commercially reasonable “best efforts” to arrange for the sale of all of the Units offered hereby. We may not sell the entire amount of Units offered pursuant to this prospectus.

This offering is being made in the United States only to investors which qualify as “institutional investors” under the state securities laws and regulations of their state of domicile. We will enter into subscription agreements directly with institutional investors. The public offering prices set forth on the cover page of this prospectus have been determined based upon arm’s-length negotiations between the purchasers and us. The placement agent may engage sub-placement agents or selected dealers to assist in the placement of the Units offered hereby.

Placement Agent’s Fees and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to 7% of the gross proceeds from the sale of the Units in this offering.

The following tables show the per unit and total cash placement agent’s fees (where applicable) we will pay to the placement agent in connection with the sale of the Units offered pursuant to this prospectus.

If we were to sell 4,000,000 Class A Units at the presumed offering price, we would pay placement agent fees as follows:

	Per Class A Unit	Total
Assumed public offering price	$1.13	$4,520,000
Placement agent fees	$0.0791	$316,400
Proceeds to us before expenses	$1.0509	$4,203,600

If we were to sell 4,000,000 Class B Units at the presumed offering price, less the $0.01 per share exercise price of the Pre-funded Series K Warrants included in the Class B Units, we would pay placement agent fees as follows:

	Per Class B Unit	Total
Assumed public offering price	$1.12	$4,480,000
Placement agent fees	$0.0784	$313,600
Proceeds to us before expenses	$1.0416	$4,166,400

We have agreed to reimburse the placement agent for certain of its out-of-pocket legal expenses in an aggregate amount not to exceed $75,000 and other reasonable out-of-pocket expenses up to $25,000, subject to FINRA Rule 5110(f)(2)(D)(i).

The maximum total cash placement agent’s fee payable to the placement agent will not exceed a maximum of $               , not including the expenses above.

If we decide to make an offering of our equity, equity-linked or debt securities at any time within twelve months, we have granted the placement agent the right to act as the exclusive placement agent or lead placement agent and sole book runner, as applicable, for such offering under a separate agreement containing terms and conditions customary for the placement agent and mutually agreed upon by us and the placement agent.

If the offering hereunder is not consummated, the placement agent shall be entitled to the foregoing cash placement fee to the extent that capital is provided by investors that the placement agent introduced to us, or conducted discussions on our behalf, in any offering of securities by us or our affiliates within six months following termination of our engagement of the placement agent.

Our obligation to issue and sell the Units offered hereby to the purchasers is subject to the conditions set forth in the subscription agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase the units offered hereby is subject to the conditions set forth in the subscription agreement and the placement agent agreement, which may also be waived. Closing conditions for the Company include receipt of payment for the Units and the continued accuracy of representations and warranties of purchasers under the subscription agreements. Closing conditions for the benefit of holders under the subscription agreements and the placement agency agreement, include, (i) no stop order suspending the effectiveness of the registration statement of which this prospectus forms a part shall have been issued and no proceedings for such purpose shall have been initiated, (ii) the placement agent shall not have discovered and disclosed to the Company on or prior to closing that the registration statement or any amendment or supplement thereto contains an untrue statement of a fact which is material or omits to state any fact which is material and is required to be stated therein or is necessary to make the statements therein not misleading, (iii) the receipt of standard closing legal opinions from counsel to the Company, (iv) the receipt of an officer’s certificate from an officer of the Company, (v) the Company shall not have sustained any loss or interference with its business pursuant to certain natural disasters and no changes affecting the business, management, financial position, stockholders’ equity or results of operations of the Company, (vi) no actions by law, statute, rule, regulation or order shall have occurred which would prevent the issuance of the Units, (vii) there shall not have occurred any general market collapse in the United States and the United States shall not have become engaged in a war or declared a state of emergency or another adverse change to general economic, political or financial conditions shall not have occurred, which make the sale of the Class A Units or Class B Units impracticable or inadvisable, and (viii) the Financial Industry Regulatory Authority shall not have objected to the compensation of the placement agent.

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To the extent that any of the aforementioned closing conditions are not met or waived by the institutional investors or the placement agent at or prior to closing and the offering is terminated as a result, the escrow agent will promptly return all received investor funds without interest added or any deductions made. Notwithstanding the foregoing, in the event the escrow account is an interest bearing account, in addition to returning all received investor funds, we will return any accrued interest thereon. If an investor has delivered funds into the escrow account prior to signing a binding subscription agreement and prior to closing determines not to participate or does not sign a subscription agreement, such investor’s funds will be returned promptly upon notice of the investor to the escrow agent or the placement agent of the investor’s determination not to participate. Such funds will be returned without deduction or interest, unless the escrow account bears interest in which case funds will be returned with any accrued interest.

We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fee, will be approximately $350,000, which includes legal and printing costs, various other fees and reimbursement of the placements agent’s expenses. At the closing, the common stock underlying the Class A Units will be transmitted by American Stock Transfer & Trust Company, our transfer agent, to the investors by crediting the account of the investor with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system. If the Company is not a participant in the DWAC system, our transfer agent will issue certificates for the common stock underlying the Class A Units and mail them to investors. We will mail the Offering Warrants directly to the investors at the respective addresses set forth in their subscription agreement with us.

Indemnification

We have agreed to indemnify the placement agent against liabilities under the Securities Act. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We and our officers and directors have agreed, subject to certain exceptions, for a period of 90 days after the date of this prospectus, not to offer, sell, contract to sell or dispose of any shares of common stock or any securities convertible or exercisable for common stock, subject to certain limited exceptions, without the prior written consent of the placement agent. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, waive this restriction.

In addition, pursuant to the subscription agreement we have also agreed that for a period of 90 days from the date of the subscription agreement, we will not, without the prior written consent of investors that purchased in the aggregate 67% of the aggregate Class A Units and Class B Units in this offering pursuant to a subscription agreement, directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, other than “Exempt Issuance” as defined in the Offering Warrants.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent, or by an affiliate. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

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The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and subscription agreements. A copy of the placement agent agreement and the form of subscription agreement with the investors are included as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” on page 115.

Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the Units sold by it while acting as a principal may be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

•	must not engage in any stabilization activity in connection with our securities; and

•	must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Other

From time to time, the placement agent and its affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans.

112

NOTICE TO INVESTORS

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “ Order ”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1) – (3) together being referred to as “ relevant persons ”). The offered common shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such offered common shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

European Economic Area

In relation to each member state that is party to the European Economic Area Agreement which has implemented the Prospectus Directive (as defined below) (each such member state, a “ Relevant Member State ”), an offer to the public of any offered common shares may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any offered common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the offered common shares shall result in a requirement for us, the selling stockholder or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any offered common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any offered common shares to be offered so as to enable an investor to decide to purchase any offered common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU. The European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus.

113

LEGAL MATTERS

The validity of the issuance of the securities offered by us in this offering will be passed upon for us by Mitchell Silberberg & Knupp LLP in connection with this offering.

CHANGES IN CERTIFYING ACCOUNTANT

Mantyla McReynolds, LLC (“Mantyla”), the Company’s independent registered public accountants, merged with BDO USA, LLP (“BDO”) on July 1, 2016. As a result of this transaction, on July 14, 2016 Great Basin Scientific, Inc. (the “Company”) received notice that instead of Mantyla, BDO would now stand for appointment as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016. Effective July 18, 2016, the Company, after review and approval of the Company’s Audit Committee, appointed BDO as the Company’s new independent registered public accounting firm for and with respect to the fiscal year ending December 31, 2016.

Mantyla’s reports on the Company’s financial statements as of and for the fiscal year ended December 31, 2015 contained an emphasis paragraph that raised substantial doubt about its ability to continue as a going concern. Other than the going concern matter, the reports of Mantyla on the financial statements of the Company for the fiscal year ended December 31, 2015 did not contain any other adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal year ended December 31, 2015 and through July 14, 2016, there were no disagreements between the Company and Mantyla on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mantyla, would have caused Mantyla to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s financial statements. During the Company’s past fiscal year ended December 31, 2015 and the interim period through July 14, 2016, Mantyla did not advise the Company of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recently completed fiscal years and through the date of engagement of BDO, neither the Company nor anyone on behalf of the Company consulted with BDO regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements as to which the Company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

EXPERTS

The financial statements as of and for the year ended December 31, 2016 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of and for the year ended December 31, 2015 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of Mantyla McReynolds, LLC, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

114

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov . The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission. You may also read all or any portion of the registration statement on our website at www.gbscience.com .

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, the website of the Securities and Exchange Commission referred to above, and our website referred to above.

115

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Great Basin Scientific, Inc.

Salt Lake City, Utah

We have audited the accompanying balance sheet of Great Basin Scientific, Inc. (“Company”) as of December 31, 2016 and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Basin Scientific, Inc. at December 31, 2016, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has incurred substantial losses from operations, has negative operating cash flows and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also have audited adjustments to the 2015 financial statements related to the reverse stock split more fully described in the second paragraph in the Reverse Stock Split section of Note 2 to the financial statements. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2015 financial statements of the Company other than with respect to these adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2015 financial statements taken as a whole.

/s/ BDO USA, LLP

Salt Lake City, Utah

March 22, 2017, except for the second paragraph in the Reverse Stock Split section in Note 2, which is as of April 10, 2017

F-2

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Great Basin Scientific, Inc.

Salt Lake City, Utah

We have audited the accompanying balance sheet of Great Basin Scientific, Inc. as of December 31, 2015 and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Basin Scientific, Inc. at December 31, 2015, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has incurred substantial losses from operations causing negative working capital and negative operating cash flows. These issues raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mantyla McReynolds, LLC

Salt Lake City, Utah

March 1, 2016

F-3

GREAT BASIN SCIENTIFIC, INC.

BALANCE SHEETS

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash	$1,014,255	$4,787,759
Restricted cash	47,066,313	13,800,000
Accounts receivable, net	479,394	411,390
Inventory	1,421,572	1,133,142
Prepaid and other current assets	950,694	564,910
Total current assets	50,932,228	20,697,201
Restricted cash, net of current portion	12,344,039	—
Intangible assets, net	42,586	119,171
Property and equipment, net	10,078,484	7,741,991
Total assets	$73,397,337	$28,558,363
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$3,855,997	$2,432,459
Accrued expenses	6,275,808	1,313,149
Current portion of notes payable	—	5,693
Current portion of convertible notes payable	60,000,000	16,575,000
Notes payable - related party	500,000	500,000
Current portion of capital lease obligations	865,049	1,305,426
Total current liabilities	71,496,854	22,131,727
Convertible notes payable, net of current portion and debt discount	15,000,000	2,177,657
Capital lease obligations, net of current portion	55,912	851,410
Derivative liability, net of current portion	36,344,180	26,592,532
Series F convertible preferred stock	5,655,006	—
Other long term liabilities	831,678	—
Total liabilities	129,383,630	51,753,326
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $.001 par value, 5,000,000 shares authorized; Series E convertible preferred stock; 74,380 and 2,860,200 shares authorized, respectively; 74,380 and 88,347 shares issued and outstanding, respectively	74	88
Common stock, $.0001 par value: 1,500,000,000 and 200,000,000 shares authorized; 940 and 489 shares issued and outstanding, respectively	—	—
Additional paid-in capital	155,065,766	98,708,814
Accumulated deficit	(211,052,133)	(121,903,865)
Total stockholders' deficit	(55,986,293)	(23,194,963)
Total liabilities and stockholders' deficit	$73,397,337	$28,558,363

The accompanying notes are an integral part of these financial statements

F-4

GREAT BASIN SCIENTIFIC, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015
Revenues	$3,048,126	$2,142,040
Cost of sales	8,061,382	4,813,415
Gross loss	(5,013,256)	(2,671,375)
Operating expenses:
Research and development	13,406,370	8,485,668
Selling and marketing	6,859,323	5,007,320
General and administrative	8,801,997	6,241,433
Total operating expenses	29,067,690	19,734,421
Loss from operations	(34,080,946)	(22,405,796)
Other income (expense):
Interest expense	(167,466,170)	(11,757,445)
Interest income	7,399	18,193
Gain (loss) on exchange and issuance of warrants	3,374,752	(4,038,063)
Loss on extinguishment of debt	(24,172,736)	—
Change in fair value liabilities	133,191,183	(19,714,808)
Total other income (expense)	(55,065,572)	(35,492,123)
Loss before provision for income taxes	(89,146,518)	(57,897,919)
Provision for income taxes	(1,750)	(1,250)
Net loss	$(89,148,268)	$(57,899,169)
Net loss per common share - basic and diluted	$(115,030.02)	$(121,636.91)
Weighted average common shares - basic and diluted	775	476

The accompanying notes are an integral part of these financial statements

F-5

GREAT BASIN SCIENTIFIC, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2015 and 2016

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficit
Balance - December 31, 2014	—	$—	474	$—	$55,996,146	$(64,004,696)	$(8,008,550)
Issuance of preferred stock and warrants	2,724,000	2,724	—	—	54,489	—	57,213
Cash exercise of Series A common stock warrants	—	—	1	—	2,252,020	—	2,252,020
Cash exercise of Series C common stock warrants	—	—	1	—	979,200	—	979,200
Cash exercise of unit purchase option	14,750	15	—	—	162,235	—	162,250
Cashless exercise of Class A & B warrants	—	—	1	—	—	—	—
Cashless exercise of Series C warrants	—	—	11	—	—		—
Employee stock option expense	—	—	—	—	110,124	—	110,124
Conversion of preferred stock into common stock	(2,650,403)	(2,651)	1	—	2,651	—	—
Derivative liability on warrants issued and exercised	—	—	—	—	39,151,949	—	39,151,949
Net loss year to date	—	—	—	—	—	(57,899,169)	(57,899,169)
Balance - December 31, 2015	88,347	88	489	-	98,708,814	(121,903,865)	(23,194,963)
Issuance of common stock and warrants	—	—	32	—	428	—	428
Exchange of Series E warrants for common stock	—	—	1	—	2,659,155	—	2,659,155
Cash exercise of unit purchase option	121,450	122	—	—	1,335,828	—	1,335,950
Cashless exercise of Series C warrants settled in stock	—	—	2	—	—	—	—
Cashless exercise of Series C warrants settled in cash	—	—	—	—	(314,879)	—	(314,879)
Exercise of Series G warrants for cash	—	—	1	—	113,900	—	113,900
Employee stock option expense	—	—	—	—	136,060	—	136,060
Exchange of convertible note for preferred stock	2,096	2	—	—	3,143,998	—	3,144,000
Conversions of preferred stock into common stock	(137,513)	(138)	238		148,038	—	147,900
Conversions of convertible note into common stock	—	—	177		36,631,148	—	36,631,148
Derivative liability on warrants issued and exercised	—	—	—	—	12,503,276	—	12,503,276
Net loss year to date	—	—	—	—	—	(89,148,268)	(89,148,268)
Balance - December 31, 2016	74,380	$74	940	$—	$155,065,766	$(211,052,133)	$(55,986,293)

The accompanying notes are an integral part of these financial statements

F-6

GREAT BASIN SCIENTIFIC, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(89,148,268)	$(57,899,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,634,372	1,612,086
Bad debt expense	12,702	—
Change in fair value liabilities	(133,191,183)	19,714,808
Loss on issuance of convertible note as interest	119,185,886	10,594,182
Loss on extinguishment of debt	24,172,736	—
Net gain on exchange and issuance of warrants	(3,374,752)	4,038,063
Employee stock compensation	136,060	110,124
Warrant issuance and modifications	—	612,006
Debt discount amortization	46,529,237	122,050
Changes in operating assets and liabilities:
Increase in accounts receivable	(80,706)	(143,905)
Increase in inventory	(288,430)	(676,048)
Increase in prepaid and other assets	(385,784)	(56,797)
Increase in accounts payable	879,403	602,056
Increase in accrued liabilities	1,264,337	700,790
Net cash used in operating activities	(31,654,390)	(20,669,754)
Cash flows from investing activities:
Acquisition of property and equipment	(1,161,125)	(1,566,044)
Construction of analyzer instruments	(3,211,755)	(3,226,943)
Net cash used in investing activities	(4,372,880)	(4,792,987)
Cash flows from financing activities:
Proceeds from exercise of warrants	1,449,850	3,161,220
Proceeds from issuance of convertible notes payable	5,407,772	4,135,000
Proceeds from follow-on offering	10,631,377	21,933,874
Proceeds from issuance of notes payable - related party	—	250,000
Proceeds from release of restricted cash	16,396,214	—
Payment of cash settlement for warrant exercises	(314,879)	—
Principal payments of capital leases	(1,310,875)	(947,423)
Principal payments of notes payable	(5,693)	(49,994)
Principal payments of notes payable -related party	—	(250,000)
Net cash provided by financing activities	32,253,766	28,232,677
Net increase (decrease) in cash	(3,773,504)	2,769,936
Cash, beginning of the period	4,787,759	2,017,823
Cash, end of the period	$1,014,255	$4,787,759
Supplemental disclosures of cash flow information:
Interest paid	$1,778,831	$1,055,255
Income taxes paid	$1,750	$1,250
Supplemental schedule of non-cash investing and financing activities:
Conversion of preferred stock to common stock	$36	$2,651
Conversion of note payable to preferred stock	$3,144,000	$—
Assets acquired through capital leases	$80,138	$—
Offering costs incurred but unpaid	$281,188	$235,020
Property and equipment included in accounts payable	$446,400	$226,214
Cashless exercise of warrants	$-	$1,011
Change in derivative liability from exercised and issued warrants and convertible notes	$12,503,276	$54,883,264

The accompanying notes are an integral part of these financial statements

F-7

GREAT BASIN SCIENTIFIC, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1    DESCRIPTION OF BUSINESS

Great Basin Scientific, Inc. (the “Company”) (d.b.a., Great Basin Corporation) is a Delaware corporation headquartered in Salt Lake City, Utah. The Company was originally incorporated as Diagnostic Micro Arrays, Inc., a Nevada corporation, on June 27, 2003. The Company changed its name to Great Basin Scientific, Inc. on April 19, 2006. On August 12, 2008, the Company took steps to change its corporate domicile from Nevada to Delaware by forming Great Basin Scientific, Inc., a Delaware corporation, and on August 29, 2008, Great Basin Scientific, Inc., a Nevada corporation, was merged with and into Great Basin Scientific, Inc., a Delaware corporation, wherein the Delaware corporation was the sole surviving entity.

The Company is a molecular diagnostic testing company focused on the development and commercialization of its patented, molecular diagnostic platform designed to test for infectious disease, especially hospital-acquired infections. The Company believes that laboratories in small to medium sized hospitals, those under 400 beds, are in need of simpler and more affordable molecular diagnostic testing methods. The Company markets a system that combines both affordability and ease-of-use, when compared to other commercially available molecular testing methods, which it believes will accelerate the adoption of molecular testing in small to medium sized hospitals. The system includes an analyzer, which is provided for our customers’ use without charge in the United States, and a diagnostic cartridge, which is sold to our customers. The testing platform has the capability to identify up to 64 individual targets at one time. If the test identifies one to three targets, they are referred to as low-plex tests, or tests, and if they identify four or more targets they are referred to as multi-plex panels, or panels. The Company currently has four commercially available tests, the first for clostridium difficile, or C. diff, which received clearance from the Food and Drug Administration, or FDA, in April 2012, the second for Group B Strep, which received clearance from the FDA in April 2015 and launched commercially in June 2015, the third for Shiga Toxin producing E. coli or STEC, which received clearance from the FDA in March 2016 and launched commercially in August 2016 and the fourth for Staphylococcus Identification and Resistance Panel, or Staph ID/R panel, which received FDA clearance in March 2016 and launched commercially in September 2016. Our customers consist of hospitals, clinics, laboratories and other healthcare providers in the United States, the European Union and New Zealand.

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and reflect the financial position, results of operations and cash flows of the Company.

F-8

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Such estimates include the warranty reserve, accounts receivable and inventory reserves, intangible assets and other long lived assets, legal and regulatory contingencies, income taxes, share based arrangements, the derivative liability and others. These estimates and assumptions are based on management’s best estimates and judgments. Actual amounts and results could differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents. Cash equivalents consist primarily of interest and non-interest bearing bank accounts held in checking, savings and money market accounts. These assets are generally available on a daily or weekly basis and are highly liquid in nature. If the balances are greater than $250,000, the Company does not have FDIC coverage on the entire amount of bank deposits.

Restricted Cash

Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded as restricted cash on our balance sheet. On December 30, 2015, the Company entered into a Securities Purchase Agreement pursuant to which the Company issued $22.1 million senior secured convertible notes (the “2015 Notes”) and received $18.4 million in cash proceeds. Under the terms of the 2015 Notes, at closing the Company received an initial tranche of $4.6 million for immediate use by the Company for general corporate purposes. The remaining cash proceeds of $13.8 million was restricted as of December 31, 2015 and subject to an account control agreement. The restrictions were removed and became available to the Company pursuant to the terms of the 2015 Notes at various dates throughout 2016. On July 1, 2016 the Company entered into a Securities Purchase Agreement pursuant to which the Company issued $75 million in senior secured convertible notes (the “2016 Notes”) and received $68.0 million in cash proceeds. Under the terms of the 2016 Notes, at closing the Company received an initial tranche of $6.0 million for immediate use for general corporate purposes. The remaining cash proceeds of $62.0 million were restricted and subject to an account control agreement. The release of restrictions on cash held under the terms of the 2016 Notes depends upon the Company’s satisfaction of certain equity conditions that include the common stock listed on an eligible market, stock trading volume, share price and other requirements. As of December 31, 2016, cash in the amount of $59.4 million from the 2016 Notes is still being held in restricted accounts and will be released to the Company at future dates pursuant to the terms of the 2016 Notes (see NOTE 8 CONVERTIBLE NOTES PAYABLE). The restricted cash is deposited in an account that is not FDIC insured.

Accounts Receivable

Accounts receivable are generated from the sale of single use diagnostic test cartridges to end users in the United States and to a network of distributors outside the United States. These accounts receivable are recorded at the invoiced amount, net of allowances for doubtful amounts. The Company routinely reviews outstanding accounts receivable balances for estimated uncollectible accounts and establishes or adjusts the allowances for doubtful accounts receivable using the specific identification method and records a reserve for amounts not expected to be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. The Company does not have customer acceptance provisions, but it does provide its customers a limited right of return for defective diagnostic test cartridges.

The allowance for doubtful accounts at December 31, 2016 and 2015 was $25,169 and $16,892, respectively.

F-9

Inventories

Inventories are stated at the lower of cost or market with cost determined according to the average cost method. Manufactured inventory consists of raw material, direct labor and manufacturing overhead cost components. The Company reviews the components of its inventory on a regular basis for excess and obsolete inventory and makes appropriate adjustments when necessary. Inventories consisted of the following at December 31, 2016 and 2015:

	December 31,
	2016	2015
Raw materials	$1,076,764	$758,870
Work-in-process	274,741	277,827
Finished goods	70,067	96,445
Total inventories	$1,421,572	$1,133,142

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets (which range from three to ten years) using the straight-line method. Amortization of leasehold improvements is computed on the straight-line method over the shorter of the lease term or estimated useful lives of the assets. The analyzers that the Company manufactures and retains title over are placed with customers and are recorded in property and equipment under “Analyzers.” The materials used for the manufacture of the analyzers are recorded in property and equipment under “Construction in progress.” Major renewals and betterments are capitalized and depreciated over their estimated useful lives while minor expenditures for maintenance and minor repairs are charged to operations as incurred.

Intangible Assets

The Company records its intangible assets at cost which consist of two licensing and royalty agreements for certain intellectual property rights used in the development and manufacture of our products. These intangible assets are being amortized over an estimated useful life of seven years from the date that the technology licenses became effective. As of December 31, 2016 and 2015, intangible assets totaled $42,586 and $119,171 valued at cost of $600,000 less accumulated amortization of $557,414 and $480,829, respectively. The Company recorded amortization associated with these agreements of $76,585 and $97,407 for the years ended December 31, 2016 and 2015, respectively. The intangible assets will be fully amortized during the year ended December 31, 2017.

Impairment of Long Lived Assets

Long-lived tangible assets, including property and equipment, and definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company regularly evaluates whether events or circumstances have occurred that indicate possible impairment and relies on a number of factors, including expected future operating results, business plans, economic projections, FDA approvals and anticipated future cash flows. The Company uses an estimate of the future undiscounted net cash flows and comparisons to like-kind assets, as appropriate, of the related asset over the remaining life in measuring whether the assets are recoverable. Measurement of the amount of impairment, if any, is based upon the difference between the asset’s carrying value and estimated fair value. Fair value is determined through various valuation techniques, including cost-based, market and income approaches as considered necessary.

F-10

Fair Value Liability Instruments

The Company accounts for derivative instruments under the provisions of Accounting Standards Codification (“ASC”) 815 Derivatives and Hedging. ASC 815 requires the Company to record derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings. As a result of certain terms, conditions and features included in certain common stock warrants granted by the Company as well as the conversion features in the convertible notes, those provisions are required to be accounted for as derivatives at estimated fair value, with changes in fair value recognized in earnings (see NOTE 12 FAIR VALUE LIABILITIES).

The Company accounts for other fair value liability instruments under the provisions of ASC 480 Distinguishing Liabilities from Equity. ASC 480 requires to record certain liabilities at their fair value. Changes in the fair value of these liabilities are recognized in earnings. As a result of certain terms, conditions and features included in the Series F Preferred Stock issued by the Company, it is required to be accounted for as a liability at estimated fair value, with changes in fair value recognized in earnings (see NOTE 10 COMMON AND PREFERRED STOCK).

Fair Value of Financial Instruments

The Company measures at fair value certain of its financial and non-financial assets and liabilities by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:

Level 1—Quoted market prices in active markets for identical assets or liabilities;

Level 2—Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable, such as interest rate and yield curves, and market-corroborated inputs); and

Level 3—Unobservable inputs in which there is little or no market data, which require the reporting unit to develop its own assumptions.

The internal models used to determine fair value for these Level 3 instruments use certain significant unobservable inputs and their use requires determination of relevant inputs and assumptions. Accordingly, changes in these unobservable inputs may have a significant impact on fair value. Such inputs include risk free interest rate, expected average life, expected dividend yield, and expected volatility. These Level 3 liabilities would decrease (increase) in value based upon an increase (decrease) in risk free interest rate and expected dividend yield. Conversely, the fair value of these Level 3 liabilities would generally increase (decrease) in value if the expected average life or expected volatility were to increase (decrease).

F-11

Revenue Recognition

The Company derives its product revenue from the sale of single use diagnostic test cartridges sold through our dedicated sales force, except in the European Union where the Company sells through a network of distributors. Product revenue is recognized when all four of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery of the products has occurred; (3) the selling price of the product is fixed or determinable; and (4) collectability of that price is reasonably assured. Change in title to the product and recognition of revenue from sales of diagnostic test cartridges occurs at the time of shipment. Shipping and handling fees and related freight costs and supplies for test kits are billed to customers. Additional costs associated with shipping products to customers are included as a component of cost of sales.

Research and Development Costs

Research and development costs are charged to operations as incurred. Research and development costs include, among other things, salaries and wages for research scientists and staff (including stock-based compensation), materials and supplies used in the development of new products, developing and validating the manufacturing process, costs for clinical trials, and costs for research and development facilities and equipment.

Stock Based Compensation

The Company has accounted for stock-based compensation under the provisions of ASC 718 Compensation—Stock Compensation. This standard requires the Company to record an expense associated with the fair value of stock-based compensation over the requisite service period. The Company uses the Black-Scholes option valuation model to calculate the value of options at the date of grant. Option pricing models require the input of highly subjective assumptions, including the estimated fair value of the Company’s common stock on the date of grant, the expected term of the stock option, and the expected price volatility of the Company’s common stock over the period equal to the expected term of the grant. Changes in these assumptions can materially affect the fair value estimate. The Company estimates forfeitures at the date of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Financial Instruments and Concentration of Credit Risk

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and convertible notes payable. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of their immediate or short-term maturities. The carrying amount of convertible notes payable on the balance sheet approximates fair value.

All of the Company’s accounts receivable result from sales in the normal course of business to its customers primarily throughout the United States. The Company attempts to limit its credit risk by performing credit evaluations of new customers and maintaining adequate allowances for potential credit losses. As of December 31, 2016, no one customer had over 10% of the accounts receivable balance. As of December 31, 2015, 17% of the accounts receivable balance resulted from one customer. Allowances for bad debt in the amount of $25,169 and $16,892 were recorded against accounts receivable for the years ended December 31, 2016 and 2015, respectively. Bad debt expense in the amount of $12,702 and $0 was recorded for the years ended December 31, 2016 and 2015, respectively. The Company cannot ensure that such losses will not be realized in the future.

The Company’s customers consist of hospitals, clinics, laboratories and other healthcare providers in the United States, the European Union and New Zealand. For the years ended December 31, 2016 and 2015, there were no customers that accounted for more than 10% of revenues.

F-12

Income Taxes

The Company accounts for income taxes under Financial Accounting Standards Board (“FASB”) ASC 740, “Income Taxes”. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has incurred significant losses that have created a deferred tax asset. Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized. The Company has considered the facts and circumstances surrounding the future realization of the deferred tax asset and determined that a full valuation allowance should be recorded.

The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not of being sustained if the position were to be challenged by a taxing authority. The Company has examined the tax positions taken in its tax returns and determined that there are no uncertain tax positions. As a result, the Company has recorded no uncertain tax liabilities in its balance sheet.

Loss per Common Share

Basic loss per share (“EPS”) is computed by dividing net loss, less cumulative preferred stock dividends for the period, including undeclared or unpaid cumulative dividends (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted EPS is computed by dividing net loss by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include convertible preferred stock, stock options and warrants. The number of potential common shares outstanding is computed using the treasury stock method.

As the Company has incurred losses for the years ended December 31, 2016 and 2015, the potentially dilutive shares are anti-dilutive and are thus not added into the loss per share calculations. As of December 31, 2016 and 2015, there were 8,316 and 337 potentially dilutive shares, respectively.

Reverse Stock Split

On December 11, 2015, the Company effected a reverse stock split of the Company’s common stock whereby each sixty shares of common stock was replaced with one share of common stock (with no fractional shares issued). The par value of the common stock was adjusted from $0.001 per share to $0.0001 per share as a result of the reverse stock split. The authorized shares of the common stock were not adjusted. On March 30, 2016, the Company effected a reverse stock split of the Company’s common stock whereby each thirty-five shares of common stock were replaced with one share of common stock (with no fractional shares issued). On September 16, 2016, the Company effected a reverse stock split of the Company’s common stock whereby each eighty shares of common stock were replaced with one share of common stock (with no fractional shares issued). The par value and the number of authorized shares of the common stock were not adjusted. On December 28, 2016, the Company effected a reverse stock split of the Company’s common stock whereby each three hundred shares of common stock were replaced with one share of common stock (with no fractional shares issued). The par value and the number of authorized shares of the common stock was not adjusted as a result of the reverse stock split. However, the number of authorized shares was increased to 1,500,000,000 as a result of an amendment to the Certificate of Incorporation.

On April 10, 2017, the Company effected a reverse stock split of the Company’s common stock whereby each two thousand shares of common stock were replaced with one share of common stock (with no fractional shares issued). The par value and the number of authorized shares of the common stock was not adjusted as a result of the reverse stock split. All common share and per share amounts for all periods presented in these financial statements have been adjusted retroactively to reflect these reverse stock splits. The quantity of Series E Preferred Stock and all warrants and employee and other options were not included in the reverse stock splits and their outstanding quantities have not been adjusted. However, the conversion and exchange ratios were adjusted for the effect of the reverse stock splits such that upon conversion each 100.8 billion shares of Series E Preferred Stock will be converted into four shares of common stock and each 100.8 billion of Class A, Class B, Series B, common warrants and options will be exercisable into one share of common stock. The Series G, Series H and 2016 Subordination Warrants conversion ratio has been adjusted such that each 48.0 million of the Series G, Series H and 2016 Subordination Warrants will now be exercisable into one share of common stock. The Series D and 2015 Subordination Warrants conversion ratio was also adjusted for the effect of the reverse splits, but pursuant to the December 31, 2016 adjustment provision in the warrant agreement the conversion ratio was reset such that each 2,000 of the Series D and Subordination Warrants will be exercisable into one share of common stock. Please see NOTE 11 WARRANTS for further explanation and detail on each type of warrant.

F-13

Reclassification

Certain items on the 2015 Balance Sheet have been reclassified to conform to the presentation of the 2016 Balance Sheet. When a company issues convertible debt and the conversion option is bifurcated as a derivative liability, the conversion option should be combined with the debt on the company’s balance sheet. The Company combined the derivative liability of the embedded conversion feature of the 2016 Notes in the 2016 Balance Sheet presentation. Accordingly the presentation on the 2015 Balance Sheet was reclassified such that the current portion of convertible notes payable, net of discount was increased to $16,575,000 and convertible notes payable, net of current portion and debt discount was increased to $2,177,657. There was a corresponding decrease in the derivative liability in the amount of $16,588,940, and an increase in total current liabilities of $14,936,283. No other balance sheet items were impacted by this presentation correction. The Company has evaluated the effect of the incorrect presentation, both qualitatively and quantitatively, and concluded that it did not have a material impact on the 2015 financial statements.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption. The Company has elected to use the extended transition period provided in JOBS Act for complying with new or revised accounting standards that have different effective dates for public and private companies. The new accounting pronouncements below indicate the public company transition dates, however, the Company has not yet decided whether to early adopt these standards.

In November 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. Historically, there has been a diversity in practice in how changes in restricted cash are presented and classified in the statement of cash flows. The amendments in this update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company notes that this guidance applies to its reporting requirements at present, and will implement the new guidance beginning in 2018.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The objective of this update is to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those annual periods and is to be applied utilizing a retrospective approach. Early adoption is permitted. The Company is currently evaluating the new guidance to determine the impact it may have on its financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The objective of this update is to simplify several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company has adopted this standard and the effects are reflected in its financial statements and related disclosures.

F-14

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires recognition of leased assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. This update is effective for annual periods and interim periods with those periods beginning after December 15, 2018. The Company has approximately $3 million of operating lease obligations as of December 31, 2016 (see Note 6) and upon adoption of this standard it will record a right-of-use asset and lease liability for present value of these leases. However, the statement of operations recognition of lease expenses is not expected to change from the current methodology.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory, that simplifies the subsequent measurement of inventories by replacing the current lower of cost or market test with a lower of cost or net realizable value test. The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. The Company has evaluated the effects this standard will have on its financial statements and related disclosures, and concluded that upon adoption it will have little or no impact.

In April 2015, the FASB issued ASU No. 2015-03, Interest – Imputation of Interest, Simplifying the Presentation of Debt Issuance Cost. This standard provides guidance on the balance sheet presentation for debt issuance costs and debt discounts and debt premiums. To simplify the presentation of debt issuance costs, this standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. This ASU is effective for fiscal years beginning after December 15, 2015. The Company has adopted this standard, and concluded a prior period reclassification was unnecessary. The effects of adopting the standard are reflected in its financial statements and related disclosures.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled to those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. In April 2016, the FASB issued ASU No. 2016-10, Identifying Performance Obligations and Licensing, which clarified various aspects of the core principle in ASU No. 2014-09 pertaining to identifying promised goods and services. In May 2016, the FASB issued ASU No. 2016-12, Narrow-Scope Improvements and Practical Expedients, which clarified certain consideration collectability requirements described in ASU No. 2014-09. In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which addressed several narrow aspects of the guidance included in ASU No. 2014-09. All four standards were originally effective for annual periods beginning after December 15, 2016, and interim periods therein, and were to be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. In August 2015, the FASB deferred the effective date of ASU 2014-09 to fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company is currently in the process of determining the impact of adoption of the provisions of ASU 2014-09, ASU 2016-10, ASU 2016-12, and ASU 2016-20 on its financial statements.

F-15

NOTE 3    GOING CONCERN

The Company’s audited financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. The Company has incurred substantial losses from operations and negative operating cash flows which raise substantial doubt about the Company’s ability to continue as a going concern. The Company sustained a net loss for the year ended December 31, 2016 of $89.1 million and a net loss for the year ended December 31, 2015 of $57.9 million, and has an accumulated deficit of $211.1 million as of December 31, 2016. We have limited liquidity and have not yet established a stabilized source of revenue sufficient to cover operating costs and development needs. Accordingly, our continuation as a going concern is dependent upon our ability to generate greater revenue through increased sales and/or our ability to raise additional funds through the capital markets. Whether and when the Company can attain profitability and positive cash flows from operations or obtain additional financing is uncertain. The Company has been able to obtain financing in order to fund its short term working capital and development needs. In February 2016, the Company obtained financing by completing a follow-on offering for net proceeds of $5.0 million. In May 2016, holders of the 2015 Notes voluntarily agreed to remove restrictions on the Company’s use of $2.0 million previously funded to the Company and authorized the release of those funds from the restricted cash accounts of the Company. In June 2016, the Company obtained additional financing by completing another follow-on offering for net proceeds of $5.3 million. In July 2016, the Company issued the 2016 Notes and received $68.0 million in total gross proceeds, of which $5.4 million in net proceeds was immediately available to the Company and $62.0 million was placed in restricted accounts. In September, October and November 2016, holders of the 2015 Notes voluntarily agreed to remove restrictions on the Company’s use of $4.7 million, $3.5 million, and $3.6 million, respectively, of funds previously funded to the Company and authorized the release of those funds from the restricted cash accounts of the Company. In December 2016, holders of the 2016 Notes voluntarily agreed to remove restrictions on the Company’s use of $2.6 million previously funded to the Company and authorized the release of those funds from the restricted cash accounts of the Company. As of December 31, 2016, cash in the amount of $59.4 million is still being held in restricted accounts and will be released to the Company at future dates pursuant to the terms of the 2016 Notes. Subsequent to December 31, 2016, the holders of 2016 Notes voluntarily agreed to remove restrictions on the Company’s use of an aggregate of approximately $3.5 million in cash previously funded to the Company and authorized the release of those funds from the restricted accounts. In addition, the Company and the holders of 2016 Notes entered into an agreement, pursuant to which the Company agreed to redeem $38.9 million of the 2016 Notes held by each of the holders for an aggregate redemption price of $38.9 million, which will satisfy such redemption note in full. The Company paid the redemption price for the redemption notes from cash held in the restricted accounts of the Company. As of March 17, 2016, cash in the amount of $17.0 million is still being held in the restricted accounts.

The Company will continue to seek funding through the issuance of additional equity securities or debt financing, or a combination of the two. Any proceeds received from these items could provide the needed funds for continued operations and development programs. The Company can provide no assurance that it will be able to obtain sufficient additional financing that it needs to alleviate doubt about its ability to continue as a going concern. If the Company is able to obtain sufficient additional financing proceeds, the Company cannot be certain that this additional financing will be available on acceptable terms. To the extent the Company raises additional funds by issuing equity securities or convertible debt, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain additional financings, the impact on the Company’s operations will be material and adverse.

NOTE 4    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2016 and December 31, 2015:

	December 31,
	2016	2015
Construction in progress	$1,544,839	$680,679
Analyzers	7,867,406	5,045,481
Computers and office equipment	846,482	462,441
Machinery and equipment	3,013,376	2,372,556
Leasehold improvements	494,014	393,271
Furniture and fixtures	128,210	72,618
Equipment under capital lease	2,175,476	2,148,476
	16,069,803	11,175,522
Less: accumulated depreciation and amortization	(5,991,319)	(3,433,531)
Total property and equipment, net	$10,078,484	$7,741,991

The total expense for depreciation of fixed assets and amortization of leasehold improvements was $2,557,787 and $1,514,679 for the years ended December 31, 2016 and 2015, respectively. Of this amount $562,364 and $597,236 was for depreciation of equipment under capital leases for the year ended December 31, 2016 and 2015, respectively.

F-16

NOTE 5    ACCRUED EXPENSES

Accrued liabilities consisted of the following as of December 31, 2016 and 2015:

	December 31,
	2016	2015
Accrued payroll	$1,398,288	$1,094,666
Royalties	167,240	75,642
Accrued interest	16,114	44,291
Accrued consulting fees	150,000	-
Accrued property and use tax	756,348	10,905
Accrued placement fees on convertible notes	4,480,163	-
Other	139,333	87,645
Total accrued liabilities	$7,107,486	$1,313,149

NOTE 6    LEASE COMMITMENTS

Capital Leases

The Company has entered into two lease agreements for the sale-leaseback of molecular diagnostic analyzers. The first agreement was entered into in November 2013 and provided for the sale of 125 molecular diagnostic analyzers for a sales price of $2,500,000, which are being leased back for a base period of thirty-six monthly payments of $74,875. The second agreement was entered into in April 2014 for the sale of 75 molecular diagnostic analyzers for a sales price of $1,500,000, which are being leased back for a base period of twenty-four monthly payments of $64,665. At the end of each lease term, the leases automatically renewed for twelve additional months at the current monthly rate. As such, the Company is amortizing the capital leases over a forty-eight month period for the first agreement and a thirty-six month period for the second agreement. The Company’s obligations under the lease agreements are secured by a $3,000,000 letter of credit. The Letter of Credit was issued by a bank at the behest of a non-profit foundation and Spring Forth Investments LLC both of which are related parties through Mr. David Spafford, a director of the Company. The Company is obligated to reimburse the non-profit foundation and Spring Forth Investments LLC for any draws made under the Letter of Credit. The lease agreement is also secured by personal guarantees from Mr. Ryan Ashton, the Chief Executive Officer of the Company, and Mr. Spafford (See Note 14 RELATED PARTY TRANSACTIONS). The lease is accounted for as a capital lease sale-leaseback transaction in accordance with ASC 840, “Leases”. The Company has also entered into a capital lease agreement for research and development equipment valued at $75,000. The lease was entered into in July 2016 for a sixty month period with monthly payments in the amount of $1,444.

Annual future minimum lease payments of capital leases for the next five years are as follows:

Years ended December 31,
2017	$940,307
2018	17,325
2019	17,325
2020	17,325
2021	10,106
Total capital lease payments	1,002,388
Less amount representing interest	(81,427)
Total future minimum lease payments	920,961
Less current portion of capital leases	(865,049)
Long term portion of capital leases	$55,912

F-17

Operating leases

The Company leases approximately 33,000 square feet of manufacturing and lab space located in Salt Lake City, Utah pursuant to two lease agreements totaling $25,926 in base rent per month. The leases expire on April 30, 2017 and each have two options, with each option for a three-year renewal period. We also lease approximately 35,540 square feet of office space located at another location in Salt Lake City, Utah for use as our executive offices and labs. Base rent payments due under the lease are expected to be approximately $3,454,611 in the aggregate over the term of the lease of 69 months that began on December 1, 2015. The Company also leases certain office equipment such as copiers and printers under operating lease agreements that expire at various dates.

Amounts charged to expense under operating leases were $885,602 and $323,175 for the years ended December 31, 2016 and 2015, respectively.

Operating lease commitments for the next five years are as follows:

Years ended December 31,
2017	$750,225
2018	638,985
2019	637,663
2020	636,211
2021	417,850
Total operating lease commitments	$3,080,934

NOTE 7    NOTES PAYABLE

The Company purchased certain machinery and equipment under two note payable agreements with aggregate monthly payments of $4,489, an interest rate between 10.0% and 15.2% and a maturity of January and February 2016. The outstanding principal as of December 31, 2015 was $5,693 which was subsequently paid in 2016.

NOTE 8    CONVERTIBLE NOTES PAYABLE

December 2015 Note Transaction

On December 30, 2015, the Company entered into a Securities Purchase Agreement (“SPA”) with certain investors pursuant to which it agreed to issue $22.1 million in senior secured convertible notes (“2015 Notes”) and Series D Warrants (further described below). The 2015 Notes were convertible into shares of Common Stock at a conversion price that was subject to adjustment for certain dilutive events. $20 million of the notes were issued for cash proceeds totaling $18.4 million with an original issue discount in the amount of $1.6 million which is equal to sixteen (16) months of simple interest at a rate of six percent (6.0%) per annum on the aggregate principal of the 2015 Notes (assuming, that the entire aggregate original principal amount remains outstanding through the maturity date). $2.1 million of the 2015 Notes were issued to extinguish 1,050,000 outstanding Series C Warrants at an extinguish value of $2.00 per warrant. The 2015 Notes were senior secured obligations of the Company and ranked senior to all outstanding and future indebtedness of the Company. They were secured by a first priority perfected security interest (subject to permitted liens as defined in the 2015Notes) in all of the current and future assets of the Company. The 2015 Notes contained standard and customary events of default and the entire principal balance was subject to the default and redemption provisions contained in the 2015 Notes, regardless of whether or not any of the proceeds were released from the Company’s restricted accounts.

In connection with the issuance of the 2015 Notes under the SPA, the Company issued Series D Warrants (the “Series D Warrants”), exercisable to acquire 8 shares of Common Stock, subject to a one time adjustment on December 31, 2016 under the terms of the Series D Warrants (see NOTE 11 WARRANTS). Each Series D Warrant is exercisable by the holder beginning six months after December 30, 2015 and continuing for a period five years thereafter. The exercise price of each Series D Warrant is subject to adjustments for certain dilutive events.

Under the terms of the 2015 Notes, at closing the Company received an initial tranche of $4.6 million for immediate use for general corporate purposes. The remaining cash proceeds of $13.8 million was held in a restricted account to be released to the Company in subsequent equal tranches subject to certain equity conditions and pursuant to the terms of the 2015 Notes. As of December 31, 2016 all the funds in the restricted accounts had been released to the Company.

F-18

The dilutive events that provide for the adjustment of the conversion price of the 2015 Notes and the exercise price of the Series D Warrants relate to any transaction in which the Company issues or is deemed to have issued shares of common stock for consideration per share less than the conversion price then in effect.

2015 Notes of $20 Million Issued for Cash

$20 million of the 2015 Notes were issued for cash proceeds of $18.4 million with an original issue discount in the amount of $1.6 million. In addition, the Company incurred debt issuance costs in the amount of $568,685. The conversion feature in the 2015 Notes represents an embedded derivative that requires bifurcation due to the ratchet provision described above related to the conversion feature. The provisions in the Series D Warrants also require the Company to account for the warrants as derivative liabilities. The original issue discount, the fair value of the embedded conversion feature, the fair value of the Series D Warrants and the debt issuance costs are all together considered the debt discount. Any excess of the total debt discount and the face value of the convertible notes are immediately recorded to interest expense in the statement of operations.

The initial fair value of the embedded conversion feature on the $20 million portion of the 2015 Notes were valued using a binomial model with Monte Carlo simulation, resulting in a fair value of $14,788,365. The initial fair value of the Series D Warrants related to the $20 million note was also valued using a binomial model with Monte Carlo simulation, resulting in a fair value of $13,637,132. The Company recorded a charge to interest expense in the amount of $10,594,182 in the statement of operations for the year ended December 31, 2015, representing the excess of the total debt discount over the face value of the convertible notes. The Company recorded a debt discount in the amount of $20 million which will be amortized over the life of the note using the effective interest method. As of December 31, 2015, $63,717 of the debt discount had been amortized to interest expense with the remainder being amortized or extinguished during 2016.

2015 Notes of $2.1 Million Issued for Series C Warrants

$2.1 million of the 2015 Notes and related Series D Warrants were issued to extinguish 1,050,000 outstanding Series C Warrants. Since the Series C Warrants were derivative liabilities at the time of the transaction, the Company has accounted for this as an extinguishment of liabilities. Accordingly, all consideration issued to extinguish the liabilities were recorded at their fair value on the date of the extinguishment and the liabilities extinguished were removed at their carrying value. Since the liabilities extinguished were derivative liabilities, their carrying value is continuously adjusted to equal their fair value. The fair value of the Series C Warrants that were extinguished was calculated using the predetermined inputs to Black Scholes formula as defined in the Series C Warrant, resulting in a fair value of $2,340,240 for the extinguished warrants. The initial fair value of the embedded conversion feature on the $2.1 million portion of the 2015 Notes was valued using a binomial model with Monte Carlo simulation, resulting in a fair value of $1,865,729. The initial fair value of the Series D Warrants related to the $2.1 million note was also valued using a binomial model with Monte Carlo simulation, resulting in a fair value of $2,412,574. The host debt instrument’s fair value was deemed to be $2.1 million. The Company recorded a loss in the amount of $4,038,063 in its statement of operations for the year ended December 31, 2015, representing the excess of the consideration provided over the liability extinguished.

Although the embedded conversion feature is bifurcated from the 2015 Notes for measurement purposes, the embedded derivative is combined with the 2015 Notes for presentation purposes on the balance sheet. The following table summarizes the balance sheet presentation of convertible notes outstanding at December 31, 2015:

Convertible notes payable, principal	$22,100,000
Debt discounts	(19,936,283)
Conversion feature derivative liability	16,588,940
Net convertible note payable	18,752,657
Less current portion	16,575,000
Convertible notes payable, long term	$2,177,657

F-19

Pursuant to the terms of the 2015 Notes, the Company was to make amortization payments with respect to the 2015 Notes in twelve equal installments beginning April 29, 2016 (each, an “Installment Date”). On each installment date, assuming certain equity conditions were met, the installment payment would automatically be converted into shares of Common Stock at a conversion rate defined in the agreement. As of April 29, 2016, the Company was not able to bring a registration statement effective covering the resale of the shares of common stock issuable under the terms of the 2015 Notes and therefore did not satisfy the equity conditions under the 2015 Notes to permit settlement of installment payments through conversion into shares of common stock. The holders of the 2015 Notes deferred the three installment payments due in April 2016, May 2016 and June 2016, respectively to the installment payment with a due date of July 29, 2016. In May 2016, holders of the 2015 Notes voluntarily agreed to remove restrictions on the Company’s use of $2.0 million previously funded to the Company and authorized the release of those funds from the restricted cash accounts of the Company. During the period from July 2016 through October 2016, approximately $13.7 million of installment payments (through the conversion into 177 shares of common stock) were made bringing the principal note balance of the 2015 Notes down to approximately $8.4 million. During this period, holders of the 2015 Notes voluntarily agreed to remove restrictions on the Company’s use of $8.2 million previously funded to the Company and authorized the release of those funds from the restricted cash accounts of the Company. Given the conversion feature is bifurcated from the host instrument, conversions are deemed to be extinguishments for accounting purposes and accordingly, a loss on extinguishment of debt in the amount of $20,975,024 was recognized during the year ended December 31, 2016.

A summary of the conversions accounted as extinguishments for the year ended December 31, 2016 is as follows:

Fair value of common stock issued	$36,631,149
Less:
2015 Note principal extinguished	13,666,887
Debt discount related to extinguished 2015 Note	(3,529,806)
Derivative liability extinguished	5,519,044
Loss on extinguishment of debt	$20,975,024

On November 3, 2016, the Company exchanged the remaining 2015 Notes outstanding principal of approximately $8.4 million for 8,436 shares of a new class of Series F Convertible Preferred Stock (the “Series F Preferred Stock”) (see NOTE 10 COMMON AND PREFERRED STOCK). The Company accounted for this exchange as an extinguishment of debt transaction in accordance with ASC 470 which states that for extinguishments of debt, the difference between the reacquisition price and the net carrying amount of the debt being extinguished should be recognized as a gain or loss during the period in which the debt is extinguished. Since the 2015 Notes had a bifurcated embedded conversion feature, the Company considered the exchange as the extinguishment of two liabilities for accounting purposes – the host 2015 Notes and the embedded conversion feature. The 2015 Notes were considered extinguished at their carrying value of $7,160,290 calculated by subtracting the unamortized debt discount of $1,272,823 from the remaining principal amount of $8,433,113. The embedded conversion feature is a derivative liability and is carried at fair value. The fair value of the embedded conversion feature at November 3, 2016 was determined to be $1,562,998 (see NOTE 12 FAIR VALUE LIABILITIES). The reacquisition price is the fair value in the amount of $12,071,249 for Series F Preferred Stock issued in the exchange (see NOTE 10 COMMON AND PREFERRED STOCK and NOTE 12 FAIR VALUE LIABILITIES). The difference between the carrying value of the host 2015 Notes and embedded conversion feature and the fair value of the Series F Preferred Stock was $3,347,971 and recognized as a loss on extinguishment of debt during the year ended December 31, 2016 as calculated below:

Fair value of Series F preferred stock issued	$12,071,249
Less:
Principal amount on 2015 Notes	8,433,113
Fair value of embedded conversion feature	1,562,988
Unamortized debt discount on 2015 Notes	(1,272,823)
Loss on extinguishment of debt	$3,347,971

F-20

July 2016 Note Transaction

On July 1, 2016, the Company entered into a Securities Purchase Agreement (“July SPA”) with certain investors pursuant to which it agreed to issue $75 million in senior secured convertible notes (“2016 Notes”) and Series H Warrants (further described below). The 2016 Notes were convertible into 7 shares of Common Stock at a price equal to $96.0 million per share, subject to adjustment for certain dilutive events. The 2016 Notes were issued for cash proceeds totaling $68.0 million with an original issue discount in the amount of $7.0 million with no stated interest rate. The 2016 Notes are senior secured obligations of the Company and will rank senior to all outstanding and future indebtedness of the Company. They are secured by a first priority perfected security interest (subject to the priority interest of the 2015 Notes and permitted liens as defined in the 2016 Notes) in all of the current and future assets of the Company. The 2016 Notes contain standard and customary events of default and the entire principal balance is subject to the default and redemption provisions contained in the 2016 Notes, regardless of whether or not any of the proceeds have been released from the Company’s restricted accounts.

In connection with the issuance of the 2016 Notes under the July SPA, the Company issued Series H Warrants (the “Series H Warrants”), exercisable to acquire 7 shares of Common Stock and Subordination Warrants (the “2016 Subordination Warrants”), exercisable to acquire 2 shares of Common Stock (see NOTE 11 WARRANTS). The Series H and 2016 Subordination Warrants become exercisable by the holder beginning six months after July 1, 2016 and continues for a period five years thereafter. The Series H and 2016 Subordination Warrants also have a provision that adjusts the exercise price upon certain dilutive events. As of December 31, 2016, pursuant to the terms of the warrant agreement, the exercise price of the Series H and 2016 Subordination Warrants are such that the exercise of 48 million warrants with an aggregate exercise price of $12,000 will result in the issuance of one share of common stock.

The Company has agreed to make amortization payments with respect to the 2016 Notes in fifteen (15) equal installments beginning January 30, 2017. On each installment date, assuming certain equity conditions are met, the installment payment shall automatically be converted into shares of Common Stock at a conversion rate defined in the agreement.

Under the terms of the 2016 Notes, at closing the Company received an initial tranche of $6.0 million for immediate use for general corporate purposes. The remaining cash proceeds of $62 million are being held in restricted accounts and will be released to the Company from the restricted accounts in subsequent equal tranches subject to certain equity conditions. In December 2016, the noteholders voluntarily removed restrictions on the Company’s use of an aggregate of approximately $2.6 million previously funded to the Company and authorized the release of those funds from the restricted accounts of the Company. As of December 31, 2016, the remaining cash in the amount of $59.4 million is still being held in restricted accounts and will be released to the Company subject to certain equity conditions and the terms of the 2016 Notes. Subsequent to December 31, 2016, the holders of 2016 Notes voluntarily agreed to remove restrictions on the Company’s use of an aggregate of approximately $3.5 million in cash previously funded to the Company and authorized the release of those funds from the restricted accounts. In addition, the Company and the holders of 2016 Notes entered into an agreement, pursuant to which the Company agreed to redeem $38.9 million of the 2016 Notes held by each of the holders for an aggregate redemption price of $38.9 million, which will satisfy such redemption note in full. The Company paid the redemption price for the redemption notes from cash held in the restricted accounts of the Company. As of the date of the note redemption, cash in the amount of $17.0 million remained in the restricted accounts.

The Company determined the conversion feature in the 2016 Notes represents an embedded derivative that requires bifurcation due to the ratchet provision described above related to the conversion feature. The provisions in the Series H and 2016 Subordination Warrants also require the Company to account for the warrants as derivative liabilities. The initial fair value of the embedded conversion feature on the 2016 Notes was valued using a binomial model with Monte Carlo simulation, resulting in a fair value of $80,599,528. The initial fair value of the Series H Warrants and 2016 Subordination Warrants was also valued using a binomial model with Monte Carlo simulation, resulting in a fair value of $101,644,520. The original issue discount, the fair value of the embedded conversion feature, the fair value of the Series H Warrants and 2016 Subordination Warrants and the debt issuance costs are all together considered the debt discount. Any excess of the total debt discount over the face value of the convertible notes are immediately recorded to interest expense in the statement of operations. The Company recorded a charge to interest expense in the amount of $119,185,886 in the statement of operations for the year ended December 31, 2016, representing the excess of the total debt discount over the face value of the convertible notes. The Company recorded a debt discount in the amount of $75.0 million which is being amortized over the life of the note using the effective interest method. For the year ended December 31, 2016, $31,395,583 of the debt discount has been amortized to interest expense.

F-21

As of December 31, 2016, the 2016 Notes are convertible at the option of the holder at $12,000 per share. The Company has a conversion right related to the required installment payments where the Company can convert the installments payments (subject to a floor of $1.00) at: (a) the prevailing holder conversion price; (b) 80% of the arithmetic average of the 3 lowest volume weighted average price (VWAP) days in the prior 20 days; or (c) the weighted average value of the common stock on the trading day preceding the installment payment date. Both the conversion right of the holder and the Company is subject to a reset clause if the Company issues or sells common stock at a lower price than the applicable conversion rate at such time (not subject to the $1.00 floor). At December 31, 2016, the most advantageous conversion term is a conversion price of $2,860 which would convert the note into 26,224 shares of common stock.

Although the embedded conversion feature is bifurcated from the 2016 Notes for measurement purposes, the embedded derivative is combined, only to extent of the face value of the note, with the 2016 Notes for presentation purposes on the balance sheet. The remaining amount of the embedded conversion feature derivative liability in the amount of $32,222,344 is included in long-term derivative liability in the balance sheet. The following table summarizes the balance sheet presentation of the 2016 Notes outstanding at December 31, 2016:

Convertible notes payable, principal	$75,000,000
Debt discounts	(43,604,417)
Conversion feature derivative liability	43,604,417
Net convertible note payable	75,000,000
Less current portion	(60,000,000)
Convertible notes payable, long term	$15,000,000

The following summarizes by year the future principal payments on the 2016 Convertible Note as of December 31, 2016:

Years ended December 31,
2017	$60,000,000
2018	15,000,000
Total future principal payments	$75,000,000

NOTE 9    NOTES PAYABLE—RELATED PARTY

In July 2014, the Company entered into a note agreement for $500,000 with Spring Forth Investments, LLC a company owned by Mr. David Spafford, a director. The original maturity date for the note was July 18, 2015, which was extended by the Company to July 18, 2016 by giving notice and paying an extension fee of $10,000. It was extended again by the Company to July 18, 2017. The note pays interest at an annual rate of 20% and is paid monthly. The Company prepaid the last three months of interest for a total of $25,000 at the time of issuance of the note. The Company paid $66,667 and $100,000 in interest to Spring Forth Investments, LLC for the years ended December 31, 2016 and 2015, respectively.

In February 2015, the Company entered into another loan agreement for $250,000 with Spring Forth Investments, LLC. The loan had an interest rate of twelve percent (12%) per year and matured the earlier of (i) 90 days from the date of the loan agreement, or (ii) five days after the closing of a registered public offering of securities of the Company. In April 2015, the Company paid off the note along with the accrued interest in the amount of $4,192 and a termination fee of $12,500.

F-22

NOTE 10    COMMON AND PREFERRED STOCK

Common Stock

On December 28, 2016 the Company increased the authorized shares of common stock to 1,500,000,000 at a par value of $0.0001 per share. The Company had 200,000,000 shares of common stock authorized at a par value of $0.0001 per share as of December 31, 2015. As of December 31, 2016 and 2015 there were 940 and 489 shares of common stock issued and outstanding, respectively.

During the year ended December 31, 2015, the Company issued 1 share of common stock pursuant to the cash exercise of 1,074,082 Series A Warrants for total net proceeds of $2,252,020. In conjunction with the exercise of the Series A Warrants, 1,074,082 Series B Warrants to purchase shares of common stock were also issued.

During the year ended December 31, 2015, the Company issued 1 share of common stock pursuant to the conversion of 2,650,403 shares of Series E Convertible preferred stock at a conversion ratio of 100.8 billion preferred shares to 4 common shares.

During the year ended December 31, 2015, the Company issued 1 share of common stock pursuant to the cashless exercise of both 508,641 Class A Warrants and 334,889 Class B Warrants.

During the year ended December 31, 2015, the Company issued 12 shares of common stock pursuant to the exercise of 15,630,027 Series C Warrants. Of these, 11 shares of common stock were issued as a result of the cashless exercise of 15,246,027 Series C Warrants and 1 share of common stock was issued as a result of the cash exercise of 384,000 Series C Warrants for total net proceeds of $979,200.

During the year ended December 31, 2016, the Company issued 1 share of common stock pursuant to the cashless exercise of 5,091,815 Series C Warrants.

During the year ended December 31, 2016, the Company issued 2 shares of common stock pursuant to the cash exercise of 121,540 Underwriter Unit Purchase Options at an exercise price of $11.00 per option for total proceeds of $1,335,950. Upon exercise of these options, 121,450 shares of Series E Preferred Stock were issued and immediately converted into 1 share of common stock and 972,320 Series C Warrants were issued and immediately exercised pursuant to the cashless exercise provision into 1 share of common stock.

During the year ended December 31, 2016, the Company issued 1 share of common stock pursuant to the conversion of 13,967 shares of Series E Preferred Stock (see NOTE 10 COMMON AND PREFERRED STOCK).

On February 24, 2016, the Company completed a public offering of 39.2 million Units (the “February 2016 Unit Offering”) and received approximately $5.0 million of net proceeds. Pursuant to the sale of the units, the Company issued 1 share of common stock and 58,800,000 Series E Warrants. The Series E Warrants were exercisable into 2.5 share of common stock at $420 million per share. The Series E Warrants expire six years from the date of grant, were not exercisable for one year and which exercise was subject to a shareholder vote and an increase in the number of authorized shares of common stock the Company can issue. The proceeds from this offering were not recorded as paid in capital since the fair value of the Series E Warrants were in excess of the cash received.

On April 7, 2016, the Company entered into certain warrant exchange agreements (the “Exchange Agreements”), each by and between the Company and a holder of its outstanding Series E Warrants, pursuant to which the Company and each such holder agreed to exchange all outstanding Series E Warrants for shares of common stock of the Company. Pursuant to the Exchange Agreements, the Company issued 1 share of common stock of the Company in exchange for the surrender by the holders to the Company of 58,800,000 Series E Warrants exercisable to acquire approximately 2.5 shares of common stock of the Company (representing an exchange ratio of one share of common stock for each 2.5 shares of common stock underlying the surrendered Series E Warrants). The surrendered Series E Warrants were immediately cancelled by the Company.

On June 1, 2016, the Company completed a public offering of 3,160,000 units (the “June 2016 Unit Offering”) and received approximately $5.3 million of net proceeds. Pursuant to the sale of the units, the Company issued 31 shares of common stock and 3,160,000 Series G Warrants. The Series G Warrants were initially exercisable into 31 shares of common stock at $91.2 million per share, subject to adjustments and expire five years from the date of grant. The proceeds from this offering were not recorded as paid in capital since the fair value of the Series E Warrants were in excess of the cash received.

F-23

On July 11, 2016, the Company issued 1 share of common stock pursuant to the exercise of 85,000 Series G Warrants for cash in the amount of $113,900 or $113,900 per share.

During the year ended December 31, 2016, holders of the 2015 Notes submitted notices to convert payments on the 2015 Notes into shares of the Company’s common stock (the “Conversions”).  In connection with the Conversions, the Company issued 177 shares of common stock upon the conversion of $13,666,887 principal amount of 2015 Notes at a weighted average conversion price of $77,214 per share (see NOTE 8 CONVERTIBLE NOTES PAYABLE).

During the year ended December 31, 2016 the Company issued 236 shares of common stock for the mandatory conversion of 2,096 shares and the voluntary conversion of 480 of Series F Preferred Stock at a conversion price of $12,000 per share. The Series F Preferred Stock have a stated value of $1,000 per share.

Preferred Stock

The Company had 5,000,000 shares of preferred stock authorized at a par value of $0.001 per share as of December 31, 2016 and 2015. As of December 31, 2016 there are 74,380 shares of Series E Preferred Stock (recorded in equity) and 5,860 shares of Series F Preferred Stock (recorded as a liability) issued and outstanding. There were 88,347 shares of Series E Preferred Stock issued and outstanding as of December 31, 2015. The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series with authority to fix the designation and relative powers including voting powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each class or series.

Series E Preferred Stock

In February 2015 the Company initiated a Units Offering (the “February 2015 Units Offering”) whereby the Company sold 2,724,000 units at a price of $8.80 per unit for net proceeds of $21.8 million after deducting underwriting commissions and offering costs. Each unit consisted of one share of our Series E Convertible Preferred Stock and eight Series C Warrants (the “Units”).

The original terms of the Units provided that shares of Series E Convertible Preferred Stock and the Series C Warrants would automatically separate on August 25, 2015. In June 2015, the terms of the Series E Convertible Preferred Stock and Series C Warrants were each modified to allow for an optional early separation and conversion upon the cash exercise of all eight of the Series C Warrants within the Unit.

In June 2015, 48,000 of the Units were separated early pursuant to the optional early separation resulting in the exercise of 384,000 Series C Warrants into 1 share of common stock for cash proceeds of $979,200. On August 25, 2015 the remaining 2,676,000 Units separated into 2,676,000 shares of Series E Convertible Preferred Stock and 21,408,000 Series C Warrants.

The Series E Convertible Preferred Stock has no voting rights. An amendment to the terms of the Series E Convertible Preferred Stock only requires the vote of the holders of Series E Convertible Preferred Stock. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series E Preferred Stock shall rank equal to the common stock of the Company. No sinking fund has been established for the retirement or redemption of the Convertible Preferred Stock. As such, the Series E Convertible Preferred Stock is not subject to any restriction on the repurchase or redemption of shares by the Company due to an arrearage in the payment of dividends or sinking fund installments. The Series E Convertible Preferred Stock also has no liquidation rights or preemption rights, and there are no special classifications of our Board of Directors related to the Series E Convertible Preferred Stock.

During the year ended December 31, 2015, 14,750 Underwriter Purchase Options were exercised for cash in the amount of $162,250 or $11.00 per option. Pursuant to the exercise of these options, 14,750 shares of Series E Convertible Preferred Stock and 118,000 Series C Warrants were issued.

F-24

During the year ended December 31, 2015, 2,650,403 shares of Series E Convertible Preferred Stock were converted into 1 share of common stock. As of December 31, 2015, 88,347 shares of Series E Convertible Preferred Stock remain outstanding and were convertible into 101 shares of common stock.

During the year ended December 31, 2016, 13,967 shares of Series E Preferred Stock were converted into 1 share of common stock. On November 2, 2016, the Company filed a Certificate of Designation for Series E Preferred Stock to the Certificate of Incorporation. The Certificate of Designation reduced, the number of authorized Series E Preferred Shares from 2,860,200 Series E Preferred Shares to 74,380 Series E Preferred Shares, the number of Series E Preferred Shares issued and outstanding as of November 2, 2016. As of December 31, 2016, there are 74,380 shares of Series E Preferred Stock issued and outstanding that are convertible into 100 shares of common stock.

Series F Preferred Stock

On November 3, 2016, the Company amended its Certificate of Incorporation to create a new class of Series F Preferred Stock of the Company. Each Preferred Share shall have a stated value of $1,000 and a par value of $0.001 per share. The Series F Preferred Shares rank senior to the common stock and shall be entitled to dividends, on an as converted basis, with the holders of our common stock, but will not accrue additional dividends unless certain events as defined in the Series F Preferred Stock has occurred and is continuing, in which case dividends will accrue at a default rate of 10% per annum. The holders of Preferred Shares shall have the right to vote with holders of shares of our common stock, voting together as one class on all matters, with each Preferred Share entitling the holder thereof to cast that number of votes per share on an as converted basis.

On November 3, 2016, the Company issued 8,436 shares of Series F Preferred Stock for the exchange of $8,433,113 in remaining principal on the 2015 Notes (See NOTE 8 CONVERTIBLE NOTES PAYABLE). Of these, 2,096 were immediately mandatorily converted into 196 shares of common stock at a conversion price of $12,000 per share. Due to the limitations on beneficial ownership, some shares of our common stock were held in abeyance. All shares were delivered in November 2016. The remaining Series F Preferred Stock is initially convertible at the election of the holder into shares of our common stock at a conversion price equal to $12,000. From and after July 3, 2017, the Series F Preferred Stock shall be convertible at a conversion price equal to 85% of the arithmetic average, in each case of the lower of (i) the three lowest daily weighted average prices of the our common stock during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date of determination and (iii) the weighted average price of the our common stock on the trading day immediately preceding the date of determination. On November 3, 2018, so long as certain events do not exist, any remaining Series F Preferred Stock then outstanding shall be converted into shares of our common stock at a conversion price of $12,000 per share. In each case, the exercise price is subject to certain adjustments upon the occurrence of certain dilutive events, including the issuance of certain options or convertible securities, and upon the occurrence of certain corporate events, including stock splits and dividends. At any time after the issue of the Series F Preferred Stock, so long as there has been no failure of the equity during the applicable measurement periods, the Company shall have the right to redeem all, but not less than all, of the conversion amount then remaining under the Preferred Shares at a price equal to the greater of (x) 125% of the conversion amount being redeemed and (y) the product of (A) the conversion amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing price of the shares of our common stock during the period beginning on the date immediately preceding the Company’s notice of redemption and ending on the Company redemption date, by (II) the lowest conversion price in effect during such period.

The Company evaluated the Series F Preferred Stock to determine the proper accounting under ASC 480 – Distinguishing Liabilities from Equity. Due to the differing nature of the contractual terms between the mandatorily converted and remaining portions of the Series F Preferred Stock, the Company analyzed them separately.

F-25

The conversion terms of a portion of Series F Preferred Stock were contractually overridden by the exchange agreement wherein both parties agreed that 2,096 shares would be mandatorily converted into common stock immediately. Thus, in true economic substance, it was an immediate mandatory conversion which is akin to direct issuance of common stock. The Company has determined that ASC 480 does not apply to these instruments as they are only redeemable into common shares and there are no mandatory redemption features into cash or other assets that are certain to occur and accordingly has accounted for these as equity instruments. The Company also evaluated any embedded conversion feature of the mandatory instrument under ASC 815 – Derivative and Hedging. The Company determined that the embedded conversion feature is clearly and closely related and no further evaluation is required. The Company is applying the extinguishment method of accounting to the 2015 Notes which requires these shares, as part of the reacquisition price, to be initially valued at fair value. The Company determined fair value of the mandatorily converted Series F Preferred Stock to be $3,144,000, which was the fair value of the common stock on the conversion day multiplied by the number of shares of common stock issued pursuant to the conversion. As mentioned above, these have all been converted and there are no mandatorily convertible Series F Preferred Stock outstanding as of December 31, 2016.

The Company has concluded that the remaining Series F Preferred Stock are within the scope of ASC 480 as they predominantly represent an unconditional obligation to issue a variable number of common shares for a fixed monetary amount. Accordingly, they will be accounted for as liabilities in the financial statements and measured initially and subsequently at fair value with any change in fair value to be recorded in earnings. The Company determined the fair value of the non-mandatory Series F Preferred Stock at issuance on November 3, 2016 to be $8,927,249 which was included as part of the reacquisition price of the 2015 Notes.

During December 2016, 480 shares of Series F Preferred Stock were converted at the option of the holder into 40 shares of common stock at a conversion price of $12,000 per share. As of December 31, 2016, there are 5,860 shares of Series F Preferred Stock outstanding convertible into 495 shares of common stock. The Company is accounting for these as a liability on the financial statements with a period end fair value of $5,655,006 (see NOTE 12 FAIR VALUE LIABILITIES).

NOTE 11    WARRANTS

As of December 31, 2015, the Company had 13,219,597 warrants outstanding to purchase 160 shares of common stock.

The following table outlines the warrants outstanding and exercisable as of December 31, 2015. All warrants have been accounted for as derivative liabilities (see NOTE 12 FAIR VALUE LIABILITIES):

Warrants	Outstanding and Exercisable	Total Shares of Common Stock Underlying the Warrant	Aggregate Exercise Price for One Common Share ($ millions)	Expiration
Class A	1,532,598	48	$3,200	April 2021 - July 2021
Class B	1,310,956	29	$3,200	April 2021 - July 2021
Series B	1,074,082	34	$882,000	March 2021 - July 2021
Series C	5,229,973	13	$257,000	January 2017
Series D	3,503,116	8	$3,200	June 2021
2015 Subordination	105,516	2	$3,200	June 2021
Common	463,356	26	$201,600 - $3,224,000	April 2016 - July 2021
Total Warrants	13,219,597	160

F-26

The following table outlines the warrants outstanding as of December 31, 2016. All warrants have been accounted for as derivative liabilities (see NOTE 12 FAIR VALUE LIABILITIES):

Warrants	Outstanding	Total Shares of Common Stock Underlying the Warrant	Aggregate Exercise Price for One Common Share	Expiration
Class A	1,532,598	48	$12,000	April 2021 - July 2021
Class B	1,310,956	29	$12,000	April 2021 - July 2021
Series B	1,074,082	34	$55.0 billion	March 2021 - July 2021
Series D	2,361,468	1,193	$12,000	June 2021
2015 Subordination	71,131	37	$12,000	June 2021
Series G	3,075,000	30	$12,000	June 2021
Series H	56,250,000	7	$12,000	December 2021
2016 Subordination	1,687,500	2	$12,000	December 2021
Common	372,331	19	$12,000 - $3,225.6 billion	February 2017 - July 2021
Total Warrants	67,735,066	1,399

All Warrants with the exception of the Series H and 2016 Subordination Warrants are exercisable as of December 31, 2016. All Warrants require derivative liability treatment due to the Company not having sufficient authorized shares to settle these warrants all in shares.

Class A Warrants and Class B Warrants

During the year ended December 31, 2015, 508,641 Class A Warrants were exercised pursuant to the cashless exercise provision of the warrant resulting in the issuance of 1 share of common stock and 334,889 Class B Warrants were exercised pursuant to the cashless exercise provision of the warrant resulting in the issuance of 1 share of common stock. The Company did not have any issuances or exercises of the Class A Warrants or Class B Warrants during the year ended December 31, 2016. These warrants include a provision which provides that their exercise prices be adjusted in connection with certain equity issuances by the Company. During the year ended December 31, 2016 there were numerous adjustments to the exercise prices. The exercise prices per share of common stock as of December 31, 2016 is shown in the table above.

Series A Warrants

During the year ended December 31, 2015, 1,074,082 Series A Warrants were exercised into 1 share of common stock resulting in net cash proceeds of $2,252,020. The Series A Warrants expired on October 15, 2015 and all remaining 248,418 outstanding Series A Warrants expired unexercised.

Series B Warrants

During the year ended December 31, 2015, the Company issued 1,074,082 Series B Warrants pursuant to the exercise of 1,074,082 Series A Warrants. The Company did not have any issuances or exercises of the Series B Warrants during the year ended December 31, 2016. These warrants include a provision which provides that their exercise prices be adjusted in connection with certain equity issuances by the Company. During the year ended December 31, 2016 there were numerous adjustments to the exercise prices. The exercise price per share of common stock as of December 31, 2016 is shown in the table above.

Series C Warrants

In connection with the February 2015 Units Offering, the Company issued Series C Warrants to purchase 26 shares of common stock as part of the Units sold in the follow-on offering (see NOTE 10 COMMON AND PREFERRED STOCK) with and exercise price of $4.2 billion per share and expire in five years. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Series C Warrants have a cashless exercise provision where in lieu of payment of the exercise price in cash, the holder may receive, at the Company’s discretion, either a cash payment of a predetermined Black Scholes Value of the number of shares the holder elects to exercise, or a number of shares of the Company’s common stock determined according to a cashless exercise formula using the predetermined Black Scholes Value. On December 11, 2015, an amendment was made to the Series C Warrants to require that all warrants be exercised within 25 trading days or be subject to a mandatory exercise provision.

F-27

In June 2015, 48,000 of the Units were separated early pursuant to the optional early separation as 384,000 Series C Warrants were exercised into 1 share of common stock resulting in cash proceeds of $979,200. On August 25, 2015 the remaining 2,676,000 Units separated into 2,676,000 shares of Series E Convertible Preferred Stock and 21,408,000 Series C Warrants.

From August 25, 2015 through December 31, 2015, 15,128,027 Series C Warrants were exercised pursuant to the cashless exercise provision resulting in the issuance of 12 shares of Common Stock.

During the year ended December 31, 2015, 14,750 Underwriter Purchase Options were exercised for cash in the amount of $162,250. Upon the exercise of these options, 118,000 Series C Warrants were issued and immediately exercised pursuant to the cashless exercise provision resulting in the issuance of 1 share of common stock.

As of December 31, 2015, 5,229,973 Series C Warrants remained outstanding. Had the cashless exercise provision been exercised by all holders of our Series C Warrants at December 31, 2015, the Company would have had to either pay $11.7 million in cash or issue 12 shares of common stock. The number of shares of common stock that would be required to satisfy the cashless exercise provision increases as the price of the Company’s stock decreases and decreases as the price of the Company’s stock increases.

During the year ended December 31, 2016, 5,229,973 Series C Warrants were exercised pursuant to the cashless exercise provision. The Company settled 5,091,815 of the Series C Warrant exercises through the issuance of 1 shares of common stock and the Company settled 138,158 of the Series C Warrant exercises with cash in the amount of $314,879. On January 21, 2016 all outstanding Series C Warrants were mandatorily exercised utilizing the cashless provision of the warrants and the corresponding shares of common stock issued. As of December 31, 2016 there are 47,528 Series C Warrant certificates that have yet to be delivered to the Company representing 1 share of common stock.

Series D Warrants

In connection with the issuance of the 2015 Notes, the Company issued Series D Warrants (the “Series D Warrants”), exercisable to acquire 8 shares of Common Stock. Each Series D Warrant is exercisable by the holder beginning six months after December 30, 2015 and continuing for a period five years thereafter. The Series D Warrants are exercisable on a cashless basis. As of December 31, 2015, each Series D Warrant was exercisable at an exercise price of $1.6 million per share of common stock, subject to adjustments for certain dilutive events.

The Series D Warrants included an adjustment provision which provides that the number of common shares the Series D Warrants are exercisable into will increase on December 31, 2016 to be 16.6% of the sum of the number of shares actually outstanding on December 31, 2016 plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options, warrants or convertible securities of the Company. Accordingly, the Company adjusted the Series D Warrants such that they are exercisable into 1,193 shares of common stock as of December 31, 2016. All other terms remain the same as the original Series D Warrant. The Series D Warrants include a provision which provides that their exercise price be adjusted in connection with certain equity issuances by the Company. During the year ended December 31, 2016 there were numerous adjustments to the exercise prices. The exercise price per share of common stock for the Series D Warrants as of December 31, 2016 is shown in the table above.

2015 Subordination Warrants

The 2015 Subordination Warrants were issued to Spring Forth Investments LLC and Utah Autism Foundation in relation to their agreement to enter into subordination agreements with the collateral agent in the Note Financing whereby each agreed to subordinate their debt to the Notes issued in the Note Financing. The Subordination Warrants have the same general material terms and conditions of the Series D Warrants. The 2015 Subordination Warrants were exercisable for 2 shares of common stock at December 31, 2015. Each Subordination Warrant is exercisable by the holder beginning six months after December 30, 2015 and continuing for a period five years thereafter. Each 2015 Subordination Warrant was initially exercisable at a price of $1.6 million per share, subject to adjustments for certain dilutive events (same as the Series D Warrants).

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The 2015 Subordination Warrants included an adjustment provision which provides that the number of common shares the 2015 Subordination Warrants are exercisable into will increase on December 31, 2016 to be 0.5% of the sum of the number of shares actually outstanding on December 31, 2016 plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options, warrants or convertible securities of the Company. Accordingly, the Company adjusted the 2015 Subordination Warrants such that they are exercisable into 37 shares of common stock as of December 31, 2016. All other terms remain the same as the original 2015 Subordination Warrant. The 2015 Subordination Warrants include a provision which provides that their exercise price be adjusted in connection with certain equity issuances by the Company. During the year ended December 31, 2016 there were numerous adjustments to the exercise prices. The exercise price per share of common stock for the 2015 Subordination Warrants as of December 31, 2016 is shown in the table above.

Series E Warrants

In connection with the February 2016 Unit offering the Company issued Series E Warrants to purchase 70 shares of common stock as part of the units sold in the offering (see NOTE 10 COMMON AND PREFERRED STOCK). The Series E Warrants expire six years from the date of grant, were not exercisable for one year and which exercise was subject to a shareholder vote and an increase in the number of authorized shares of common stock the Company can issue. On April 7, 2016, the Company entered into certain warrant exchange agreements (the “Exchange Agreements”), each by and between the Company and a holder of its outstanding Series E Warrants, pursuant to which the Company and each such holder agreed to exchange outstanding Series E Warrants for shares of common stock of the Company. Pursuant to the Exchange Agreements, the Company issued 1 share of common stock of the Company in exchange for the surrender by the holders to the Company of all 58,800,000 Series E Warrants exercisable to acquire approximately 2.5 shares of common stock of the Company (representing an exchange ratio of one share of common stock for each 2.5 shares of common stock underlying the surrendered Series E Warrants). The surrendered Series E Warrants were immediately cancelled by the Company (see NOTE 10 COMMON AND PREFERRED STOCK).

Series G Warrants

In connection with the June 2016 Unit Offering, the Company issued Series G Warrants to purchase 31 shares of common stock as part of the units sold in the offering (see NOTE 10 COMMON AND PREFERRED STOCK). The Series G Warrants expire 5 years after the date of issuance. On July 11, 2016, 85,000 of the Series G Warrants were exercised for cash in the amount of $113,900. Pursuant to the exercise of these warrants, the Company issued 1 share of common stock. The Series G Warrants include a provision which provides that their exercise price be adjusted in connection with certain equity issuances by the Company. During the year ended December 31, 2016 there were numerous adjustments to the exercise prices. The exercise price per share of common stock for the Series G Warrants as of December 31, 2016 is shown in the table above.

Series H Warrants

In connection with the issuance of the 2016 Notes, the Company issued 56,250,000 Series H Warrants exercisable for 7 shares of common stock. Each Series H Warrant will be exercisable by the holder beginning six months after the date of issuance and continuing for a period five years thereafter. The Series H Warrants include a provision which provides that their exercise price be adjusted in connection with certain equity issuances by the Company. During the year ended December 31, 2016 there were numerous adjustments to the exercise prices. The exercise price per share of common stock for the Series H Warrants as of December 31, 2016 is shown in the table above.

2016 Subordination Warrants

In consideration of the Utah Autism Foundation and Spring Forth Investments LLC entering into subordination agreements in connection with the 2016 Notes, the Company has agreed to issue to the entities warrants exercisable for 2 shares of common stock (the “2016 Subordination Warrants”).  The 2016 Subordination Warrants have the same material terms and conditions as the Series H Warrants. Each 2016 Subordination Warrant will be exercisable by the holder beginning six months after the date of issuance and continuing for a period five years thereafter. The 2016 Subordination Warrants include a provision which provides that their exercise price be adjusted in connection with certain equity issuances by the Company. During the year ended December 31, 2016 there were numerous adjustments to the exercise prices. The exercise price per share of common stock for the 2016 Subordination Warrants as of December 31, 2016 is shown in the table above.

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Common Warrants

For the year ended December 31, 2015, the Company granted 25,000 Common Stock warrants exercisable into 1 share of common stock to a consultant of the Company. The warrants are fully vested, have an exercise price of $129.0 million per share and expire in August 2020. The Company recorded an expense in the amount of $54,489 on the date of grant which represents the fair value of the warrants. The Company estimates the fair value of the warrants at grant date using a Black-Scholes valuation model. The estimates in the Black-Scholes option-pricing model are based, in part, on assumptions, including a stock price volatility of 127.37%, the warrant life of 5 years, a risk free rate of 1.53%, the fair value of $153.60 of the equity stock underlying the option and the aggregate exercise price of $153.60 for one share of common stock. During the year ended December 31, 2016 there were 91,025 Common Warrants exercisable into 7 shares of common stock that expired without being exercised. There were no other issuances or exercises of Common Warrants during the year ended December 31, 2016. Certain Common Warrants include a provision which provides that the exercise price of these certain Common Warrants will be adjusted in connection with certain equity issuances by the Company. During the year ended December 31, 2016 there were numerous adjustments to the exercise prices of these certain Common Warrants. As of December 31, 2016, the exercise price certain Common Warrants is $6.00 per share of common stock.

Underwriters’ Unit Purchase Option

In connection with the February 2015 Units Offering, the Company issued to the representative of the underwriters’ a Unit Purchase Option (“Option”) to purchase a number of our Units equal to an aggregate of 5% of the Units sold or 136,200 Units. The purchase option has an exercise price equal to 125% of the public offering price of the Units or $11.00, and the units may be exercised on a cashless basis and will expire 5 years from the date of issue. Each Unit consists of one share of Series E Convertible Preferred Stock and eight Series C Warrants. During the year ended December 31, 2015, 14,750 Underwriter Purchase Options were exercised for cash in the amount of $162,250. Pursuant to the exercise of these options, 14,750 shares of Series E Convertible Preferred Stock were issued and immediately converted into 1 share of common stock and 118,000 Series C Warrants were issued and immediately exercise pursuant to the cashless exercise provision into 1 share of common stock. As of December 31, 2015, 121,450 Unit Purchase Options remained outstanding. During the year ended December 31, 2016, 121,450 Underwriters’ Unit Purchase Options were exercised for cash in the amount of $1,335,950. Pursuant to the exercise of these options, 121,450 shares of Series E Convertible Preferred Stock were issued and immediately converted into 1 share of common stock and 972,320 Series C Warrants were issued and immediately exercised pursuant to the cashless exercise provision of the Series C Warrants into 1 share of common stock. There are no outstanding Underwriters’ Unit Purchase Options as of December 31, 2016.

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The following table summarizes the common stock warrant activity during the years ended December 31, 2016 and 2015:

	Common Stock Warrants	Weighted Average Exercise Price Per Share $ millions	Weighted Average Remainder Contractual Term in Years
As of December 31, 2015:
Warrants outstanding as of January 1, 2015	5,447,940	7,005.6	4.9
Granted	26,617,714	4,552.8	4.3
Exercised	(17,547,639)	4,149.6	4.0
Expired	(1,298,418)	4,166.4	3.4
Warrants outstanding as of December 31, 2015	13,219,597	4,552.8	4.7
As of December 31, 2016:
Warrants outstanding as of January 1, 2016	13,219,597	4,552.8	4.7
Granted	119,897,500	11.3	5.7
Exercised	(5,314,973)	4,100.5	4.1
Extinguished	(59,976,033)	402.7	5.9
Expired	(91,025)	1,008,000.0	-
Warrants outstanding as of December 31, 2016	67,735,066	5.5	4.9

NOTE 12    FAIR VALUE LIABILITIES

The liability for our instruments classified as fair value liabilities are recorded at fair value at inception and subsequently re-measured to fair value as long as such instruments are classified as fair value liabilities. Changes in the fair value of these liabilities are included as a component of Other income (expense) and has no effect on the Company’s cash flows. The valuation methodology used varies by instrument and includes a modified Black-Scholes option valuation model utilizing the fair value of underlying common stock and a binomial model with Monte Carlo simulation. The Company has determined the fair value measurements to be a level 3 measurement (see NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES).

Class A Warrants, Class B Warrants, Series A Warrants and Certain Common Warrants

Our Class A Warrants, Class B Warrants, Series A Warrants and certain common warrants, have an exercise price adjustment provision that in the event the Company sells shares of any additional stock, subject to certain exceptions, at a price per share less than the original exercise price of the respective warrant, the exercise price shall be adjusted to a price equal to the price paid per share for such additional stock. Such exercise price adjustments prohibit the Company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, these warrants are accounted for as derivative liabilities and are recorded at fair value at each reporting date with the change in fair value being recorded in earnings for the period.

For the year ended December 31, 2015 the fair value of these warrants was calculated using a modified Black-Scholes option valuation model utilizing the fair value of underlying common stock. Black-Scholes has inherent limitations for use in the case of a warrant with a price protection provision, since the model is designed to be used when the inputs to the model are static throughout the life of a security. Due to the significant variance between the fair market value of the stock and the exercise price, the Black-Scholes option-pricing model resulted in a total fair value fair value of these warrants in the amount of $61,941 at December 31, 2015.

For the year ended December 31, 2016 due to the multiple reverse stock splits and decline in stock price the fair value of Class A, Class B and common warrants was deemed to be negligible at December 31, 2016.

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Series C Warrants and Unit Purchase Option

Our Series C Warrants contain a cashless exercise provision using a predetermined Black Scholes Value. Such provision, if exercised by the holder, would require the Company to settle these warrants, at its option, either by cash payment or the granting of a variable number of common shares. This provision results in the potential for the Company to either have to net cash settle the warrant or potentially issue an indeterminate number of common shares which prohibits the Company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants and the unit purchase option are accounted for as derivative liabilities and are recorded at fair value at each reporting date with the change in fair value being recorded in earnings for the period.

For the year ended December 31, 2015 the Series C Warrants and Unit Purchase Option have predetermined inputs to be used in the Black Scholes formula for the determination of the fair value of the warrants and options which the Company used for the calculation of the fair value of the Series C Warrants and Unit Purchase Option at December 31, 2015. The contractual inputs to the Black-Scholes formula are a stock price volatility of 135.00%, the warrant life of 5 years, a risk free rate of 1.61%, the fair value of $257.0 billion per share of the equity stock underlying the option and the exercise price of $8.8 billion per share of common stock. The total fair value of these warrants and option at December 31, 2015 was $12,404,503.

All of the remaining Series C Warrants were exercised on a cashless basis and the Unit Purchase Option was exercised for cash during the year ended December 31, 2016. The fair value of the warrants and options have predetermined inputs to be used in the Black Scholes formula for the determination of the fair value of the warrants and options which the Company used for the calculation of the fair value of the Series C Warrants and Unit Purchase Option at the exercises dates during the year ended December 31, 2016. The contractual inputs to the Black-Scholes formula are a stock price volatility of 135.00%, the warrant life of 5 years, a risk free rate of 1.61%, the fair value of between $198.2 million and $1,584.2 million per share of the equity stock underlying the option and the exercise price of $3.8 billion per share of common stock. The total fair value of these warrants and option at their exercise date during the year ended December 31, 2016 was $12,384,852.

2015 Notes Conversion Feature

The 2015 Notes contain provisions that protect holders from future issuances of the Company’s common stock at prices below such convertible notes’ respective conversion price. These provisions could result in modification of the conversion price due to a future equity offering and as such the conversion feature cannot be considered indexed to the Company’s own stock. The note also provides that the Company will repay the principal amount at an initial conversion rate subject to certain adjustment with a floor price. These features represent an embedded derivative that requires bifurcation and was recorded at fair value at issuance and again at December 31, 2015 with the change in fair value being recorded in earnings for the period. At issuance on December 30, 2015 the Company determined the fair value of the conversion feature to be $16.7 million. At December 31, 2015 the Company determined the fair value of the conversion feature to be $16.6 million. Although the embedded conversion feature is bifurcated from the 2015 Notes for measurement purposes, the embedded derivative is combined with the 2015 Notes for presentation purposes on the balance sheet. The following assumptions were used as inputs to the binomial model with Monte Carlo simulation to reflect different scenarios where reset may be triggered in 2016:

Trading price of common stock on measurement date	$1.6 billion - $1.8 billion
Conversion price (1)	$1.5 billion - $1.7 billion
Risk free interest rate (2)	0.86%
Conversion notes lives in years	1.33
Expected volatility (3)	215%
Expected dividend yield (4)	—
Expected probability of shareholder approval (5)	85%

(1)	The conversion price of the convertible notes was calculated based on the formula in the Notes agreement as of the respective measurement date

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(2)	The risk-free interest rate was determined by management using the 1.5-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.
(5)	Management has estimated a probability of 85% that shareholder approval will be obtained for the removal of the 19.9% conversion cap. This is based on past shareholder voting history and discussions with current shareholders and consultants.

As discussed in NOTE 8 CONVERTIBLE NOTES PAYABLE, approximately $13.7 million of the 2015 Note was converted into shares of common stock during the year ended December 31, 2016. This resulted in an extinguishment of the derivative liability of approximately $5.5 million which was used in the calculation of the loss on extinguishment of debt. In order to appropriately calculate the extinguishment expense, the derivative liability was marked to fair value at each extinguishment date during the period. The fair value of the derivative was calculated at the various extinguishment dates using a modified binomial model to reflect different scenarios where reset may be triggered using the following range of assumptions: The fair value of the derivative was calculated at the various extinguishment dates using a modified binomial model to reflect different scenarios where reset may be triggered using the following range of assumptions:

Trading price of common stock on measurement date	$18,000 - $74.4 million
Conversion price (1)	$14,900 - $58.6 million
Risk free interest rate (2)	0.29% - 0.52%
Conversion notes lives in years	0.48 - 0.81
Expected volatility (3)	224.7 – 244.8%
Expected dividend yield (4)	—

(1)	The conversion price was calculated based on the formula in the 2015 Notes agreement as of the respective measurement dates.
(2)	The risk-free interest rate was determined by management using the average of the 6 month and 1-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

On November 3, 2016 the remaining $8.4 million of the 2015 Note was exchanged for Series F Preferred Stock. This exchange resulted in the extinguishment of the derivative liability of approximately $1.6 million which was used in the calculation of the loss on extinguishment of debt. In order to appropriately calculate the extinguishment expense, the derivative liability was marked to fair value on the exchange date. The fair value of the derivative was calculated at November 3, 2016 using a modified binomial model to reflect different scenarios where reset may be triggered using the following of assumptions:

Trading price of common stock on measurement date	$18,000
Conversion price (1)	$15,480
Risk free interest rate (2)	0.52%
Conversion notes lives in years	0.48
Expected volatility (3)	244.3%
Expected dividend yield (4)	—

(1)	The conversion price was calculated based on the formula in the 2015 Notes agreement as of the respective measurement date
(2)	The risk-free interest rate was determined by management using the average of the 6 month and 1-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.

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(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

Series D Warrants and 2015 Subordination Warrants

In connection with the issuance of convertible notes on December 30, 2015, the Company issued Series D Warrants to acquire 8 shares of common stock. In addition, the Company issued 2015 Subordination Warrants to acquire 2 shares of common stock. The Company has determined that the provisions contained in the Series D Warrants and the Subordination Warrants could result in modification of the warrants exercise price resulting in a variable number of additional common shares that could be issued. These warrants also contained a provision for a one-time adjustment at December 31, 2016 such that the number of shares exercisable pursuant to the Series D Warrants shall equal 16.6% and the number of shares exercisable pursuant to the 2015 Subordination Warrants shall equal 0.5% of the number of shares of common stock actually outstanding or deemed to be outstanding on December 31, 2016 (see NOTE 8 CONVERTIBLE NOTES PAYABLE).

These provisions represent a derivative liability that requires recording at fair value at issuance and again at December 31, 2015 with the change in fair value being recorded in earnings for the period. At issuance on December 30, 2015 the Company determined the fair value of the Series D Warrants and 2015 Subordination Warrants to be $16.6 million. At December 31, 2015 the Company determined the fair value of the Series D Warrants and 2015 Subordination Warrants to be $14.1 million using a binomial model with Monte Carlo simulation to reflect different scenarios where reset may be triggered and to project the range of the additional shares to be issued on December 31, 2016 due to the 16.6% and 0.5% requirement using the following assumptions:

Trading price of common stock on measurement date	$1.6 billion - $1.8 billion
Conversion price (1)	$3.1 billion
Risk free interest rate (2)	1.80%
Warrant lives in years	5.50
Expected volatility (3)	215%
Expected dividend yield (4)	—

(1)	The exercise price of the Series D Warrants calculated by 120% of the arithmetic average of five weighted average price of the common stock on the five consecutive trading days prior to issuance date on December 30, 2015.
(2)	The risk-free interest rate was determined by management using the 5-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

On December 31, 2016 pursuant to the terms of the Series D Warrants and 2015 Subordination Warrants, the Company adjusted the Series D Warrants such that they are exercisable into 1,193 shares of common stock and adjusted the 2015 Subordination Warrants such that they are exercisable into 37 shares of common stock. All other terms remain the same as the original Series D Warrants and 2015 Subordination Warrants.

The Company determined the fair value of the Series D Warrants and 2015 Subordination Warrants to be $4.1 million at December 31, 2016 using a binomial model with a Monte Carlo simulation to reflect different scenarios where reset may be triggered and to project the range of the additional shares to be issued on December 31, 2016 using the following assumptions:

Trading price of common stock on measurement date	$3,420
Exercise price (1)	$12,000
Risk free interest rate (2)	1.93%
Warrant lives in years	4.50
Expected volatility (3)	240.9%
Expected dividend yield (4)	—

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(1)	The exercise price of the Series D and Subordination Warrants was calculated based on the terms in the warrant agreement.
(2)	The risk-free interest rate was determined by management using the 5-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

Series E Warrants

In connection with the February 2016 Unit Offering, the Company issued Series E Warrants to purchase 2.5 shares of common stock as part of the units sold in the offering (see NOTE 10 COMMON AND PREFERRED STOCK). The Series E Warrants contain a provision that for one year from issuance the exercise price per share will adjust if the Company has certain equity issuances for consideration per share that is less than the current exercise price of the Series E Warrants. In addition, these warrants contain a provision for a one-time adjustment one year from date of issuance, to the number of warrants issued. The Company has determined that the provisions contained in the Series E Warrants could result in modification of the exercise price due to a future equity offering resulting in a variable number of additional common shares that could be issued. This prohibits the company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants represent a derivative liability that requires recording at fair value at issuance and again at each reporting period with the change in fair value being recorded in earnings for the period.

On April 7, 2016, the Company entered into certain warrant exchange agreements (the “Exchange Agreements”), each by and between the Company and a holder of its outstanding Series E Warrants, pursuant to which the Company and each such holder agreed to exchange outstanding Series E Warrants for shares of common stock of the Company. Pursuant to the Exchange Agreements, the Company issued 1 share of common stock of the Company in exchange for the surrender by the holders to the Company of all 58,800,000 Series E Warrants exercisable to acquire approximately 2.5 shares of common stock of the Company (representing an exchange ratio of one share of common stock for each 2.5 shares of common stock underlying the surrendered Series E Warrants). The surrendered Series E Warrants were immediately cancelled by the Company (see NOTE 10 COMMON AND PREFERRED STOCK).

The Company determined the fair value of the Series E Warrants to be $6,800,927 at April 7, 2016 using a binomial model with a Monte Carlo simulation model using the following assumptions:

April 7, 2016
Trading price of common stock on measurement date	$196.3 million
Exercise price (1)	$192.5 million
Risk free interest rate (2)	1.30%
Warrant lives in years	5.89
Expected volatility (3)	228.1%
Expected dividend yield (4)	—

(1)	The exercise price of the Series E Warrants was calculated based on the terms in the warrant agreement.
(2)	The risk-free interest rate was determined by management using an average of the 5-year and 7-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

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Since the Series E Warrants were derivative liabilities at the time of the transaction, the Company has accounted for the exchange as an extinguishment of a liability. Accordingly, all consideration issued to extinguish the liability was recorded at fair value on the date of the extinguishment and the liability extinguished was removed at its carrying value. Since the liabilities extinguished were derivative liabilities, their carrying value is continuously adjusted to equal their fair value. The difference between the fair value of the liability extinguished and the fair value of the consideration provided on April 7, 2016 was recorded as a gain in the statement of operations as follows:

Fair value of Series E Warrants exchanged	$6,800,927
Fair value of common stock issued	2,659,154
Gain on exchange of warrants	$4,141,773

Series G Warrants

In connection with the June 2016 Unit Offering, the Company issued Series G Warrants to purchase 31 shares of common stock as part of the units sold in the offering (see NOTE 10 COMMON AND PREFERRED STOCK). The Series G Warrants contain a provision that the exercise price per share will adjust if the Company has certain equity issuances for consideration per share that is less than the current exercise price of the Series G Warrants. The Company has determined that the provisions contained in the Series G Warrants could result in modification of the exercise price due to a future equity offering resulting in a variable number of additional common shares that could be issued. This prohibits the Company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants represent a derivative liability that requires recording at fair value at issuance and again at each reporting period with the change in fair value being recorded in earnings for the period.

The fair value of the Series G Warrants on June 1, 2016 using the Black Scholes valuation method was $6.0 million using the following assumptions:

Trading price of common stock on measurement date	$40.5 million
Exercise price (1)	$39.9 million
Risk free interest rate (2)	1.39%
Term	5.00
Expected volatility (3)	227.5%
Expected dividend yield	—

(1)	The exercise price of the Series G Warrants was calculated based on the terms in the warrant agreement.
(2)	The risk-free interest rate was determined by management using an average of the 5-year and 7-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

The fair value of the warrants is in excess of the proceeds received and the Company is required to record the fair value over the net proceeds received as a loss in earnings. Therefore, at inception, the loss recorded in earnings is calculated as follows:

Net proceeds received	$5,268,030
Less:
Par value of common stock issued	(316)
Fair value Series G Warrants issued	(6,034,735)
Loss on issuance	$(767,021)

On July 11, 2016, 85,000 Series G Warrants were exercised for cash in the amount of $113,900 resulting in the issuance of 1 share of common stock. These warrants are required to be recorded at fair value at the transaction date with any change in the fair value from the previous period being recorded in earnings for the period. This revaluing is necessary as derivatives are required to be subsequently measured at fair value under ASC 815.The Company determined the fair value of the 85,000 of the Series G Warrants exercised to be $118,424 at the transaction date of July 11, 2016 resulting in a gain from the change in fair value to be recorded in the statement of operations in the amount of $30,547.

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The fair value of the 85,000 Series G Warrants exercised for cash was calculated using a Black Scholes model with the following inputs:

July 11, 2016
Trading price of common stock on measurement date	$67.7 million
Exercise price (1)	$64.3 million
Risk free interest rate (2)	1.03%
Warrant lives in years	4.89
Expected volatility (3)	225.8%
Expected dividend yield (4)	—

(1)	The exercise price of the Series G Warrants was calculated based on the terms in the warrant agreement.
(2)	The risk-free interest rate was determined by management using the average of the 5-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

The Company determined the fair value of the remaining 3,075,000 Series G Warrants to be $272 on December 31, 2016 using a Black Scholes valuation model with the following assumptions:

December 31, 2016
Trading price of common stock on measurement date	$3,420
Exercise price (1)	$12,000
Risk free interest rate (2)	1.93%
Warrant lives in years	4.41
Expected volatility (3)	240.9%
Expected dividend yield (4)	—

(1)	The exercise price of the Series G Warrants as defined in the warrant agreement at June 1, 2016. The reset provision at July 1, 2016 that was known at June 30, 2016.
(2)	The risk-free interest rate was determined by management using the 5-year Treasury Bill as of the respective measurement date.

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(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

Convertible Notes Conversion Feature – 2016 Notes

The 2016 Notes contain provisions that protect holders from future issuances of the Company’s common stock at prices below such convertible notes’ respective conversion price. These provisions could result in modification of the conversion price due to a future equity offering and as such the conversion feature cannot be considered indexed to the Company’s own stock. The 2016 Notes also provide that the Company will repay the principal amount at an initial conversion rate subject to certain adjustments. These features represent an embedded derivative that requires bifurcation and are recorded at fair value at each reporting period with the change in fair value being recorded in earnings for the period.

The Company determined the fair value of the conversion feature to be $80.6 million and $75.8 million, at inception (July 1, 2016) and December 31, 2016, respectively. Although the embedded conversion feature is bifurcated from the 2016 Notes for measurement purposes, the embedded derivative is combined, only to extent of the face value of the note, with the 2016 Notes for presentation purposes on the balance sheet. The Company determined fair value using a modified binomial model to reflect different scenarios where reset may be triggered using the following assumptions:

	July 1, 2016	December 31, 2016
Trading price of common stock on measurement date	$84.5 million	$3,420
Exercise price (1)	$64.3 million	$2,980
Risk free interest rate (2)	0.59%	0.97%
Term	1.84	1.33
Expected volatility (3)	228.1%	240.9%
Expected dividend yield	—	—

(1)	The conversion price was calculated based on the formula in the 2016 Notes agreement as of the respective measurement date
(2)	The risk-free interest rate was determined by management using the average of the 1-year and 2-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.

Series H Warrants and 2016 Subordination Warrants

In connection with the issuance of the 2016 Notes, the Company issued Series H Warrants to acquire 7 shares of common stock and 2016 Subordination Warrants to acquire 2 shares of common stock. The Series H Warrants and 2016 Subordination Warrants contain provisions that will adjust the exercise price upon certain equity issuances. The Company has determined that the provisions contained in the Series H Warrants and the 2016 Subordination Warrants could result in modification of the exercise price due to future equity offerings resulting in a variable number of additional common shares that could be issued. This prohibits the company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants represent a derivative liability that requires recording at fair value at each reporting period with the change in fair value being recorded in earnings for the period.

F-38

The Company determined the fair value of the Series H Warrants and 2016 Subordination Warrants to be $101.6 million and $4,089 at inception (July 1, 2016) and December 31, 2016, respectively. The Company determined the fair value using a modified binomial model to reflect different scenarios where reset may be triggered using the following assumptions:

	July 1, 2016	December 31, 2016
Trading price of common stock on measurement date	$84.5 million	$3,420
Exercise price (1)	$99.8 million	$12,000
Risk free interest rate (2)	1.01%	1.93%
Term	5.50	5.00
Expected volatility (3)	228.1%	240.9%
Expected dividend yield	—	—

(1)	The exercise price of the Series H and Subordination Warrants was calculated based on the terms in the warrant agreement.
(2)	The risk-free interest rate was determined by management using the 5-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

F-39

Series F Preferred Stock

On November 3, 2016, the Company issued 8,436 shares of Series F Preferred Stock for the exchange of $8,433,113 in remaining principal on the 2015 Notes (See NOTE 8 CONVERTIBLE NOTES PAYABLE). Of these, 2,096 shares were immediately mandatorily converted into 196 shares of common stock at a conversion price of $12,000 per share. The Company has concluded that the remaining non-mandatory 6,340 shares of Series F Preferred Stock are within the scope of ASC 480 as they predominantly represent an unconditional obligation to issue a variable number of common shares for a fixed monetary amount. Accordingly, they will be accounted for as liabilities in the financial statements and measured initially and subsequently at fair value with any change in fair value to be recorded in earnings. The Company determined the fair value of the non-mandatory Series F Preferred Stock at issuance on November 3, 2016 to be $8,927,249 which was included as part of the reacquisition price of the 2015 Notes. During December 2016, 480 shares of Series F Preferred Stock were converted at the option of the holder into 40 shares of common stock at a conversion price of $12,000 per share. The Company determined the fair value of these shares of Series F Preferred Stock to be $298,159 in the aggregate on the respective conversion dates. As of December 31, 2016, there are 5,860 shares of Series F Preferred Stock outstanding convertible into 976,667 shares of common stock. The Company is accounting for these as a liability on the financial statements with a period end fair value of $5,655,006.

The Company used the following assumptions for the fair value calculations of non-mandatory shares of Series F Preferred Stock shares using the modified binomial model to reflect different scenarios where reset may be triggered:

	July 1, 2016	December 2016	December 31, 2016
Trading price of common stock on measurement date	$18,000	$3,680 - $3,700	$3,420
Exercise price (1)	$12,000	$3,180 - $3,200	$3,040
Risk free interest rate (2)	0.81%	1.22 - 1.26%	1.20%
Term	2.00	1.84	1.84
Expected volatility (3)	244.3%	240.9%	240.9%
Expected dividend yield (4)	—	—	—

(1)	The conversion price of the Series F was calculated based off the lower of the fixed conversion rate of $12,000 (split adjusted) and 85% of the lower of the (1) 3 lowest VWAP days in the past 20 trading days and (2) the VWAP of the preceding day.
(2)	The risk-free interest rate was determined by management using the 2-year Treasury Bill as of the respective measurement date.
(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.
(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

F-40

The Company classifies assets and liabilities measured at fair value in their entirety based on the lowest level of input that is significant to their fair value measurement. No financial assets were measured on a recurring basis at December 31, 2016 and December 31, 2015. The following tables set forth the financial liabilities measured at fair value on a recurring basis by level within their fair value hierarchy at December 31, 2016 and December 31, 2015:

	Fair Value Measurement at December 31, 2016
	Level 1	Level 2	Level 3	Total
Fair value liability
Series F preferred stock	$—	$—	$5,655,006	$5,655,006
Common stock warrants	$—	$—	$4,121,836	$4,121,836
Conversion feature of 2016 Notes	$—	$—	$75,826,761	$75,826,761
Total fair value liabilities	$—	$—	$85,603,603	$85,603,603

	Fair Value Measurement at December 31, 2015
	Level 1	Level 2	Level 3	Total
Fair value liability
Common stock warrants	$—	$—	$26,592,532	$26,592,532
Conversion feature of 2015 Notes	$—	$—	$16,588,940	$16,588,940
Total fair value liabilities	$—	$—	$43,181,472	$43,181,472

The following summarizes the total change in the value of the fair value Level 3 liabilities during the year ended December 31, 2015:

	Common Stock Warrants	Conversion Feature of Notes	Series F Preferred Stock	Total
As of December 31, 2015:
Balance at January 1, 2015	$9,998,636	$—	$—	$9,998,636
Issuance of warrants, options and convertible note	39,372,885	16,654,094	—	56,026,979
Exercise and expiration of warrants and unit purchase option	(42,558,951)	—	—	(42,558,951)
Change in fair value of warrants, options and conversion feature	19,779,962	(65,154)	—	19,714,808
Balance at December 31, 2015	$26,592,532	$16,588,940	$—	$43,181,472

The following table reconciles the Level 3 fair value liabilities to the derivative liability on the balance sheet at December 31, 2015:

	Common Stock Warrants	Conversion Feature of Notes	Total Derivative Liability
As of December 31, 2015:
Fair value Level 3 liabilities	$26,592,532	$16,588,940	$43,181,472
Portion of derivative liability combined with convertible note	—	(16,588,940)	(16,588,940)
Derivative liability on balance sheet at December 31, 2015	$26,592,532	$—	$26,592,532

F-41

The following summarizes the total change in the value of the fair value Level 3 liabilities during the year ended December 31, 2016:

	Common Stock Warrants	Conversion Feature of Notes	Series F Preferred Stock	Total
As of December 31, 2016:
Balance at January 1, 2016	$26,592,532	$16,588,940	$—	$43,181,472
Issuance of convertible note, warrants and preferred stock	112,770,932	80,599,528	12,071,249	205,441,709
Exercise and expiration of warrants, options, convertible notes,and preferred stock	(19,304,203)	(7,082,033)	(3,442,159)	(29,828,395)
Change in fair value of warrants, options, conversion feature and preferred stock	(115,937,425)	(14,279,674)	(2,974,084)	(133,191,183)
Balance at December 31, 2016	$4,121,836	$75,826,761	$5,655,006	$85,603,603

The following table reconciles the Level 3 fair value liabilities to the derivative liability on the balance sheet at December 31, 2016:

	Common Stock Warrants	Conversion Feature of Notes	Total Derivative Liability
As of December 31, 2016:
Fair value Level 3 liabilities	$4,121,836	$75,826,761	$79,948,597
Portion of derivative liability combined with convertible note	—	(43,604,417)	(43,604,417)
Derivative liability on balance sheet at December 31, 2016	$4,121,836	$32,222,344	$36,344,180

NOTE 13    EMPLOYEE STOCK OPTIONS

The Company has three stock based employee compensation plans, the 2006 Stock Option Plan, the 2014 Stock Option Plan, and the Omnibus Plan pursuant to which certain employees and non-employee directors have been granted options to purchase common stock. The Company had 738,534 employee stock options exercisable into 70 shares of stock outstanding as of December 31, 2016 and 792,534 employee stock options exercisable into 88 shares of stock outstanding as of December 31, 2015. All options vest in installments over a three to four year period and expire ten years from the date of grant.

There were no employee stock options issued during the year ended December 31, 2016. For the year ended December 31, 2015, the Company awarded 117,500 common stock options exercisable into 3 shares of stock under the Omnibus Plan to certain employees and non-employee directors with an exercise price of $2.56 per option that expire in ten years and vest over a three and four year period. The Company determined the value of the 117,500 options granted during the year ended December 31, 2015 to be $268,202 of which $29,309 was expensed in 2015 with the remainder to be expensed over the vesting term of the options.

F-42

The following is the weighted average of the assumptions used in calculating the fair value of the options granted in 2015 using the Black-Scholes method:

Fair market value of one share of common stock	$258 billion
Aggregate exercise price of 60 options	$258 billion
Risk free rate	1.71%
Dividend yield	—%
Expected volatility	127.52%
Expected term	6.14 years

The following table summarizes the Company’s total employee stock option activity for the years ended December 31, 2016 and 2015:

	Options	Total Shares of Common Stock Underlying the Options	Weighted Average Exercise Price for One Common Share (billions)	Weighted Average Remaining Contractual Term in Years	Intrinsic Value $
As of December 31, 2015:
Options outstanding as of January 1, 2015	703,034	99	$300.4	8.8	—
Granted	117,500	3	$258.0	9.6	—
Exercised	—	—	$—	—	—
Forfeited/expired	(28,000)	(14)	$520.2	8.6	—
Options outstanding as of December 31, 2015	792,534	88	$286.2	8.0	—
As of December 31, 2016:					—
Options outstanding as of January 1, 2016	792,534	88	$286.2	8.0	—
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited/expired	(54,000)	(18)	$237.0	7.8	—
Options outstanding as of December 31, 2016	738,534	70	$290.0	7.0	—

Outstanding and exercisable stock options as of December 31, 2016 and 2015 are as follows:

	Options Outstanding			Options Exercisable
	Number of Options Outstanding	Remaining Life (Years)	Exercise Price per Share of Stock ($ billions)	Number of Options Exercisable	Exercise Price ($ billions)	Intrinsic Value
December 31, 2015	792,534	8.0	$286.2	328,445	$309.4	$—
December 31, 2016	738,534	7.0	$290.0	472,824	$305.6	$—

The estimated fair value of the Company stock options, less expected forfeitures, is amortized over the options vesting period on the straight-line basis. The Company recognized the following equity-based compensation expenses during the twelve months ended December 31, 2016 and 2015:

	December 31,
	2016	2015
Stock based compensation expense	$136,060	$110,123

As of December 31, 2016 and 2015, there were $272,847 and $408,907 of total unrecognized compensation cost with a remaining vesting period of 1.71 and 2.71 years, respectively.

F-43

NOTE 14    RELATED PARTY TRANSACTIONS

The Company’s obligations pursuant to its sale-leaseback agreements described in NOTE 6 LEASE COMMITMENTS are secured by letters of credit (Letters of Credit) in an aggregate amount of $3,000,000. The Letters of Credit were issued by a bank at the behest of a non-profit foundation (the “Foundation”) and Spring Forth Investments. Mr. Spafford, one of our directors, and his wife, Susan Spafford, have been designated by the Foundation as “Founding Trustees” under its bylaws and have authority to control certain activities of the Foundation. The Company is obligated to reimburse the Foundation and Spring Forth Investments for any draws made under the Letters of Credit pursuant to two reimbursement agreements between the Company and the Foundation and Spring Forth Investments dated October 30, 2013. The Company has agreed to pay each entity 10% interest per annum on the total amount of the letter of credit. Our obligations under the reimbursement agreements are secured by a security interest in all of our assets pursuant to a Security Agreement dated October 30, 2013. As of December 31, 2016, no draws on the line of credit had taken place. The Company paid $226,667 and $250,000 in interest to the entities during the year ended December 31, 2016 and 2015, respectively.

In relation to the 2015 Note financing on December 30, 2015, the Foundation and Spring Forth Investments agreed to enter into subordination agreements with the collateral agent in the 2015 Note financing whereby each agreed to subordinate their debt to the notes issued in the convertible note financing. As consideration for their agreement the Company issued them 2015 Subordination Warrants exercisable for 2 shares of common stock. The 2015 Subordination Warrants included an adjustment provision which provides that the number of common shares the 2015 Subordination Warrants are exercisable into will increase on December 31, 2016 to be 0.5% of the sum of the number of shares actually outstanding on December 31, 2016 plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options, warrants or convertible securities of the Company. Accordingly, on December 31, 2016 the Company adjusted the 2015 Subordination Warrants such that they are exercisable into 37 shares of common stock. All other terms remain the same as the original 2015 Subordination Warrant.

In relation to the 2016 Note financing on July 1, 2016, the Foundation and Spring Forth Investments agreed to enter into subordination agreements with the collateral agent in the 2016 Note financing whereby each agreed to subordinate their debt to the notes issued in the convertible note financing. As consideration for their agreement, the Company has agreed to issue to the entities warrants exercisable for 2 shares of common stock (see NOTE 11 WARRANTS).

NOTE 15    INCOME TAXES

The Company utilizes the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with FASB ASC 740. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The income tax expense for the years ended December 31, 2016 and 2015 consists of the following:

	2016	2015
Current
Federal	$—	$—
State and Local	1,750	1,250
	1,750	1,250
Deferred
Federal	—	—
State and Local	—	—
	—	—
	$1,750	$1,250

F-44

The components of the Company’s deferred tax assets for the years ended December 31, 2016 and 2015 are as follows:

	2016	2015
Deferred tax assets:
Net operating losses	17,720,179	4,263,605
Depreciation and amortization	(4,742)	(182,903)
Allowance for doubtful accounts	9,681	6,324
Accrued vacation	161,374	112,892
Accrued personal property tax	3,152	4,083
Other	4,292	1,651
Total deferred tax assets	17,893,936	4,205,652
Less: Valuation allowance	(17,893,936)	(4,205,652)
Net deferred tax assets	$—	$—

The following is a reconciliation of the reported amount of income tax expense (benefit) for the years ended December 31, 2016 and 2015 to the amount of income tax expenses that would result from applying the statutory rate to pretax income.

	2016	2015
Benefit for income taxes computed at federal statutory rate	$(30,309,817)	$(19,685,292)
State income taxes, net of federal tax benefit	(3,977,787)	(1,998,974)
Non-deductible expenses	20,524,787	12,902,916
NOL write off due to Section 382 limitation	—	23,200,232
Increase (decrease) in valuation allowance	13,688,236	(14,277,865)
Other, net	76,331	(139,767)
Provision for income taxes	$1,750	$1,250
Effective tax rate	(0.01)%	(0.01)%

As of December 31, 2016 the Company has generated operating losses. As a result the Company has recorded a full valuation allowance against its net deferred tax assets as of December 31, 2016 and 2015. The valuation allowance increased by $13,688,236 during the tax year ended December 31, 2016.

During the prior year ended December 31, 2015, the Company had a change of ownership for Internal Revenue Code purposes. The amount of the net operating losses for federal and state purposes was reduced to the amount that can be used considering those limitations. The amount presented is reduced based on the section 382 limitation and the carryforward period as provided by the federal and state tax laws.

As of December 31, 2016 and 2015, the Company has a net operating loss carry forwards for Federal income tax purposes of $46.7 million and $11.5 million, respectively, which expire in varying amounts during the tax years 2023 and 2035. The Company has net operating loss carry forwards for State income tax purposes of $41.6 million and $10.5 million which expire in varying years from 2025 to 2035.

Under FASB ASC 740, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2016 and 2015, the Company has no liabilities for unrecognized tax benefits.

The Company’s policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense. For the years ended December 31, 2016, and 2015, the Company did not recognize any interest or penalties in its statement of operations, nor did it have any interest or penalties accrued in its balance sheet at December 31, 2016 and 2015 relating to unrecognized tax benefits.

F-45

The tax years 2013-2016 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which the Company is subject.

NOTE 16    LEGAL PROCEEDINGS

On April 5, 2016 and May 31, 2016, Great Basin Scientific, Inc., received notices from the Utah Labor Commission, Occupational Safety and Health Division (ULC) and/or the Occupational Safety and Health Administration (OSHA) that former employee Christina Steele filed a claim alleging retaliation in violation of the Utah Occupational Safety and Health Act as well as the Corporate and Criminal Fraud Accountability Act of 2002, the Sarbanes-Oxley Act and the Occupational Safety and Health Act, among other claims relating to her employment. Ms. Steele alleges that Great Basin retaliated against her by terminating her employment after she allegedly acted as a whistleblower by allegedly raising concerns with management. Ms. Steele seeks lost wages, future wages, consequential losses, emotional distress damages, interest, fees and costs. The OSHA charge remains under investigation.

On June 15, 2016, Ms. Steele also filed a complaint against Great Basin Scientific, Inc. in the United States District Court for the District of Utah alleging retaliation in violation of the False Claims Act based on similar alleged facts. Ms. Steele seeks back pay, special damages, consequential damages, compensatory damages, interest, fees and costs. On August 15, 2016, Great Basin Scientific, Inc. filed a motion to dismiss Ms. Steele’s claims. On November 21, 2016, the United States District Court for the District of Utah granted the Company's motion to dismiss and dismissed Ms. Steele's claims with prejudice. Judgement was entered in favor of Great Basin Scientific, Inc. on November 28, 2016. Ms. Steele has appealed the court’s order to the United States Court of Appeals for the 10th Circuit. The court has not yet set a briefing schedule but it is unlikely that the 10th Circuit will issue a decision in this case until at least the fall of 2017.

The Company asserts that the claims are without merit and that the employee resigned and was not terminated.

We are not currently a party to any other material pending legal proceeding or regulatory or government investigations. We may become involved in litigation from time to time relating to claims arising in the ordinary course of our business.

NOTE 17    GEOGRAPHIC INFORMATION

The Company has both domestic (U.S.) and international customers for its products. Sales for the years ended December 31, 2016 and 2015 were as follows:

	2016	2015
Domestic sales	$3,010,371	$2,096,825
International sales	37,755	45,215
Total sales	$3,048,126	$2,142,040

NOTE 18    SUBSEQUENT EVENTS

In January and February 2017 holders of the 2016 Notes were issued shares of the Company’s common stock in connection with conversions at the election of such holders pursuant to the terms of the 2016 Notes.  In connection with the conversions, the Company issued 742,570 shares of Common Stock. As per the terms of the 2016 Notes, the Conversion Shares immediately reduced the principal amount outstanding of the 2016 Notes by $3.9 million based upon a conversion price between $88.00 and $1.36 per share.

In January and February 2017 the holders of 2016 Notes voluntarily agreed to remove restrictions on the Company’s use of an aggregate of approximately $3.5 million in cash previously funded to the Company and authorized the release of those funds from the restricted accounts of the Company for each 2016 Note holder in accordance with that certain Master Control Account Agreement previously entered into by and among the Company, UBS Financial Services Inc. and the collateral agent.

F-46

In February 2017, the Company and the holders of 2016 Notes entered into an agreement, pursuant to which the Company agreed to redeem $38.9 million of the 2016 Notes held by each of the holders for an aggregate redemption price of $38.9 million, which will satisfy such redemption note in full. The Company paid the redemption price for the redemption notes from cash held in the restricted accounts of the Company.

At a Special Meeting of Stockholders held on March 9, 2017, our stockholders (i) approved a reverse split of our common stock at a ratio between 1-for-1,700 and 1-for-2,000, to be effective upon a date on or prior to May 31, 2017, such ratio and date to be determined by our Board and (ii) approved the increase to our authorized common stock from 1,500,000,000 shares to 3,000,000,000 shares.

F-47

GREAT BASIN SCIENTIFIC, INC.

UNAUDITED FINANCIAL STATEMENTS

MARCH 31, 2017

F-48

GREAT BASIN SCIENTIFIC, INC.

CONDENSED BALANCE SHEETS

March 31, 2017 and December 31, 2016

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash	$25,616	$1,014,255
Restricted cash	17,015,716	47,066,313
Accounts receivable, net	386,347	479,394
Inventory	1,116,143	1,421,572
Prepaid and other current assets	1,089,661	950,694
Total current assets	19,633,483	50,932,228
Restricted cash, net of current portion	—	12,344,039
Intangible assets, net	23,872	42,586
Property and equipment, net	9,589,510	10,078,484
Total assets	$29,246,865	$73,397,337
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$4,985,129	$3,855,997
Accrued expenses	4,989,910	6,275,808
Current portion of notes payable	—	—
Current portion of convertible notes payable, net of discount	32,249,032	60,000,000
Notes payable - related party	500,000	500,000
Current portion of capital lease obligations	497,408	865,049
Total current liabilities	43,221,479	71,496,854
Convertible notes payable, net of current portion and debt discount	—	15,000,000
Capital lease obligations, net of current portion	52,188	55,912
Derivative liability, net of current portion	4,642,172	36,344,180
Series F convertible preferred stock	11,191,652	5,655,006
Other long term liabilities	—	831,678
Total liabilities	59,107,491	129,383,630
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $.001 par value, 5,000,000 shares authorized; Series E convertible preferred stock; 74,380 shares authorized, issued and outstanding	74	74
Common stock, $.0001 par value: 1,500,000,000 and 200,000,000 shares authorized; 763,612 and 940 shares issued and outstanding, respectively	76	—
Additional paid-in capital	159,687,737	155,065,766
Accumulated deficit	(189,548,513)	(211,052,133)
Total stockholders' deficit	(29,860,626)	(55,986,293)
Total liabilities and stockholders' deficit	$29,246,865	$73,397,337

See the accompanying notes to condensed financial statements

F-49

GREAT BASIN SCIENTIFIC, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

	March 31,
	2017	2016
Revenues	$830,777	$731,422
Cost of sales	1,980,076	1,861,745
Gross loss	(1,149,299)	(1,130,323)
Operating expenses:
Research and development	2,048,100	2,297,983
Selling and marketing	1,391,978	1,478,778
General and administrative	1,857,729	2,208,657
Total operating expenses	5,297,807	5,985,418
Loss from operations	(6,447,106)	(7,115,741)
Other income (expense):
Interest expense	(11,570,483)	(6,316,330)
Interest income	2,395	578
Gain on extinguishment of debt	602,555	—
Change in fair value liabilities	38,916,259	(20,219,263)
Total other income (expense)	27,950,726	(26,535,015)
Income (loss) before provision for income taxes	21,503,620	(33,650,756)
Provision for income taxes	—	(1,750)
Net income (loss)	$21,503,620	$(33,652,506)
Net income (loss) per common share - basic	$49.74	$(68,819.03)
Net loss per common share - diluted	$(0.70)	$(68,819.03)
Weighted average common shares - basic	432,350	489
Weighted average common shares - diluted	17,370,418	489

See the accompanying notes to condensed financial statements

F-50

GREAT BASIN SCIENTIFIC, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

	March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$21,503,620	$(33,652,506)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	538,804	563,322
Bad debt expense	(15,943)	86,273
Change in fair value liabilities	(38,916,259)	20,219,263
Gain on extinguishment of debt	(602,555)	—
Employee stock compensation	24,927	37,045
Debt discount amortization	11,373,712	6,107,467
Asset disposal	42,485	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	108,990	(23,417)
(Increase) decrease in inventory	332,082	(22,870)
Increase in prepaid and other assets	(32,274)	(1,006,698)
Increase (decrease) in accounts payable	987,801	(899,776)
Increase in accrued liabilities	605,206	441,817
Net cash used in operating activities	(4,049,404)	(8,150,080)
Cash flows from investing activities:
Acquisition of property and equipment	(63,853)	(216,230)
Construction of analyzer instruments	(4,017)	(408,271)
Net cash used in investing activities	(67,870)	(624,501)
Cash flows from financing activities:
Proceeds from exercise of warrants	—	1,335,950
Proceeds from follow-on offering	—	5,575,741
Proceeds from release of restricted cash	3,500,000	—
Payment of cash settlement for warrant exercises	—	(314,879)
Principal payments of capital leases	(371,365)	(297,106)
Principal payments of notes payable	—	(5,693)
Net cash provided by financing activities	3,128,635	6,294,013
Net decrease in cash	(988,639)	(2,480,568)
Cash, beginning of the period	1,014,255	4,787,759
Cash, end of the period	$25,616	$2,307,191
Supplemental disclosures of cash flow information:
Interest paid	$204,821	$215,199
Income taxes paid	$—	$1,750
Supplemental schedule of non-cash investing and financing activities:
Offering costs incurred but unpaid	$106,693	$483,952
Property and equipment included in accounts payable	$32,389	$486,309
Cashless exercise of warrants	$—	$187
Change in derivative liability from exercised and issued warrants and convertible notes	$—	$12,384,852

See the accompanying notes to condensed financial statements

F-51

GREAT BASIN SCIENTIFIC, INC.

Notes to Condensed Financial Statements (Unaudited)

NOTE 1 DESCRIPTION OF BUSINESS

Great Basin Scientific, Inc. (the “Company”) (d.b.a., Great Basin Corporation) is a Delaware corporation headquartered in Salt Lake City, Utah. The Company was originally incorporated as Diagnostic Micro Arrays, Inc., a Nevada corporation, on June 27, 2003. The Company changed its name to Great Basin Scientific, Inc. on April 19, 2006. On August 12, 2008, the Company took steps to change its corporate domicile from Nevada to Delaware by forming Great Basin Scientific, Inc., a Delaware corporation, and on August 29, 2008, Great Basin Scientific, Inc., a Nevada corporation, was merged with and into Great Basin Scientific, Inc., a Delaware corporation, wherein the Delaware corporation was the sole surviving entity.

The Company is a molecular diagnostic testing company focused on the development and commercialization of its patented, molecular diagnostic platform designed to test for infectious disease, especially hospital-acquired infections. The Company believes that laboratories in small to medium sized hospitals, those under 400 beds, are in need of simpler and more affordable molecular diagnostic testing methods. The Company markets a system that combines both affordability and ease-of-use, when compared to other commercially available molecular testing methods, which it believes will accelerate the adoption of molecular testing in small to medium sized hospitals. The system includes an analyzer, which is provided for our customers’ use without charge in the United States, and a diagnostic cartridge, which is sold to our customers. The testing platform has the capability to identify up to 64 individual targets at one time. If the test identifies one to three targets, they are referred to as low-plex tests, or tests, and if they identify four or more targets they are referred to as multi-plex panels, or panels. The Company currently has five commercially available tests, the first for clostridium difficile, or C. diff, which received clearance from the Food and Drug Administration, or FDA, in April 2012 and launched commercially in June 2012, the second for Group B Strep, which received clearance from the FDA in April 2015 and launched commercially in June 2015, the third for Shiga Toxin producing E. coli or STEC, which received clearance from the FDA in March 2016 and launched commercially in August 2016, the fourth for Staphylococcus Identification and Resistance Panel, or Staph ID/R panel, which received FDA clearance in March 2016 and launched commercially in September 2016 and the fifth test known as our Bordatella Direct Test (Pertussis) received FDA clearance in March 2017 and launched commercially in May 2017. Our customers consist of hospitals, clinics, laboratories and other healthcare providers in the United States, the European Union and New Zealand.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These condensed unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles in the United States of America (“GAAP”) to reflect the financial position, results of operations and cash flows of the Company as of March 31, 2017. The accompanying condensed financial statements and notes are unaudited. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements for the year ended December 31, 2016 and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of March 31, 2017, its results of operations for the three months ended March 31, 2017, and cash flows for the three months ended March 31, 2017 and 2016. The results for the three months ended March 31, 2017 are not necessarily indicative of the results expected for the full fiscal year or any other interim period.

Net Income (Loss) per Common Share

Basic loss per share (“EPS”) is computed by dividing net loss (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted EPS is computed by dividing net loss by the weighted average number of common shares and potential common shares outstanding (if dilutive) during each period. Potential common shares include convertible preferred stock, convertible notes, stock options and warrants. The number of potential common shares outstanding is computed using the treasury stock method.

As the Company incurred losses for the three months ended March 31, 2016, the potentially dilutive shares are anti-dilutive and are thus not added into the loss per share calculations. As of March 31, 2016, there were 272 potentially dilutive shares.

The Company had net income for the three months ended March 31, 2017 and therefore potentially dilutive shares must be added into the diluted net income (loss) per share calculations. The Series F Preferred Stock is convertible into 4,308,824 potentially dilutive shares, however these shares are anti-dilutive and are not included in the calculation.

F-52

The components of basic and diluted net income (loss) per share for the three months ended March 31, 2017 are as follows:

Three Months
Ended
March 31, 2017
Basic:
Numerator:
Net income	$21,503,620
Denominator:
Weighted average common shares	432,350

Net income per common share - basic	$49.74

Diluted:
Numerator:
Net income	$21,503,620
2016 Note debt discount amortization	11,373,712
Change in fair value of warrants	(4,120,309)
Change in fair value of embedded conversion feature	(40,332,596)
Gain on extinguishment of 2016 Notes	(602,555)
Numerator for diluted calculation	$(12,178,128)
Denominator:
Weighted Average Common Shares	432,350
2016 Note	16,936,627
Warrants	1,341
Series E Preferred Stock	100
Denominator for Diluted Calculation	17,370,418

Net Income Per Common Share - Diluted	$(0.70)

Reverse Stock Split

On April 10, 2017, the Company effected a reverse stock split of the Company’s common stock whereby each two thousand shares of common stock were replaced with one share of common stock (with no fractional shares issued). The par value and the number of authorized shares of common stock were not adjusted. All common share and per share amounts for all periods presented in these financial statements have been adjusted retroactively to reflect this reverse stock split. The quantity of Series E and Series F Preferred Stock and all warrants and employee and other options were not included in the reverse stock split and their outstanding quantities have not been adjusted. However, the conversion and exchange ratios were adjusted for the effect of the reverse stock split. For the number of shares that each security is convertible into see NOTE 7 PREFERRED STOCK, NOTE 9 WARRANTS and NOTE 11 EMPLOYEE STOCK OPTIONS.

F-53

Change in Estimated Useful Lives of Analyzers

During the three months ended March 31, 2017, management determined that the actual life of analyzers used internally and at customer sites was longer than the estimated useful life used for depreciation purposes in the Company’s financial statements. As a result, effective January 1, 2017, the Company changed its estimate of the useful life of its analyzers to better reflect the estimated period during which these assets will remain in service. The estimated useful life of the analyzers that previously was five years was increased to seven years. The effect of this change in estimate was to reduce total depreciation expense, and increase net income for the quarter ended March 31, 2017 by $180,680, and to increase basic and diluted net income per share by $0.42 and $0.01, respectively.

Fair Value Liability Financial Instruments

The Company accounts for derivative financial instruments under the provisions of Accounting Standards Codification (“ASC”) 815 Derivatives and Hedging. ASC 815 requires the Company to record derivative instruments at their fair value. Changes in the fair value of derivatives are recognized in earnings. As a result of certain terms, conditions and features included in certain common stock warrants granted by the Company as well as the conversion features in the convertible notes, those provisions are required to be accounted for as derivatives at estimated fair value, with changes in fair value recognized in earnings (see NOTE 10 FAIR VALUE LIABILITIES).

The Company accounts for other fair value liability financial instruments under the provisions of ASC 480 Distinguishing Liabilities from Equity. ASC 480 requires the Company to record certain liabilities at their fair value. Changes in the fair value of these liabilities are recognized in earnings. As a result of certain terms, conditions and features included in the Series F Preferred Stock issued by the Company, it is required to be accounted for as a liability at estimated fair value, with changes in fair value recognized in earnings (see NOTE 7 PREFERRED STOCK).

Fair Value of Financial Instruments

The Company measures at fair value certain of its financial and non-financial assets and liabilities by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:

Level 1—Quoted market prices in active markets for identical assets or liabilities;

Level 2—Significant other observable inputs (e.g. quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable, such as interest rate and yield curves, and market-corroborated inputs); and

Level 3—Unobservable inputs in which there is little or no market data, which require the reporting unit to develop its own assumptions.

The internal models used to determine fair value for these Level 3 instruments use certain significant unobservable inputs and their use requires determination of relevant inputs and assumptions. Accordingly, changes in these unobservable inputs may have a significant impact on fair value. Such inputs include risk free interest rate, expected average life, expected dividend yield, and expected volatility. These Level 3 liabilities would decrease (increase) in value based upon an increase (decrease) in risk free interest rate and expected dividend yield. Conversely, the fair value of these Level 3 liabilities would generally increase (decrease) in value if the expected average life or expected volatility were to increase (decrease).

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption. The Company has elected to use the extended transition period provided in the JOBS Act for complying with new or revised accounting standards that have different effective dates for public and private companies. The new accounting pronouncements below indicate the public company transition dates and the Company’s plans for adoption of these standards

In November 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. Historically, there has been a diversity in practice in how changes in restricted cash are presented and classified in the statement of cash flows. The amendments in this update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company notes that this guidance applies to its reporting requirements at present, and will implement the new guidance beginning in 2018.

F-54

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The objective of this update is to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those annual periods and is to be applied utilizing a retrospective approach. Early adoption is permitted. The Company is currently evaluating the new guidance to determine the impact it may have on its financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The objective of this update is to simplify several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company has adopted this standard and the effects are reflected in its financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires recognition of leased assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. This update is effective for annual periods and interim periods with those periods beginning after December 15, 2018. The Company has approximately $3 million of operating lease obligations as of December 31, 2016 (see NOTE 4 LEASE COMMITMENTS) and upon adoption of this standard it will record a right-of-use asset and lease liability for present value of these leases. However, the statement of operations recognition of lease expenses is not expected to change from the current methodology.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory, that simplifies the subsequent measurement of inventories by replacing the current lower of cost or market test with a lower of cost or net realizable value test. The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Company has adopted this standard and the effects are reflected in its financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-03, Interest – Imputation of Interest, Simplifying the Presentation of Debt Issuance Cost. This standard provides guidance on the balance sheet presentation for debt issuance costs and debt discounts and debt premiums. To simplify the presentation of debt issuance costs, this standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. This ASU is effective for fiscal years beginning after December 15, 2015. The Company has adopted this standard, and concluded a prior period reclassification was unnecessary. The effects of adopting the standard are reflected in its financial statements and related disclosures.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled to those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. In April 2016, the FASB issued ASU No. 2016-10, Identifying Performance Obligations and Licensing, which clarified various aspects of the core principle in ASU No. 2014-09 pertaining to identifying promised goods and services. In May 2016, the FASB issued ASU No. 2016-12, Narrow-Scope Improvements and Practical Expedients, which clarified certain consideration collectability requirements described in ASU No. 2014-09. In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which addressed several narrow aspects of the guidance included in ASU No. 2014-09. All four standards were originally effective for annual periods beginning after December 15, 2016, and interim periods therein, and were to be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. In August 2015, the FASB deferred the effective date of ASU 2014-09 to fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company is currently in the process of determining the impact of adoption of the provisions of ASU 2014-09, ASU 2016-10, ASU 2016-12, and ASU 2016-20 on its financial statements.

NOTE 3 GOING CONCERN

The Company’s condensed unaudited financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. The Company has incurred substantial losses from operations and negative operating cash flows which raise substantial doubt about the Company’s ability to continue as a going concern. Although, due to the change in value of our fair value liabilities, the Company had net income for the three months ended March 31, 2017 of $21.5 million it incurred a net loss for the year ended December 31, 2016 of $89.1 million, a net loss from operations for the three months ended March 31, 2017 of $6.4 million and has an accumulated deficit of $189.5 million as of March 31, 2017. The Company has limited liquidity and has not yet established a stabilized source of revenue sufficient to cover operating costs and development needs. Accordingly, our continuation as a going concern is dependent upon our ability to generate greater revenue through increased sales and/or our ability to raise additional funds through the capital markets. Whether and when the Company can attain profitability and positive cash flows from operations or obtain additional financing is uncertain.

F-55

The Company has been able to obtain financing in order to fund its short term working capital and development needs. In 2016, the Company obtained financing by: 1) completing two follow-on offerings for an aggregate net proceeds of $10.3 million; 2) holders of the 2015 Notes voluntarily agreed to remove restrictions on the Company’s use of $13.8 million previously funded to the Company and authorized the release of those funds from the restricted cash accounts of the Company; 3) in July 2016, the Company issued the 2016 Notes and received $68.0 million in total gross proceeds, of which $5.4 million in net proceeds was immediately available to the Company and $62.0 million was placed in restricted accounts, and 4) in December 2016, holders of the 2016 Notes voluntarily agreed to remove restrictions on the Company’s use of $2.6 million previously funded to the Company and authorized the release of those funds from the restricted cash accounts of the Company. During the three months ended March 31, 2017, holders of 2016 Notes voluntarily agreed to remove restrictions on the Company’s use of an aggregate of approximately $3.5 million in cash previously funded to the Company and authorized the release of those funds from the restricted accounts. In addition, the Company and the holders of 2016 Notes entered into an agreement, pursuant to which the Company agreed to redeem $38.9 million of the 2016 Notes held by each of the holders for an aggregate redemption price of $38.9 million, which will satisfy such redemption note in full. The Company paid the redemption price for the redemption notes from cash held in the restricted accounts of the Company. As of March 31, 2017, cash in the amount of $17.0 million was still being held in restricted accounts. Subsequent to March 31, 2017, $14.5 million of the restricted cash was returned to the note holders as redemptions on the outstanding notes and $2.5 million had the restrictions voluntarily removed and those funds were authorized to be released from the restricted accounts to the Company. There are no longer any funds in the restricted cash accounts.

The Company will continue to seek funding through the issuance of additional equity securities or debt financing, or a combination of the two. Any proceeds received from these items could provide the needed funds for continued operations and development programs. The Company can provide no assurance that it will be able to obtain sufficient additional financing that it needs to alleviate doubt about its ability to continue as a going concern. If the Company is able to obtain sufficient additional financing proceeds, the Company cannot be certain that this additional financing will be available on acceptable terms. To the extent the Company raises additional funds by issuing equity securities or convertible debt, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain additional financings, the impact on the Company’s operations will be material and adverse.

NOTE 4 LEASE COMMITMENTS

Capital Leases

The Company has entered into two lease agreements for the sale-leaseback of molecular diagnostic analyzers. The first agreement was entered into in November 2013 and provided for the sale of 125 molecular diagnostic analyzers for a sales price of $2,500,000, which are being leased back for a base period of thirty-six monthly payments of $74,875. The second agreement was entered into in April 2014 for the sale of 75 molecular diagnostic analyzers for a sales price of $1,500,000, which are being leased back for a base period of twenty-four monthly payments of $64,665. At the end of each lease term, the leases shall automatically renew for twelve additional months unless certain conditions are met. As such, the Company is amortizing the capital lease over a forty-eight month period for the first agreement and a thirty-six month period for the second agreement. The leases are accounted for as a capital lease sale-leaseback transaction in accordance with ASC 840, “Leases”. Subsequent to March 31, 2017, the Company repurchased the two sets of analyzers and the leases were cancelled (see NOTE 13 SUBSEQUENT EVENTS).

In July 2016, the Company entered into a lease agreement for equipment in the amount of $80,138 with monthly payments of $1,543 over a 5 year period. The lease contains a bargain purchase option at the end of the lease and accordingly the lease is accounted for as a capital lease in accordance with ASC 840, “Leases”.

Operating Leases

The Company leases approximately 35,540 square feet of office space located in Salt Lake City, Utah for use as the executive offices and labs. Base rent payments due under the lease are expected to be approximately $3,454,611 in the aggregate over the term of the lease of 65 months that began on December 1, 2015. The Company also leases approximately 33,000 square feet of building space at another location in Salt Lake City, Utah for use primarily as manufacturing space and labs. Rent payments due under these leases total $25,926 per month. The leases expired on April 30, 2017 and the Company is currently on a month to month extension until a new lease agreement is reached. The Company also leases certain office equipment such as copiers and printers under operating lease agreements that expire at various dates.

F-56

Amounts charged to expense under operating leases were $239,428 and $165,045 for the three months ended March 31, 2017 and 2016, respectively.

NOTE 5 CONVERTIBLE NOTES PAYABLE

On July 1, 2016, the Company entered into a Securities Purchase Agreement (“July SPA”) with certain investors pursuant to which it agreed to issue $75 million in senior secured convertible notes (“2016 Notes”) and Series H Warrants (further described below). The 2016 Notes were issued for cash proceeds totaling $68.0 million with an original issue discount in the amount of $7.0 million with no stated interest rate. The 2016 Notes are senior secured obligations of the Company and will rank senior to all outstanding and future indebtedness of the Company. They are secured by a first priority perfected security interest (subject to permitted liens as defined in the 2016 Notes) in all of the current and future assets of the Company. The 2016 Notes contain standard and customary events of default and the entire principal balance is subject to the default and redemption provisions contained in the 2016 Notes, regardless of whether or not any of the proceeds have been released from the Company’s restricted accounts.

In connection with the issuance of the 2016 Notes under the July SPA, the Company issued Series H Warrants (the “Series H Warrants”), exercisable to acquire 7 shares of common stock and Subordination Warrants (the “2016 Subordination Warrants”), exercisable to acquire 2 shares of common stock (see NOTE 9 WARRANTS). The Series H and 2016 Subordination Warrants became exercisable by the holder beginning six months after July 1, 2016 and continue for a period of five years thereafter. The Series H and 2016 Subordination Warrants also have a provision that adjusts the exercise price upon certain dilutive events. As of March 31, 2017, pursuant to the terms of the warrant agreement, the Series H and 2016 Subordination Warrants have an exercise price of $1.36 per share of common stock.

Pursuant to the terms of the 2016 Notes, the Company originally agreed to make amortization payments with respect to the 2016 Notes in fifteen (15) equal installments beginning January 30, 2017. On each installment date, assuming certain equity conditions were met, the installment payment would automatically be converted into shares of Common Stock at a conversion rate defined in the agreement. In January 2017, the terms of the 2016 Notes were amended. Pursuant to the terms of the amendment, Section 8 of the 2016 Notes, which contained the provisions of the 2016 Notes dealing with installment payments, the Company’s ability to elect to convert installment payments, delivery of pre-installment conversion shares in relation to converted installment payments and the ability of noteholders to accelerate or defer installment amounts was eliminated and any reference to any defined terms appearing elsewhere in the 2016 Notes that related solely to Section 8 and that were not otherwise used in the 2016 Notes were deleted. Additionally, pursuant to the amendment, Section 3(b)(ii) of the 2016 Notes which set forth the conversion price at which optional conversions at the election of the holder of the 2016 Notes could be made was also amended.

During the three months ended March 31, 2017, approximately $3.9 million of installment payments were made through conversions into 762,672 shares of common stock. In addition, the Company and the holders of the 2016 Notes entered into an agreement, pursuant to which the Company agreed to redeem $38.9 million of the 2016 Notes held by the holders for an aggregate redemption price of $38.9 million, which satisfied such redemption note in full. The Company paid the redemption price for the redemption notes from cash held in the restricted accounts of the Company. As of March 31, 2017 the principal note balance of the 2016 Notes was approximately $32.2 million. Given the conversion feature of the 2016 Notes is bifurcated from the host instrument, conversions as well as redemptions are deemed to be extinguishments for accounting purposes and accordingly, a gain on extinguishment of debt in the amount of $602,555 was recognized during the three months ended March 31, 2017.

F-57

A summary of the conversions and redemptions accounted as extinguishments for the three months ended March 31, 2017 is as follows:

2016 Note principal converted to common stock	$3,854,077
2016 Note principal redemptions in cash	38,896,891
Total 2016 Note principal extinguished	42,750,968
Less:
Fair value of common stock issued	(4,597,119)
Debt discount related to extinguished 2016 Note	(20,831,582)
Cash paid for redemption of principal	(38,896,891)
Derivative liability extinguished	19,454,397
Accrued underwriting fees eliminated	2,722,782
Gain on extinguishment of debt	$602,555

Under the terms of the 2016 Notes, at closing the Company received an initial tranche of $6.0 million for immediate use for general corporate purposes. The remaining cash proceeds of $62.0 million was placed in restricted accounts to be released to the Company from the restricted accounts in subsequent equal tranches subject to certain equity conditions. In December 2016, the noteholders voluntarily removed restrictions on the Company’s use of an aggregate of approximately $2.6 million previously funded to the Company and authorized the release of those funds from the restricted accounts of the Company. During the three months ended March 31, 2017, the noteholders voluntarily removed restrictions on the Company’s use of an aggregate of approximately $3.5 million previously funded to the Company and authorized the release of those funds from the restricted accounts of the Company. As of March 31, 2017, after the voluntary release of restricted cash in the amount of $6.1 million and note redemptions in the amount of $38.9 million, the remaining cash in the amount of $17.0 million is still being held in restricted accounts and will be released to the Company subject to certain equity conditions and the terms of the 2016 Notes.

As of March 31, 2017 the 2016 Notes conversion price is determined by the lowest of : (x) $0.50 per share, (y) 85% of the lower of (I) the lowest weighted average price of the common stock and (II) the lowest closing bid price of the common stock, in each case, during the five (5) consecutive trading day period ending on, and including, the trading day of the conversion, and (z) 85% of the weighted average price of the common stock during the period beginning at 9:30:01 a.m. New York time and ending at 1:00:00 p.m. New York time on the trading day of the conversion. As of March 31, 2017, the 2016 Notes are convertible at the option of the holder at $1.90 per share which would convert the note into 16,936,627 shares of common stock. Subsequent to March 31, 2017, the Company restructured its outstanding debt on the 2016 Notes (see NOTE 13 SUBSEQUENT EVENTS).

The Company determined the conversion feature in the 2016 Notes represents an embedded derivative that requires bifurcation due to the ratchet provision described above related to the conversion feature. Although the embedded conversion feature is bifurcated from the 2016 Notes for measurement purposes, the embedded derivative is combined, only to the extent of the face value of the note, with the 2016 Notes for presentation purposes on the balance sheet. As of March 31, 2017, the embedded conversion feature derivative liability was determined to be $16.0 million (see NOTE 10 FAIR VALUE LIABILITIES). $11.4 million of the embedded conversion feature is combined with 2016 Notes and the remaining derivative liability in the amount of $4.6 million is included in long-term derivative liability for presentation purposes on the balance sheet. The following table summarizes the balance sheet presentation of the 2016 Notes outstanding at March 31, 2017:

Convertible notes payable, principal	$32,249,032
Debt discounts	(11,399,123)
Conversion feature derivative liability	11,399,123
Net convertible note payable	32,249,032
Less current portion	(32,249,032)
Convertible notes payable, long term	$—

NOTE 6 NOTES PAYABLE – RELATED PARTY

In July 2014, the Company entered into a note agreement for $500,000 with Spring Forth Investments, LLC a company owned by Mr. David Spafford, a director. The original maturity date for the note was July 18, 2015, which was extended by the Company to July 18, 2016 by giving notice and paying an extension fee of $10,000. The note was again extended by the Company to July 18, 2017. The note pays interest only on a monthly basis at an annual rate of 20% with the full principal of $500,000 due at maturity. The Company prepaid the last three months of interest for a total of $25,000 at the time of issuance of the note. As additional consideration for the note, the Company issued 4,000,000 Series D preferred stock units (which were separable into 4,000,000 shares of Series D preferred stock, 20,000 Class A warrants to purchase 1 share of common stock at $268.8 million per share and 20,000 Class B warrants to purchase 1 share of common stock at $268.8 million per share) at a value of $100,000 or $0.025 per unit. The 4,000,000 shares of Series D Preferred Stock were converted into 1 share of common stock. The Series D preferred stock units were accounted as a debt discount which has been fully amortized.

F-58

NOTE 7 PREFERRED STOCK

The Company has 5,000,000 shares of preferred stock authorized at a par value of $0.001 per share as of March 31, 2017. The Company has designated two classes of preferred stock, the Series E Preferred Stock and the Series F Preferred Stock. As of March 31, 2017 there are 74,380 shares of Series E Preferred Stock (recorded in equity) and 5,860 shares of Series F Preferred Stock (recorded as a liability) issued and outstanding. The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series with authority to fix the designation and relative powers, including voting powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each class or series.

Series E Preferred Stock

The Company issued the Series E Preferred Stock in February 2015 as part of a follow-on public offering. The Series E Convertible Preferred Stock has no voting rights. An amendment to the terms of the Series E Preferred Stock only requires the vote of the holders of Series E Preferred Stock. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series E Preferred Stock ranks equal to the common stock of the Company. No sinking fund has been established for the retirement or redemption of the preferred stock. As such, the Series E Preferred Stock is not subject to any restriction on the repurchase or redemption of shares by the Company due to an arrearage in the payment of dividends or sinking fund installments. The Series E Preferred Stock also has no liquidation rights or preemption rights, and there are no special classifications of our board of directors related to the Series E Preferred Stock.

As of March 31, 2017 there are 74,380 shares of Series E Preferred Stock (recorded as equity) issued and outstanding that are convertible into 100 shares of common stock.

Series F Preferred Stock

The Company issued the Series F Preferred Stock in November 2016 in exchange for the extinguishment of a convertible note. The Series F Preferred Stock has a stated value of $1,000 and a par value of $0.001 per share. The Series F Preferred Stock ranks senior to the common stock and shall be entitled to dividends, on an as converted basis, with the holders of our common stock, but will not accrue additional dividends unless certain events, as defined in the Series F Preferred Stock, have occurred and are continuing, in which case dividends will accrue at a default rate of 10% per annum. The holders of the Series F Preferred Stock have the right to vote with holders of shares of our common stock, voting together as one class on all matters, with each preferred share entitling the holder thereof to cast that number of votes per share on an as converted basis.

The Series F Preferred Stock was initially convertible at the election of the holder into shares of our common stock at a conversion price equal to $12,000 per share. From and after July 3, 2017, the Series F Preferred Stock shall be convertible at a conversion price equal to 85% of the arithmetic average, in each case, of the lower of (i) the three lowest daily weighted average prices of the our common stock during the twenty (20) consecutive trading day period ending on the trading day immediately preceding the date of determination and (iii) the weighted average price of the our common stock on the trading day immediately preceding the date of determination. On November 3, 2018, so long as certain events do not exist, any remaining Series F Preferred Stock then outstanding shall be converted into shares of our common stock at a conversion price of $12,000 per share. In each case, the exercise price is subject to certain adjustments upon the occurrence of certain dilutive events, including the issuance of certain options or convertible securities, and upon the occurrence of certain corporate events, including stock splits and dividends. At any time after the issue of the Series F Preferred Stock, so long as there has been no failure of the equity conditions during the applicable measurement periods, the Company shall have the right to redeem all, but not less than all, of the conversion amount then remaining under the Preferred Shares at a price equal to the greater of (x) 125% of the conversion amount being redeemed and (y) the product of (A) the conversion amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing price of the shares of our common stock during the period beginning on the date immediately preceding the Company’s notice of redemption and ending on the Company redemption date, by (II) the lowest conversion price in effect during such period.

The Company evaluated the Series F Preferred Stock to determine the proper accounting under ASC 480 – Distinguishing Liabilities from Equity (“ASC 480”). The Company has concluded that the Series F Preferred Stock is within the scope of ASC 480 as it predominantly represents an unconditional obligation to issue a variable number of common shares for a fixed monetary amount. Accordingly, it is are accounted for as a liability in the financial statements and measured at fair value at each reporting period with any change in fair value to be recorded in earnings. There were no conversions of Series F Preferred Stock during the three months ended March 31, 2017. As of March 31, 2017, there are 5,860 shares of Series F Preferred Stock outstanding convertible into 4,308,824 shares of common stock at a conversion price of $1.36 per share. The Company is accounting for the Series F Preferred Stock as a liability on the financial statements and has determined the period end fair value to be $11,191,652 (see NOTE 10 FAIR VALUE LIABILITIES). Subsequent to March 31, 2017, the Company restructured and effected the conversion of a portion of the Series F Preferred Stock (see NOTE 13 SUBSEQUENT EVENTS).

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NOTE 8 COMMON STOCK

The Company had 1,500,000,000 shares of common stock authorized at a par value of $0.0001 per share as of March 31, 2017. As of March 31, 2017 there were 763,612 shares of common stock issued and outstanding.

During the three months ended, March 31, 2017, certain holders of the 2016 Notes submitted notices to convert the payments on the 2016 Notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Conversions”).  In connection with the Conversions, the Company issued 762,672 shares of common stock upon the conversion of $3,854,077 in principal amount of the 2016 Notes at a weighted average conversion price of $5.05 per share (see NOTE 5 CONVERTIBLE NOTES PAYABLE).

NOTE 9 WARRANTS

As of March 31, 2017, the Company had 67,640,513 warrants outstanding to purchase 1,392 shares of common stock. The following table outlines the warrants outstanding as of March 31, 2017:

Warrants	Outstanding	Total Shares of Common Stock Underlying the Warrant	Aggregate Exercise Price for One Common Share	Expiration
Class A	1,532,598	48	$1.36	April 2021 - July 2021
Class B	1,310,956	29	$1.36	April 2021 - July 2021
Series B	1,074,082	34	$660.5 million	March 2021 - July 2021
Series D	2,361,468	1,193	$1.36	June 2021
2015 Subordination	71,131	37	$1.36	June 2021
Series G	3,075,000	30	$1.36	June 2021
Series H	56,250,000	7	$1.36	December 2021
2016 Subordination	1,687,500	2	$1.36	December 2021
Common	277,778	12	$1.36 - $277.2 billion	October 2019 - July 2021
Total Warrants	67,640,513	1,392

During the three months ended March 31, 2017 there were 94,553 warrants exercisable into 7 shares of common stock that expired without being exercised. There was no other activity on any other warrants during the period.

The following table summarizes the common stock warrant activity during the three months ended March 31, 2017:

	Common Stock Warrants	Weighted Average Exercise Price Per Share Millions $	Weighted Average Remainder Contractual Term in Years
As of March 31, 2017:
Warrants outstanding as of January 1, 2017	67,735,066	3,449.2	4.9
Granted	-	-	-
Exercised	-	-	-
Extinguished	-	-	-
Expired	(94,553)	1,269,694.3	-
Warrants outstanding as of March 31, 2017	67,640,513	816.2	4.7

F-60

NOTE 10 FAIR VALUE LIABILITIES

The liability for our instruments classified as fair value liabilities are recorded at fair value at inception and subsequently re-measured to fair value as long as such instruments are classified as fair value liabilities. Changes in the fair value of these liabilities are included as a component of Other income (expense) and has no effect on the Company’s cash flows. The valuation methodology used varies by instrument and includes a modified Black-Scholes option valuation model utilizing the fair value of underlying common stock and a binomial model with Monte Carlo simulation. The Company has determined the fair value measurements to be a level 3 measurement (see NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES).

Convertible Notes Conversion Feature – 2016 Notes

The 2016 Notes contain provisions that protect holders from future issuances of the Company’s common stock at prices below such convertible notes’ conversion price. These provisions could result in modification of the conversion price due to a future equity offering and as such the conversion feature cannot be considered indexed to the Company’s own stock. The 2016 Notes also provide that the Company will repay the principal amount at an initial conversion rate subject to certain adjustments. These features represent an embedded derivative that requires bifurcation and are recorded at fair value at each reporting period with the change in fair value being recorded in earnings for the period.

As discussed in NOTE 5 CONVERTIBLE NOTES PAYABLE, a portion of the 2016 Notes was converted and redeemed during the three months ended March 31, 2017, which resulted in an extinguishment of the derivative liability (included in gain on extinguishment of debt) of approximately $19.5 million. In order to appropriately calculate the extinguishment, the derivative liability was marked to fair value at each extinguishment date during the period resulting in a change in fair value in the amount of $20.8 million. The fair value of the derivative was calculated at the various extinguishment dates using a modified binomial model to reflect different scenarios where reset may be triggered using the following range of assumptions:

Trading price of common stock on measurement date	$1.60 – 2,352.20
Conversion price (1)	$0.20 – 2,336.20
Risk free interest rate (2)	0.80% - 0.89%
Conversion notes lives in years	1.17 – 1.33
Expected volatility (3)	240.9%
Expected dividend yield (4)	-

(1)	The conversion price was calculated based on the formula in the 2016 Notes as of the respective measurement dates.

(2)	The risk-free interest rate was determined by management using the 1-year Treasury Bill as of the respective measurement date.

(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

The Company determined the fair value of the remaining conversion feature to be $16.0 million at March 31, 2017 using a modified binomial model to reflect different scenarios where reset may be triggered using the following assumptions:

Trading price of common stock on measurement date	$2.80
Conversion price (1)	$1.90
Risk free interest rate (2)	1.03%
Conversion notes lives in years	1.08
Expected volatility (3)	240.9%
Expected dividend yield (4)	-

(1)	The conversion price was calculated based on the formula in the 2016 Notes as of the respective measurement date

(2)	The risk-free interest rate was determined by management using the 1-year Treasury Bill as of the respective measurement date.

(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

Series D Warrants and 2015 Subordination Warrants

The Company has outstanding Series D Warrants to acquire 1,193 shares of common stock. In addition, the Company issued 2015 Subordination Warrants to acquire 37 shares of common stock. The Series D Warrants and 2015 Subordination Warrants contain provisions that will adjust the exercise price upon certain equity issuances. The Company has determined that the provisions contained in the Series D Warrants and the 2015 Subordination Warrants could result in modification of the exercise price due to a future equity offering resulting in a variable number of additional common shares that could be issued. This prohibits the Company from being able to conclude that the warrants are indexed to the Company’s own stock. Accordingly, the warrants represent a derivative liability that requires recording at fair value at each reporting period with the change in fair value being recorded in earnings for the period.

F-61

The Company determined the fair value of the Series D Warrants and 2015 Subordination Warrants to be $1,524 at March 31, 2017 using a binomial model with a Monte Carlo simulation to reflect different scenarios where reset may be triggered using the following assumptions:

Trading price of common stock on measurement date	$2.80
Exercise price (1)	$1.20
Risk free interest rate (2)	1.93%
Warrant lives in years	4.25
Expected volatility (3)	240.9%
Expected dividend yield (4)	-

(1)	The exercise price of the Series D and Subordination Warrants was calculated based on the terms in the warrant agreement.

(2)	The risk-free interest rate was determined by management using the 5-year Treasury Bill as of the respective measurement date.

(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

Series F Preferred Stock

As of March 31, 2017, the Company had 5,860 shares of Series F Preferred Stock outstanding convertible into 4,308,824 shares of common stock at a conversion price of $1.36 per share. The Company has concluded that the Series F Preferred Stock are within the scope of ASC 480 as they predominantly represent an unconditional obligation to issue a variable number of common shares for a fixed monetary amount. Accordingly, they will be accounted for as liabilities in the financial statements and measured initially and subsequently at fair value with any change in fair value to be recorded in earnings. The Company determined the fair value of the Series F Preferred Stock to be $11.2 million as of March 31, 2017.

The Company used the following assumptions for the fair value calculations of the Series F Preferred Stock using the modified binomial model to reflect different scenarios where reset may be triggered:

Trading price of common stock on measurement date	$2.80
Exercise price (1)	$1.36
Risk free interest rate (2)	1.15%
Time to maturity in years	1.60
Expected volatility (3)	240.9%
Expected dividend yield (4)	-

(1)	The exercise price of the Series F Preferred Stock was calculated based on the terms in the agreement.

(2)	The risk-free interest rate was determined by management using the average of the 1 and 2 year Treasury Bill as of the respective measurement date.

(3)	The volatility factor was estimated by using the historical volatilities of the Company’s trading history.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

F-62

The Company classifies assets and liabilities measured at fair value in their entirety based on the lowest level of input that is significant to their fair value measurement. No financial assets were measured on a recurring basis at March 31, 2017. The following tables set forth the financial liabilities measured at fair value on a recurring basis by level within their fair value hierarchy at March 31, 2017:

	Fair Value Measurement at March 31, 2017
	Level 1	Level 2	Level 3	Total
Fair value liability
Series F preferred stock	$—	$—	$11,191,652	$11,191,652
Common stock warrants	$—	$—	$1,527	$1,527
Conversion feature of 2016 Notes	$—	$—	$16,039,768	$16,039,768
Total fair value liabilities	$—	$—	$27,232,947	$27,232,947

The following summarizes the total change in the value of the fair value Level 3 liabilities during the three months ended March 31, 2017:

	Common Stock Warrants	Conversion Feature of Notes	Series F Preferred Stock	Total
As of March 31, 2017:
Balance at January 1, 2017	$4,121,836	$75,826,761	$5,655,007	$85,603,604
Issuance of warrants, convertible note, and preferred stock	—	—	—	—
Exercise and extinguishment of warrants, convertible notes and preferred stock	—	(19,454,397)	—	(19,454,397)
Change in fair value of warrants, conversion feature and preferred stock	(4,120,309)	(40,332,596)	5,536,645	(38,916,260)
Balance at March 31, 2017	$1,527	$16,039,768	$11,191,652	$27,232,947

The following table reconciles the Level 3 fair value liabilities to the derivative liability on the balance sheet at March 31, 2017:

	Common Stock Warrants	Conversion Feature of Notes	Total Derivative Liability
As of March 31, 2017
Fair value Level 3 liabilities	$1,527	$16,039,768	$16,041,295
Portion of derivative liability combined with convertible note	—	(11,399,123)	(11,399,123)
Derivative liability on balance sheet at March 31, 2017	$1,527	$4,640,645	$4,642,172

NOTE 11 EMPLOYEE STOCK OPTIONS

The Company has two stock based employee compensation plans pursuant to which stock option grants are outstanding. Under the Great Basin Scientific, Inc. 2014 Omnibus Plan and the 2014 Stock Option Plan certain employees and non-employee directors have been granted options to purchase common stock. The Company has 738,534 employee stock options exercisable into 70 shares of common stock outstanding as of March 31, 2017. All options vest in installments over a three to four year period and expire ten years from the date of grant. As of March 31, 2017, there are no additional shares of common stock available for issuance under either plan.

F-63

The following table summarizes the Company’s total option activity for the three months ended March 31, 2017:

	Options	Total Shares of Common Stock Underlying the Options	Weighted Average Exercise Price for One Common Share (billions)	Weighted Average Remaining Contractual Term in Years	Intrinsic Value $
As of March 31, 2017:
Options outstanding as of January 1, 2017	738,534	70	$290.1	7.0	—
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited/expired	—	—	—	—	—
Options outstanding as of March 31, 2017	738,534	70	$290.1	6.7	—

Outstanding and exercisable stock options as of March 31, 2017 are as follows:

	Options Outstanding			Options Exercisable
	Number of Options Outstanding	Remaining Life (Years)	Exercise Price per Share of Stock ($ billions)	Number of Options Exercisable	Exercise Price per Share of Stock ($ billions)	Intrinsic Value
March 31, 2017	738,534	6.7	$290.1	508,977	$304.5	$—

The estimated fair value of the Company’s stock options, less expected forfeitures, is amortized over the options vesting period on the straight-line basis. The Company recognized $24,927 in equity-based compensation expenses during the three months ended March 31, 2017. There was $148,722 of total unrecognized compensation cost with a remaining vesting period of 1.46 years and $0 in intrinsic value of outstanding and vested stock options as of March 31, 2017.

NOTE 12 LEGAL PROCEEDINGS

On April 5, 2016 and May 31, 2016, Great Basin Scientific, Inc., received notices from the Utah Labor Commission, Occupational Safety and Health Division (ULC) and/or the Occupational Safety and Health Administration (OSHA) that former employee Christina Steele filed a claim alleging retaliation in violation of the Utah Occupational Safety and Health Act as well as the Corporate and Criminal Fraud Accountability Act of 2002, the Sarbanes-Oxley Act and the Occupational Safety and Health Act, among other claims relating to her employment.  Ms. Steele alleges that the Company retaliated against her by terminating her employment after she allegedly acted as a whistleblower by allegedly raising concerns with management.  Ms. Steele seeks lost wages, future wages, consequential losses, emotional distress damages, interest, fees and costs.  The OSHA charge remains under investigation.

On June 15, 2016, Ms. Steele also filed a complaint against the Company in the United States District Court for the District of Utah alleging retaliation in violation of the False Claims Act based on similar alleged facts. Ms. Steele seeks back pay, special damages, consequential damages, compensatory damages, interest, fees and costs. On August 15, 2016, Great Basin Scientific, Inc. filed a motion to dismiss Ms. Steele’s claims. On November 21, 2016, the United States District Court for the District of Utah granted the Company's motion to dismiss and dismissed Ms. Steele's claims with prejudice. Judgement was entered in favor of Great Basin Scientific, Inc. on November 28, 2016. Ms. Steele has appealed the court’s order to the United States Court of Appeals for the 10th Circuit. The court has not yet set a briefing schedule but it is unlikely that the 10th Circuit will issue a decision in this case until at least the fall of 2017.

The Company asserts that the claims are without merit and that the employee resigned and was not terminated.

We are not currently a party to any other material pending legal proceeding or regulatory or government investigations. We may become involved in litigation from time to time relating to claims arising in the ordinary course of our business. We do not believe that the ultimate resolution of the investigation by the ULC or OSHA, the claim filed in the United States District Court or other claims in the ordinary course of business would have a material effect on our business, results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on our business, results of operations, financial condition and cash flows.

F-64

NOTE 13 SUBSEQUENT EVENTS

On April 7, 2017 the Company entered into exchange agreements (the “2017 Exchange Agreements”), each by and between the Company and a holder of the 2016 Notes, and/or a holder of Series F Convertible Preferred Stock, $0.001 par value (the “Existing Preferred Stock”), and/or a holder of Series D and Series H Warrants to purchase, in the aggregate, approximately 1,200 shares of common stock (the “Existing Warrants”), pursuant to which the Company agreed to a restructuring of the 2016 Notes, Existing Preferred Stock and Existing Warrants. Each holder of the 2016 Notes (collectively, the “Noteholders”), to the extent such 2016 Note had outstanding restricted principal (reflecting a corresponding amount of restricted cash held in a control account of the Company), such Noteholder removed all restrictions on the Company’s use of its pro rata amount of $800,000 of such restricted cash, which $800,000 became available for use by the Company to continue to fund its ongoing operations. The Noteholders agreed to convert $800,000 in aggregate principal of the 2016 Notes into shares of the Company’s common stock at a conversion price of $2.00 per share of the common stock. Pursuant to the terms of the agreement, 343,900 shares of common stock were issued at a conversion rate of $2.00 per share. Each holder of Existing Preferred Stock (collectively, the “Preferred Holders”) agreed that on April 13, 2017 such Preferred Holder’s pro rata amount of 2,000 shares of Existing Preferred Stock would be converted into shares of common stock at a conversion price equal to the greater of (x) $1.00 (the “Floor Price”) and (y) 85% of the lowest of the closing bid price of the common stock on each trading day during the period commencing, and including, the trading day immediately preceding the effective date of the reverse stock split on April 10, 2017 through, and including, the second trading day immediately following the effective date of the reverse stock split on April 10, 2017. Pursuant to the terms of the agreement, 482,825 shares of common stock were issued at a conversion rate of $1.06 per share. Each Noteholder of the 2016 Notes with outstanding restricted principal agreed to exchange such aggregate restricted principal amount of the 2016 Notes into approximately $16.2 million in aggregate principal amount of new 2017 Series B Senior Secured Convertible Notes (the “Series B Notes”).  All amounts due under the Series B Notes are convertible at any time, in whole or in part, at the option of the holders into shares of the common stock at a fixed conversion price equal to the greater of (A) the Floor Price and (B) the lower of the closing bid price of the common stock on the trading day immediately preceding the effective date and on the effective date of the Reverse Stock Split.  This conversion price is subject to adjustment for stock splits, combinations or similar events.

On April 10, 2017 the Company effected a reverse stock split of the Company’s common stock whereby each two thousand shares of common stock were replaced with one share of common stock (with no fractional shares issued). The par value and the number of authorized shares of the common stock were not adjusted. All common share and per share amounts for all periods presented in these financial statements have been adjusted retroactively to reflect this reverse stock split.

On April 13, 2017, the Company repurchased two sets of analyzers from Onset Financial, Inc. for an aggregate purchase price of $1.0 million in cash plus payment of current invoices in the amount of $0.2 million. In October 2013, the Company entered into a sale-leaseback transaction with Onset Financial, Inc. (“Onset”) pursuant to a Master Lease Agreement and Schedule 001 thereto (collectively, the “Lease Agreement”). The Lease Agreement provided for the sale of 125 molecular diagnostic analyzers by the Company to Onset for a price of $2,500,000, and a lease-back of the analyzers from Onset to the Company for monthly payments of $74,875. On March 14, 2014, the Company entered into Lease Schedule 002 pursuant to which it sold to Onset 75 molecular diagnostic analyzers for a price of $1,500,000, and leased-back the analyzers from Onset for monthly payments of $64,665. Pursuant to the terms of the Lease Agreement, upon repurchase, the ownership of the analyzers was transferred back to the Company and all letters of credit and security interests pursuant to the Master Lease Agreement were cancelled. The Company obtained the funds to make the payments to Onset by entering into a $1.2 million promissory note agreement with Utah Autism Foundation (the “Foundation”). David Spafford, one of our directors, and his wife, Susan Spafford, have been designated by the Foundation as “Founding Trustees” under its bylaws and have authority to control certain activities of the Foundation. The promissory note provides for 24 monthly payments of $45,000 per month with interest of 10% per annum with a balloon payment of $300,402 at the end of the 24-month period in April 2019. The Company granted a security interest in the analyzers to the Foundation until the loan is fully paid. The loan from the Foundation replaces $1.2 million in obligations to Onset that would have been payable in monthly payments of $139,540 through September 2017 and $74,875 from October 2017 through April 2018.

On April 17, 2017, the Company amended the 2017 Exchange Agreements, each by and between the Company and a holder of the 2016 Notes, the Series B Notes, the Existing Preferred Stock and/or Existing Warrants. The Company exchanged $15,346,613 in aggregate principal amount of 2016 Notes and 4,974 shares of its Existing Preferred Stock, with an aggregate stated value of $4,974,000 for an equal aggregate principal amount of new 2017 Series A Senior Secured Convertible Notes (the “New Series A Notes”). The New Series A Notes have a fixed conversion price of $3.00 and are not convertible until October 17, 2017, the six month anniversary of the exchange date. They have no conversion price resets, conversion price economic adjustments, adjustment exchange or mandatory conversion provisions. The maturity date of the New Series A Notes is April 17, 2020.

The Company also exchanged $6.2 million in aggregate principal amount of Series B Notes for an equal aggregate principal amount of new 2017 Series B Senior Secured Convertible Notes (the “New Series B Notes”). $10 million in aggregate principal amount of the Series B Notes was cancelled in exchange for the return of $10 million of restricted cash to the holder thereof.  The New Series B Notes, in the original aggregate principal amount of $6.2 million have a fixed conversion price of $3.00 and are not convertible at the option of the holder thereof until October 17, 2017, the six month anniversary of the exchange date. The New Series B Notes have no conversion price resets or conversion price economic adjustments and they mature on April 17, 2020. The New Series B Notes may be converted into shares of our common stock at any time at the Company’s sole option, subject to the satisfaction of customary equity conditions, at a conversion price equal to the greater of (x) the Floor Price, defined as $1.00, and (y) the lower of the conversion price then in effect and 85% of the weighted average price of our common stock on the notice date (or such other date as we may agree with the applicable holder) (each, a “Mandatory Conversion”, and such price, the “Mandatory Conversion Price”).  Upon any Mandatory Conversion of Series B Notes, the applicable holder is required to unrestrict such aggregate amount of restricted cash equal to the aggregate principal of the Series B Notes converted, 100% of which may be used by the Company for general working capital and operating expenses. Pursuant to the terms of the New Series B Notes, The Company exercised its Mandatory Conversion right to convert $334,860 of principal amount into 246,600 shares of common stock at a conversion price between $1.08 and $1.44 per share. In conjunction with the conversions, $334,860 was released from the restricted cash accounts which became available for use by the Company to fund its ongoing operations.

F-65

On April 17, 2017 as part of the amended 2017 Exchange Agreements, all of the Existing Warrants were cancelled for no additional consideration.

On April 18 and April 21, 2017, cash in the amount of $3.0 million and $1.5 million, respectively, was released from the restricted cash accounts and returned to the New Series B Note holders thereof.  Pursuant to the terms of the New Series B Notes, the holder’s principal amount of the New Series B Notes was reduced on a dollar for dollar basis for each dollar of restricted cash released to the holder.  Accordingly, the principal amount of the remaining New Series B Notes was reduced to $1.4 million.

On May 12, 2017, holders of the New Series B Notes released all restrictions on the remaining $1.4 million in cash collateral securing the Series B Notes, which became available to the Company to fund its operations and for general corporate purposes. In connection with the release, the Company temporarily reduced the conversion price of the New Series B Notes to $1.10 per share until July 14, 2017, after which the conversion price of the New Series B Notes will return to $3.00 per share. The Company also permanently waived any right to effect any mandatory conversion of the Series B Notes. On May 15 and May 16, 2017, pursuant to the temporary reduced conversion price of the New Series B Notes, the Company issued 40,000 shares of common stock upon conversion of $44,000 of New Series B Note principal at a conversion price of $1.10 per share.

On May 12, 2017, pursuant to the terms of the 2017 Exchange Agreements, the Company issued 101,647 shares of common stock for the conversion of 102 shares of Existing Preferred Stock at a conversion rate of $1.06 per share.

F-66

Great Basin Scientific, Inc.

Up to 4,000,000 Units that can be comprised of either Class A Units or Class B Units

Roth Capital Partners

           , 2017

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the placement agent’s fees, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

	Amount to be Paid
SEC registration fee	$2,793.03
FINRA filing fee	$2,500.00	*
Transfer agent and registrar fees	$10,000.00	*
Accounting fees and expenses	$50,000.00	*
Legal fees and expenses	$175,000.00	*
Printing fees	$100,000.00	*
Miscellaneous	$9,706.97
Total	$350,000.00	*

*	Estimated.

Item 14. Indemnification of Directors and Officers

We are organized under the laws of the State of Delaware. Our amended and restated Certificate of Incorporation will limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law, referred to herein as the DGCL. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) as required by Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. Liability under federal securities laws, however, is not and cannot be limited by our certificate of incorporation. The DGCL permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, by reason of the of the fact that the person is or was a director, officer, employee or agent of the corporation, against judgments, fines, settlements and expenses (including attorneys’ fees) incurred in connection with the proceeding if certain statutory standards are met. “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Reference is made to the detailed terms of the Delaware indemnification statute (Section 145 of the DGCL) for a complete statement of this indemnification right. Our amended and restated bylaws will also require us to provide indemnification to the fullest extent provided by the DGCL. Insofar as indemnification for liabilities arising under the Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we are aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

We shall not indemnify a director or officer for any claim, issue or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the us for any amounts paid in settlement to us, unless and only to the extent that the court in which the proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Indemnification may not be made to or on behalf of a director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. No director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

II-1

We may purchase and maintain insurance or make other financial arrangements on behalf of any person for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities since May 30, 2011. All share numbers and prices set forth below have been adjusted to reflect a reverse stock split effective as of September 5, 2014 whereby each two hundred shares of common stock were replaced with one share of stock (with no fractional shares issued), the reverse stock split effective as of December 11, 2015 whereby each sixty shares of common stock were replaced with one share of stock (with no fractional shares issued) and the reverse stock split effective as of March 30, 2016 whereby each thirty-five shares of common stock were replaced with one share of stock (with no fractional shares issued) the reverse stock split effective as of September 16, 2016, whereby each eighty shares of common stock were replaced with one share of stock (with no fractional shares issued) and the reverse stock split effective December 28, 2016, whereby each 300 shares of common stock were replaced with one share of stock (with no fractional shares issued). In addition, we have adjusted the number of shares of preferred stock to reflect the number of shares of common stock into which such preferred stock would convert.

(1)	From May 2011 to April 2016 we granted stock options to purchase an aggregate of 97 shares of common stock at exercise prices ranging from $100.8 million to $352.8 million per share to a total of 86 employees, consultants and directors under our 2006 Stock Option Plan, our 2014 Stock Option Plan, and our Omnibus Plan. Of these options, no shares have been exercised for cash consideration and options to purchase 25 shares of common stock have been cancelled without being exercised.

(2)	During 2011 and 2012, we issued aggregate principal amount of $2.4 million of Senior Secured 8% Convertible Promissory Notes, or the Series A Senior Secured Notes. All outstanding Senior Secured Notes were converted into 14 shares of our Series A Preferred Stock in December 2012, which conversion amount included principal and interest.

(3)	During 2012, we issued aggregate principal amount of $5.9 million of Senior Secured 8% Convertible Promissory Notes, or the Series B Senior Secured Notes. All outstanding Series B Senior Secured Notes were converted into 6 shares of our Series B Preferred Stock in December of 2012.

(4)	During 2012, we issued an aggregate of 1 share of our Series B Preferred Stock for an aggregate price of $0.2 million at a price per share of $0.2 million.

(5)	During 2012, we issued an aggregate of 2 shares of our Series B Preferred Stock for an aggregate price of $3.3 million at a price per share of $1.7 million, subject to a subscription receivable that was collected in 2013.

(6)	Between May 2013 and September 2013, we issued aggregate principal amount of $2.4 million of Senior Secured 8% Convertible Promissory Notes, or the Series C Senior Secured Notes. All outstanding Series C Senior Secured Notes were converted into 5 shares of our Series C Preferred Stock in November 2013.

(7)	In 2013, we issued an aggregate principal amount of $2 million of Senior Secured 8% Convertible Promissory Notes, or the Series C-1 Senior Secured Notes. All outstanding Series C-1 Senior Secured Notes were converted into 1 share of our Series C-1 Preferred Stock in November 2013.

(8)	In 2013, we issued an aggregate of 2 shares of our Series C Preferred Stock for an aggregate price of $1.2 million at a price per share of $0.6 million.

(9)	In 2014, we issued an aggregate of 2 shares of our Series C Preferred stock for an aggregate price of $0.4 million at a price per share of $0.2 million per share;

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(10)	From April 18, 2014 to July 31, 2014, we issued 1,510,458 units to accredited investors at a price per unit of $5.00 for a net proceeds of $6,728,566, with each unit consisting (i) one share of Series D Preferred Stock, par value $0.001, (ii) one Class A Warrant to purchase shares of common stock at a ratio of 50.4 million to 1 and (iii) one Class B Warrant to purchase shares of common stock at a ratio of 50.4 million to 1.

(11)	On March 3, 2014, we issued a convertible promissory note with an 8% interest rate and warrants to purchase 1 share of common stock to William Hammond. The consideration paid by Mr. Hammond for the note and warrants was $100,000. The maturity date for the promissory note was March 3, 2015, or upon or a qualified equity financing of at least $5 million. This note was automatically converted on July 30, 2014 into 1 Series D Preferred Unit.

(12)	On March 10, 2014, we issued a convertible promissory note with an 8% interest rate and warrants to purchase 1 share of common stock to DRS, LLC, an entity controlled by David Spafford. The consideration paid by DRS, LLC for the note and warrants was $100,000. The maturity date for the promissory note was March 10, 2015, or upon or a qualified equity financing of at least $5 million. This note was automatically converted on July 30, 2014 into 1 Series D Preferred Unit.

(13)	On February 26, 2014, we issued a convertible promissory note with an 8% interest rate and warrants to purchase 1 share of common stock to Ryan Ashton. The consideration paid by Mr. Ashton for the note and warrants was $200,000. The maturity date for the promissory note was February 26, 2015, or upon or a qualified equity financing of at least $5 million. This note was automatically converted on July 30, 2014 into 2 Series D Preferred Units.

(14)	On July 18, 2014, we issued a promissory note with 20% interest and 20,000 Series D Units to David Spafford. The consideration paid by Mr. Spafford for the note and Units was $500,000. The maturity date on the note is July 18, 2015, which can be extended to July 18, 2016 at our option if we pay $10,000 to Mr. Spafford as compensation for the extension.

(15)	In July of 2014, we completed a Series D Preferred stock offering raising gross proceeds of $7.7 million, with net proceeds of $6.7 million. Hitachi Chemical LTD, a Japanese public company focused on advanced chemicals including applications in life sciences and diagnostics purchased $3.5 million of the $7.7 million Series D Preferred stock offering.

(16)	In October and November 2014, the Company issued 15 shares of common stock upon the exercise of 158,000 of Class B warrants for total net proceeds of $31,600 or $2,107.00 per share.

(17)	Between January 1, 2015 and December 31, 2015, the Company issued 1 share of common stock pursuant to the cash exercise of 1,074,082 Series A Warrants at an exercise price of $110.9 million per share for total net proceeds of $2,252,020, the Company issued 1 share of common stock pursuant to the cash exercise of 384,000 Series C Warrants at an exercise price of $128.5 million per share for total net proceeds of $979,200.

(18)	Between January 1, 2015 and March 31, 2016, the Company issued 1 share of common stock pursuant to the cashless exercise of both 508,641 Class A Warrants with an exercise price of $110.9 million per share and 334,889 Class B Warrants with an exercise price of $2,107.00 per share, the Company issued 91 shares of common stock pursuant to the cashless exercise of 21,428,162 Class C Warrants and the Company issued 1 share of common stock pursuant to the conversion of 2,800,660 Series E Convertible preferred stock at a conversion ratio of 50.4 million to 4. We did not receive any compensation for these conversions and cashless exercises The cashless exercises of the Class A and Class B warrants were conducted pursuant to the terms of their respect warrant agreement and were exempt pursuant to Section 3(a) (9) of the Securities Act. The conversion of Series E Convertible Preferred Stock and the cashless exercise of Series C Warrants was conducted pursuant to the terms thereof as described in the prospectus dated February 25, 2015 and our registration statement on Form S-1 (333-201596) under the heading “Description of Capital Stock — Description of Securities We Are Offering” and were exempt pursuant to Section 3(a)(9) of the Securities Act.

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(19)	On December 30, 2015 we issued $22.1 million in senior secured convertible notes convertible into our shares of common stock at a price of $1.6 million per share, 3,503,116 Series D warrants each exercisable beginning six months after the date of issuance and continuing for a period of five years thereafter at an initial exercise price of $1.6 million per share.

(20)	On December 30, 2015, we issued common stock purchase warrants exercisable to acquire 1 share of common stock at an exercise price of $1.6 million per share to two entities controlled by our chairman of the board, Mr. Spafford. The warrants have the same terms and conditions of the Series D warrants issued in the note financing closed on the same date.

(21)	On April 7, 2016, the Company issued 28 shares of common stock in exchange for its outstanding Series E Warrants. The exchange of the Series E Warrants was made in reliance upon the exemption from the registration requirements of the Securities Act, pursuant to Section 3(a)(9) thereof based on the representations of the holders of the Series E Warrants. No commission or other remuneration will be paid or given directly or indirectly for soliciting the exchange. Other than the surrendered Series E Warrants, the Company did not receive any compensation for the issuance of the shares of common stock.

(22)	From July 1, July 5 and July 6, 2016, certain holders of the 2015 Notes submitted notices to accelerate previously deferred amortization payments under the 2015 Notes and convert the accelerated payments on the 2015 Notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended. In connection with the conversions, the Company issued 115 shares of common stock upon the conversion of $3,700,755 principal amount of 2015 Notes at a conversion price of $32,160.

(23)	On July 8 through July 14, certain holders of the 2015 Notes submitted notices to accelerate previously deferred amortization payments under the 2015 Notes and convert the accelerated payments on the 2015 Notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended. In connection with the conversions, the Company issued 103 shares of common stock upon the conversion of $3,312,215 principal amount of 2015 Notes at a conversion price of $32,160.

(24)	On July 13 and July 27, 2016, certain holders of the 2015 Notes submitted notices to accelerate previously deferred amortization payments under the 2015 Notes and convert the accelerated payments on the 2015 Notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended. In connection with these conversions, the Company issued 4 shares of common stock upon the conversion of $106,171 principal amount of 2015 Notes at a conversion price of $32,160.

(25)	On July 29, 2016 in accordance with the terms of the 2015 Notes the Company issued additional shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended, to adjust the previously converted amortization and accelerated amounts for the actual conversion price calculated as of the amortization date of July 29, 2016. Pursuant to these adjustment terms the Company issued an additional 110 shares of common stock at a conversion price of $11,280 per share and adjusted the principal and amortization payment amount converted to $3,694,814.

(26)	On August 2 through August 4, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 477 shares of common stock upon the conversion of $4,469,043 principal amount of 2015 Notes at a conversion price of $9,360.

(27)	On August 5 through August 9, certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 607 shares of common stock upon the conversion of $5,681,027 principal amount of 2015 Notes at a conversion price of $9,360.

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(27)	On August 10 through August 12, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 84 shares of common stock upon the conversion of $780,800 principal amount of 2015 Notes at a conversion price of $9,360.

(28)	On August 16 and August 17, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 126 shares of common stock upon the conversion of $1,171,468 principal amount of 2015 Notes at a conversion price of $9,360.

(29)	On August 23 through August 26, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 75 shares of common stock upon the conversion of $702,720 principal amount of 2015 Notes at a conversion price of $9,360.

(30)	On August 29 through August 30, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of August 31, 2016. In connection with the pre-installments, the Company issued 34 shares of common stock upon the conversion of $312,320 principal amount of 2015 Notes at a conversion price of $9,360.

(31)	On August 31 through September 2, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of September 30, 2016. In connection with the pre-installments, the Company issued 461 shares of common stock and applied 868 of previously issued shares upon the conversion of $6,372,551 principal amount of 2015 Notes at a conversion price of $4,800.

(32)	On September 6 and September 7, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of September 30, 2016. In connection with the pre-installments, the Company issued 188 shares of common stock upon the conversion of $900,000 principal amount of 2015 Notes at a conversion price of $4,800.

(33)	On September 12 through September 16, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of September 30, 2016. In connection with the pre-installments, the Company issued 17 shares of common stock and applied 1 of previously issued shares upon the conversion of $6,308,946 principal amount of 2015 Notes at a conversion price between $384,000 and $313,440.

(34)	On September 26 through September 28, 2016 the Company issued additional shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended, to adjust previously converted amortization and accelerated amounts of the 2015 Notes in the amount of $975,000 for the temporary Conversion Price Reduction. Pursuant to this adjustment the Company issued an additional 1,157 shares of common stock to make the effective pre-installment conversion price $750.00 per share.

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(35)	On September 30, 2016, in accordance with the terms of the 2015 Notes certain holders of the Notes elected to defer $12,025,300 of principal that had previously been converted in connection with the amortization date of September 30, 2016. Pursuant to Section 3(a)(9) of the United States Securities Act of 1933, as amended, an additional 340 shares of common stock were issued and 317 shares of common stock that had previously been issued in connection with the August 31, 2016 amortization date was applied to the conversion true-up adjustment to make the installment period conversion price $561.00 per share. 146 shares of common stock that had previously been issued in connection with the August 31, 2016 amortization date remain as a credit against future issuances.

(36)	On September 30, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of October 31, 2016. In connection with the pre-installments, the Company issued 1,037 shares of common stock upon the conversion of $580,886 principal amount of 2015 Notes at a conversion price of $561.00 per share.

(37)	On October 3 through October 7, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of October 31, 2016. In connection with the pre-installments, the Company issued 11,803 shares of common stock upon the conversion of $6,990,659 principal amount of 2015 Notes at a conversion price of $594.00 per share.

(38)	On October 3 through October 7, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. In connection with the voluntary reduction, the Company issued 36,509 shares of common stock upon the conversion of $2,671,158 principal amount of 2015 Notes at a conversion price between $429.00 and $48.00 per share.

(39)	On October 10 through October 14, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amount converted for the amortization date of October 31, 2016. In connection with the pre-installments, the Company issued 64 shares of common stock upon the conversion of $37,600 principal amount of 2015 Notes at a conversion price of $594.00 per share.

(40)	On October 10 through October 14, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. In connection with the voluntary reduction, the Company issued 59,217 shares of common stock upon the conversion of $1,075,142 principal amount of 2015 Notes at a conversion price between $21.00 and $12.00 per share.

(41)	On October 10 through October 14, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. These issuances removed the deferral option from previous conversions of the note principal. In connection with the voluntary reduction and the removal of the deferral option, the Company issued 34,155 shares of common stock upon to make permanent the previously converted amount of $562,500 principal amount of 2015 Notes at a conversion price between $21.00 and $12.00 per share.

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(42)	On October 17 through October 21, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. In connection with the voluntary reduction, the Company issued 49,556 shares of common stock and applied 43,535 of previously issued shares upon the conversion of $370,899 principal amount of 2015 Notes at a conversion price between $9.00 an $6.00 per share. All of the previously issued shares have now been applied.

(43)	On October 17 through October 21, 2016 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. These issuances removed the deferral option from previous conversions of the note principal. In connection with the voluntary reduction and the removal of the deferral option, the Company issued 39,310 shares of common stock to make permanent the previously converted amount of $297,500 principal amount of 2015 Notes at a conversion price between $9.00 and $6.00 per share.

(44)	On October 24 through October 28 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. In connection with the voluntary reduction, the Company issued 49,486 shares of common stock upon the conversion of $368,325 principal amount of 2015 Notes at a conversion price of $6.00 per share.

(45)	On October 24 through October 28 certain holders of the 2015 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the voluntary reduction under the terms of the exchange agreement dated October 2, 2016 using the alternate conversion price. These issuances removed the deferral option from previous conversions of the note principal. In connection with the voluntary reduction and the removal of the deferral option, the Company issued 28,448 shares of common stock upon to make permanent the previously converted amount of $215,000 principal amount of 2015 Notes at a conversion price of $6.00 per share.

(46)	On November 3, 2016, pursuant to the terms of an Amended Exchange Agreement, the Company issued 8,436 shares of a new class of Series F Convertible Preferred Stock, par value $0.001 per share, pursuant to the exchange of $8.4 million in aggregate principal amount of Notes. The Series F Convertible Preferred Stock were issued pursuant to Section 4(a)(2) of the United States Securities Act of 1933, as amended (the “Securities Act”), to institutional accredited investors that satisfy one or more of the criteria set forth in Rule 501(a)(1), (2), (3) or (7) based on the representations of the Buyers made in the Amended Exchange Agreement. The Series F Preferred Stock is convertible into shares of common stock of the Company pursuant to its terms and conditions of the Series F Preferred Stock.

(47)	On November 3, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 178,334 shares of common stock upon the conversion of 1,070 shares of Preferred Stock at a conversion price of $6.00 per share.

(48)	On November 8, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 4,100,000 shares of common stock upon the conversion of 82 shares of Preferred Stock at a conversion price of $6.00 per share.

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(49)	On November 15, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 42,667 shares of common stock upon the conversion of 256 shares of Preferred Stock at a conversion price of $6.00 per share.

(50)	On November 22, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 46,667 shares of common stock upon the conversion of 280 shares of Preferred Stock at a conversion price of $6.00 per share.

(51)	On November 28 and 29, 2016, certain holders of the Series F Convertible Preferred Stock (“Preferred Stock’) were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the mandatory conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the mandatory conversions, the Company issued 68,000 shares of common stock upon the conversion of 408 shares of Preferred Stock at a conversion price of $6.00 per share.

(52)	On December 28 and 29, 2016, certain holders of the Series F Convertible Preferred Stock were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the conversion of the Preferred Stock under the terms of the Certificate of Designations for the Preferred Stock. In connection with the conversions, the Company issued 80,000 shares of common stock upon the conversion of 480 shares of Preferred Stock at a conversion price of $6.00 per share (adjusted for the recent reverse stock split effective December 28, 2016).

(53)	On December 31, 2016 the Company adjusted the Series D Warrants pursuant to the terms of the Series D Warrants such that they are exercisable into 2,361,468 shares of common stock representing 16.6% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company. In addition, the Company adjusted the 2015 Subordination Warrants pursuant to the terms of the 2015 Subordination Warrants such that they are exercisable into 71,129 shares of common stock representing 0.5% of the sum of the number of shares of common stock actually outstanding on December 31, 2016, plus the number of shares of common stock deemed to be outstanding pursuant to all outstanding options or convertible securities of the Company.

(54)	On January 3, 5, 9 and 12, 2017 certain holders of the 2016 Notes submitted notices to accelerate previously deferred preinstallment amortization payments for the amortization date of January 30, 2017 under the 2016 Notes and convert the accelerated payments on the 2016 notes into shares of the Company’s common stock pursuant to Section 3(a)(9) of the Securities Act. In connection with the conversions, the Company issued 781,627 shares of common stock upon the conversion of $1,980,327 principal amount of 2016 Notes at a conversion price of $2.53.

(55)	On January 17 through January 19, 2017, certain holders of the 2016 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the Securities Act in connection with the pre-installment amounts converted for the installment date of January 30, 2017. In connection with the pre-installments, the Company issued 6,997,161 shares of common stock. The principal amount outstanding of the 2016 Notes was immediately reduced by $307,875 ($0.044 per pre-installment conversion share)

(56)	On January 20, certain holders of the 2016 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the Securities Act in connection with conversions at the election of the holder pursuant to the terms of the 2016 Notes. In connection with the conversions, the Company issued 152,184,956 shares of common stock. These pre-installment shares immediately reduced the principal amount outstanding of the 2016 Notes by $284,586 or $0.00187 per share.

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(57)	On January 24 and January 25, 2017, certain holders of the 2016 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the Securities Act in connection with conversions at the election of the holder pursuant to the terms of the 2016 Notes. In connection with the conversions, the Company issued 240,136,753 shares of common stock. These pre-installment shares immediately reduced the principal amount outstanding of the 2016 Notes by $1,503,109 at a conversion price between $0.00468 and $0.00666 per share.

(58)	On January 26 and January 27, 2017 certain holders of the 2016 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the Securities Act in connection with conversions at the election of the holder pursuant to the terms of the 2016 Notes. In connection with the conversions, the Company issued 64,550,000 shares of common stock. These pre-installment shares immediately reduced the principal amount outstanding of the 2016 Notes by $204,480 at a conversion price between $0.00288 and $0.00360 per share.

(59)	On January 30 through February 3, 2017, certain holders of the 2016 Notes were issued shares of the Company’s common stock, pursuant to Section 3(a)(9) of the Securities Act in connection with conversions at the election of such holders pursuant to the terms of the 2016 Notes. In connection with the conversions, the Company issued 412,858,724 shares of common stock (the “Conversion Shares”). As per the terms of the 2016 Notes, the Conversion Shares immediately reduced the principal amount outstanding of the 2016 Notes by $830,827 based upon a conversion price between $0.00180 and $0.00261 per share. The issuance of the Conversion Shares pursuant to the conversion of the 2016 Notes described herein is exempt from registration under the Securities Act pursuant to the provisions of Section 3(a)(9) thereof as securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

(60)

On April 7, 2017, the Company entered into exchange agreements (the “2017 Exchange Agreements”), each by and between the Company and holders of senior secured convertible notes dated July 1, 2016 (the “2016 Notes”), and/or holders of Series F Convertible Preferred Stock, $0.001 par value (the “Existing Preferred Stock”), and/or holders of Series D and Series H Warrants to purchase, in the aggregate, approximately 1,200 shares of common stock (the “Existing Warrants”).

Pursuant to the 2017 Exchange Agreements, the Company agreed to a three-stage restructuring of the 2016 Notes, Existing Preferred Stock and Existing Warrants. On April 17, 2017, the Company further amended the 2017 Exchange Agreements pursuant to which the Company exchanged (i) $20,320,613 in aggregate principal amount of 2016 Notes for an equal aggregate principal amount of new 2017 Series A Senior Secured Convertible Notes and (ii) 4,974 shares of its Existing Preferred Stock, with an aggregate stated value of $4,974,000, for a new 2017 Series A Senior Secured Convertible Note (the “New Series A Notes”) with an aggregate principal amount equal to the stated value of the Existing Preferred Stock exchanged. The New Series A Notes have a fixed conversion price of $3.00, are not convertible until October 17, 2017 and mature on April 17, 2020. The New Series A Notes have no conversion price resets, conversion price economic adjustments, adjustment exchange or mandatory conversion provisions.

On April 17, 2017, the Company amended the 2017 Exchange Agreements to exchange an additional $15,346,613 in aggregate principal amount of 2016 Notes and 4,974 shares of its Existing Preferred Stock, with an aggregate stated value of $4,974,000, for an equal aggregate principal amount of new 2017 Series A Senior Secured Convertible Notes (the “New Series A Notes”).

The Company also exchanged $6.2 million in aggregate principal amount of Series B Notes for an equal aggregate principal amount of new 2017 Series B Senior Secured Convertible Notes (the “New Series B Notes”). $10 million in aggregate principal amount of the Series B Notes was cancelled in exchange for the return of $10 million of restricted cash to the holder thereof.  The New Series B Notes, in the original aggregate principal amount of $6.2 million, have a fixed conversion price of $3.00, which has been temporarily reduced to $1.10, as described below, and are not convertible at the option of the holder until October 17, 2017, the six month anniversary of the exchange date. The New Series B Notes have no conversion price resets or conversion price economic adjustments and they mature on April 17, 2020. The New Series B Notes may be converted into shares of our common stock at any time at the Company’s sole option, subject to the satisfaction of customary equity conditions, at a conversion price equal to the greater of (x) the Floor Price, defined as $1.00, and (y) the lower of the conversion price then in effect and 85% of the weighted average price of our common stock on the notice date (or such other date as we may agree with the applicable holder) (each, a “Mandatory Conversion”, and such price, the “Mandatory Conversion Price”). The Company relied on Section 3(a)(9) of the Securities Act of 1933, as amended, to effect these transactions.

II-9

(61)

As noted above, the Company entered into an exchange agreement whereby each holder of Series F Convertible Preferred Stock would convert their pro rata amount of 2,000 shares of Series F Preferred Stock into shares of the Company’s common stock at a conversion price per the terms of the agreement. On May 12, 2017 pursuant to the terms of the agreement, the Company issued 101,647 shares of common stock for the conversion of 102 shares of Series F Convertible Preferred Stock at a conversion rate of $1.06 per share. The Company relied on Section 3(a)(9) of the Securities Act of 1933, as amended to effect these transactions.

On May 15 and May 16, 2017, certain holders of 2017 Series B Senior Secured Convertible Notes dated April 17, 2017 (the “Series B Notes”), were issued shares of the Company common stock, par value $0.0001 per share pursuant to Section 3(a)(9) of the U.S. Securities Act of 1933, as amended, in connection with conversions at the election of the holder. The conversions were pursuant to a letter dated May 12, 2017 from the Company to the holders of the 2017 Series B Notes that reduced the conversion price of the 2017 Series B Notes form $3.00 per share to $1.10 per share until July 14, 2017. In connection with the conversions, the Company issued 40,000 shares of common stock (the “Conversion Shares”). The Company relied on Section 3(a)(9) of the Securities Act of 1933, as amended, to effect these transactions.

The offers, sales and issuances of the securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act under Rule 701 or 4(a)(2) promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701.

The offers, sales, and issuances of the securities described in paragraphs (2) through (17), (19) and (20) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules

(4) Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

II-10

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-11

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-12

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, State of Utah, on May 22, 2017.

GREAT BASIN SCIENTIFIC, INC.

By:	/s/ Ryan Ashton
Ryan Ashton
President, Chief Executive Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Ryan Ashton	President, Chief Executive Officer and Director (Principal	May 22, 2017
Ryan Ashton	Executive Officer)

/s/ Jeffrey A. Rona	Chief Financial Officer	May 22, 2017
Jeffrey A. Rona	(Principal Financial and Accounting Officer)

*	Director and Executive Chairman	May 22, 2017
David Spafford

*	Director	May 22, 2017
Kirk Calhoun

*	Director	May 22, 2017
Sam Chawla

*By:	/S/ Jeffrey A. Rona
Jeffrey A. Rona Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

3.1	Seventh Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc., as amended. (30)

3.2	Amended and Restated Bylaws of Great Basin Scientific, Inc. (2)

4.1	Specimen certificate evidencing shares of common stock (2)

4.2	Amended and Restated Voting Agreement dated as of July 30, 2014 (1)

4.3	Third Amended and Restated Investor Rights Agreement dated as of April 21, 2014 (1)

4.4	Form of Second Amended and Restated Series C Warrant (8)

4.5	Form of Warrant to Purchase common stock (4)

4.6	Form of Warrant to Purchase common stock or Preferred Stock (4)

4.7	Form of Warrant to Purchase common stock (4)

4.8	Form of Series A Warrant (3)

4.9	Form of Series B Warrant (3)

4.10	Amended and Restated Form of Series C Warrant (amended and restated as of June 23, 2015) (7)

4.11	Form of Unit Purchase Option issued in connection with the Registrant’s follow-on offering (5)

4.12	Form of Representative’s Warrant issued in connection with the Registrant’s initial public offering (3)

4.13	Form of Senior Secured Convertible Note, filed as Exhibit A to the Securities Purchase Agreement (9)

4.14	Form of Series D Warrant, filed as Exhibit B to the Securities Purchase Agreement (9)

4.15	Form of Series E Warrant (16)

4.16	Form of Prefunded Series F Warrant (12)

4.17	Form of Class A Warrant to Purchase common stock issued to investors pursuant to the Series D Purchase Agreement (1)

4.18	Form of Class B Warrant to Purchase common stock issued to investors pursuant to Series D Purchase Agreement (1)

4.19	Form of Series G Warrant (22)

Exhibit No.	Description

4.20	Form of Senior Secured Convertible Note, filed as Exhibit A to the Securities Purchase Agreement dated June 29, 2016 (23)

4.21	Form of Series H Warrant, filed as Exhibit B to the Securities Purchase Agreement dated June 29, 2016 (23)

4.22	Form of 2017 Series A-1A Senior Secured Convertible Note (30)

4.23	Form of 2017 Series A-2A Senior Secured Convertible Note (30)

4.24	Form of 2017 Series A-1B Senior Secured Convertible Note (30)

4.25	Form of 2017 Series A-2B Senior Secured Convertible Note (30)

4.26	Form of 2017 Series B Senior Secured Convertible Note (30)

4.27	Form of 2017 Series A Senior Secured Convertible Note (31)

4.28	Form of 2017 Series B Senior Secured Convertible Note (31)

4.29**	Form of Series J Warrant

4.30**	Form of Pre-funded Series K Warrant

5.1**	Legal Opinion of Mitchell Silberberg & Knupp LLP

10.1	Master Lease Agreement by and between Onset Financial, Inc. and Great Basin, dated as of October 16, 2013 (“Onset Lease Agreement”) (1)

10.2	Schedule 001 for Onset Lease Agreement dated October 16, 2013, as amended by that certain amendment dated December 10, 2013 and associated (i) Acceptance and Delivery Certificate, (ii) Bill of Sale and (iii) Sale and Leaseback Agreement (1)

10.3	Schedule 002 for Onset Lease Agreement dated March 14, 2014, as amended by that certain amendment dated March 18, 2014 and associated (i) Acceptance and Delivery Certificate, (ii) Bill of Sale and (iii) Sale and Leaseback Agreement (1)

10.4	Financial Advisory Agency Agreement by and between Great Basin and Rona Capital, LLC, dated as of April 15, 2014 (Series D Compensation) (1)

10.5	Financial Advisory Agency Agreement by and between Great Basin and Rona Capital, LLC, dated as of April 15, 2014 (IPO Compensation) (1)

10.6#	Great Basin 2006 Stock Option Plan and forms used in connection therewith (1)

10.7#	Great Basin 2014 Stock Option Plan and forms used in connection therewith (1)

10.8#	Great Basin Scientific, Inc. 2014 Omnibus Incentive Plan, as amended (6)

10.9#	Form of Stock Option Agreement (2)

10.10#	Letter of Appointment Regarding Appointment of David Spafford as Executive Chairman (3)

10.11	Amended and Restated Series D Preferred Stock and Warrant Purchase Agreement dated July 30, 2014 (the “Series D Purchase Agreement”) (1)

10.12@	License and Supply Agreement by and between Biohelix Corporation and Great Basin, effective as of January 9, 2009, as amended by (i) that First Amendment dated June 25, 2010, and (ii) that Second Amendment dated January 18, 2011 (1)

10.13@	License Agreement by and between Integrated DNA Technologies, Inc. and Great Basin, effective as of August 5, 2010, as amended by (i) that First Amendment dated February 21, 2012, (ii) that Second Amendment dated October 17, 2012, (iii) that Third Amendment dated February 21, 2013 and (iv) that Fourth Amendment dated March 19, 2014 (1)

10.14	Reimbursement Agreement dated as of October 30, 2013 by and between Great Basin and Utah Autism Foundation (1)

10.15	Reimbursement Agreement dated as of March 21, 2014 by and between Great Basin and Utah Autism Foundation (1)

10.16	Reimbursement Agreement dated as of October 30, 2013 by and between Great Basin and Spring Forth Investments, LLC (1)

10.17	Security Agreement dated as of October 30, 2013 by and between Great Basin and Utah Autism Foundation (1)

10.18	Security Agreement dated as of March 21, 2014 by and between Great Basin and Utah Autism Foundation (1)

10.19	Security Agreement dated as of October 30, 2013 by and between Great Basin and Spring Forth Investments, LLC (1)

Exhibit No.	Description

10.20#	Employment Agreement with Ryan Ashton (2)

10.21#	Employment Agreement with Jeffrey A. Rona (2)

10.22#	Employment Agreement with Robert Jenison (2)

10.23	Lease Agreement between JTM, Inc. and Great Basin, dated April 26, 2010, as amended by that certain amendment dated July 1, 2012 (South Side Lease) (1)

10.24	Lease Agreement between JTM, Inc. and Great Basin, dated September 6, 2012 (North Side Lease) (1)

10.25	Loan and Issuance Agreement by and between Great Basin and Spring Forth Investments, LLC, dated July 18, 2014 (1)

10.26	Promissory Note dated July 18, 2014 in favor of Spring Forth Investments, LLC (1)

10.27	Loan Agreement between Great Basin and Spring Forth Investments, LLC, dated February 12, 2015 (5)

10.28	Form of Second Amendment Agreement dated December 7, 2015 (8)

10.29	Securities Purchase Agreement dated December 28, 2015 (9)

10.30	Registration Rights Agreement, filed as Exhibit C to the Securities Purchase Agreement (9)

10.31	Pledge and Security Agreement, filed as Exhibit D to the Securities Purchase Agreement (9)

10.32	Amendment Agreement to Securities Purchase Agreement between the Company and certain holders of its Notes and Series D warrants, dated February 8, 2016 (10)

10.33	Settlement Agreement between the Company and Dawson James dated February 8, 2016 (11)

10.34	Consulting Agreement between the Company and Dawson James dated February 8, 2016 (11)

10.35	Form of Amendment Agreement to the Registration Rights Agreement between the Company and certain holders of its convertible notes and Series D warrants, dated February 13, 2016 (13)

10.36	Placement Agent Agreement by and between the Company and Roth Capital Partners, LLC for February 2016 Unit offering, dated February 19, 2016 (16)

10.37	Office Lease between Bay Pacific East South Temple, LLC and the Registrant executed August 25, 2015 (14)

10.38	First Amendment to Lease between Bay Pacific East South Temple, LLC and the Registrant (14)

10.39	Form of Amendment Agreement for Series C Warrants (15)

10.40	Form of Subscription Agreement for February 2016 Unit Offering (16)

10.41	Form of Second Amendment Agreement to the Registration Rights Agreement between the Company and certain holders of its convertible notes and Series D warrants, dated February 29, 2016 (17)

10.42	Second Amendment to Lease between Bay Pacific East South Temple, LLC and Great Basin Scientific, Inc. (18)

10.43	Form of Series E Warrant Exchange Agreement (19)

10.44	Form of Third Amendment Agreement to Registration Rights Agreement (20)

10.45	Form of Waiver Agreement with subscribers to December 2015 offering, dated May 23, 2016 (21)

10.46	Placement Agent Agreement by and between the Company and Roth Capital Partners, LLC for June 2016 Unit offering, dated May 26, 2016 (22)

Exhibit No.	Description

10.47	Form of Subscription Agreement for June 2016 Unit offering (22)

10.48	Securities Purchase Agreement dated June 29, 2016 (23)

10.49	Form of Pledge and Security Agreement, filed as Exhibit C to the Securities Purchase Agreement (23)

10.50	Form of Waiver Agreement with subscribers to December 2015 offering, dated June 28, 2016 (23)

10.51	Form of Waiver Agreement with subscribers to June 2016 Unit offering, dated June 28, 2016 (23)

10.52	Amendment to Spring Forth Promissory Note, dated July 18, 2016 (25)

10.53	Form of Waiver Agreement with subscribers to December 2015 offering, dated August 17, 2016 (26)

10.54	Form of Waiver Agreement with subscribers to July 2016 offering, dated August 17, 2016 (26)

10.55	Form of Leak-Out Agreement (27)

10.56	Form of Exchange Agreement with subscribers to December 2015 offering, dated October 2, 2016 (28)

10.57	Form of Amended Leak-Out Agreement (29)

10.58	Form of Amended and Restated Exchange Agreement with subscribers to December 2015 offering, dated November 2, 106 (30)

10.59	Form of Fourth Amendment to Registration Rights Agreement (30)

10.60	Form of Waiver Agreement with subscribers to July 2016 offering, dated December 2, 2016 (31)

10.61	Form of 2017 Exchange Agreement (30)

10.62	Form of 2017 Amendment and Exchange Agreements (31)

10.63	Conditional Bill of Sale between Onset Financial, Inc. and the Company (32)

10.64	Waiver by the Required Holders (as defined in the Senior Secured Convertible Notes) (32)

10.65**	Form of Placement Agent Agreement for this offering

10.66**	Form of Subscription Agreement for this offering

16.1	Mantyla McReynolds, LLC Letter of Concurrence (24)

23.1*	Consent of BDO USA, LLP, independent registered public accounting firm

23.2*	Consent of Mantyla McReynolds, LLC, independent registered public accounting firm

24.1***	Power of Attorney (contained on signature page)

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Linkbase Document

Exhibit No.	Description

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
**	To be filed by amendment
***	Previously filed
@	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a grant of confidential treatment from the SEC
#	Management contract or compensatory plan or arrangement
(1)	Filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on August 20, 2014, and incorporated herein by reference
(2)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on September 8, 2014, and incorporated herein by reference
(3)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on September 23, 2014, and incorporated herein by reference
(4)	Filed as an exhibit to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-197954) filed with the SEC on September 24, 2014, and incorporated herein by reference
(5)	Filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-201596) filed with the SEC on February 24, 2015, and incorporated herein by reference
(6)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-3662) filed with the SEC on June 2, 2015, and incorporated herein by reference
(7)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-3662) filed with the SEC on June 23, 2015, and incorporated herein by reference
(8)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on December 7, 2015 and incorporated herein by reference
(9)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on December 28, 2015 and incorporated herein by reference
(10)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 8, 2016 and incorporated herein by reference
(11)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 8, 2016 and incorporated by reference
(12)	Filed as an exhibit to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-207761) filed with the SEC on February 11, 2016 and incorporated by reference
(13)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 16, 2016 and incorporated herein by reference
(14)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on August 28, 2015 and incorporated herein by reference
(15)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on September 21, 2015 and incorporated herein by reference
(16)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 19, 2016 and incorporated herein by reference
(17)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on February 29, 2016 and incorporated herein by reference
(18)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on March 16, 2016 and incorporated herein by reference
(19)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on April 4, 2016 and incorporated herein by reference
(20)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on May 12, 2016 and incorporated herein by reference
(21)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on May 24, 2016 and incorporated herein by reference

(22)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on May 26, 2016 and incorporated herein by reference
(23)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on June 29, 2016 and incorporated herein by reference
(24)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on July 19, 2016 and incorporated herein by reference
(25)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on August 4, 2016 and incorporated herein by reference
(26)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on August 17, 2016 and incorporated herein by reference
(27)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on September 20, 2016 and incorporated herein by reference
(28)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on October 3, 2016 and incorporated herein by reference
(29)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on October 17, 2016 and incorporated herein by reference
(30)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on April 10, 2017 and incorporated herein by reference
(31)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on April 17, 2017 and incorporated herein by reference
(32)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-36662) filed with the SEC on April 19, 2017 and incorporated herein by reference